As filed with the Securities and Exchange Commission on December 5, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1311 (Primary Standard Industrial Classification Code Number)	41-0518430 (I.R.S. Employer Identification Number)
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(303) 861-8140
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
James B. Lebeck
Executive Vice President Corporate Development and General Counsel
SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(303) 861-8140
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With copies to:
Jeffrey A. Chapman Jonathan Whalen Robyn Zolman Gibson, Dunn & Crutcher LLP 1900 Lawrence Street, Suite 3000 Denver, Colorado 80202 (303) 298-5700	Adrian Milton Senior Vice President, General Counsel and Assistant Corporate Secretary Civitas Resources, Inc. 555 17th Street, Suite 3700 Denver, Colorado 80202 (303) 293-9100	Julian J. Seiguer, P.C. Douglas E. Bacon, P.C. Kim Hicks, P.C. Patrick V. Salvo Ieuan A. List Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the mergers described in the enclosed document.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. SM Energy may not issue the securities offered by this joint proxy statement/prospectus until the registration statement containing this joint proxy statement/prospectus has been declared effective by the Securities and Exchange Commission. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful.
SUBJECT TO COMPLETION, DATED DECEMBER 5, 2025

JOINT PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of SM Energy Company (“SM Energy”) and Civitas Resources, Inc. (“Civitas”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the business combination of SM Energy and Civitas. We are requesting that you take certain actions as an SM Energy or Civitas stockholder.
On November 2, 2025, SM Energy and Civitas entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) with a direct wholly owned subsidiary of SM Energy (“Merger Sub”), pursuant to which SM Energy will acquire Civitas through a series of mergers. Pursuant to the merger agreement, (i) Merger Sub will merge with and into Civitas, with Civitas surviving as a wholly owned subsidiary of SM Energy (the “first merger”), and (ii) as soon as practicable following the first merger, Civitas, as the surviving corporation in the first merger, will merge with and into SM Energy, with SM Energy continuing as the surviving corporation (the “second merger” and, together with the first merger, the “mergers”). The first merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “first effective time”), and the second merger will become effective upon the filing of a second certificate of merger with the Secretary of State of the State of Delaware or at a later time as the parties may agree in writing and as specified in the second certificate of merger.
If the mergers are completed, subject to certain exceptions, each share of common stock, par value $0.01 per share, of Civitas (“Civitas common stock”) issued and outstanding immediately prior to the first effective time (other than certain shares to be cancelled) will be converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of SM Energy (“SM Energy common stock”). The exchange ratio is fixed and will not be adjusted for changes in the market price of either SM Energy common stock or Civitas common stock between the signing of the merger agreement and the first effective time. Each share of Civitas common stock held in treasury by Civitas will be automatically cancelled and will cease to exist, and no consideration will be issued for such shares. Upon consummation of the mergers and the other transactions contemplated by the merger agreement, Civitas and Merger Sub will cease to exist.
Following the closing of the mergers, it is anticipated that persons who were stockholders of SM Energy and Civitas immediately prior to the mergers will own approximately 48% and 52% of the combined company, respectively.
SM Energy and Civitas will each hold special meetings of their respective stockholders in connection with the mergers (as may be adjourned or postponed from time to time, respectively, the “SM Energy special meeting” and “Civitas special meeting”).
The SM Energy special meeting will be held in a virtual meeting format only. SM Energy stockholders will not be able to attend the special meeting physically in person. At the SM Energy special meeting, SM Energy stockholders will be asked to consider and vote on proposals to (1) approve the issuance of SM Energy common stock to Civitas stockholders in the first merger (the “SM Energy stock issuance proposal”) and (2) approve an amendment of SM Energy’s restated certificate of incorporation to increase the number of authorized shares of SM Energy common stock from 200 million to 400 million, in the form attached to the accompanying joint proxy statement/prospectus as Annex D (the “SM Energy charter amendment proposal” and, together with the SM Energy stock issuance proposal, the “SM Energy merger proposals”). The SM Energy board unanimously recommends that SM Energy stockholders vote “FOR” each of the proposals to be considered at the SM Energy special meeting.
The Civitas special meeting will be held in a virtual meeting format only. Civitas stockholders will not be able to attend the special meeting physically in person. At the Civitas special meeting, Civitas stockholders will be asked to consider and vote on proposals to (1) adopt the merger agreement (the “Civitas merger proposal”) and (2) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers in connection with the mergers. The Civitas board unanimously recommends that Civitas stockholders vote “FOR” each of the proposals to be considered at the Civitas special meeting.

In connection with the execution of the merger agreement, Kimmeridge Chelsea, LLC (“Kimmeridge”) entered into a Voting Agreement (the “Kimmeridge voting agreement”) with Civitas. The Kimmeridge voting agreement, a copy of which is included as Annex E to the accompanying joint proxy statement/prospectus, obligates Kimmeridge to vote in favor of the adoption of the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers, subject to the terms and conditions set forth in the Kimmeridge voting agreement. The Kimmeridge voting agreement will terminate upon the earliest to occur of (a) the first effective time, (b) the date on which the merger agreement is terminated in accordance with its terms, (c) the mutual written consent of the parties thereto, (d) the date on which a change of recommendation by the Civitas board of directors occurs and (e) the date of any modification, waiver or amendment to the merger agreement effected without Kimmeridge’s consent that (i) decreases the amount or changes the form of consideration payable to all of the Civitas stockholders pursuant to the terms of the merger agreement or (ii) otherwise materially adversely affects the interests of Kimmeridge or the Civitas stockholders.
SM Energy common stock is traded on the New York Stock Exchange under the symbol “SM,” and Civitas common stock is traded on the New York Stock Exchange under the symbol “CIVI.” The market prices of both SM Energy common stock and Civitas common stock will fluctuate before the mergers, and you should obtain current stock price quotations for the SM Energy common stock and Civitas common stock.
Your vote is very important.   We cannot complete the mergers unless the SM Energy stockholders vote to approve the SM Energy merger proposals and the Civitas stockholders vote to approve the Civitas merger proposal.
This document is a prospectus relating to the SM Energy common stock to be issued to Civitas stockholders in the first merger and a joint proxy statement for SM Energy and Civitas to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the mergers, the merger agreement and related transactions, followed by a more detailed discussion.
Please carefully read this entire document, including “Risk Factors” beginning on page 33, for a discussion of the risks relating to SM Energy, Civitas and the mergers.
Sincerely,
Herbert S. Vogel Chief Executive Officer SM Energy Company	Wouter van Kempen Interim Chief Executive Officer Civitas Resources, Inc.
Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of the accompanying joint proxy statement/prospectus is [           ], 2025, and it is first being mailed or otherwise delivered to SM Energy stockholders and Civitas stockholders on or about [           ], 2025.

SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [           ], 2026
To the Stockholders of SM Energy Company:
We are pleased to invite you to participate in the special meeting of stockholders of SM Energy Company, a Delaware corporation (“SM Energy”), which will be held virtually at [           ], on [           ], 2026, at [           ], Mountain Time, for the following purposes (the “SM Energy special meeting”):
1.
to vote on a proposal to approve the issuance of shares of SM Energy’s common stock, par value $0.01 per share (“SM Energy common stock”), to stockholders of Civitas Resources, Inc. (“Civitas”) in the first merger contemplated by the Agreement and Plan of Merger, dated as of November 2, 2025, by and among SM Energy, Civitas, and Cars Merger Sub, Inc., a wholly owned subsidiary of SM Energy (“Merger Sub”) (as that agreement may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus (the “SM Energy stock issuance proposal”); and

2.
to vote on a proposal to approve an amendment of SM Energy’s restated certificate of incorporation (the “SM Energy charter amendment”) to increase the number of authorized shares of SM Energy common stock from 200 million to 400 million, in the form attached to the accompanying joint proxy statement/prospectus as Annex D (the “SM Energy charter amendment proposal” and, together with the SM Energy stock issuance proposal, the “SM Energy merger proposals”).

SM Energy will transact no other business at the special meeting except such business as may properly be brought before the SM Energy special meeting by or at the direction of the SM Energy board of directors (the “SM Energy board”). References to the SM Energy special meeting in the joint proxy statement/prospectus are to such special meeting, as may be adjourned or postponed from time to time. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the SM Energy special meeting.
The SM Energy special meeting will be held in a virtual meeting format only. SM Energy stockholders will not be able to attend the special meeting physically in person.
The SM Energy board has fixed the close of business on [           ], 2025 as the record date for the SM Energy special meeting. Only SM Energy stockholders of record at that time are entitled to receive notice of, and to vote at, the SM Energy special meeting. A list of the SM Energy stockholders of record who are entitled to vote at the SM Energy special meeting will be available for inspection at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, during ordinary business hours, for a period of no less than ten days before the SM Energy special meeting.
Closing of the mergers is conditioned on approval of the SM Energy merger proposals, in each case, in accordance with the rules and regulations of the New York Stock Exchange, the Delaware General Corporation Law and SM Energy’s organizational documents. Approval of the SM Energy stock issuance proposal requires the affirmative vote of the holders of a majority of the shares of SM Energy common stock present virtually or represented by proxy at the SM Energy special meeting and entitled to vote thereon. Approval of the SM Energy charter amendment proposal requires that votes cast by the holders of shares of SM Energy common stock for the proposal exceed the votes cast by such holders against such proposal.
The SM Energy board unanimously (a) determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are in the best interests of, and are advisable to,

SM Energy and its stockholders, (b) approved, adopted and declared advisable the merger agreement, the SM Energy charter amendment and the transactions contemplated by the merger agreement, (c) directed that the SM Energy stock issuance proposal and the SM Energy charter amendment proposal be submitted to the holders of SM Energy common stock for their adoption and approval and (d) resolved to recommend that the SM Energy stockholders vote in favor of the approval of the SM Energy stock issuance proposal and the SM Energy charter amendment at the SM Energy special meeting. The SM Energy board unanimously recommends that SM Energy stockholders vote “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
Your vote is very important regardless of the number of shares that you own. If you plan to attend the SM Energy special meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the SM Energy special meeting virtually, to ensure your representation at the SM Energy special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the SM Energy proxy card, (ii) calling the toll-free number listed on the SM Energy proxy card or (iii) submitting your SM Energy proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of SM Energy common stock who is present at the SM Energy special meeting may vote virtually, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the SM Energy special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank or other nominee.
The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and the other matters to be considered at the SM Energy special meeting. The enclosed joint proxy statement/prospectus, which both summarizes the merger agreement and attaches a copy thereto, is attached to this notice, and incorporated by reference into this notice. We urge you to read carefully the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the mergers or the joint proxy statement/prospectus or if you would like additional copies or need help voting your shares of SM Energy common stock, please contact SM Energy’s proxy solicitor:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and brokers, please call: (212) 257-2543
All others, please call toll-free: (877) 732-3617
E-mail: SM@dfking.com
BY ORDER OF THE BOARD OF DIRECTORS,
Julio M. Quintana
Chairman of the Board
[           ], 2025

Civitas Resources, Inc.
555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2026
To the Stockholders of Civitas Resources, Inc.:
We are pleased to invite you to attend the special meeting of stockholders of Civitas Resources, Inc., a Delaware corporation (“Civitas”), which will be held virtually at www.virtualshareholdermeeting.com/CIVI2026SM on [         ], 2026, at [     ], Mountain Time, for the following purposes (the “Civitas special meeting”):
1.
to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 2, 2025, by and among SM Energy Company, a Delaware corporation (“SM Energy”), Cars Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SM Energy (“Merger Sub”), and Civitas (as that agreement may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which (i) Merger Sub will merge with and into Civitas, with Civitas surviving as a wholly owned subsidiary of SM Energy (the “first merger” and the surviving entity, the “first surviving corporation”), and (ii) immediately following the first merger, the first surviving corporation will merge with and into SM Energy, with SM Energy continuing as the surviving corporation (together with the first merger, the “mergers”) and each share of common stock, par value $0.01 per share, of Civitas (“Civitas common stock”) will be converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of SM Energy (the “Civitas merger proposal”); and

2.
to vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers in connection with the mergers (the “Civitas compensation proposal”).

Civitas will transact no other business at the Civitas special meeting except such business as may properly be brought before the Civitas special meeting by or at the direction of the Civitas board of directors (the “Civitas board”). References to the Civitas special meeting in the accompanying joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the Civitas special meeting.
The Civitas special meeting will be held in a virtual meeting format only. Civitas stockholders will not be able to attend the special meeting physically in person.
The Civitas board has fixed the close of business on [        ], 2025 as the record date for the Civitas special meeting. Only Civitas stockholders of record at that time are entitled to receive notice of, and to vote at, the Civitas special meeting. The eligible Civitas stockholder list will be available at the Civitas special meeting for examination by any stockholder present virtually at such meeting.
Closing of the mergers is conditioned on approval of the Civitas merger proposal. Approval of the Civitas merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal.
The Civitas board unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Civitas and the holders of shares of Civitas common stock, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, on the terms and subject to the conditions set forth in the merger agreement and (c) resolved to recommend that the Civitas stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers. The Civitas board unanimously recommends that Civitas stockholders vote “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal.
Your vote is very important regardless of the number of shares that you own. Regardless of whether you expect to attend the Civitas special meeting virtually, to ensure your representation at the Civitas special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Civitas proxy card, (ii) calling the toll-free number listed on the Civitas proxy card or (iii) submitting your Civitas proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting virtually at the Civitas special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Civitas common stock who is present at the Civitas special meeting may vote virtually at the Civitas special meeting, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Civitas special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank or other nominee.
The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and the other matters to be considered at the Civitas special meeting. We urge you to read carefully the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the mergers or the joint proxy statement/prospectus or if you would like additional copies or need help voting your shares of Civitas common stock, please contact Civitas’ proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokerage Firms Call: (212) 750-5833
Stockholders Call Toll Free: (877) 717-3905
BY ORDER OF THE BOARD OF DIRECTORS,
Adrian Milton
Senior Vice President, General Counsel and
Assistant Corporate Secretary
[        ], 2025

ADDITIONAL INFORMATION
Each of SM Energy and Civitas file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from SM Energy at www.sm-energy.com and from Civitas at www.civitasresources.com, as applicable. The information contained on, or that may be accessed through, the respective websites of SM Energy and Civitas is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.
SM Energy has filed a registration statement on Form S-4 with respect to the shares of SM Energy common stock to be issued in the first merger, of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. You may read the registration statement, including any amendments and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.
This joint proxy statement/prospectus incorporates important business and financial information about SM Energy and Civitas from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For SM Energy stockholders:
SM Energy Company
Attn: Investor Relations
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(303) 864-2502
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and brokers, please call: (212) 257-2543
All others, please call toll-free: (877) 732-3617
E-mail: SM@dfking.com

For Civitas stockholders:
Civitas Resources, Inc.
Attn: Investor Relations
555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokerage Firms Call: (212) 750-5833
Stockholders Call Toll Free: (877) 717-3905

If you would like to request any documents, please do so by [       ], 2026, which is five business days prior to the date of the SM Energy special meeting and the Civitas special meeting, in order to receive them before the applicable meeting.
For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, please see “Where You Can Find More Information.”

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of the registration statement on Form S-4 filed with the SEC by SM Energy, constitutes a prospectus of SM Energy under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of SM Energy common stock to be issued to Civitas stockholders in the first merger. This document also constitutes a proxy statement of each of SM Energy and Civitas under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to each of the SM Energy special meeting and the Civitas special meeting.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither SM Energy nor Civitas has authorized anyone to provide you with information that is different from, or in addition to, that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [        ], 2025, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.
Further, you should also assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate only as of the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to SM Energy stockholders or Civitas stockholders nor the issuance by SM Energy of shares of SM Energy common stock in the first merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. SM Energy has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to SM Energy, and Civitas has supplied all such information relating to Civitas. SM Energy and Civitas have both contributed to the information related to the mergers contained in this joint proxy statement/prospectus.
All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

COMMONLY USED TERMS
The following terms have the following meanings in this joint proxy statement/prospectus:
•
“business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable law to be closed;

•
“bylaws” means, with respect to SM Energy, the Amended and Restated Bylaws of SM Energy and, with respect to Civitas, the Seventh Amended and Restated Bylaws of Civitas;

•
“certificate of incorporation” means, with respect to SM Energy, the Restated Certificate of Incorporation of SM Energy, as amended, and, with respect to Civitas, the Fourth Amended and Restated Certificate of Incorporation of Civitas;

•
“Civitas” means Civitas Resources, Inc., a Delaware corporation;

•
“Civitas board” means the Civitas board of directors;

•
“Civitas common stock” means the common stock, par value $0.01 per share, of Civitas;

•
“Civitas LTIP” means, collectively, the Civitas Resources, Inc. 2024 Long Term Incentive Plan, the Civitas Resources, Inc. 2021 Long Term Incentive Plan, the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan and the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan, in each case, as amended from time to time, and any other equity award plan of Civitas.

•
“Civitas Option Award” means an award of options to purchase shares of Civitas common stock granted under the Civitas LTIP or otherwise.

•
“Civitas PSU Award” means an award of performance stock units in respect of Civitas common stock granted under the Civitas LTIP or otherwise.

•
“Civitas required vote” means approval of the Civitas merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal in accordance with the rules and regulations of the Delaware General Corporation Law and Civitas’ organizational documents;

•
“Civitas RSU Award” means an award of restricted stock units in respect of Civitas common stock (other than Civitas PSU Awards) granted under the Civitas LTIP or otherwise, which, for clarity, includes awards of “deferred” restricted stock units granted to non-employee directors.

•
“Civitas Severance Plan” means the Civitas Resources, Inc. Eighth Amended and Restated Executive Change in Control and Severance Plan, as amended from time to time.

•
“Civitas special meeting” means the special meeting of the Civitas stockholders in connection with the mergers, as may be adjourned or postponed from time to time;

•
“Civitas stockholders” means the holders of Civitas common stock;

•
“closing date” means the date on which the first effective time occurs;

•
“combined company” means SM Energy immediately following closing of the second merger and the other transactions contemplated by the merger agreement;

•
“combined company board” means the board of directors of SM Energy immediately following closing of the first merger and the other transactions contemplated by the merger agreement;

•
“eligible share of Civitas common stock” means each share of Civitas common stock issued and outstanding immediately prior to the first effective time that is eligible for conversion into SM Energy common stock in accordance with the terms of the merger agreement;

•
“exchange ratio” means the ratio of 1.45 shares of SM Energy common stock per issued and outstanding share of Civitas common stock that will be issued to holders of eligible shares of Civitas common stock in connection with the first merger;

•
“first effective time” means the effective time of the first merger;

•
“first merger” means the merger of Merger Sub with and into Civitas pursuant to the merger agreement, with Civitas surviving the merger;

•
“first surviving corporation” means Civitas as the surviving entity of the first merger;

•
“GAAP” means accounting principles generally accepted in the United States;

•
“Kimmeridge” means Kimmeridge Chelsea, LLC.

•
“Kimmeridge voting agreement” means the Voting Agreement, dated as of November 3, 2025, by and between Civitas and Kimmeridge.

•
“merger agreement” means the Agreement and Plan of Merger, dated as of November 2, 2025, by and among SM Energy, Merger Sub and Civitas, as may be amended from time to time;

•
“Merger Sub” means Cars Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SM Energy;

•
“mergers” means the first merger and the second merger, collectively;

•
“second effective time” means the effective time of the second merger;

•
“second merger” means the merger of Civitas as the first surviving corporation with and into SM Energy pursuant to the merger agreement, with SM Energy surviving the merger;

•
“SM Energy” means SM Energy Company, a Delaware corporation;

•
“SM Energy board” means the SM Energy board of directors;

•
“SM Energy common stock” means the common stock, par value $0.01 per share, of SM Energy;

•
“SM Energy required vote” means, collectively, approval of the SM Energy stock issuance proposal by the affirmative vote of the holders of a majority of the shares of SM Energy common stock present virtually or represented by proxy at the SM Energy special meeting and entitled to vote thereon, and approval of the SM Energy charter amendment by the votes cast by the holders of shares of SM Energy common stock for the proposal exceeding the votes cast by such holders against such proposal, in each case, in accordance with the rules and regulations of the New York Stock Exchange, the Delaware General Corporation Law and SM Energy’s organizational documents;

•
“SM Energy special meeting” means the special meeting of the SM Energy stockholders in connection with the mergers, as may be adjourned or postponed from time to time;

•
“SM Energy stockholders” means the holders of SM Energy common stock;

•
“special meetings” means the SM Energy special meeting and the Civitas special meeting, collectively; and

•
“second surviving corporation” means SM Energy following the closing of the second merger.

GLOSSARY OF OIL AND NATURAL GAS TERMS
The following terms have the following meanings in this joint proxy statement/prospectus:
•
“Bbl” refers to a standard barrel containing 42 U.S. gallons;

•
“Bbls/d” refers to Bbls per day;

•
“Bcf” refers to one billion cubic feet;

•
“Boe” refers to barrels of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels using the ratio of six Mcf to one Bbl of oil or NGLs;

•
“Btu” refers to one British thermal unit, which is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit;

•
“Completion” refers to the process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency;

•
“Developed acreage” refers to the number of acres that are allocated or assignable to productive wells or wells capable of production;

•
“Differential” refers to an adjustment to the price of oil or natural gas from an established spot market price to reflect differences in the quality and/or location of oil, NGLs or natural gas;

•
“Dry hole” or “dry well” refers to a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes;

•
“Exploration” refers to a development or other project that may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects;

•
“Field” refers to an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition; the field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

•
“Formation” refers to a layer of rock that has distinct characteristics that differs from nearby rock;

•
“Gross acres” or “gross wells” refers to the total acres or wells, as the case may be, in which a working interest is owned;

•
“Horizontal drilling” refers to a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

•
“Identified drilling locations” refers to total gross (net) resource play locations that SM Energy or Civitas, as applicable, may be able to drill on its existing acreage; actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors;

•
“MBbl” refers to one thousand barrels;

•
“Mboe/d” refers to one thousand barrels of oil equivalent per day;

•
“Mcf” refers to one thousand cubic feet;

•
“Mcf/d” refers to Mcf per day;

•
“MMBbl” refers to one million barrels;

•
“MMBOE” refers to one million barrels of oil equivalent;

•
“MMBtu” refers to one million Btus;

•
“MMcf” refers to one million cubic feet;

v

•
“Net acres” refers to the amount of leased real estate that a petroleum and/or natural gas company has a true working interest in; net acres express actual percentage interest when a company shares its working interest with another company; the total acreage under lease by a company is referred to as gross acres; net acres account for the company’s percentage interest, multiplied by the gross acreage; if a company holds the entire working interest, its net acreage and gross acreage will be the same;

•
“Net production” refers to production that is owned by SM Energy or Civitas, as applicable, less royalties and production due others;

•
“NGLs” refers to natural gas liquids, which are hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline;

•
“NYMEX” refers to the New York Mercantile Exchange;

•
“Operator” refers to the individual or company responsible for the exploration and/or production of an oil or natural gas well or lease;

•
“Plugging” refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface;

•
“Productive well” refers to a well that is expected to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceeds production expenses and taxes;

•
“Prospect” refers to a geological feature mapped as a location or probable location of a commercial oil and/or gas accumulation; a prospect is defined as a result of geophysical and geological studies allowing the identification and quantification of uncertainties, probabilities of success, estimates of potential resources and economic viability;

•
“Proved undeveloped reserves” or “PUDs” refers to proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion;

(i)
Reserves on undrilled acreage will be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances;

(ii)
Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time;

(iii)
Under no circumstances will estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir (as defined in Rule 4-10(a) (2) of Regulation S-X), or by other evidence using reliable technology establishing reasonable certainty;

•
“PV-10” refers to the present value of estimated future revenue to be generated from the production of estimated proved reserves, net of estimated production costs and future development costs, based on prices used in estimating proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property-related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion and amortization, discounted using an annual discount rate of 10% in accordance with the guidelines of the SEC;

•
“Realized price” refers to the cash market price less all expected quality, transportation and demand adjustments;

•
“Reservoir” refers to a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

•
“Spacing” refers to the distance between wells producing from the same reservoir; spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

•
“Spot market price” refers to the cash market price without reduction for expected quality, transportation and demand adjustments;

•
“Standardized measure” refers to discounted future net cash flows estimated by applying sales prices used in estimating proved reserves to the estimated future production of year-end proved reserves; future cash inflows are reduced by estimated future production costs and development costs based on period-end costs to determine pre-tax cash inflows; future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis in the natural gas and oil properties; future net cash inflows after income taxes are discounted using a 10% annual discount rate;

•
“Undeveloped acreage” refers to lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves;

•
“Unit” refers to the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests; it also refers to the area covered by a unitization agreement;

•
“Working interest” refers to the right granted to the lessee of a property to explore for and to produce and own oil, natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis; and

•
“WTI” refers to West Texas Intermediate.

The terms “development project,” “development well,” “exploratory well,” “proved developed reserves,” “proved reserves” and “reserves” are defined by the SEC.

x

QUESTIONS AND ANSWERS ABOUT THE MEETINGS
The following are some questions that you, as a stockholder of either SM Energy or Civitas, may have regarding the mergers and the other matters being considered at the special meetings of each company’s stockholders, and brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus for free by following the instructions in “Additional Information.”
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because SM Energy and Civitas have entered into the merger agreement, pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, (i) Merger Sub will merge with and into Civitas, with Civitas surviving as a wholly owned subsidiary of SM Energy, and (ii) as soon as practicable following the first merger, Civitas, as the surviving corporation in the first merger, will merge with and into SM Energy, with SM Energy continuing as the surviving corporation. Your vote is required in connection with the mergers. The merger agreement, which governs the terms of the mergers, is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the mergers, SM Energy stockholders must approve (a) in accordance with the rules of the New York Stock Exchange (the “NYSE”), the issuance of shares of SM Energy common stock in the first merger (the “SM Energy stock issuance proposal”), and (b) an amendment to SM Energy’s certificate of incorporation to increase the authorized number of shares of SM Energy common stock from 200 million to 400 million, in the form attached to this joint proxy statement/prospectus as Annex D (the “SM Energy charter amendment proposal” and, together with the SM Energy stock issuance proposal, the “SM Energy merger proposals”).
Also, in order to complete the mergers, and in accordance with the Delaware General Corporation Law (the “DGCL”), Civitas stockholders must adopt the merger agreement (the “Civitas merger proposal”). In addition, Civitas stockholders will be asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers (“NEOs”) that is based on or otherwise relates to the mergers (the “Civitas compensation proposal”).
This joint proxy statement/prospectus serves as the proxy statement through which SM Energy and Civitas will solicit proxies to obtain the necessary stockholder approvals for the mergers. It also serves as the prospectus by which SM Energy will issue shares of its common stock as consideration in the first merger.
This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the mergers and the other matters being considered at the SM Energy special meeting and the Civitas special meeting.
Q:
When and where is the SM Energy special meeting?

A:
The special meeting of SM Energy stockholders will be held virtually at [     ], on [           ], 2026, at [           ], Mountain Time.

Q:
What if the SM Energy special meeting encounters technical difficulties?

A:
If SM Energy experiences technical difficulties during the SM Energy special meeting (e.g., a temporary or prolonged power outage), the SM Energy Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, SM Energy will promptly notify stockholders of the decision via [      ]. There will be technicians available to assist with any technical difficulties SM Energy stockholders may have accessing the SM Energy special meeting live audio webcast. Please be sure to check in at least 30 minutes prior to the start of the SM Energy special meeting so we may try to address any technical difficulties before the SM Energy special meeting live audio webcast begins. If you encounter any difficulties accessing the SM Energy special meeting live audio webcast during the check-in or meeting time, please email [         ] or call [         ].
Q:
When and where is the Civitas special meeting?

A:
The special meeting of Civitas stockholders will be held virtually at www.virtualshareholdermeeting.com/ CIVI2026SM, on [           ], 2026, at [           ], Mountain Time.

Q:
What if the Civitas special meeting encounters technical difficulties?

A:
If Civitas experiences technical difficulties during the Civitas special meeting (e.g., a temporary or prolonged power outage), the chair of the Civitas special meeting will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, Civitas will promptly notify stockholders of the decision via [      ]. There will be technicians available to assist with any technical difficulties Civitas stockholders may have accessing the Civitas special meeting live audio webcast. Please be sure to check in at least 30 minutes prior to the start of the Civitas special meeting so we may try to address any technical difficulties before the Civitas special meeting live audio webcast begins. If you encounter any difficulties accessing the Civitas special meeting live audio webcast during the check-in or meeting time, please email [      ] or call [      ].

Q:
What will Civitas stockholders receive for their shares of Civitas common stock in the first merger?

A:
At the first effective time, subject to certain exceptions, each share of Civitas common stock issued and outstanding immediately prior to the first effective time that is eligible for conversion into SM Energy common stock in accordance with the terms of the merger agreement will be converted automatically into the right to receive 1.45 shares of SM Energy common stock (the “merger consideration”).

In addition, Civitas and SM Energy will take, or cause to be taken, all actions necessary so that at the first effective time, Civitas’ outstanding warrants (if any) will be assumed by SM Energy and each of Civitas’ issued and outstanding stock option awards, restricted stock unit awards and performance stock unit awards will be treated as described in “The Merger Agreement — Treatment of Civitas Equity-Based Awards.”
For additional information regarding the consideration to be received in the first merger, please see “The Merger Agreement — Terms of the Mergers; Merger Consideration.”
Q:
If I am a Civitas stockholder, how will I receive the merger consideration to which I am entitled?

A:
If you are a holder of certificates that represent eligible shares of Civitas common stock (“Civitas common stock certificates”), a letter of transmittal and instructions for the surrender of your Civitas common stock certificates, if applicable, will be mailed to you as soon as reasonably practicable after the first effective time. After receiving proper documentation from you, the exchange agent will send to you the number of whole shares of SM Energy common stock (which will be in uncertificated book-entry form unless a physical certificate is requested) that you have a right to receive pursuant to the merger agreement, the amount of any dividends or other distributions payable pursuant to the merger agreement to which you are entitled and any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the merger agreement to which you may be entitled in respect of any such fractional shares.

If you are a holder of book-entry shares representing eligible shares of Civitas common stock (“Civitas book-entry shares”), the exchange agent will send you, promptly (and in any event, within three business days) after the first effective time, the number of whole shares of SM Energy common stock that you have a right to receive pursuant to the merger agreement, the amount of any dividends or other distributions payable pursuant to the merger agreement to which you are entitled and any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the merger agreement to which you may be entitled in lieu of any such fractional shares.
No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Civitas common stock certificates or Civitas book-entry shares.
For additional information on the exchange of Civitas common stock for the merger consideration, please see “The Merger Agreement — Exchange and Payment Procedures.”
Q:
What will holders of Civitas equity awards receive in the mergers?

A:
At the first effective time, each outstanding equity award issued pursuant to the Civitas LTIP will be treated as follows:

•
each Civitas RSU Award that is outstanding immediately prior to the first effective time shall automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas RSU Award as of immediately prior to the first effective time (including any vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares of Civitas common stock subject to such Civitas RSU Award immediately prior to the first effective time and (ii) the exchange ratio;

•
each Civitas PSU Award that is outstanding immediately prior to the first effective time shall, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas PSU Award as of immediately prior to the first effective time (including any time-based vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the greater of (A) the target number of shares of Civitas common stock subject to such Civitas PSU Award as of immediately prior to the first effective time and (B) the number of shares of Civitas common stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement as of immediately prior to the first effective time (with such performance to be measured without any pro-ration, by the compensation committee of the Civitas board) and (ii) the exchange ratio; and

•
each Civitas Option Award that is outstanding immediately prior to the first effective time shall, at the first effective time, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas Option Award, but shall be converted into an option to purchase that number of shares of SM Energy common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Civitas common stock subject to such Civitas Option Award immediately prior to the first effective time and (y) the exchange ratio, at an exercise price per share of SM Energy common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Civitas Option Award divided by (B) the exchange ratio.

Q:
What will holders of Civitas warrants receive in the mergers?

A:
If, prior to the first effective time, any Civitas warrants remain outstanding and exercisable in accordance with the terms of the applicable warrant agreement, SM Energy and Civitas will (i) make all necessary and appropriate provisions to provide for the assumption by SM Energy of Civitas’ obligations under the warrant agreement and (ii) deliver a written instrument to the warrant agent under the warrant agreement providing that holders of each Civitas warrant have the right to acquire and receive, upon the exercise of such Civitas warrant, the number of shares of SM Energy common stock that would have been issued or paid to a holder of the number of shares of Civitas common stock into which such

Civitas warrant was exercisable immediately prior to the first effective time. The Civitas warrants are scheduled to expire on January 20, 2026. Accordingly, if the first effective time occurs after January 20, 2026, the warrants will expire in accordance with their terms and will not be assumed by SM Energy in connection with the mergers.
Q:
Who will own SM Energy immediately following the first merger?

A:
SM Energy and Civitas estimate that, upon the closing of the first merger, SM Energy stockholders as of immediately prior to the first merger will hold approximately 48%, and Civitas stockholders as of immediately prior to the first merger will hold approximately 52%, of the issued and outstanding shares of SM Energy common stock (without giving effect to any shares of SM Energy common stock held by Civitas stockholders prior to the first merger). The exact equity stake of Civitas stockholders in SM Energy immediately following the first effective time will depend on the number of shares of SM Energy common stock and Civitas common stock issued and outstanding immediately prior to the first effective time.

Q:
What will be the composition of the board of directors and management of the combined company following the closing of the mergers?

A:
The combined company board will have 11 members, comprising (a) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties), two of whom will be designated by the Chairman of the SM Energy board and four of whom will be designated by mutual agreement of the Chairman of each of the SM Energy board and the Civitas board, and (b) five directors from among the members of the Civitas board as of the date of the merger agreement, two of whom will be designated by the Chairman of the Civitas board and three of whom will be designated by mutual agreement of the Chairman of each of the SM Energy board and the Civitas board. The Chairman of the SM Energy board immediately prior to the first effective time will serve as Chairman of the combined company board. The individuals designated to serve on the combined company board following the first effective time are: Julio Quintana (as chairman), Bart Brookman, Beth McDonald, Ramey Peru, Rose Robeson and Ashwin Venkatraman as SM Energy designees, and Morris Clark, Carrie M. Fox, Lloyd W. “Billy” Helms, Jr., Wouter van Kempen and Howard Willard III as Civitas designees.

The combined company board will have three committees, consisting of (i) a Governance and Sustainability Committee, (ii) an Audit Committee and (iii) a Compensation Committee. The chairman of the Governance and Sustainability Committee and the Compensation Committee will be designated by the Chairman of Civitas board, and the chairman of the Audit Committee will be designated by the Chairman of the SM Energy board. Each committee will be composed of an equal number of directors designated by SM Energy and by Civitas.
The chief executive officer of SM Energy as of immediately prior to the second effective time will, at the second effective time, initially be the chief executive officer of the combined company. The chief executive officer of SM Energy, the chief operating officer of SM Energy and the chief executive officer of Civitas will, by majority approval, select all other initial members of the management team of the combined company. Civitas and SM Energy have announced that upon closing of the mergers, the following individuals have been designated to serve in the positions indicated: Beth McDonald, President and Chief Executive Officer, Wade Pursell, Executive Vice President and Chief Financial Officer, Blake McKenna, Executive Vice President and Chief Operating Officer and James Lebeck, Executive Vice President — Corporate Development and General Counsel. For additional information, please see “The Mergers — Board of Directors and Management of the Combined Company.”
Q:
How important is my vote?

A:
Your vote “FOR” each proposal presented at the SM Energy special meeting and the Civitas special meeting is very important and you are encouraged to submit a proxy as soon as possible. The mergers cannot be completed without, among other things, the approval of the SM Energy merger proposals by SM Energy stockholders and the approval of the Civitas merger proposal by Civitas stockholders.

SM Energy.   Approval of the SM Energy stock issuance proposal requires the affirmative vote of the holders of a majority of the shares of SM Energy common stock present virtually or represented by proxy at the SM Energy special meeting and entitled to vote thereon. Abstentions will be counted in determining the total number of shares “entitled to vote” on the SM Energy stock issuance proposal and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes (if any) will have no effect on the outcome of the vote on the SM Energy stock issuance proposal.
Approval of the SM Energy charter amendment proposal requires that the votes cast by the holders of shares of SM Energy common stock for the proposal exceed the votes cast by such holders against such proposal. Abstentions and broker non-votes (if any) will have no effect on the vote on the SM Energy charter amendment proposal.
Civitas.   Approval of the Civitas merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal. Abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the approval of such proposal.
Approval of the Civitas compensation proposal requires the affirmative vote of the holders of a majority of the shares of Civitas common stock present virtually or represented by proxy at the Civitas special meeting and entitled to vote on such proposal. Broker non-votes (if any) will have no effect on the vote for such proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.
Q:
How do the SM Energy board and the Civitas board recommend that I vote?

A:
The SM Energy board unanimously recommends that SM Energy stockholders vote “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal. For additional information regarding how the SM Energy board recommends that SM Energy stockholders vote, see the section titled “The Mergers — Recommendation of the SM Energy Board and Reasons for the Mergers.”

The Civitas board unanimously recommends that Civitas stockholders vote “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal. For additional information regarding how the Civitas board recommends that Civitas stockholders vote, see the section titled “The Mergers — Recommendation of the Civitas Board and Reasons for the Mergers.”
Q:
Will the shares of SM Energy common stock that I acquire in the first merger receive a dividend?

A:
After the closing of the mergers, as a holder of SM Energy common stock, you will receive the same dividends on shares of SM Energy common stock that all other holders of SM Energy common stock will receive for any dividend with a record date that occurs after the first effective time.

Q:
Will the shares of SM Energy common stock received at the time of closing of the first merger be traded on an exchange?

A:
Yes. It is a condition to the consummation of the first merger that the shares of SM Energy common stock issuable to Civitas stockholders in the first merger be approved for listing on the NYSE, subject to official notice of issuance. SM Energy common stock currently trades on the NYSE under the stock symbol “SM” and Civitas common stock currently trades on the NYSE under the stock symbol “CIVI.” When the first merger is completed, the Civitas common stock will cease to be traded on the NYSE and will thereafter be deregistered under the Exchange Act. Please see the section titled “The Mergers —  Delisting and Deregistration of Civitas Common Stock.”

Q:
How will SM Energy stockholders be affected by the mergers?

A:
Upon closing of the mergers, each SM Energy stockholder will hold the same number of shares of SM Energy common stock that such stockholder held immediately prior to closing of the mergers. As a result of the mergers, SM Energy stockholders will own shares in a larger company with more assets.

However, because SM Energy will be issuing additional shares of SM Energy common stock to Civitas stockholders in exchange for their eligible shares of Civitas common stock in the first merger, each share of SM Energy common stock issued and outstanding immediately prior to the mergers will represent a smaller percentage of the aggregate number of shares of SM Energy common stock issued and outstanding after the mergers.
Q:
What are the material U.S. federal income tax consequences of the mergers to Civitas stockholders?

A:
Assuming that the mergers are completed as currently contemplated, SM Energy and Civitas intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Civitas’ obligation to complete the mergers that it receive an opinion from Kirkland & Ellis LLP, counsel to Civitas (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Consequences”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of eligible shares of Civitas common stock for shares of SM Energy common stock in the first merger, except with respect to any cash received in lieu of a fractional share of SM Energy common stock.

Please see “The Mergers — Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders. Each Civitas stockholder is strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the mergers to it.
Q:
When do SM Energy and Civitas expect to complete the mergers?

A:
SM Energy and Civitas currently expect to complete the mergers in the first quarter of 2026. However, neither SM Energy nor Civitas can predict the actual date on which the mergers will be completed, nor can the parties provide any assurances that the mergers will be completed at all, because closing is subject to certain conditions beyond the control of either company. Please see “The Mergers — Regulatory Approvals” and “The Merger Agreement — Conditions to the Closing of the Mergers.”

Q:
What happens if the mergers are not completed?

A:
If the Civitas merger proposal is not approved by the Civitas stockholders, the SM Energy merger proposals are not approved by SM Energy stockholders or the mergers are not otherwise completed for any other reason, Civitas stockholders will not receive any payment for shares of Civitas common stock they own. Instead, Civitas will remain an independent public company, Civitas common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Civitas will continue to file periodic reports with the SEC.

Under specified circumstances, SM Energy or Civitas may be required to reimburse the other party’s expenses or pay a termination fee upon or subsequent to termination of the merger agreement, as described in “The Merger Agreement — Termination Fees and Expense Reimbursement.”
Q:
Who can vote at, and what are the record dates of, each of the SM Energy special meeting and the Civitas special meeting?

A:
All SM Energy stockholders who hold shares of SM Energy common stock of record at the close of business on [        ], 2025, the record date for the SM Energy special meeting (the “SM Energy record date”), are entitled to receive notice of and to vote at the SM Energy special meeting.

All Civitas stockholders who hold shares of Civitas common stock of record at the close of business on [          ], 2025, the record date for the Civitas special meeting (the “Civitas record date”), are entitled to receive notice of and to vote at the Civitas special meeting.

Q:
How many votes may I cast?

A:
Each issued and outstanding share of SM Energy common stock entitles its holder of record to one vote on each matter to be considered at the SM Energy special meeting. The SM Energy stockholders of record on the SM Energy record date are the only SM Energy stockholders that are entitled to receive notice of, and to vote at, the SM Energy special meeting.

Each issued and outstanding share of Civitas common stock entitles its holder of record to one vote on each matter to be considered at the Civitas special meeting. The Civitas stockholders of record on the Civitas record date are the only Civitas stockholders that are entitled to receive notice of, and to vote at, the Civitas special meeting.
Q:
What constitutes a quorum at each of the SM Energy special meeting and the Civitas special meeting?

A:
In order for business to be conducted at the SM Energy and Civitas special meetings, a quorum must be present.

Holders of shares of one-third of the shares of SM Energy common stock entitled to vote at the SM Energy special meeting, present virtually or represented by proxy, will constitute a quorum for the transaction of business to be considered at such meeting.
A majority in voting power of the Civitas common stock issued and outstanding and entitled to vote at the Civitas special meeting, present or represented by proxy, will constitute a quorum for the transaction of business to be considered at such meeting.
Virtual attendance at each of the SM Energy special meeting and the Civitas special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at each special meeting. Abstentions will be included in determining whether a quorum is present at each of the SM Energy special meeting and the Civitas special meeting. Broker non-votes (if any) that do not provide direction on any proposal at a respective special meeting will be excluded in determining whether a quorum is present for such meeting. However, if a broker non-vote occurs because you are a beneficial owner of SM Energy common stock or Civitas common stock and provide your broker, bank or other nominee with instructions to vote on one of the proposals but not the other proposal being considered at the SM Energy special meeting or the Civitas special meeting, your shares will be treated as present for purposes of determining the presence of a quorum at such meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.
Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained in and incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the applicable proxy card or voting instruction form you received, or complete, sign, date, and return the applicable proxy card or voting instruction form in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the SM Energy special meeting or the Civitas special meeting, as applicable.

For additional information on voting procedures, please see “SM Energy Special Meeting” and “Civitas Special Meeting.”
Q:
How will my proxy be voted?

A:
If you submit your proxy via the internet, by telephone, or by completing, signing, dating, and returning the applicable proxy card or voting instruction form, your proxy will be voted in accordance with your instructions. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy card will be voted in accordance with the recommendation of the SM Energy board or the Civitas board, as applicable.

For additional information on voting procedures, please see “SM Energy Special Meeting” and “Civitas Special Meeting.”
Q:
What should I do if I receive more than one set of voting materials for the SM Energy special meeting or the Civitas special meeting?

A:
You may receive more than one set of voting materials for the SM Energy special meeting, the Civitas special meeting, or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of SM Energy common stock or your shares of Civitas common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:
What is the difference between holding shares of record and holding shares as a beneficial owner of shares of SM Energy common stock or Civitas common stock?

A:
If your shares of SM Energy common stock are registered directly in your name with SM Energy’s registrar and transfer agent, Computershare, Inc., or your shares of Civitas common stock are registered directly in your name with Civitas’ registrar and transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this joint proxy statement/prospectus and your proxy card have been sent directly to you by SM Energy or Civitas, as applicable.

If your shares of SM Energy common stock or Civitas common stock are held through a broker, bank or other nominee, you are considered, with respect to those shares, the beneficial owner, and those shares are held in “street name” by your broker, bank or other nominee. In that case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the SM Energy special meeting or the Civitas special meeting, as applicable.
Q:
If my shares of SM Energy common stock or Civitas common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares of SM Energy common stock or Civitas common stock are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your shares of SM Energy common stock or Civitas common stock, as applicable. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the SM Energy special meeting or the Civitas special meeting. As a result, no broker will be permitted to vote your shares of SM Energy common stock or Civitas common stock at the applicable special meeting without receiving instructions. A so-called “broker non-vote” results when brokers, banks and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. For SM Energy stockholders, failure to instruct your broker on how to vote your shares will have no effect on the SM Energy merger proposals. For Civitas stockholders, failure to instruct your broker on how to vote your shares will have (i) no effect on the Civitas compensation proposal, and (ii) the same effect as a vote “AGAINST” the Civitas merger proposal.

For additional information on voting procedures, please see “SM Energy Special Meeting” and “Civitas Special Meeting.”
Q:
What do I do if I am an SM Energy stockholder and I want to revoke my proxy?

A:
SM Energy stockholders of record may revoke their proxies at any time before their shares of SM Energy common stock are voted at the SM Energy special meeting in any of the following ways:

•
delivering written notice of revocation of the proxy to SM Energy’s corporate secretary at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, by no later than [  :  ] a.m., Mountain Time, on [        ], 2026;

•
delivering another proxy with a later date to SM Energy’s corporate secretary at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, by no later than [  :  ] a.m., Mountain Time, on [       ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than [  :  ] a.m., Mountain Time, on [        ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the SM Energy special meeting virtually and voting his, her or its shares during the meeting; attendance at the SM Energy special meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the SM Energy corporate secretary before the proxy is exercised or unless you vote your shares virtually during the SM Energy special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
For additional information, please see “SM Energy Special Meeting.”
Q:
What do I do if I am a Civitas stockholder and I want to revoke my proxy?

A:
Civitas stockholders of record may revoke their proxies at any time before their shares of Civitas common stock are voted at the Civitas special meeting in any of the following ways:

•
delivering written notice of revocation of the proxy to Civitas’ corporate secretary at Civitas’ principal executive offices at 555 17th Street, Suite 3700, Denver, Colorado 80202, by no later than [    ], 2026;

•
delivering another proxy with a later date to Civitas’ corporate secretary at Civitas’ principal executive offices at 555 17th Street, Suite 3700, Denver, Colorado 80202, by no later than [    ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on [         ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Civitas special meeting virtually and voting his, her or its shares during the meeting; attendance at the Civitas special meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the Civitas corporate secretary before the proxy is exercised or unless you vote your shares virtually during the Civitas special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
For additional information, please see “Civitas Special Meeting.”
Q:
Are there any risks that I should consider as an SM Energy stockholder or Civitas stockholder in deciding how to vote?

A:
Yes. You should read and carefully consider the risks set forth in “Risk Factors.” You also should read and carefully consider the risk factors of SM Energy and Civitas contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
Are there any SM Energy stockholders or Civitas stockholders who have already committed to voting in favor of the SM Energy merger proposals or the Civitas merger proposal?

A:
Yes. Concurrently with the execution of the merger agreement, on November 3, 2025, Civitas entered into the Kimmeridge voting agreement with Kimmeridge, who, as of the record date for the Civitas special meeting, holds and is entitled to vote approximately [        ] shares of Civitas common stock at the Civitas special meeting, or approximately [       ]% of the issued and outstanding shares of Civitas common stock. Pursuant to the Kimmeridge voting agreement, a copy of which is included as Annex E to this joint proxy statement/prospectus, Kimmeridge has agreed, subject to the terms and conditions thereof, to vote the shares of Civitas common stock it owns at the time of the Civitas special meeting in a manner to facilitate the consummation of the mergers.

For additional information, please see “Civitas Special Meeting — Kimmeridge Voting Agreement.”
Q:
What happens if I sell or otherwise transfer my shares of SM Energy common stock before the SM Energy special meeting?

A:
The SM Energy record date is prior to the date of the SM Energy special meeting. If you sell or otherwise transfer your shares of SM Energy common stock after the SM Energy record date but before the SM Energy special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of SM Energy common stock, you will retain your right to vote such shares at the SM Energy special meeting but will otherwise transfer ownership of and the economic interest in your shares of SM Energy common stock.

Q:
What happens if I sell or otherwise transfer my shares of Civitas common stock before the Civitas special meeting?

A:
The Civitas record date is prior to the date of the Civitas special meeting. If you sell or otherwise transfer your shares of Civitas common stock after the Civitas record date but before the Civitas special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Civitas common stock, you will retain your right to vote such shares at the Civitas special meeting but will otherwise transfer ownership of and the economic interest in your shares of Civitas common stock.

Q:
What happens if I sell or otherwise transfer my shares of Civitas common stock before the closing of the mergers?

A:
Only Civitas stockholders as of immediately prior to the first effective time will become entitled to receive the merger consideration. If you sell your shares of Civitas common stock prior to the closing of the mergers, you will not be entitled to receive the merger consideration by virtue of the mergers.

Q:
Do any of the officers or directors of SM Energy have interests in the mergers that may differ from or be in addition to my interests as an SM Energy stockholder?

A:
Yes. In considering the recommendation of the SM Energy board that SM Energy stockholders vote to approve the SM Energy merger proposals, SM Energy stockholders should be aware that, aside from their interests as stockholders of SM Energy, SM Energy’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of SM Energy stockholders generally. The SM Energy board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the mergers, and in recommending the approval of the SM Energy merger proposals.

For more information on these interests and quantification of certain of these interests, please see “The Mergers — Interests of SM Energy Directors and Executive Officers in the Mergers.”
Q:
Do any of the officers or directors of Civitas have interests in the mergers that may differ from or be in addition to my interests as a Civitas stockholder?

A:
Yes. In considering the recommendation of the Civitas board that Civitas stockholders vote to approve the Civitas merger proposal and the Civitas compensation proposal, Civitas stockholders should be aware that, aside from their interests as stockholders of Civitas, Civitas’ directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Civitas stockholders generally. The Civitas board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the mergers, and in recommending the approval of the Civitas merger proposal and the Civitas compensation proposal.

For more information on these interests and quantification of certain of these interests, please see “The Mergers — Interests of Civitas Directors and Executive Officers in the Mergers.”
Q:
If I am an SM Energy stockholder and I oppose either of the SM Energy merger proposals or if I am a Civitas stockholder and I oppose the Civitas merger proposal, but all such proposals are approved, what are my rights?

A:
Under Delaware law, SM Energy stockholders are not entitled to dissenters’ or appraisal rights in connection with either of the SM Energy merger proposals as contemplated by the merger agreement.

Because shares of Civitas common stock are listed on the NYSE and holders of eligible shares of Civitas common stock are not required to receive consideration other than shares of SM Energy common stock, which are also listed on the NYSE, and any cash received in lieu of fractional shares of SM Energy common stock in the first merger, Civitas stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the mergers.
For more information regarding appraisal rights, please see “The Mergers — Appraisal Rights or Dissenters’ Rights.”
Q:
Where can I find voting results of the SM Energy special meeting and the Civitas special meeting?

A:
SM Energy and Civitas intend to announce their respective preliminary voting results at each of the SM Energy and Civitas special meetings and disclose their respective final voting results in Current Reports on Form 8-K that will be filed with the SEC following the SM Energy and Civitas special meetings. All reports that SM Energy and Civitas file with the SEC are publicly available when filed. Please see “Where You Can Find More Information.”

Q:
How can I find more information about SM Energy and Civitas?

A:
You can find more information about SM Energy and Civitas from various sources described in “Where You Can Find More Information.”

Q:
Who can answer any questions I may have about the SM Energy special meeting, the Civitas special meeting or the transactions contemplated by the merger agreement?

A:
If you have any questions about the SM Energy special meeting, the Civitas special meeting, the mergers, the SM Energy merger proposals, the Civitas merger proposal, the Civitas compensation proposal or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference into this joint proxy statement/prospectus, the applicable enclosed proxy card or voting instructions, you should contact:

For SM Energy stockholders:	For Civitas stockholders:
SM Energy Company Attn: Investor Relations 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203 (303) 864-2502	Civitas Resources, Inc. Attn: Investor Relations 555 17th Street, Suite 3700 Denver, Colorado 80202 (303) 293-9100
D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, NY 10005 Banks and brokers, please call: (212) 257-2543 All others, please call toll-free: (877) 732-3617 E-mail: SM@dfking.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Banks and Brokerage Firms Call: (212) 750-5833 Stockholders Call Toll Free: (877) 717-3905

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the mergers and the matters being voted on by SM Energy and Civitas stockholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes and the documents incorporated by reference herein and to which SM Energy and Civitas refer you. Items in this summary include page references directing you to a more complete description of the topics. See “Where You Can Find More Information.”
The Parties
SM Energy Company
SM Energy is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy was founded in 1908 and incorporated in Delaware in 1915. Its initial public offering of common stock was in 1992. Its common stock trades on the New York Stock Exchange under the ticker symbol “SM.” SM Energy’s principal executive office is located at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203 and its telephone number is (303) 861-8140.
Additional information about SM Energy and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.
Cars Merger Sub, Inc.
Merger Sub, a direct wholly owned subsidiary of SM Energy, is a Delaware corporation formed on October 29, 2025, for the purpose of effecting the first merger. Under the merger agreement, Merger Sub will merge with and into Civitas, with Civitas surviving the first merger as the surviving corporation and a direct wholly owned subsidiary of SM Energy. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the mergers.
Civitas Resources, Inc.
Civitas is an independent exploration and production company focused on the acquisition, development, and production of crude oil and associated liquids-rich natural gas from its assets in the Permian Basin in Texas and New Mexico and the DJ Basin in Colorado. Shares of Civitas common stock are traded on the NYSE under the symbol “CIVI.” The principal executive offices of Civitas are located at 555 17th Street, Suite 3700, Denver, Colorado and its telephone number is (303) 293-9100.
Additional information about Civitas and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.
The Mergers (See page 59)
Upon satisfaction or waiver of the conditions to closing in the merger agreement, at the first effective time, Merger Sub will merge with and into Civitas, with Civitas surviving the first merger as the surviving corporation and a direct wholly owned subsidiary of SM Energy. As soon as practicable following the first effective time, Civitas, as the surviving corporation of the first merger, will merge with and into SM Energy, with SM Energy surviving the second merger. At the first effective time, each eligible share of Civitas common stock will be converted automatically into the right to receive 1.45 shares of SM Energy common stock, with cash paid in lieu of the issuance of any fractional shares of SM Energy common stock. In addition, Civitas and SM Energy will take, or cause to be taken, all actions necessary so that at the first effective time, Civitas’ outstanding warrants (if any) will be assumed by SM Energy, and each of Civitas’ issued and outstanding stock option awards, restricted stock unit awards and performance stock unit awards will be treated as described in “The Merger Agreement — Treatment of Civitas Equity-Based Awards.”
SM Energy Special Meeting (See page 45)
The special meeting of SM Energy stockholders will be held virtually at [      ], on [      ], 2026, at [       ], Mountain Time. The special meeting of SM Energy stockholders is being held to consider and vote on:
1.
a proposal to approve the issuance of shares of SM Energy common stock to Civitas stockholders in the first merger; and

2.
a proposal to approve an amendment of SM Energy’s certificate of incorporation to increase the number of authorized shares of SM Energy common stock from 200 million to 400 million, in the form attached to this joint proxy statement/prospectus as Annex D.

Closing of the mergers is conditioned on approval by SM Energy stockholders of the SM Energy merger proposals.
Only record holders of shares of SM Energy common stock at the close of business on [ ], 2025, the record date for the SM Energy special meeting, are entitled to notice of, and to vote at, the SM Energy special meeting. At the close of business on the record date, the only outstanding voting securities of SM Energy were [ ] issued and outstanding shares of SM Energy common stock, of which approximately [ ] were owned and entitled to be voted by SM Energy directors and executive officers. The SM Energy directors and executive officers are expected to vote their shares in favor of each SM Energy proposal listed above.
With respect to each SM Energy proposal listed above, SM Energy stockholders may cast one vote for each share of SM Energy common stock that they own as of the SM Energy record date. Approval of the SM Energy stock issuance proposal requires the affirmative vote of the holders a majority of the shares of SM Energy common stock present virtually or represented by proxy at the SM Energy special meeting and entitled to vote thereon. Approval of the SM Energy charter amendment proposal requires that votes cast by the holders of shares of SM Energy common stock for the proposal exceed the votes cast by such holders against such proposal.
No business may be transacted at the SM Energy special meeting unless a quorum is present. The SM Energy special meeting may be adjourned by the chairman of the meeting (i) with the consent of Civitas, (ii) if a quorum is not present at the special meeting or if there are not sufficient votes at the time of the special meeting to approve the SM Energy merger proposals, whether or not a quorum is present, to solicit additional proxies, or (iii) to allow reasonable additional time for the filing and mailing of certain supplemental or amended proxy materials. Unless the SM Energy board fixes a new record date for the adjourned special meeting, the adjournment is for more than 30 days or law otherwise requires, no notice of an adjourned meeting need be given if the date, time and place of the resumption of the meeting are announced at the adjourned meeting.
The SM Energy board unanimously recommends that the SM Energy stockholders vote “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
For additional information on the recommendation of the SM Energy board, please see “The Mergers — Recommendation of the SM Energy Board and Reasons for the Mergers.”
Civitas Special Meeting (See page 52)
The Civitas special meeting will be held virtually at www.virtualshareholdermeeting.com/CIVI2026SM on [       ], 2026, at [      ], Mountain Time. The Civitas special meeting is being held to consider and vote on:
1.
a proposal to adopt the merger agreement; and

2.
a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers in connection with the mergers.

Closing of the mergers is conditioned on approval by Civitas stockholders of the Civitas merger proposal, but not on approval by Civitas stockholders of the Civitas compensation proposal.
Only record holders of shares of Civitas common stock at the close of business on [ ], 2025, the record date for the Civitas special meeting, are entitled to notice of, and to vote at, the Civitas special meeting. At the close of business on the record date, the only outstanding voting securities of Civitas were common stock, and [ ] shares of Civitas common stock were issued and outstanding, of which approximately [ ] were owned and entitled to be voted by Civitas directors and executive officers. The Civitas directors and executive officers are currently expected to vote their shares in favor of each Civitas proposal listed above.
Concurrently with the execution of the merger agreement, on November 3, 2025, Civitas entered into the Kimmeridge voting agreement with Kimmeridge, who, as of the record date for the Civitas special meeting, holds and is entitled to vote approximately [ ] shares of Civitas common stock at the Civitas special meeting, or approximately [ ]% of the issued and outstanding shares of Civitas common stock. Pursuant to the Kimmeridge voting agreement, a copy of which is included as Annex E to this joint proxy statement/prospectus, Kimmeridge has agreed, subject to the terms and conditions thereof, to vote the shares of Civitas common stock it owns at the time of the Civitas special meeting in a manner to facilitate the consummation of the mergers.
With respect to each Civitas proposal listed above, Civitas stockholders may cast one vote for each share of Civitas common stock that they own as of the Civitas record date. Approval of the Civitas merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal. Approval of the Civitas compensation proposal requires the affirmative vote of the holders of a majority of the shares of Civitas common stock present virtually or represented by proxy at the Civitas special meeting and entitled to vote on such proposal.
No business may be transacted at the Civitas special meeting unless a quorum is present. The Civitas special meeting may be adjourned by the chair of the meeting (i) with the consent of SM Energy, (ii) if a quorum is not present at the special meeting or if there are not sufficient votes at the time of the special meeting to approve the Civitas merger proposal, whether or not a quorum is present, to solicit additional proxies, or (iii) to allow reasonable additional time for the filing and mailing of certain supplemental or amended proxy materials. No notice of the reconvened meeting is required to be given if the date, time and place are announced at the Civitas special meeting unless the reconvened meeting is more than 30 days after the date of the original convening of the Civitas special meeting or new record date for Civitas stockholders entitled to vote is fixed for the adjourned meeting.
The Civitas board unanimously recommends that the Civitas stockholders vote “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal.
For additional information on the recommendation of the Civitas board, please see “The Mergers — Recommendation of the Civitas Board and Reasons for the Mergers.”
Opinion of SM Energy’s Financial Advisor (See page 86 and Annex B)
The SM Energy board retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the mergers. As part of this engagement, the SM Energy board requested that Evercore evaluate the fairness of the exchange ratio pursuant to the merger agreement, from a financial point of view, to SM Energy. At a meeting of the SM Energy board held on November 2, 2025, Evercore rendered to the SM Energy board its oral opinion, subsequently confirmed by delivery of a written opinion dated November 2, 2025, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to SM Energy.
The full text of the written opinion of Evercore, dated November 2, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this joint proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SM Energy board (solely in its capacity as such) in connection with its evaluation of the proposed mergers.

The opinion does not constitute a recommendation to the SM Energy board or to any other persons in respect of the mergers, including as to how any holder of shares of SM Energy common stock should vote or act in respect of the mergers. Evercore’s opinion does not address the relative merits of the mergers as compared to other business or financial strategies that might be available to SM Energy, nor does it address the underlying business decision of SM Energy to engage in the mergers.
For a further discussion of Evercore’s opinion, see “The Mergers — Opinion of SM Energy’s Financial Advisor” and the full text of the written opinion of Evercore attached as Annex B to this joint proxy statement/prospectus.
Opinion of Civitas’ Financial Advisor (See page 96 and Annex C)
Civitas retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the Transaction (as defined in the section entitled “The Mergers — Opinion of Civitas’ Financial Advisor”). At the meeting of the Civitas board on November 2, 2025, J.P. Morgan rendered its oral opinion to the Civitas board, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio provided for in the first merger was fair, from a financial point of view to the holders of Civitas common stock.
The full text of the written opinion of J.P. Morgan, dated November 2, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Civitas stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Civitas board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was limited to the fairness, from a financial point of view, to the holders of the Civitas common stock of the exchange ratio in the first merger and expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers or the other transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of Civitas or as to the underlying decision by Civitas to engage in the mergers. The opinion does not constitute a recommendation to any Civitas stockholder as to how such stockholder should vote with respect to the Transaction or any other matter.
For additional information on the opinion of J.P. Morgan, please see the section entitled “The Mergers — Opinion of Civitas’ Financial Advisor” beginning on page 96 and the full text of the written opinion of J.P. Morgan attached as Annex C to this joint proxy statement/prospectus.
For a further discussion of J.P. Morgan’s opinion, see “The Mergers — Opinion of Civitas’ Financial Advisor.”
Interests of SM Energy Directors and Executive Officers in the Mergers (See page 104)
In considering the recommendation of the SM Energy board that SM Energy stockholders vote to approve the SM Energy merger proposals, SM Energy stockholders should be aware that, aside from their interests as stockholders of SM Energy, SM Energy’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of SM Energy stockholders generally. The SM Energy board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the mergers, and in recommending the approval of the SM Energy merger proposals.
For more information on these interests and quantification of certain of these interests, please see “The Mergers — Interests of SM Energy Directors and Executive Officers in the Mergers.”
Interests of Civitas Directors and Executive Officers in the Mergers (See page 106)
In considering the recommendation of the Civitas board that stockholders vote “FOR” the Civitas merger proposal and the Civitas compensation proposal, Civitas stockholders should be aware that the executive officers and directors of Civitas have interests in the mergers that may be different from, or in addition to, those of Civitas stockholders generally. Such interests include the following and are more fully summarized below:
•
outstanding equity awards will be treated as set forth in the merger agreement, as described in more detail in “The Mergers — Interests of Civitas Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Civitas Equity Awards,” including that equity awards held by Civitas’ non-employee directors will vest upon the closing of the mergers in accordance with their terms. Equity awards held by Civitas’ employees that are assumed by SM Energy in the mergers will be subject to double-trigger vesting for the duration that they are outstanding;

•
the Civitas Severance Plan provides for certain severance payments and benefits upon a qualifying termination, and Civitas may amend the Civitas Severance Plan as described in more detail in “The Merger Agreement — Treatment of Civitas Equity Awards”;

•
Civitas may award cash retention bonuses to its employees, including its executive officers; and

•
executive officers and directors of Civitas have rights to indemnification, advancement of expenses, and directors’ and officers’ liability insurance that will survive the closing of the mergers.

The Civitas board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement, and in recommending the Civitas merger proposal and the Civitas compensation proposal. For a further discussion of the interests of Civitas directors and executive officers in the mergers, see “The Merger — Interests of Civitas Directors and Executive Officers in the Merger” beginning on page 106.
Board of Directors and Management of the Combined Company
Prior to the first effective time, SM Energy will take all necessary corporate actions so that, effective as of the first effective time, the number of directors constituting the combined company board will be 11 members, composed of (1) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties), two of whom will be designated by the chairman of the SM Energy board and four of whom will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board, and (2) five directors from among the members of the Civitas board as of the date of the merger agreement, two of whom will be designated by the chairman of the Civitas board and three of whom will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board. The individuals designated to serve on the combined company board following the first effective time are: Julio Quintana (as chairman), Bart Brookman, Beth McDonald, Ramey Peru, Rose Robeson and Ashwin Venkatraman as SM Energy designees, and Morris Clark, Carrie M. Fox, Lloyd W. “Billy” Helms, Jr., Wouter van Kempen and Howard Willard III as Civitas designees.
The chairman of the SM Energy board immediately prior to the first effective time will be appointed to serve as chairman of the combined company board. If any designee of the combined company board is either unwilling or unable to serve as a member of the combined company board at the time of his or her appointment, then another member of the Civitas board that is determined by the SM Energy board in good faith to be independent with respect to his or her service on the SM Energy board and is mutually agreed between Civitas and SM Energy will be appointed to fill such vacancy on the combined company board in lieu of such designee of the combined company board.
Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the combined company board will have three committees, consisting of (a) a Governance and Sustainability Committee, (b) an Audit Committee and (c) a Compensation Committee. The chairman of the Governance and Sustainability Committee and the Compensation Committee will be designated by the chairman of the Civitas board, and the chairman of the Audit Committee will be designated by the chairman of the SM Energy board, in each case, prior to the time at which the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becomes effective under the Securities Act. Prior to the first effective time, SM Energy will take all necessary corporate action so that effective as of the first effective time, each standing committee of the combined company board will be composed of an equal number of directors designated by SM Energy and by Civitas. Prior to the first effective time, SM Energy will take all necessary corporate action so that effective as of the first effective time, the Executive Committee of SM Energy is dissolved from and after the closing. In the event SM Energy, in its sole discretion, determines prior to the first effective time to split the Governance and Sustainability Committee into two committees, (i) the chairman of the Civitas board will designate the chairman of the Governance Committee and (ii) the chairman of the SM Energy board will designate the chairman of the Sustainability Committee.
The chief executive officer of the SM Energy immediately prior to the second effective time will, at the second effective time, initially be the chief executive officer of the combined company. The chief executive officer of SM Energy, the chief operating officer of SM Energy and the chief executive officer of Civitas will, by majority approval, select all other initial members of the management team of the combined company. Civitas and SM Energy have announced that upon closing of the mergers, the following individuals have been designated to serve in the positions indicated: Beth McDonald, President and Chief Executive Officer, Wade Pursell, Executive Vice President and Chief Financial Officer, Blake McKenna, Executive Vice President and Chief Operating Officer and James Lebeck, Executive Vice President — Corporate Development and General Counsel. For additional information, please see “The Mergers — Board of Directors and Management of the Combined Company.”
Appraisal Rights or Dissenters’ Rights (See page 116)
Because shares of Civitas common stock are listed on the NYSE and holders of eligible shares of Civitas common stock are not required to receive consideration other than shares of SM Energy common stock, which are also listed on the NYSE, and any cash received in lieu of fractional shares of SM Energy common stock in the first merger, Civitas stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the mergers.
Material U.S. Federal Income Tax Consequences (See page 112)
Assuming that the mergers are completed as currently contemplated, SM Energy and Civitas intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Civitas’ obligation to complete the mergers that it receive an opinion from Kirkland & Ellis LLP, counsel to Civitas (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Consequences”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of eligible shares of Civitas common stock for shares of SM Energy common stock in the first merger, except with respect to any cash received in lieu of a fractional share of SM Energy common stock.
Please see “The Mergers — Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders. Each Civitas stockholder is strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the mergers to that stockholder.
Accounting Treatment of the Mergers (See page 115)
SM Energy prepares its financial statements in accordance with GAAP. The mergers will be accounted for as a business combination, using the acquisition method of accounting with SM Energy being considered the acquirer of Civitas for accounting purposes. This means that SM Energy will record all assets acquired and liabilities assumed from Civitas at their fair values at the effective date of the mergers.
Regulatory Approvals (See page 115)
Antitrust Clearance
The closing of the mergers is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the transactions contemplated by the merger agreement cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and until the applicable waiting period under the HSR Act has expired or has been terminated. SM Energy and Civitas each filed an HSR Act notification with the FTC and the DOJ on November 26, 2025.
At any time before or after consummation of the mergers, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the mergers or seeking the divestiture of substantial assets of SM Energy or Civitas or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
SM Energy has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of SM Energy common stock issuable upon the first effective time will be registered with the SEC.
NYSE
Shares of SM Energy common stock currently trade on the NYSE under the stock symbol “SM.” The closing of the mergers is subject to approval for listing on the NYSE of the shares of SM Energy common stock to be issued in the first merger, subject to official notice of issuance.
Treatment of Indebtedness (See page 136)
Prior to the closing date, Civitas will deliver to SM Energy a duly executed payoff letter from the lenders or the lenders’ agent under the Civitas debt facility (as defined in the section entitled “The Merger Agreement — Treatment of Indebtedness”), which will provide that, upon payment of the amount specified in such payoff letter, all outstanding obligations of Civitas and its subsidiaries arising under or related to the Civitas debt facility will be repaid, discharged and extinguished in full and all encumbrances in connection therewith will be released. In connection with the consummation of the mergers, SM Energy will fully repay the outstanding borrowings and terminate all outstanding commitments under the Civitas debt facility.
The Civitas notes (as defined in the section entitled “The Merger Agreement — Treatment of Indebtedness”) will remain outstanding after closing of the second merger, and SM Energy will succeed Civitas as the issuer under the indentures governing the Civitas notes.
For a more detailed discussion on the treatment of Civitas’ indebtedness in connection with the mergers, please see “The Merger Agreement — Treatment of Indebtedness.”
Treatment of Civitas Equity-Based Awards (See page 119)
At the first effective time, each outstanding equity award issued pursuant to the Civitas LTIP, will be treated as follows:
•
each Civitas RSU Award that is outstanding immediately prior to the first effective time shall automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas RSU Award as of immediately prior to the first effective time (including any vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares of Civitas common stock subject to such Civitas RSU Award immediately prior to the first effective time and (ii) the exchange ratio;

•
each Civitas PSU Award that is outstanding immediately prior to the first effective time shall, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas PSU Award as of immediately prior to the first effective time (including any time-based vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the greater of (A) the target number of shares of Civitas common stock subject to such Civitas PSU Award as of immediately prior to the first effective time and (B) the number of shares of Civitas common stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement as of immediately prior to the first effective time (with such performance to be measured without any pro-ration, by the compensation committee of the Civitas board) and (ii) the exchange ratio; and
•
each Civitas Option Award that is outstanding immediately prior to the first effective time shall, at the first effective time, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas Option Award, but shall be converted into an option to purchase that number of shares of SM Energy common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Civitas common stock subject to such Civitas Option Award immediately prior to the first effective time and (y) the exchange ratio, at an exercise price per share of SM Energy common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Civitas Option Award divided by (B) the exchange ratio.

Delisting and Deregistration of Civitas Common Stock
Shares of Civitas common stock currently trade on the NYSE under the stock symbol “CIVI.” When the mergers are completed, the Civitas common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.
No Solicitation; Recommendations
Subject to certain exceptions, each of SM Energy and Civitas has agreed that it will not, and will not permit or authorize any of its subsidiaries or any of its or their directors or officers to, and will use reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives not to, directly or indirectly (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal (as defined in this joint proxy statement/prospectus), or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, any acquisition proposal or (iii) resolve, agree or propose to do any of the foregoing. For a more detailed discussion of the ability of SM Energy and Civitas to consider other acquisition proposals, please see “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals.”
Conditions to the Closing of the Mergers (See page 138)
The obligations of the parties to consummate the mergers are subject to the satisfaction at or prior to the first effective time of the following mutual conditions:
•
receipt of the Civitas required vote;

•
receipt of the SM Energy required vote;

•
the shares of SM Energy common stock issuable in accordance with the merger agreement being approved for listing on the NYSE, subject to official notice of issuance;

•
expiration or earlier termination of any waiting period (and any extension of such period) under the HSR Act or any other antitrust law relating to the mergers, and no agreement not to close embodied in a “timing agreement” being in effect with any governmental entity;

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition being in effect, and no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the mergers; and

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective, and no stop order suspending the effectiveness of the registration statement being issued, and no proceedings for that purpose having been initiated or threatened.

The obligations of SM Energy and Merger Sub to effect the mergers are also subject to the satisfaction, or waiver by SM Energy, at or prior to the first effective time of the following additional conditions:
•
the accuracy of the representations and warranties of Civitas as follows:

•
the representations and warranties of Civitas regarding organization, good standing and power, capital stock, authority, absence of certain changes or events (as it relates to a material adverse effect with respect to Civitas) and brokers must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date (except (i) with respect to the representation and warranty regarding capital stock, for any de minimis inaccuracies and (ii) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date); and

•
each other representation and warranty of Civitas set forth in the merger agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect set forth in any individual representation or warranty) as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date), except where the failure of any such representation and warranty to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Civitas;

•
Civitas’ performance of, in all material respects, its obligations under the merger agreement required to be performed at or prior to the first effective time;

•
the absence, since the date of the merger agreement, of any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Civitas; and

•
the receipt by SM Energy of a certificate signed by an executive officer of Civitas certifying that the conditions in the immediately preceding bullets with respect to representations and warranties, performance of obligations and absence of material adverse effect have been satisfied.

The obligations of Civitas to effect the mergers are also subject to the satisfaction, or waiver by Civitas, at or prior to the first effective time of the following additional conditions:
•
the accuracy of the representations and warranties of SM Energy and Merger Sub as follows:

•
the representations and warranties of SM Energy and Merger Sub (as applicable) regarding organization, good standing and power, capital stock, authority, absence of certain changes or events (as it relates to a material adverse effect) and brokers must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date (except (i) with respect to the representation and warranty regarding capital stock, for any de minimis inaccuracies and (ii) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date); and

•
each other representation and warranty of SM Energy and Merger Sub (as applicable) set forth in the merger agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect set forth in any individual representation or warranty) as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date), except where the failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to SM Energy;
•
SM Energy and Merger Sub’s performance of, in all material respects, their respective obligations under the merger agreement required to be performed at or prior to the first effective time;

•
the absence, since the date of the merger agreement, of any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to SM Energy;

•
the receipt by Civitas of a certificate signed by an executive officer of SM Energy certifying that the conditions in the immediately preceding bullets with respect to representations and warranties, performance of obligations and absence of material adverse effect have been satisfied; and

•
the receipt by Civitas of a written opinion from Civitas’ outside legal counsel (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), in form and substance reasonably satisfactory to Civitas, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As further discussed under the section titled “Risk Factors,” neither SM Energy nor Civitas can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
Termination of the Merger Agreement (See page 139)
SM Energy and Civitas may mutually agree in writing to terminate the merger agreement before consummating the mergers.
In addition, either SM Energy or Civitas may terminate the merger agreement if:
•
the mergers have not been consummated on or before 11:59 p.m. (Eastern Time) on August 3, 2026, which date will be automatically extended to November 2, 2026 (as applicable, the “outside date”) if certain conditions relating to any antitrust law have not been satisfied or waived on or prior to the outside date but all other conditions to closing have been satisfied or waived (or are then capable of being satisfied if the closing were to take place on such date in the case of those conditions to be satisfied at the closing), although such right to terminate will not be available to any party whose failure to fulfill in any material respect any of its obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure of the mergers to be consummated by the outside date (such termination, an “outside date termination”);

•
any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the mergers or any of the other transactions contemplated by the merger agreement, and such judgment, order, injunction, rule, decree or other action has become final and nonappealable (such termination, a “regulatory restraint termination event”); or

•
the Civitas required vote or SM Energy required vote has not been obtained at the applicable special meeting (or, if the applicable special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof) at which a vote on the Civitas merger proposal or the SM Energy merger proposals, as applicable, was taken (such termination, as applicable, a “Civitas no vote termination” or “SM Energy no vote termination”).

In addition, SM Energy may terminate the merger agreement prior to the first effective time:
•
if Civitas has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of the non-solicitation covenant), or if any representation or warranty of Civitas becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the first effective time (A) would result in the failure of any of the conditions to SM Energy or Merger Sub’s obligations to effect the mergers and (B) cannot be or has not been cured by the earlier of (1) the outside date and (2) 30 days after the giving of written notice to Civitas of such breach or failure; except that this right to terminate the merger agreement will not be available if either of SM Energy or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement such that the conditions to closing relating to accuracy of representations and warranties and performance of covenants would not be satisfied (“terminable breach”); or

•
at any time prior to the receipt of the Civitas required vote, if (A) the Civitas board makes a change of recommendation, (B) Civitas fails, within 10 business days of a tender or exchange offer relating to securities of Civitas having been publicly commenced, to publicly recommend against such tender or exchange offer, (C) Civitas fails to publicly reaffirm the recommendation of the Civitas board within 10 business days after the date any acquisition proposal with respect to Civitas or any material modification thereto is first publicly announced to the Civitas stockholders, upon a written request to do so by SM Energy, or (D) Civitas materially breaches its non-solicitation covenant.

In addition, Civitas may terminate the merger agreement prior to the first effective time:
•
if either SM Energy or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of the non-solicitation covenant), or if any representation or warranty of SM Energy or Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the first effective time (A) would result in the failure of any of the conditions to Civitas’ obligation to effect the mergers and (B) cannot be or has not been cured by the earlier of (1) the outside date and (2) 30 days after the giving of written notice to SM Energy of such breach or failure; except that this right to terminate the merger agreement will not be available if Civitas is then in terminable breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

•
at any time prior to the receipt of the SM Energy required vote, if (A) the SM Energy board makes a change of recommendation, (B) SM Energy fails, within 10 business days of a tender or exchange offer relating to securities of SM Energy having been publicly commenced, to publicly recommend against such tender or exchange offer, (C) SM Energy fails to publicly reaffirm the recommendation of the SM Energy board within 10 business days after the date any acquisition proposal with respect to SM Energy or any material modification thereto is first publicly announced to the SM Energy stockholders, upon a written request to do so by Civitas, or (D) SM Energy materially breaches its non-solicitation covenant.

Termination Fees and Expense Reimbursement (See page 141)
Termination Fees Payable by SM Energy
SM Energy will be required to pay to Civitas a termination fee of $79.0 million if the merger agreement is terminated:
•
by either party pursuant to an outside date termination or an SM Energy no vote termination, or by Civitas pursuant to an SM Energy terminable breach, and, in either case:

•
a bona fide acquisition proposal with respect to SM Energy has been publicly announced to the SM Energy stockholders or is otherwise publicly disclosed or otherwise publicly communicated to SM Energy stockholders; and

•
within one year after such termination, (i) SM Energy enters into an alternative acquisition agreement with respect to any acquisition proposal with respect to SM Energy or recommends or submits any acquisition proposal to its stockholders for adoption or (ii) there has been consummated any transaction in respect of any acquisition proposal with respect to SM Energy (in each case of clauses (i) and (ii), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “acquisition proposal”);
•
by Civitas following a material breach by SM Energy of its non-solicitation obligations under the merger agreement or a change of recommendation by SM Energy; or

•
by SM Energy pursuant to an SM Energy no vote termination (and, at the time of such termination, Civitas had the right to terminate the merger agreement as a result of a change of recommendation by SM Energy).

Termination Fees Payable by Civitas
Civitas will be required to pay to SM Energy a termination fee of $85.0 million if the merger agreement is terminated:
•
by either party pursuant to an outside date termination or a Civitas no vote termination, or by SM Energy pursuant to a Civitas terminable breach, and, in either case:

•
a bona fide acquisition proposal with respect to Civitas has been publicly announced to the Civitas stockholders or is otherwise publicly disclosed or otherwise publicly communicated to Civitas stockholders; and

•
within one year after such termination, (i) Civitas enters into an alternative acquisition agreement with respect to any acquisition proposal with respect to Civitas or recommends or submits any acquisition proposal to its stockholders for adoption or (ii) there has been consummated any transaction in respect of any acquisition proposal with respect to Civitas (in each case of clauses (i) and (ii), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “acquisition proposal”);

•
by SM Energy following a material breach by Civitas of its non-solicitation obligations under the merger agreement or a change of recommendation by Civitas; or

•
by Civitas pursuant to a Civitas no vote termination (and, at the time of such termination, SM Energy had the right to terminate the merger agreement as a result of a change of recommendation by Civitas).

Expenses
If the merger agreement is terminated by either Civitas or SM Energy pursuant to a Civitas no vote termination under circumstances in which the termination fee payable by Civitas is not then payable under the terms of the merger agreement, then Civitas will be required to reimburse SM Energy and its affiliates all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to SM Energy, Merger Sub and their respective affiliates) incurred by SM Energy and Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement, in an amount equal to $26.0 million, provided that such payment (i) will not relieve Civitas of any subsequent obligation to pay the termination fee payable by Civitas except to the extent indicated in the merger agreement and (ii) will not relieve Civitas from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud.
If the merger agreement is terminated by either Civitas or SM Energy pursuant to an SM Energy no vote under circumstances in which the termination fee payable by SM Energy is not then payable under the terms of the merger agreement, then SM Energy will be required to reimburse Civitas and its affiliates all of their reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to Civitas and its affiliates) incurred by Civitas or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement, in an amount equal to $24.0 million, provided that such payment (i) will not relieve SM Energy of any subsequent obligation to pay the termination fee payable by SM Energy except to the extent indicated in the merger agreement and (ii) will not relieve SM Energy from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud.
Specific Performance (See page 144)
In addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement, including to require the consummation of the mergers, and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement.
Closing and Effectiveness of the Mergers (See page 118)
Unless SM Energy and Civitas otherwise agree, the closing of the mergers will take place on the third business day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions for closing of the mergers set forth in the merger agreement (other than those conditions that by their nature must be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) is satisfied or (to the extent permissible) waived in accordance with the merger agreement.
Upon the terms and subject to the provisions of the merger agreement and in accordance with the DGCL, (i) as soon as practicable on the closing date, the applicable parties will file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, to effect the first merger, which will be effective upon filing, and (ii) as soon as practicable following the first effective time, file a certificate of merger, executed in accordance with the relevant provisions of the DGCL, to effect the second merger, which will be effective upon filing.
SM Energy and Civitas are working to complete the mergers prior to the outside date of August 3, 2026 (subject to extension in certain circumstances to November 2, 2026, pursuant to the terms of the merger agreement). It is possible that factors outside the control of both companies could result in the mergers being completed at a different time, or not at all. (See “The Merger Agreement — Conditions to the Closing of the Mergers.”)
Comparison of Stockholders’ Rights (See page 166)
Civitas stockholders receiving SM Energy common stock in the first merger will have different rights once they become stockholders of SM Energy due to differences between the governing documents of SM Energy and Civitas. These differences are described in more detail in “Comparison of Stockholders’ Rights.”
Risk Factors (See page 33)
Before voting at the SM Energy special meeting or the Civitas special meeting, you should carefully consider all of the information contained in and incorporated by reference into this joint proxy statement/prospectus, including the specific risk factors in the section titled “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following selected unaudited pro forma condensed combined balance sheet data gives effect to the mergers as if they had occurred on September 30, 2025, while the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2024, and the nine months ended September 30, 2025, is presented as if the mergers had occurred on January 1, 2024. The following selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of the SEC’s Regulation S-X, with SM Energy treated as the accounting acquirer. Under the acquisition method of accounting, SM Energy will record all assets acquired and liabilities assumed at their respective acquisition date fair values upon the closing date of the mergers. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of transaction expenses may also differ from those assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, they have been made solely for the purpose of providing pro forma financial statements, and they are subject to revision based on a final determination of fair value as of the respective dates of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of what the combined company’s financial position or results of operations would have been had the mergers been completed as of the dates presented in this joint proxy statement/prospectus. In addition, the unaudited pro forma condensed combined financial statements should not be taken as representative of the future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, revenue enhancements, cost savings or economies of scale that the combined company may achieve as a result of the mergers.
	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
	(unaudited) (in thousands, except per share data)
Pro Forma Condensed Combined Statement of Operations Data:
Total operating revenues and other income	$5,868,282	$7,895,322
Net income	$1,541,083	$2,255,850
Basic net income per common share	$6.45	$9.43
Diluted net income per common share	$6.40	$9.37
As of September 30, 2025
(unaudited) (in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$18,828,591
Total liabilities	$11,727,451
Total stockholders’ equity	$7,101,140

SUMMARY PRO FORMA COMBINED PROVED RESERVES AND PRODUCTION DATA
The following tables present the estimated unaudited pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves (“oil and gas reserves”) and production data. The unaudited pro forma reserve information set forth below is presented as of December 31, 2024, and gives effect to the mergers as if they had been completed on December 31, 2024. The unaudited pro forma combined production data set forth below is presented for the periods ended September 30, 2025 and December 31, 2024, and gives effect to the mergers as if they had been completed on January 1, 2024. SM Energy and Civitas utilize different production reporting policies in certain scenarios, resulting in differences in the presentation of production volumes and product streams. These differences do not affect the timing or measurement of revenue recognition or other financial statement amounts under GAAP. As the impact of conforming these policies is operational in nature and is not material to the pro forma combined financial information, no adjustment has been recorded.
The following summary unaudited pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The summary unaudited pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes included in this joint proxy statement/prospectus.
	As of December 31, 2024
	SM Energy	Civitas Resources	Pro Forma Combined
Net proved developed reserves:
Oil (MMBbl)	160.3	235.6	395.9
Gas (Bcf)	1,031.3	1,323.9	2,355.2
NGLs (MMBbl)	71.8	203.2	275.0
Total (MMBOE)	404.0	659.5	1,063.5
Net proved undeveloped reserves:
Oil (MMBbl)	135.7	69.7	205.4
Gas (Bcf)	517.8	215.7	733.5
NGLs (MMBbl)	52.4	32.6	85.0
Total (MMBOE)	274.3	138.3	412.6
	For the Nine Months Ended September 30, 2025
	SM Energy	Civitas Resources(1)	Pro Forma Combined
Net production volumes:
Oil (MMBbl)	30.3	40.9	71.2
Gas (Bcf)	111.1	148.4	259.5
NGLs (MMBbl)	7.6	22.2	29.8
Total (MMBOE)	56.5	87.7	144.2

(1)
Historically presented by Civitas as “Sales volumes.” Defined as all volumes for which a reporting entity is entitled to proceeds, including production, net to the reporting entity’s interest and third-party production obtained from percentage-of-proceeds contracts and sold by the reporting entity.

	For the Year Ended December 31, 2024
	SM Energy	Civitas Resources(1)	Pro Forma Combined
Net production volumes:
Oil (MMBbl)	29.4	58.0	87.4
Gas (Bcf)	137.0	218.9	355.9
NGLs (MMBbl)	10.2	31.6	41.8
Total (MMBOE)	62.4	126.1	188.5

(1)
Historically presented by Civitas as “Sales volumes.” Defined as all volumes for which a reporting entity is entitled to proceeds, including production, net to the reporting entity’s interest and third-party production obtained from percentage-of-proceeds contracts and sold by the reporting entity.

MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
SM Energy’s common stock is listed on the NYSE under the symbol “SM,” and Civitas’ common stock is listed on the NYSE under the symbol “CIVI.”
As of December 3, 2025, there were 114,554,192 shares of SM Energy common stock issued and outstanding and 85,313,364 shares of Civitas common stock issued and outstanding.
Because the exchange ratio will not be adjusted for changes in the market price of either SM Energy common stock or Civitas common stock, the market value of SM Energy common stock that Civitas stockholders will have the right to receive on the date the first merger is completed may vary significantly from the market value of the SM Energy common stock that Civitas stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of SM Energy common stock and Civitas common stock prior to voting your shares. Please see “Risk Factors.”
The following table sets forth the closing sale price per share of SM Energy common stock as reported on the NYSE and Civitas common stock as reported on the NYSE, in each case as of (i) October 31, 2025, the last full trading day prior to the public announcement of the mergers, and (ii) [      ], the last practicable trading day before the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Civitas common stock as of the same dates. The implied value was calculated by multiplying the closing price of a share of SM Energy common stock on the relevant date by the exchange ratio of 1.45 shares of SM Energy common stock for each share of Civitas common stock.
	SM Energy Common Stock		Civitas Common Stock		Exchange Ratio	Implied Per Share Value of Merger Consideration
October 31, 2025		$20.89		$28.83	1.45		$30.29
[ ]	$	[ ]	$	[ ]	1.45	$	[ ]
SM Energy stockholders and Civitas stockholders are encouraged to obtain current market quotations for SM Energy common stock and Civitas common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. No assurance can be given concerning the market price of SM Energy common stock before or after the effective date of the mergers. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.
Dividends
SM Energy
SM Energy has declared a quarterly cash dividend during each of the last three fiscal quarters. During the year ended December 31, 2024, SM Energy paid $85.0 million in dividends to its stockholders. Dividends paid reflect $0.74 per share of SM Energy common stock during the year ended December 31, 2024. The payment and amount of future dividends, whether before or after the mergers, remain at the discretion of the SM Energy board and may be dependent upon and subject to SM Energy’s future earnings, financial condition, covenants under its credit facilities and indentures governing each series of its outstanding senior notes, and other factors that the SM Energy board may deem relevant.
Civitas
Civitas has declared a quarterly cash dividend of $0.50 per share of Civitas common stock during each of the last three fiscal quarters. During the year ended December 31, 2024, Civitas declared $489.2 million in dividends for its stockholders. Dividends declared reflect $4.97 per share of Civitas common stock during the year ended December 31, 2024. The declaration and amount of future dividends remain at the discretion of the Civitas board and may be dependent upon and subject to Civitas’ future earnings, financial condition, covenants under its credit facility and indentures governing each series of its outstanding senior notes, and other factors that the Civitas board may deem relevant.
Merger Agreement
Pursuant to the terms of the merger agreement, until closing of the mergers, SM Energy agreed not to declare, set aside or pay any dividends or make any other distributions with respect to its capital stock or other equity interests, except for quarterly cash dividends not exceeding $0.20 per share of SM Energy common stock, with customary record and payment dates, including corresponding dividend equivalents on certain outstanding SM Energy equity awards.
Similarly, until closing of the mergers, Civitas has agreed not to declare, set aside or pay any dividends or make any other distributions with respect to its capital stock or other equity interests, except for regular quarterly cash dividends not exceeding $0.50 per share of Civitas common stock, with customary record and payment dates, including corresponding dividend equivalents on certain outstanding Civitas equity awards.
In addition, SM Energy and Civitas have agreed to coordinate the declaration of any dividends on their respective common stock, including the related record and payment dates, with the intent that holders of SM Energy common stock and Civitas common stock do not receive two dividends for the same quarter, or miss a dividend entirely, including with respect to their Civitas shares and the SM Energy shares they receive in the first merger.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus that address events or developments that SM Energy and Civitas expect, believe, or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “assume,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “pending,” “plan,” “potential,” “projected,” “seek,” “target,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus include, but are not limited to, statements regarding the mergers, the satisfaction of the closing conditions to the mergers, the timing of the mergers, costs and other financial impacts of the mergers, approval of the mergers by stockholders, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. Although SM Energy and Civitas believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results, performance or achievements of the combined company to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include those set forth under “Risk Factors” included in this joint proxy statement/prospectus, including:
•
the expected timing and likelihood of closing of the mergers, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the mergers that could reduce anticipated benefits or cause the parties to abandon the mergers;

•
the ability to integrate the SM Energy and Civitas businesses successfully;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or have a material adverse effect on the businesses of either SM Energy or Civitas, and the risk that a termination fee or expense reimbursement amount may be payable in certain circumstances by either of SM Energy or Civitas to the other party;

•
the possibility that stockholders of SM Energy or Civitas may not approve the mergers;

•
the risk that the parties may not be able to satisfy the conditions to the mergers in a timely manner or at all;

•
risks related to disruption of management time from ongoing business operations due to the mergers;

•
the risk that any announcements relating to the mergers could have adverse effects on the market price of SM Energy common stock or Civitas common stock;

•
the risk that the mergers and their announcement could have an adverse effect on the ability of SM Energy and Civitas to retain customers, retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally;

•
the significant costs required to complete the mergers and integrate operations of SM Energy and Civitas;

•
the risk that the combined company may be unable to achieve synergies or take longer than expected to achieve those synergies;

•
the risk that SM Energy will not secure expected benefits from the mergers;

•
whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations;

•
changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods, the uncertainty of evolving tariffs, and retaliatory tariffs implemented by other countries on U.S. goods, any future U.S. federal government shutdown, and the potential effects on the companies’ financial condition or results of operations;
•
business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or reallocation of capital, plans with respect to future dividend payments, debt repayments or redemptions, equity repurchases, capital markets activities, sustainability goals and initiatives, and the combined company’s outlook on its future financial condition or results of operations;

•
armed conflict, political instability, or civil unrest in oil and gas producing regions and shipping channels, including instability in the Middle East, the wars and armed conflicts between Russia and Ukraine, and among Israel and Hamas, Hezbollah, and Iran and its proxy forces, including recent U.S. involvement in the Israel-Iran conflict, and related potential effects on laws and regulations, or the imposition of economic or trade sanctions;

•
cash flows, liquidity, interest and related debt service expenses, changes in the combined company’s effective tax rate, and the ability to repay debt in the future;

•
the companies’ drilling and completion activities and other exploration and development activities, each of which could be affected by supply chain disruptions, inflation, tariffs or trade restrictions, pipeline capacity, the ability to obtain permits and governmental approvals, and plans by the companies, their joint development partners and/or other third-party operators;

•
possible or expected acquisitions and divestitures, including the possible divestiture or farm-out of, or farm-in or joint development of, certain properties;

•
oil and gas reserve estimates and estimates of both future net revenues and the present value of future net revenues associated with those reserve estimates, and the conversion of proved undeveloped reserves to proved developed reserves;

•
expected future production volumes, identified drilling locations, and drilling prospects, inventories, projects and programs;

•
expectations related to changes in proposed or final federal and state income tax laws and regulations, including the expected impacts of the One Big Beautiful Bill Act, enacted on July 4, 2025;

•
compliance with covenants under SM Energy’s and Civitas’ debt agreements; and

•
other financial, operational and legal risks and uncertainties detailed from time to time in either SM Energy’s or Civitas’ SEC filings.

SM Energy and Civitas caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SM Energy’s and Civitas’ most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither SM Energy nor Civitas undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that SM Energy or Civitas does update any forward-looking statement, no inference should be made that it will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning SM Energy, Civitas, the mergers or other matters and attributable to SM Energy or Civitas or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS
In addition to the other information included or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and carefully consider the risks associated with each of SM Energy and Civitas and their respective businesses. These risks can be found in SM Energy’s and Civitas’ Annual Reports on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described elsewhere in this joint proxy statement/prospectus or in the documents incorporated by reference could have a material adverse effect on SM Energy’s, Civitas’ or the combined company’s businesses, financial condition, cash flows and results of operations.
Risks Relating to the Mergers
Because the market price of SM Energy common stock will fluctuate, Civitas stockholders cannot be sure of the value of the shares of SM Energy common stock they will receive in connection with the mergers. In addition, because the exchange ratio is fixed, the number of shares of SM Energy common stock to be received by Civitas stockholders in connection with the mergers will not change between now and the time the mergers are completed to reflect changes in the trading prices of SM Energy common stock or Civitas common stock.
Each eligible share of Civitas common stock will be converted automatically into the right to receive 1.45 shares of SM Energy common stock in the first merger, with cash paid in lieu of the issuance of any fractional shares of SM Energy common stock. The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either SM Energy common stock or Civitas common stock changes. Therefore, the value of the merger consideration will depend on the market price of SM Energy common stock at the first effective time. The market price of SM Energy common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the SM Energy special meeting and the Civitas special meeting, the date the mergers are completed and thereafter. The market price of SM Energy common stock, when received by Civitas stockholders pursuant to the first merger, could be greater than, less than or the same as the market price of SM Energy common stock on the date of this joint proxy statement/prospectus or at the time of the Civitas special meeting.
Because the value of the merger consideration will depend on the market price of SM Energy common stock at the time the first merger is completed, Civitas stockholders will not know, or be able to determine at the time of the Civitas special meeting, the market value of the merger consideration they would receive upon closing of the first merger. Similarly, SM Energy stockholders will not know, or be able to determine at the time of the SM Energy special meeting, the market value of the shares of SM Energy common stock to be issued as merger consideration to Civitas stockholders in the first merger compared to the market value of the shares of Civitas common stock that are being exchanged in the first merger. Accordingly, you should obtain current stock price quotations for SM Energy common stock and Civitas common stock before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.
The market price for SM Energy common stock following the closing may be affected by factors different from those that historically have affected or currently affect SM Energy common stock or Civitas common stock.
Civitas stockholders will receive shares of SM Energy common stock upon closing of the first merger. SM Energy’s financial position will differ from its financial position before the closing of the mergers, and the results of operations of the combined company may be affected by factors that are different from those currently affecting the results of operations of SM Energy and those currently affecting the results of operations of Civitas. Accordingly, the market price and performance of SM Energy common stock is likely to be different from the performance of Civitas common stock in the absence of the mergers. In addition, general fluctuations in trading activity and prices on the NYSE could have a material adverse effect on the market for, or liquidity of, SM Energy common stock, regardless of SM Energy’s actual operating performance. For a discussion of the businesses of SM Energy and Civitas and important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to in “Where You Can Find More Information.”
SM Energy stockholders and Civitas stockholders will have reduced ownership in the combined company as compared to their respective ownership of SM Energy and Civitas prior to the first merger.
Based on the number of issued and outstanding shares of Civitas common stock as of December 3, 2025, and the number of issued and outstanding Civitas equity awards currently estimated to be payable in shares of SM Energy common stock in connection with the mergers, SM Energy anticipates issuing approximately 127.3 million shares of SM Energy common stock in the first merger. The actual number of shares of SM Energy common stock to be issued in the first merger will be determined at the closing of the first merger based on the number of shares of Civitas common stock issued and outstanding immediately prior to such time and the number of issued and outstanding Civitas equity awards payable in shares of SM Energy common stock in connection with the first merger. The issuance of these new shares could have the effect of depressing the market price of SM Energy common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, SM Energy’s earnings per share could cause the price of SM Energy common stock to decline or increase at a reduced rate.
Immediately after the closing of the first merger, it is expected that SM Energy stockholders as of immediately prior to the first merger will own approximately 48%, and Civitas stockholders as of immediately prior to the first merger will own approximately 52%, of the issued and outstanding shares of SM Energy common stock. As a result, SM Energy’s current stockholders and Civitas’ current stockholders will have less influence on the policies of the combined company than they currently have on the policies of SM Energy and Civitas, respectively.
SM Energy and Civitas must obtain certain regulatory approvals and clearances to consummate the mergers, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the mergers, result in additional expenditures of money and resources or reduce the anticipated benefits of the mergers.
The closing of the mergers is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the transactions contemplated by the merger agreement cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ and the applicable waiting period has expired or has been terminated.
SM Energy and Civitas each filed an HSR Act notification with the FTC and the DOJ on November 26, 2025. The 30-day HSR waiting period with respect to the mergers is expected to expire at 11:59 p.m. EDT on December 26, 2025, unless the FTC or the DOJ issues requests for additional information and documentary material related to the mergers. If the FTC or the DOJ issues such requests, the waiting period with respect to the mergers will be extended for an additional period of 30 calendar days, which will begin on the date on which both parties have substantially complied with such requests, as applicable. Complying with such requests can take a significant period of time and involve significant expense.
At any time before or after consummation of the mergers, notwithstanding the expiration of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the mergers or seeking the divestiture of substantial assets of SM Energy or Civitas or their respective subsidiaries or requiring SM Energy or Civitas to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the closing of the mergers, and notwithstanding the expiration of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the closing of the mergers or seeking divestiture of substantial assets of SM Energy or Civitas. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The obligations of each of SM Energy and Civitas to complete the mergers are subject to a number of conditions, which, if not fulfilled, or not fulfilled in a timely manner, may delay closing of the mergers or result in termination of the merger agreement.
The respective obligations of each of Civitas and SM Energy to effect the mergers are subject to the satisfaction (or waiver) at or prior to the first effective time of the following conditions:
•
receipt of the Civitas required vote and the SM Energy required vote;

•
any applicable waiting period (and any extension of such period) under the HSR Act or any other antitrust law relating to the transactions contemplated by merger agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, will have expired or been terminated;

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the mergers;

•
the shares of SM Energy common stock to be issued in the first merger as provided for in the merger agreement will have been approved for listing on the NYSE, subject to official notice of issuance;

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 will have been issued and no proceedings for that purpose have been initiated or threatened;

•
subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of the other party must be true and correct as of the date of the merger agreement and as of the closing date, and such party must have received an officer’s certificate from the other party to that effect;

•
the other party must have performed or complied in all material respects with all of its obligations under the merger agreement, and such party must have received an officer’s certificate from the other party to that effect;

•
since the date of the merger agreement there will not have occurred any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party, and such party must have received an officer’s certificate from the other party to that effect; and

•
Civitas will have received a written opinion from its counsel (or if its counsel is unable to deliver such opinion, SM Energy’s counsel or another nationally recognized law firm reasonably satisfactory to Civitas) to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Many of the conditions to closing of the mergers are not within either SM Energy’s or Civitas’ control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the merger agreement may be terminated. Although SM Energy and Civitas have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to consummate the transactions contemplated by the merger agreement in the most expeditious manner practicable, these and other conditions to the closing of the mergers may fail to be satisfied. In addition, satisfying the conditions to and completing the mergers may take longer, and could cost more, than SM Energy and Civitas expect. Furthermore, the requirements for obtaining the required clearances and approvals could delay the closing of the mergers for a significant period of time or prevent them from occurring. Any delay in completing the mergers may adversely affect the cost savings and other benefits that SM Energy and Civitas expect to achieve if the mergers and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date. For additional information, please see “The Merger Agreement — Conditions to the Closing of the Mergers.”

If the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Civitas stockholders may be required to pay substantial taxes.
The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and SM Energy and Civitas intend to report the mergers consistent with such qualification. It is a condition to Civitas’ obligation to complete the mergers that it receive an opinion from Kirkland & Ellis LLP, counsel to Civitas (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on representations from each of SM Energy and Civitas and on customary factual assumptions, as well as certain covenants and undertakings by SM Energy and Civitas. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the mergers, taken together, could differ materially from those described in this joint proxy statement/prospectus. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. Neither SM Energy nor Civitas intends to obtain a ruling from the IRS with respect to the tax consequences of the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS or a court determines that the mergers, taken together, are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss upon the exchange of eligible shares of Civitas common stock for SM Energy common stock in the first merger. See “The Mergers — Material U.S. Federal Income Tax Consequences.”
SM Energy’s ability to utilize certain tax attributes may be limited as a result of the ownership change.
SM Energy’s ability to utilize its carryover research and development credits and Civitas’ historic net operating loss carryforwards (“NOLs”) and other tax attributes may be limited. Civitas has a material amount of federal tax NOLs that will remain unutilized as of the closing of the mergers.
SM Energy’s ability to utilize these tax attributes to reduce future taxable income and reduce future tax liability following the consummation of the mergers depends on many factors, including its future income, which cannot be assured. Sections 382 and 383 of the Code (“Sections 382 and 383”) generally impose an annual limitation on the amount of attributes that can be used when a corporation has undergone an “ownership change” (as determined under Sections 382 and 383). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock has increased their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of the relevant corporation’s tax attributes would be subject to an annual limitation under Sections 382 and 383.
It is not yet known if or whether either Civitas or SM Energy will undergo an ownership change under Sections 382 and 383 as a result of the mergers. Accordingly, the amount of deferred tax assets presented in the pro forma financial information relating to these tax attributes may differ from the amount that is recorded in the financial statements after completion of the mergers and a full analysis under Sections 382 and 383 is finalized.
Uncertainties associated with the mergers may cause a loss of management personnel and other key employees of SM Energy or Civitas, which could adversely affect the future business and operations of the combined company.
SM Energy and Civitas are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the mergers will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of SM Energy or Civitas may experience uncertainty about their roles within the combined company following the mergers or other concerns regarding the timing and closing of the mergers or the operations of the combined company following the mergers, any of which may have an adverse effect on the ability of SM Energy or Civitas to retain or attract key management and other key personnel. In addition, the loss of key SM Energy or Civitas personnel could diminish the anticipated benefits of the mergers and may make the integration of the companies more difficult. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing personnel and may lose significant expertise and talent relating to the business of each of SM Energy and Civitas. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees of SM Energy or Civitas to the same extent that SM Energy and Civitas have previously been able to retain or attract their own employees.
The business relationships of SM Energy and Civitas may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of SM Energy or Civitas pending and following the mergers.
Parties with which SM Energy or Civitas do business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with SM Energy or Civitas following the mergers. SM Energy’s and Civitas’ business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than SM Energy or Civitas prior to or following the mergers. These disruptions could have a material adverse effect on the results of operations, cash flows and financial position of SM Energy or Civitas, regardless of whether the mergers are completed, as well as a material adverse effect on SM Energy’s ability to realize the expected cost savings and other benefits of the mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in closing of the mergers or termination of the merger agreement.
The merger agreement subjects SM Energy and Civitas to restrictions on their respective business activities prior to the first effective time.
The merger agreement subjects SM Energy and Civitas to restrictions on their respective business activities prior to the first effective time. The merger agreement obligates each of SM Energy and Civitas to, among other things, carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. These restrictions could prevent SM Energy and Civitas from pursuing certain business opportunities that arise prior to the first effective time and are outside the ordinary course of business. See “The Merger Agreement — Conduct of Business” for additional details.
Civitas directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Civitas stockholders generally.
In considering the recommendation of the Civitas board that Civitas stockholders vote in favor of the Civitas merger proposal and the Civitas compensation proposal, Civitas stockholders should be aware of and take into account the fact that Civitas directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Civitas stockholders generally. These interests include, among others, severance rights, rights to continuing indemnification and directors’ and officers’ liability insurance and accelerated vesting of outstanding equity awards held by non-employee directors. See “The Mergers — Interests of Civitas Directors and Executive Officers in the Mergers” for a more detailed description of these interests. The Civitas board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the mergers, in approving the merger agreement and the transactions contemplated thereby, including the mergers, and in recommending that the Civitas stockholders approve the Civitas merger proposal and the Civitas compensation proposal.
SM Energy directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the SM Energy stockholders generally.
In considering the recommendation of the SM Energy board that SM Energy stockholders vote to approve the SM Energy merger proposals, SM Energy stockholders should be aware that, aside from their interests as stockholders of SM Energy, SM Energy’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of SM Energy stockholders generally. For more information on these interests and quantification of certain of these interests, please see “The Mergers — Interests of SM Energy Directors and Executive Officers in the Mergers.” The SM Energy board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the mergers, and in recommending the approval of the SM Energy merger proposals.
The merger agreement limits SM Energy’s and Civitas’ respective ability to pursue alternatives to the mergers, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require SM Energy or Civitas to pay the other party a termination fee.
The merger agreement contains certain provisions that restrict each of SM Energy’s and Civitas’ ability to solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal with respect to SM Energy or Civitas, as applicable, and SM Energy and Civitas have each agreed to certain terms and conditions relating to their ability to enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, any acquisition proposal. Further, even if the SM Energy board or the Civitas board withdraws, modifies or qualifies in any manner adverse to the other party its recommendation with respect to the SM Energy merger proposals or the Civitas merger proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the SM Energy merger proposals or the Civitas merger proposal, as applicable, to a vote at their respective special meetings. In addition, SM Energy and Civitas generally must be given an opportunity by the other to offer to modify the terms of the merger agreement in response to any competing acquisition proposals or intervening events before the Civitas board or SM Energy board, respectively, may withdraw, modify or qualify their respective recommendations. The merger agreement further provides that under specified circumstances, including after receipt of certain alternative acquisition proposals, Civitas may be required to pay SM Energy a cash termination fee equal to $85.0 million or SM Energy may be required to pay Civitas a cash termination fee equal to $79.0 million. See “The Merger Agreement — Termination Fees and Expense Reimbursement” for additional details.
These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of Civitas or SM Energy from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in Civitas’ case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the mergers. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
The financial forecasts are based on various assumptions that may not be realized.
The unaudited prospective financial information set forth in the forecasts included under the sections “The Mergers — Certain SM Energy Unaudited Prospective Financial Information” and “The Mergers — Certain Civitas Unaudited Prospective Financial Information” were prepared solely for internal use and are subjective in many respects. SM Energy’s and Civitas’ prospective financial information were based solely upon assumptions of, and information available to, SM Energy’s management and Civitas’ management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond SM Energy’s and Civitas’ control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from SM Energy’s and Civitas’ estimates. In view of these uncertainties, the inclusion of prospective financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The unaudited prospective financial information set forth in the forecasts included under the sections “The Mergers — Certain SM Energy Unaudited Prospective Financial Information” and “The Mergers — Certain Civitas Unaudited Prospective Financial Information” was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither SM Energy nor Civitas undertakes any obligation, other than as required by applicable law, to update, correct or otherwise revise the unaudited prospective financial information in this joint proxy statement/prospectus to reflect events or circumstances after the date such prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances, even in the event that any or all of the assumptions underlying any such prospective financial information are no longer appropriate (even in the short term).
The unaudited prospective financial information and financial estimates of SM Energy and Civitas included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, the management of SM Energy and Civitas, as applicable. Neither Ernst & Young LLP, SM Energy’s independent registered public accounting firm, nor Deloitte & Touche LLP, Civitas’ independent registered public accounting firm, has audited, reviewed, examined, compiled or applied any procedures with respect to the accompanying unaudited prospective financial information or estimates and, accordingly, each of Ernst & Young LLP and Deloitte & Touche LLP does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information or estimates. The reports of such independent registered public accounting firms included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Mergers — Certain SM Energy Unaudited Prospective Financial Information” and “The Mergers — Certain Civitas Unaudited Prospective Financial Information” and “Experts” for more information.
The opinions of SM Energy’s and Civitas’ respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the closing of the mergers.
Each of SM Energy and Civitas has received an opinion from its respective financial advisor in connection with the signing of the merger agreement, but has not obtained any updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of SM Energy or Civitas, general market and economic conditions and other factors that may be beyond the control of SM Energy or Civitas, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of SM Energy or Civitas or the prices of the shares of SM Energy common stock or Civitas common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because neither SM Energy nor Civitas currently anticipates asking its financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. The SM Energy board’s recommendation that SM Energy stockholders vote in favor of the SM Energy merger proposals and the Civitas board’s recommendation that Civitas stockholders vote in favor of the Civitas merger proposal, however, are made as of the date of this joint proxy statement/prospectus.
Failure to complete the mergers could negatively impact SM Energy’s or Civitas’ stock price and have a material adverse effect on their results of operations, cash flows and financial positions.
If the mergers are not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the SM Energy stockholders or Civitas stockholders fail to approve the applicable proposals, the ongoing businesses of SM Energy and Civitas may be materially adversely affected and, without realizing any of the benefits of having completed the mergers, SM Energy and Civitas would be subject to a number of risks, including the following:
•
SM Energy and Civitas may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•
SM Energy and Civitas may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•
SM Energy and Civitas will still be required to pay certain significant costs relating to the mergers, such as legal, accounting, consulting, financial advisor and printing fees;

•
SM Energy or Civitas may be required to pay a termination fee or expense reimbursement fee as required by the merger agreement;

•
the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the merger agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•
matters relating to the mergers (including integration planning) require substantial commitments of time and resources by each company’s management, which may distract each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•
litigation may be commenced related to any failure to complete the mergers or related to any enforcement proceeding commenced against SM Energy or Civitas to perform their respective obligations pursuant to the merger agreement.

If the mergers are not completed, the risks described above may materialize and they may have a material adverse effect on SM Energy’s or Civitas’ results of operations, cash flows, financial position and stock price.
The shares of SM Energy common stock to be received by Civitas stockholders upon closing of the first merger will have different rights from shares of Civitas common stock.
Upon closing of the first merger, Civitas stockholders will no longer be stockholders of Civitas. Instead, former Civitas stockholders will become SM Energy stockholders, and, while their rights as SM Energy stockholders will continue to be governed by the laws of the state of Delaware, their rights will be subject to and governed by the terms of the SM Energy certificate of incorporation and bylaws. The terms of the SM Energy certificate of incorporation and bylaws are in some respects different than the terms of the Civitas certificate of incorporation and bylaws, which currently govern the rights of Civitas stockholders. See “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with shares of SM Energy common stock and shares of Civitas common stock.
SM Energy and Civitas are expected to incur significant transaction costs in connection with the mergers, which may be in excess of those anticipated by them.
SM Energy and Civitas have incurred and are expected to continue to incur significant non-recurring costs associated with negotiating and completing the mergers, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by SM Energy and Civitas whether or not the mergers are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs and filing fees. SM Energy will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. While SM Energy and Civitas have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other synergies and efficiencies related to the integration of the businesses, may not offset integration-related costs or achieve a net benefit in the near term or at all. Further, the merger agreement provides that under specified circumstances, including after receipt of certain alternative acquisition proposals, Civitas may be required to pay SM Energy a cash termination fee equal to $85.0 million or SM Energy may be required to pay Civitas a cash termination fee equal to $79.0 million. Under specified circumstances, SM Energy or Civitas may be required to reimburse the other party’s expenses upon or subsequent to a termination of the merger agreement. The costs described above and any unanticipated costs and expenses, many of which will be borne by SM Energy or Civitas even if the mergers are not completed, could have an adverse effect on SM Energy’s or Civitas’ financial condition and operating results.
Litigation relating to the mergers could result in an injunction preventing the closing of the mergers and/or substantial costs to SM Energy and Civitas.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on SM Energy’s and Civitas’ respective liquidity and financial condition.
Lawsuits against SM Energy, Civitas or their respective directors could also seek, among other things, injunctive or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the mergers. One of the conditions to the closing of the mergers is that no law or governmental order is in effect that restrains, enjoins, makes illegal or otherwise prohibits the closing of the mergers. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting closing of the mergers, that injunction may delay or prevent the mergers from being completed within the expected timeframe or at all, which may adversely affect SM Energy’s and Civitas’ financial condition and operating results. Either SM Energy or Civitas may terminate the merger agreement if any governmental order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts prevent the entry of and to remove such governmental order in accordance with the terms of the merger agreement.
There can be no assurance that any of the defendants will be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect SM Energy’s or Civitas’ financial condition and operating results.
The mergers may be completed even though material adverse changes subsequent to the announcement of the mergers, such as industry-wide changes or other events, may occur.
In general, either party can refuse to complete the mergers if there is a material adverse change affecting the other party. However, some types of changes do not permit either party to refuse to complete the transaction, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of SM Energy’s or Civitas’ financial condition or results of operations due to a decrease in commodity prices or general economic conditions would not give the other party the right to refuse to complete the mergers. In addition, the parties have the ability, but are under no obligation, to waive any material adverse change that results in the failure of a closing condition and instead proceed with completing the mergers. If adverse changes occur that affect either party but the parties are still required or voluntarily decide to complete the transaction, SM Energy’s financial condition and operating results after the mergers may suffer.
Civitas stockholders are not entitled to appraisal rights in connection with the mergers.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, Civitas stockholders will not have rights to an appraisal of the fair value of their shares in connection with the mergers because they are receiving shares of SM Energy common stock and SM Energy common stock is expected to continue to be traded on the NYSE following the effectiveness of the mergers.
Risks Relating to the Combined Company
SM Energy may be unable to integrate the business of Civitas successfully or realize the anticipated benefits of the mergers.
The mergers involve the combination of companies that currently operate as independent public companies. The combination of independent businesses is complex, costly and time consuming, and each of

SM Energy and Civitas will be required to devote significant management attention and resources to integrating their respective businesses. Potential difficulties that the companies may encounter as part of the integration process include:
•
the inability to successfully combine the businesses of Civitas with SM Energy in a manner that permits SM Energy to achieve, on a timely basis or at all, the enhanced revenue opportunities and synergies anticipated to result from the mergers;

•
complexities associated with managing the combined businesses, including difficulties addressing differences in operational philosophies and challenges integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•
the assumption of contractual obligations with less favorable or more restrictive terms; and

•
potential unknown liabilities and unforeseen increased expenses or delays associated with the mergers.

In addition, SM Energy and Civitas have previously operated and, until the closing of the mergers, will continue to operate, independently. It is possible that the integration process could result in:
•
diversion of the attention of each company’s management; and

•
the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the mergers and could reduce each company’s earnings or otherwise adversely affect the business and financial results of SM Energy following the mergers.
The synergies and other benefits attributable to the mergers may vary from expectations.
SM Energy may fail to realize the anticipated synergies and other benefits expected from the mergers, which could adversely affect its business, financial condition and operating results. The success of the mergers will depend, in significant part, on SM Energy’s ability to successfully integrate the acquired business and realize the anticipated strategic benefits and synergies from the combination. The anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated synergies and other benefits expected from the mergers within the anticipated timing or at all, the combined company’s business, financial condition and operating results may be adversely affected.
Legal proceedings and governmental investigations could have a negative impact on the business, financial condition and results of operations of the combined company.
The business of the combined company may be susceptible to legal proceedings and governmental investigations. In addition, during periods of depressed market conditions, the combined company may be subject to an increased risk of its customers, vendors, employees and others initiating legal proceedings against it. Lawsuits or claims against the combined company, including pending lawsuits and claims against SM Energy and Civitas, could have a material adverse effect on the combined company’s business, financial condition and results of operations. Any legal proceedings or claims, even if fully indemnified or insured, could negatively affect the combined company’s reputation among its customers and the public and make it more difficult for the combined company to compete effectively or obtain adequate insurance in the future.
The future results of the combined company following the mergers will suffer if it does not effectively manage its expanded operations.
Following the mergers, the size and geographic footprint of the business of the combined company will increase. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and geographies and associated increased costs and complexities. The combined company may also face increased scrutiny from governmental authorities as a result of its increased size.
The mergers may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the modification or termination of existing contracts.
Following the mergers, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of SM Energy or Civitas may modify, terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, SM Energy and Civitas have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require SM Energy or Civitas to obtain consents from these other parties in connection with the mergers, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the mergers, or if the combined company loses the benefits of the contracts of SM Energy or Civitas, the combined company’s business and financial performance could suffer.
The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions, and the actual results of operations, cash flows and financial position of the combined company after the mergers may differ materially.
The unaudited pro forma information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that SM Energy and Civitas believe are reasonable, and is not necessarily indicative of what SM Energy’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, SM Energy’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements have been prepared with the assumption that the mergers will be accounted for as a business combination, with SM Energy being the acquirer under GAAP, and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.
The SM Energy bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States are the exclusive forums for substantially all disputes between SM Energy and its stockholders, which could limit SM Energy stockholders’ ability to obtain a favorable judicial forum for disputes with SM Energy or its directors, officers or employees.
The SM Energy bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal district Court for the district of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on behalf of SM Energy, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SM Energy to SM Energy or SM Energy’s stockholders, (iii) any action asserting a claim against SM Energy or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the SM Energy certificate of incorporation or the SM Energy bylaws or (iv) any action asserting a claim against SM Energy or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SM Energy or its directors, officers or other employees, which may discourage such lawsuits against SM Energy and its directors, officers and other employees. Alternatively, if a court were to find this provision to be inapplicable or unenforceable in an action, SM Energy may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on its business, financial condition, and results of operations.
Following the mergers, the market price of SM Energy common stock may be depressed by the perception that Civitas stockholders may sell their shares of SM Energy common stock.
Subject to applicable securities laws, former Civitas stockholders may seek to sell shares of SM Energy common stock received by them in connection with the first merger. The merger agreement contains no restriction on the ability of the former Civitas stockholders to sell such shares of SM Energy common stock. Sales of SM Energy common stock (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of SM Energy common stock, may affect the market for, and the market price of, shares of SM Energy common stock in an adverse manner.
Other Risks Relating to SM Energy and Civitas
As a result of entering into the merger agreement, SM Energy’s and Civitas’ businesses are and will be subject to the risks described above. In addition, SM Energy and Civitas are, and following closing of the mergers, the combined company will be, subject to the risks described in SM Energy’s and Civitas’ Annual Reports on Form 10-K for the year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

SM ENERGY SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to SM Energy stockholders as part of a solicitation of proxies by the SM Energy board for use at the SM Energy special meeting. This joint proxy statement/prospectus provides SM Energy stockholders with important information about the SM Energy special meeting and should be read carefully in its entirety.
Date, Time and Place of the SM Energy Special Meeting
The special meeting of SM Energy stockholders will be held virtually at [           ], on [           ], 2026, at [           ], Mountain Time.
Purpose of the SM Energy Special Meeting
The SM Energy special meeting is being held to consider and vote on:
1.
a proposal to approve the issuance of shares of SM Energy common stock to Civitas stockholders pursuant to the merger agreement; and

2.
a proposal to approve an amendment of SM Energy’s certificate of incorporation to increase the number of authorized shares of SM Energy common stock from 200 million to 400 million, in the form attached to this joint proxy statement/prospectus as Annex D.

Closing of the mergers is conditioned on approval by SM Energy stockholders of the SM Energy merger proposals.
Recommendation of the SM Energy Board
The SM Energy board unanimously recommends that SM Energy stockholders vote “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
This joint proxy statement/prospectus contains important information regarding the SM Energy merger proposals and factors that SM Energy stockholders should consider when deciding how to cast their votes. SM Energy stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement, including the mergers and other transactions contemplated by the merger agreement, and the SM Energy merger proposals.
Voting by Directors and Executive Officers
On the SM Energy record date, SM Energy directors and executive officers, as a group, beneficially owned and were entitled to vote [      ] shares of SM Energy common stock, or approximately [     ]% of the issued and outstanding shares of SM Energy common stock. Although none of them has entered into any agreement obligating them to do so as a director or executive officer of SM Energy, SM Energy currently expects that all of its directors and executive officers will vote their shares “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
Record Date
The SM Energy board has fixed the close of business on [           ], 2025 as the SM Energy record date for the determination of the SM Energy stockholders entitled to receive notice of, and to vote at, the SM Energy special meeting. The SM Energy stockholders of record on the SM Energy record date are the only SM Energy stockholders that are entitled to receive notice of, and to vote at, the SM Energy special meeting.
Outstanding Shares and Voting Rights of SM Energy Stockholders
At the close of business on the record date, [           ] shares of SM Energy common stock were issued and outstanding, held of record by [     ] holders. Each share of SM Energy common stock outstanding on the record date is entitled to one vote on each proposal and any other matter coming before the SM Energy special meeting.

Stockholder List
A list of the SM Energy stockholders of record who are entitled to vote at the SM Energy special meeting will be available for inspection at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, during ordinary business hours, for a period of no less than ten days before the SM Energy special meeting.
Quorum
No business may be transacted at the SM Energy special meeting unless a quorum is present. A quorum will exist if SM Energy stockholders holding one-third of SM Energy’s outstanding shares of common stock are present in person or represented by proxy at the SM Energy special meeting. Virtual attendance at the SM Energy special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Shares held by SM Energy as treasury shares are not entitled to vote and do not count toward a quorum. Abstentions count as present for purposes of establishing a quorum at the SM Energy special meeting. Abstentions occur when stockholders are present at the SM Energy special meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting.
Broker non-votes (if any) that do not provide direction on any proposal at the SM Energy special meeting will be excluded in determining whether a quorum is present for such meeting. However, if a broker non-vote occurs because you are a beneficial owner of SM Energy common stock and provide your broker, bank or other nominee with instructions to vote on one of the proposals but not the other proposal being considered at the SM Energy special meeting, your shares will be treated as present for purposes of determining the presence of a quorum at such meeting. When a broker, bank or other nominee does not have discretion to vote on a particular matter, a stockholder has not given timely instructions on how the broker, bank or other nominee should vote its shares, and the broker, bank or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results.
Adjournment
The SM Energy special meeting may be adjourned by the chairman of the meeting (i) with the consent of Civitas, (ii) if a quorum is not present at the special meeting or if there are not sufficient votes at the time of the special meeting to approve the SM Energy merger proposals, whether or not a quorum is present, to solicit additional proxies, or (iii) to allow reasonable additional time for the filing and mailing of certain supplemental or amended proxy materials. Additionally, the SM Energy special meeting may be adjourned by a majority of the voting power of the SM Energy common stock present in person or represented by proxy at the meeting and entitled to vote thereon.
Unless the SM Energy board fixes a new record date for the adjourned special meeting, the adjournment is for more than 30 days or law otherwise requires, no notice of the reconvened meeting is required to be given if the date, time and place are announced at the SM Energy special meeting. At any reconvened SM Energy special meeting at which a quorum is present, (i) any business may be transacted that may have been transacted at the SM Energy special meeting had a quorum been present and (ii) all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the SM Energy special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Vote Required
The required votes to approve the SM Energy proposals are as follows:
•
The SM Energy stock issuance proposal requires the affirmative vote of the holders of a majority of the shares of SM Energy common stock present in person or represented by proxy at the SM Energy special meeting and entitled to vote thereon. Abstentions will be counted in determining the total number of shares “entitled to vote” on the SM Energy stock issuance proposal and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes (if any) will have no effect on the outcome of the vote on the SM Energy stock issuance proposal.

•
The SM Energy charter amendment proposal requires the votes cast for the SM Energy charter amendment by the holders of outstanding shares of SM Energy common stock to exceed the votes cast against the SM Energy charter amendment by the holders of outstanding shares of SM Energy common stock. Abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record
If you were a record holder of SM Energy common stock at the close of business on the record date for the SM Energy special meeting, a proxy card is enclosed for your use. SM Energy requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the SM Energy proxy card, (ii) calling the toll-free number listed on the SM Energy proxy card or (iii) submitting your SM Energy proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of SM Energy common stock represented by it will be voted at the SM Energy special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
If a proxy is returned without an indication as to how the shares of SM Energy common stock represented are to be voted with regard to a particular proposal, the SM Energy common stock represented by the proxy will be voted in accordance with the recommendation of the SM Energy board of directors and, therefore, “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
At the date hereof, the SM Energy board of directors has no knowledge of any business that will be presented for consideration at the SM Energy special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in SM Energy’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the SM Energy special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Accordingly, if you were a record holder of SM Energy common stock on the record date for the SM Energy special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the SM Energy special meeting virtually. Proxies submitted through the specified internet website or by phone must be received by [           ], Mountain Time, on [           ], 2026, to ensure that the proxies are voted.
Shares Held in Street Name
If you hold shares of SM Energy common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to SM Energy or by voting virtually at the SM Energy special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of SM Energy common stock on behalf of their customers may not give a proxy to SM Energy to vote those shares without specific instructions from their customers.
If you are an SM Energy stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the SM Energy proposals.
Attendance at the SM Energy Special Meeting and Voting Virtually
The SM Energy special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on

[           ], 2026, at [           ], Mountain Time. To attend the special meeting, visit [           ] and enter the 16-digit control number on the proxy card or voting instruction form you received. SM Energy stockholders of record who wish to vote at the special meeting should follow the instructions at [           ]. Online check-in will begin at [           ], Mountain Time. Please allow time for online check-in procedures.
The virtual stockholder meeting format uses technology designed to increase stockholder access, save SM Energy and SM Energy stockholders time and money, and provide SM Energy stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide SM Energy stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.
Proxies and Revocation
SM Energy stockholders of record may revoke their proxies at any time before their shares of SM Energy common stock are voted at the SM Energy special meeting in any of the following ways:
•
delivering written notice of revocation of the proxy to SM Energy’s corporate secretary at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, by no later than [  :  ] a.m., Mountain Time, on [           ], 2026;

•
delivering another proxy with a later date to SM Energy’s corporate secretary at SM Energy’s executive offices at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203, by no later than [  :  ] a.m., Mountain Time, on [           ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than [  :  ] a.m., Mountain Time, on [           ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the SM Energy special meeting virtually and voting his, her or its shares during the meeting; attendance at the SM Energy special meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the SM Energy corporate secretary before the proxy is exercised or unless you vote your shares virtually during the SM Energy special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Solicitation of Proxies
SM Energy will pay all costs of soliciting proxies related to the SM Energy special meeting. SM Energy has retained D.F. King & Co. Inc. to assist in the solicitation of proxies for total fees of $17,500, plus reimbursement of reasonable out-of-pocket expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, electronic mail or via the Internet. In addition, SM Energy’s officers, directors, and employees may solicit proxies in person, by telephone, or by other electronic means of communication. Such directors, officers and employees will not be compensated for soliciting the proxies but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. SM Energy may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of SM Energy common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
Other Matters
At this time, SM Energy knows of no other matters to be submitted at the SM Energy special meeting.

Householding of Proxy Statement/Prospectus
SM Energy stockholders of record who have the same address and last name will receive only one copy of this proxy statement/prospectus until such time as one or more of these stockholders notify SM Energy that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of this proxy statement/prospectus, please submit a request to SM Energy’s Corporate Secretary, Andrew T. Fiske, at 1700 Lincoln St., Suite 3200, Denver, CO 80203, or call (303) 837-2464, and SM Energy will promptly send such materials to you at no cost. You may also contact SM Energy’s Corporate Secretary at the address and phone number above if you receive multiple copies of this proxy statement/prospectus and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their broker, bank or other nominee.
Questions and Additional Information
SM Energy stockholders may contact SM Energy’s proxy solicitor with any questions about the SM Energy merger proposals or how to vote or to request additional copies of any materials at:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and brokers, please call: (212) 257-2543
All others, please call toll-free: (877) 732-3617
E-mail: SM@dfking.com

THE SM ENERGY STOCK ISSUANCE PROPOSAL
This joint proxy statement/prospectus is being furnished to you as a stockholder of SM Energy as part of the solicitation of proxies by the SM Energy board for use at the SM Energy special meeting to consider and vote upon a proposal to approve the issuance of shares of SM Energy common stock in the first merger pursuant to the terms of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the NYSE rules, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any business combination if the number of shares of common stock to be issued in such transaction is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the mergers are completed, it is currently estimated that SM Energy will issue approximately 127.3 million shares of SM Energy common stock in the first merger, which will exceed 20% of the shares of SM Energy common stock outstanding before such issuance and for this reason SM Energy must obtain the approval of SM Energy stockholders for that issuance.
In the event the SM Energy stock issuance proposal is approved by the SM Energy stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of shares of SM Energy common stock in the first merger, SM Energy will not issue any shares of SM Energy common stock as a result of the approval of the SM Energy stock issuance proposal.

IF YOU ARE AN SM ENERGY STOCKHOLDER, THE SM ENERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SM ENERGY STOCK ISSUANCE PROPOSAL.

THE SM ENERGY CHARTER AMENDMENT PROPOSAL
SM Energy stockholders are being asked at the SM Energy special meeting to consider and vote upon a proposal to approve an amendment to SM Energy’s certificate of incorporation to increase the number of authorized shares of SM Energy common stock from 200 million to 400 million, in the form attached to this joint proxy statement/prospectus as Annex D. If adopted by the SM Energy stockholders, the amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment would replace Article Fourth of SM Energy’s restated certificate of incorporation with the following language:
“The total number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, of $0.01 par value each.”
As of December 3, 2025, SM Energy had 200 million authorized shares of SM Energy common stock, with approximately 114,554,192 million shares of SM Energy common stock outstanding, zero shares of SM Energy common stock held as treasury shares, and approximately 8,489,805 shares of SM Energy common stock either underlying awards (assuming “maximum” performance for performance-based awards) outstanding or still available for grant under SM Energy’s employee stock purchase and equity incentive plans. In addition, if the mergers are completed, it is currently estimated that SM Energy will issue approximately 127,325,455 shares of SM Energy common stock in the first merger.
Approval of the SM Energy charter amendment proposal is a condition to the closing of the mergers. The increase in authorized shares of SM Energy common stock is required to issue the shares of SM Energy common stock that comprise the merger consideration in the first merger. The SM Energy board also believes that the increased number of authorized shares of SM Energy common stock contemplated by the SM Energy charter amendment proposal is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by the SM Energy stockholders (except as required by applicable law or NYSE rules), for such corporate purposes as may be determined by the SM Energy board, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The additional 200 million shares authorized would be a part of the existing class of SM Energy common stock and, if issued, would have the same rights and privileges as the shares of SM Energy common stock presently issued and outstanding.
Other than payment of the merger consideration and issuances of shares available for grant under SM Energy’s equity incentive plans, SM Energy has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of SM Energy common stock that will result from SM Energy’s adoption of the proposed amendment. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of SM Energy’s existing stockholders, any future issuance of additional authorized shares of SM Energy common stock may, among other things, dilute the earnings per share of the SM Energy common stock and the equity and voting rights of those holding SM Energy common stock at the time the additional shares are issued.
In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of SM Energy common stock may make it more difficult to, or discourage an attempt to, obtain control of SM Energy by means of a takeover bid that the SM Energy board determines is not in the best interest of SM Energy and its stockholders. However, the SM Energy board does not intend or view the proposed increase in the number of authorized shares of SM Energy common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of SM Energy.
In the event the SM Energy charter amendment proposal is approved by the SM Energy stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of shares of SM Energy common stock in the first merger, SM Energy will not file the certificate of amendment with the Secretary of State of the State of Delaware as a result of the approval of the SM Energy charter amendment proposal and will abandon the SM Energy charter amendment.

IF YOU ARE AN SM ENERGY STOCKHOLDER, THE SM ENERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SM ENERGY CHARTER AMENDMENT PROPOSAL.

CIVITAS SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to Civitas stockholders as part of a solicitation of proxies by the Civitas board for use at the Civitas special meeting. This joint proxy statement/prospectus provides Civitas stockholders with important information about the Civitas special meeting and should be read carefully in its entirety.
Date, Time and Place of the Civitas Special Meeting
The special meeting of Civitas stockholders will be held virtually at www.virtualshareholdermeeting.com/CIVI2026SM on [           ], 2026, at [           ], Mountain Time.
Purpose of the Civitas Special Meeting
The Civitas special meeting is being held to consider and vote on:
1.
a proposal to adopt the merger agreement; and

2.
a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers in connection with the mergers.

Closing of the mergers is conditioned on approval by Civitas stockholders of the Civitas merger proposal, but not on approval by Civitas stockholders of the Civitas compensation proposal.
Recommendation of the Civitas Board
The Civitas board unanimously recommends that Civitas stockholders vote “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal.
This joint proxy statement/prospectus contains important information regarding the Civitas merger proposal, the Civitas compensation proposal and factors that Civitas stockholders should consider when deciding how to cast their votes. Civitas stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement, including the mergers and other transactions contemplated by the merger agreement, and the Civitas merger proposal and the Civitas compensation proposal.
Voting by Directors and Executive Officers
On the Civitas record date, Civitas directors and executive officers, as a group, beneficially owned and were entitled to vote [           ] shares of Civitas common stock, or approximately [     ]% of the issued and outstanding shares of Civitas common stock. Although none of them has entered into any agreement obligating them to do so as a director or executive officer of Civitas, Civitas currently expects that all of its directors and executive officers will vote their shares “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal.
Kimmeridge Voting Agreement
In connection with the execution of the merger agreement, on November 3, 2025, Civitas entered into the Kimmeridge voting agreement with Kimmeridge, a copy of which is included as Annex E to this joint proxy statement/prospectus. Kimmeridge has agreed to vote or cause to be voted all shares of Civitas common stock held by it at the time of the Civitas special meeting (i) in favor of (1) adoption of the merger agreement and approval of any other matters necessary for consummation of the transactions contemplated by the merger agreement, including the mergers, and (2) any proposal to adjourn or postpone the Civitas special meeting to a later date if there are not sufficient votes to adopt the merger agreement; and (ii) against (1) any acquisition proposal or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Civitas under the merger agreement or of Kimmeridge under the Kimmeridge voting agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the mergers or the fulfillment of SM Energy’s, Civitas’ or Merger Sub’s conditions or obligations under the merger agreement or change in any manner the voting rights of any class of Civitas capital stock (including any amendments to the Civitas certificate of incorporation or bylaws). Pursuant to the Kimmeridge voting agreement, Kimmeridge is not permitted to voluntarily transfer any shares of its Civitas common stock prior to the Civitas special meeting, except to affiliates of Kimmeridge. As of the record date for the Civitas special meeting, Kimmeridge holds and is entitled to vote approximately [           ] shares of Civitas common stock at the Civitas special meeting, or approximately [      ]% of the issued and outstanding shares of Civitas common stock. The Kimmeridge voting agreement will terminate on the earliest of (i) the first effective time, (ii) the termination of the merger agreement in accordance with its terms, (iii) the termination of the Kimmeridge voting agreement by mutual written consent of the parties thereto; (iv) the date on which a change of recommendation by the Civitas board occurs; and (v) the effectiveness of any modification, waiver or amendment to the merger agreement effected without Kimmeridge’s consent that (a) decreases the amount or changes the form of consideration payable to all of the Civitas stockholders pursuant to the terms of the merger agreement as in effect on the date of the Kimmeridge voting agreement or (b) otherwise materially adversely affects the interests of Kimmeridge or the Civitas stockholders.
Record Date
The Civitas board has fixed the close of business on [           ], 2025 as the Civitas record date for the determination of the Civitas stockholders entitled to receive notice of, and to vote at, the Civitas special meeting. The Civitas stockholders of record on the Civitas record date are the only Civitas stockholders that are entitled to receive notice of, and to vote at, the Civitas special meeting.
Outstanding Shares and Voting Rights of Civitas Stockholders
At the close of business on the record date, [           ] shares of Civitas common stock were issued and outstanding, held of record by [           ] holders. Each share of Civitas common stock outstanding on the record date is entitled to one vote on each proposal and any other matter coming before the Civitas special meeting.
Stockholder List
A list of the Civitas stockholders of record who are entitled to vote at the Civitas special meeting will be available for inspection at Civitas’ executive offices at 555 17th Street, Suite 3700, Denver, Colorado 80202, during ordinary business hours, for a period of no less than ten days before the Civitas special meeting.
Quorum
No business may be transacted at the Civitas special meeting unless a quorum is present. Holders of a majority of the outstanding shares of Civitas common stock entitled to vote at the Civitas special meeting, present virtually or represented by proxy at the Civitas special meeting, will constitute a quorum for the transaction of business to be considered at such meeting. Abstentions will be included in determining whether a quorum is present at the Civitas special meeting. Broker non-votes (if any) that do not provide direction on any proposal at the Civitas special meeting will be excluded in determining whether a quorum is present for such meeting. However, if a broker non-vote occurs because you are a beneficial owner of Civitas common stock and provide your broker, bank or other nominee with instructions to vote on one of the proposals but not the other proposal being considered at the Civitas special meeting, your shares will be treated as present for purposes of determining the presence of a quorum at such meeting. When a broker, bank or other nominee does not have discretion to vote on a particular matter, a stockholder has not given timely instructions on how the broker, bank or other nominee should vote its shares, and the broker, bank or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results.
Adjournment
The Civitas special meeting may be adjourned by the chair of the meeting (i) with the consent of SM Energy, (ii) if a quorum is not present at the special meeting or if there are not sufficient votes at the time of the special meeting to approve the Civitas merger proposal, whether or not a quorum is present, to solicit additional proxies, or (iii) to allow reasonable additional time for the filing and mailing of certain supplemental or amended proxy materials. Additionally, the Civitas special meeting may be adjourned by the affirmative vote of a majority of the shares of Civitas common stock, present virtually or represented by proxy at the Civitas special meeting and entitled to vote thereon, regardless of whether there is a quorum.
No notice of the reconvened meeting is required to be given if the date, time and place are announced at the Civitas special meeting unless the reconvened meeting is more than 30 days after the date of the original convening of the Civitas special meeting or new record date for Civitas stockholders entitled to vote is fixed for the adjourned meeting. At any reconvened Civitas special meeting at which a quorum is present, (i) any business may be transacted that may have been transacted at the Civitas special meeting had a quorum been present and (ii) all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Civitas special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Vote Required
The required votes to approve the Civitas proposals are as follows:
•
The Civitas merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal. Assuming a quorum is present, shares that are not present virtually or represented by proxy at the Civitas special meeting, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the approval of such proposal.

•
The Civitas compensation proposal requires the affirmative vote of the holders of a majority of the shares of Civitas common stock present virtually or represented by proxy at the Civitas special meeting and entitled to vote on such proposal. Assuming a quorum is present, shares that are not present virtually or represented by proxy at the Civitas special meeting and broker non-votes (if any) will have no effect on the vote for such proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record
If you were a record holder of Civitas common stock at the close of business on the record date for the Civitas special meeting, a proxy card is enclosed for your use. Civitas requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Civitas proxy card, (ii) calling the toll-free number listed on the Civitas proxy card or (iii) submitting your Civitas proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Civitas common stock represented by it will be voted at the Civitas special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
If a proxy is returned without an indication as to how the shares of Civitas common stock represented are to be voted with regard to a particular proposal, the Civitas common stock represented by the proxy will be voted in accordance with the recommendation of the Civitas board and, therefore, “FOR” the Civitas merger proposal and “FOR” the Civitas compensation proposal.
At the date hereof, the Civitas board has no knowledge of any business that will be presented for consideration at the Civitas special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Civitas’ Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Civitas special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Accordingly, if you were a record holder of Civitas common stock on the record date for the Civitas special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Civitas special meeting virtually. Proxies

submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on [           ], 2026, to ensure that the proxies are voted.
Shares Held in Street Name
If you hold shares of Civitas common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Civitas or by voting virtually at the Civitas special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Civitas common stock on behalf of their customers may not give a proxy to Civitas to vote those shares without specific instructions from their customers.
If you are a Civitas stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Civitas proposals.
Attendance at the Civitas Special Meeting and Voting Virtually
The Civitas special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on [           ], 2026, at [           ], Mountain Time. To attend the special meeting, visit www.virtualshareholdermeeting.com/CIVI2026SM and enter the 16-digit control number on the proxy card or voting instruction form you received. Civitas stockholders of record who wish to vote at the special meeting should follow the instructions at www.proxyvote.com. Online check-in will begin at [           ], Mountain Time. Please allow time for online check-in procedures.
The virtual stockholder meeting format uses technology designed to increase stockholder access, save Civitas and Civitas stockholders time and money, and provide Civitas stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide Civitas stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.
Proxies and Revocation
Civitas stockholders of record may revoke their proxies at any time before their shares of Civitas common stock are voted at the Civitas special meeting in any of the following ways:
•
delivering written notice of revocation of the proxy to Civitas’ corporate secretary at Civitas’ principal executive offices at 555 17th Street, Suite 3700, Denver, Colorado 80202, by no later than [     ], 2026;

•
delivering another proxy with a later date to Civitas’ corporate secretary at Civitas’ principal executive offices at 555 17th Street, Suite 3700, Denver, Colorado 80202, by no later than [     ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on [           ], 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Civitas special meeting virtually and voting his, her or its shares during the meeting; attendance at the Civitas special meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the Civitas corporate secretary before the proxy is exercised or unless you vote your shares virtually during the Civitas special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Solicitation of Proxies
Civitas will pay for the proxy solicitation costs related to the Civitas special meeting. In addition to sending and making available these materials, some of Civitas’ directors, officers and other employees may solicit proxies by contacting Civitas stockholders by telephone, by mail, by e-mail or online. Civitas stockholders may also be solicited by, among others, news releases issued by Civitas and/or SM Energy, postings on Civitas’ or SM Energy’s websites and social media accounts and advertisements in periodicals. None of Civitas’ directors, officers or employees will receive any extra compensation for their solicitation services. Civitas has also retained Innisfree M&A Incorporated as its proxy solicitor to assist in the solicitation of proxies. For these proxy solicitation services, Innisfree M&A Incorporated will receive an estimated fee of approximately $70,000, plus reasonable out-of-pocket expenses and fees for any additional services. Civitas will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of shares of Civitas common stock and obtaining their proxies.
Other Matters
At this time, Civitas knows of no other matters to be submitted at the Civitas special meeting.
Questions and Additional Information
Civitas stockholders may contact Civitas’ proxy solicitor with any questions about the Civitas merger proposal, the Civitas compensation proposal or how to vote or to request additional copies of any materials at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokerage Firms Call: (212) 750-5833
Stockholders Call Toll Free: (877) 717-3905

THE CIVITAS MERGER PROPOSAL
This joint proxy statement/prospectus is being furnished to you as a stockholder of Civitas as part of the solicitation of proxies by the Civitas board for use at the Civitas special meeting to consider and vote upon a proposal to adopt the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
The Civitas board, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of Civitas and its stockholders.
The Civitas board accordingly unanimously recommends that Civitas stockholders adopt the merger agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Mergers” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.

IF YOU ARE A CIVITAS STOCKHOLDER, THE CIVITAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE CIVITAS MERGER PROPOSAL.

THE CIVITAS COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Civitas is seeking a non-binding advisory stockholder approval of the compensation of Civitas’ named executive officers that is based on or otherwise relates to the mergers as disclosed in “The Mergers — Interests of Civitas Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Civitas’ Named Executive Officers.” The Civitas compensation proposal gives Civitas stockholders the opportunity to express their views on the merger-related compensation of Civitas’ named executive officers.
Accordingly, Civitas is asking Civitas stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that Civitas stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Civitas’ named executive officers in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under “The Mergers — Interests of Civitas Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Civitas’ Named Executive Officers” of the joint proxy statement/prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”
The vote on the Civitas compensation proposal is a vote separate and apart from the vote to approve the Civitas merger proposal. Accordingly, Civitas stockholders of record may vote for the approval of the Civitas merger proposal and against the approval of the Civitas compensation proposal, and vice versa. If the mergers are completed, the merger-related compensation may be paid to Civitas’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Civitas stockholders vote against the approval of the Civitas compensation proposal.

IF YOU ARE A CIVITAS STOCKHOLDER, THE CIVITAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE CIVITAS COMPENSATION PROPOSAL.

THE MERGERS
This section of the joint proxy statement/prospectus describes the material aspects of the proposed mergers. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed mergers and the transactions related thereto. In addition, important business and financial information about each of SM Energy and Civitas is included in or incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”
Background of the Mergers
The terms of the merger agreement are the result of arm’s-length negotiations between SM Energy and Civitas. The following is a summary of the material events leading up to the signing of the merger agreement and the key meetings, negotiations, discussions and actions by and between SM Energy and Civitas and their respective advisors that preceded the public announcement of the transaction, as well as a summary of meetings and discussions had by Civitas with other potential third party acquirers. This summary does not purport to catalogue every conversation or interaction among representatives of SM Energy, Civitas or any other parties.
Civitas was formed in May 2021 through the merger of Colorado oil and natural gas peer companies, Bonanza Creek Energy and Extraction Oil & Gas. Since its formation, Civitas has pursued a deliberate strategy of building a durable, returns-focused corporation focused on the acquisition, development and production of crude oil and associated liquids-rich natural gas. The Civitas board, together with its executive management team, have regularly reviewed organic corporate growth opportunities, such as increased capital expenditures, and inorganic corporate growth opportunities, such as acquisition activity, in each case, designed to increase Civitas’ scale, diversify existing inventory and generate greater free cash flow. The Civitas board and its executive management team have also engaged in a regular review of Civitas’ balance sheet in order to maximize shareholder value and prioritize return of capital to stockholders.
As part of Civitas’ and SM Energy’s ongoing strategic planning process, their respective boards and officers regularly review and assess their long-term strategic plans and goals, opportunities, overall industry trends, peer set, competitive environment and performance. As part of these reviews, their respective boards, officers and advisors have considered whether various strategic transactions, including potential business combinations, acquisitions and divestitures, would be in the best interests of their respective stockholders relative to each company’s standalone plan. As part of such strategic planning process, and in pursuit of the dual goals of strengthening their respective balance sheets and improving scale, cash flows and diversification, the parties, at the direction of their respective boards, have periodically engaged in discussions regarding such strategic transactions with counterparties in the upstream exploration and production industry, including with respect to each other, as discussed in greater detail below.
On January 23, 2023, Chris Doyle, the then-Chief Executive Officer of Civitas had a discussion with Herbert Vogel, the Chief Executive Officer of SM Energy, about the exploration and production industry generally and the general market for potential strategic transactions.
On January 26, 2023, at a regular meeting of the Civitas board, representatives of J.P. Morgan and certain other advisors, at the request of the Civitas board and as part of its regular strategic review process, reviewed and discussed with the Civitas board certain market conditions and potential value maximation options, including potential strategic transactions with a publicly traded upstream company (“Company A”) and with SM Energy. At the meeting, the Civitas board determined to continue to regularly review potential strategic alternatives, including with SM Energy, but determined there were no immediately actionable strategic opportunities.
From January 2023 to July 2023, Civitas officers engaged in several preliminary and informational discussions regarding potential transactions with several strategic counterparties in the upstream exploration and production industry, including Company A.

On March 18, 2023, Civitas engaged Kirkland & Ellis LLP (“Kirkland”) to assist in connection with its potential strategic transaction review process, including with respect to potential strategic transactions.
On March 28, 2023, Civitas entered into a mutual non-disclosure agreement with Company A regarding a possible merger. The confidentiality agreement included a customary mutual standstill provision which would terminate upon certain occurrences, including Civitas’ entry into the merger agreement.
On June 19, 2023, as part of its strategy to acquire premium assets to bolster its inventory, Civitas consummated an acquisition of certain Permian Basin assets from Hibernia Energy and Tap Rock.
On July 17, 2023, Messrs. Doyle and Vogel met to discuss industry activity. No potential transaction terms were discussed or proposed by either party.
On August 3, 2023, Mr. Doyle met with the chair of the board of directors of a publicly traded upstream company (“Company B”) to discuss a potential business combination. The discussions in August were preliminary in nature and no potential transaction terms were discussed or proposed by either party, but the parties agreed that such a combination would have some industrial logic.
On August 16, 2023, a special meeting of the Civitas board was held in which Civitas officers and representatives from J.P. Morgan and Kirkland attended. At such meeting, Civitas’ officers updated the Civitas board on the status of discussions regarding potential strategic transactions, including with Company A, Company B, a publicly traded upstream company (“Company C”), and certain other third parties that did not ultimately result in further discussions regarding potential transactions. At the request of the Civitas board, representatives of J.P. Morgan reviewed certain information relating to Company B and other background material. The Civitas board reviewed such information and considered that Civitas likely needed additional scale to achieve its strategic goals and that certain existing pipeline limitations in Civitas’ existing footprint made a potential pathway to large-cap scale challenging. The Civitas board considered other potential strategic alternatives, including further pursuit of a transaction with Company A and/or SM Energy. Following such review and discussion, the Civitas board engaged in further discussions in executive session and determined to continue engaging with Company B, subject to Company B’s execution of a customary non-disclosure agreement. Civitas did not engage in further discussions with Company A.
On August 19, 2023, Company B and Civitas entered into a mutual non-disclosure agreement that contained, among other things, a customary mutual standstill provision which would terminate upon certain occurrences, including, among other things, Civitas’ entry into the merger agreement.
On August 23, 2023, Mr. Doyle met with the chair of Company B to discuss a potential stock-for-stock merger and potential synergies and other advantages of such a combination.
In August and September 2023, Civitas and Company B engaged in discussions and mutual due diligence regarding a potential business combination transaction.
On September 14 and 15, 2023, at a regularly scheduled meeting of the Civitas board, Civitas’ officers and advisors reviewed with the Civitas board information about certain recent public company precedent transactions and discussed the additional scale Civitas likely needed to achieve its strategic goals. Following such review and discussion, the Civitas board directed the Civitas officers to continue discussions with Company B.
On September 14 and 15, 2023, Mr. Doyle spoke telephonically with each of the Chair of Company B and the Chief Executive Officer of Company B to discuss the operations of Company B, potential strategic rationales for a transaction, timing considerations of a potential transaction and other strategic asset acquisitions Civitas was pursuing at such time.
On September 17, 2023, Company B shared a verbal proposal with Wouter van Kempen, the then-Chair of Civitas, in respect of the pricing, governance and other terms of a proposed business combination.
On September 17, 2023, at a special meeting of the Civitas board, the Civitas board discussed Company B’s proposal. The Civitas board directed Messrs. Doyle and van Kempen to respond to Company B’s proposal with a volume weighted average price based on a 10 to 20-day period, an even split on board of directors’ membership for the post-closing entity, and an additional board position for Civitas’ President and Chief Executive Officer.
On September 18, 2023, Mr. van Kempen discussed certain potential transaction terms with the Chair of Company B, including those relating to board size and committee representation and requested that Company B provide an updated proposal in respect of the pricing and other terms of a proposed business combination.
Between September 18, 2023, and September 21, 2023, Civitas and Company B exchanged term sheets regarding a potential strategic transaction which included proposed terms regarding exchange ratios, governance and other key terms.
On September 21, 2023, at a special meeting of the Civitas board at which Civitas officers and representatives from Kirkland attended, Mr. van Kempen provided an update to the Civitas board regarding discussions with Company B and reviewed with the Civitas board the latest term sheet that had been provided by Company B. After discussion and deliberation, the Civitas board decided to halt further discussions and engagement with Company B due to a number of factors, including concerns around pricing, timing for a transaction and execution risk, and directed Civitas’ officers to explore other potential strategic alternatives, including potential opportunities for organic and inorganic growth.
On October 29, 2023, the Chair of Company B reached out to Mr. van Kempen to express continued interest in a business combination of Company B and Civitas. Mr. van Kempen noted that Civitas was willing to re-engage in discussions to determine if mutually agreeable terms could be reached between the parties.
Between October 2023 and January 2024, at the direction of the Civitas board, members of the Civitas board and certain Civitas officers had various telephonic and in-person meetings with SM Energy officers and separately with Company B officers. The discussions at such meetings were general in nature and no financial transaction terms were discussed or proposed by any party.
On December 6, 2023, at a special meeting of the Civitas board, Civitas’ officers updated the Civitas board on the status of discussions regarding potential strategic transactions, including with Company B. After review and discussion of the relevant information, the Civitas board reiterated its view that Civitas likely needed additional scale to achieve its strategic goals and that certain pipeline limitations made a potential organic pathway to large-cap scale challenging. Following such review and discussion, the Civitas board instructed the Civitas officers to continue engaging with Company B but to also explore other strategic transactions with other counterparties.
Over the course of 2024 and 2025, Civitas pursued, in parallel, various strategic opportunities, including a potential divestiture of some or all of its assets in the DJ Basin (the “DJ Assets”) and potential business combination transactions with other peer companies, in order to identify a transaction that would be in the best interests of Civitas’ stockholders and enhance Civitas’ value.
On January 23, 2024, Mr. Doyle met with Mr. Vogel to discuss a potential business combination of Civitas and SM Energy, including the companies’ operational overlap, synergies, debt management and shareholder return policies and potential governance framework.
On February 29, 2024, at the direction of their respective boards, SM Energy and Civitas officers met and discussed at a high level further details of a potential business combination, and the parties agreed that in order to provide detailed due-diligence information for the potential business combination, a mutual non-disclosure agreement would be required.
On March 3, 2024, SM Energy and Civitas entered into a mutual non-disclosure agreement containing a customary mutual standstill provision.
On March 4, 2024, and March 5, 2024, at the direction of their respective boards, Messrs. Vogel and Doyle discussed details of a potential business combination, including required diligence information, potential transaction structures, synergies and next steps.

On March 7, 2024, at a special meeting of the Civitas board at which Civitas officers and representatives from Kirkland attended, representatives of Kirkland reviewed with the Civitas board the fiduciary duties of the Civitas board that were applicable to the Civitas directors in respect of a potential business combination transaction. The Civitas board then discussed potential terms of a business combination transaction with SM Energy, and the Civitas officers led a discussion on the various terms that would need to be discussed between the parties. The Civitas board directed Civitas’ officers to continue discussions with SM Energy.
On March 13, 2024, Messrs. Doyle and Vogel met and discussed organizational matters and next steps regarding a discussion on governance points between their respective chairs.
On March 15, 2024, at the direction of their respective boards, SM Energy and Civitas officers met and discussed various transaction structure and governance points and financial and legal diligence items relating to the prospective combination.
On March 18, 2024, at a special meeting of the Civitas board at which Civitas officers and representatives from a financial advisor and Kirkland attended, Civitas’ officers updated the Civitas board on the status of discussions regarding potential strategic transactions, including with SM Energy. At the request of the Civitas board, representatives of Kirkland reviewed the Civitas board’s fiduciary duties and provided an overview of and guidance with respect to potential conflicts of interest, if any, of Civitas Directors and officers. At the request of the Civitas board, representatives of a financial advisor reviewed certain preliminary analyses and background material with the Civitas board, Civitas’ officers and Civitas’ other advisors including with respect to other potential strategic alternatives, the potential for synergies, leverage, the ability to re-rate and the structural and other governance terms in the proposal from SM Energy. Based on its review, the Civitas board reiterated that Civitas likely needed additional scale to achieve its strategic goals. The Civitas board instructed Mr. van Kempen and the Civitas officers to continue engaging with SM Energy regarding certain governance and other terms and continue its diligence review to inform a potential proposal by Civitas on valuation matters.
Between March 18, 2024, and March 25, 2024, at the direction of their respective boards, Civitas and SM Energy officers engaged in various discussions regarding organization, governance terms and other transaction terms, with SM Energy providing verbal proposals regarding the size of the combined company post-closing board and the board split.
On March 21, 2024, Messrs. van Kempen, Quintana, Doyle and Vogel met and discussed potential governance structures and the combined company’s strategic approach to return of capital and debt repayment, commodity price expectations and certain management-related matters, and Civitas’ view that a succession plan with respect to the combined company’s CEO and management team was needed to ensure long-term strategic alignment.
On March 25, 2024, at a special meeting of the Civitas board at which Civitas officers and representatives from a financial advisor and Kirkland attended, Civitas’ officers updated the Civitas board on the status of potential strategic alternatives, including discussions with SM Energy. At the request of the Civitas board, representatives of a financial advisor reviewed certain preliminary financial analyses and other information (including the impact of different commodity price expectations on potential valuations), potential strategic alternatives and the potential for synergies, leverage, the ability to re-rate and the structural and other governance terms presented in the verbal proposal from SM Energy. The Civitas board instructed Mr. van Kempen and the Civitas officers to continue engaging with SM Energy while awaiting a written proposal on certain governance and other terms from SM Energy, and to continue its diligence review.
Between March 25, 2024, and March 28, 2024, at the direction of their respective boards, representatives of each of SM Energy and Civitas engaged in further discussions but were unable to agree on terms with respect to a potential business combination transaction, with the approach to management roles (including CEO succession planning), shareholder return and debt repayment philosophies, and certain board and governance matters remaining key areas of divergence.
On March 28, 2024, at a special meeting of the Civitas board, Civitas’ officers updated the Civitas board on the status of discussions with SM Energy, including the inability of the parties to come to agreement on governance terms. Following such discussion, the Civitas board directed the Civitas officers to explore other opportunities while continuing to engage with SM Energy.

On March 29, 2024, at a special meeting of the SM Energy board at which SM Energy officers and representatives from Evercore attended, SM Energy’s officers updated the SM Energy board on recent due diligence efforts and communications with Civitas. Representatives from Evercore then presented certain preliminary financial analyses of such potential strategic transaction.
On April 1, 2024, Messrs. Vogel and Doyle met and discussed updated terms for the proposed business combination of Civitas and SM Energy, including governance terms.
On April 2, 2024, at a special meeting of the SM Energy board at which SM Energy officers and representatives from Evercore attended, SM Energy’s officers updated the SM Energy board on communications with Civitas, including an overview of a draft proposal with respect to a potential strategic transaction with Civitas. Representatives from Evercore then presented certain updated preliminary financial analyses of such transaction. Following such discussions, the SM Energy board authorized the SM Energy officers to send the proposal to Civitas.
Between April 3, 2024 and April 17, 2024, SM Energy and Civitas exchanged various non-binding written proposals, which proposed that Civitas stockholders would receive a mixture of cash and stock consideration of between $0 and $3.77 per share of Civitas common stock in cash and a number of shares of SM common stock representing an implied pro forma ownership of the combined company of between 42.6% and 40.6% to be owned by SM Energy stockholders. In addition, each of the proposals stated that the combined company board would consist of 11 directors, of which five directors would be appointed by Civitas and six directors would be appointed by SM Energy. SM Energy’s proposals had Julio Quintana, the Chair of SM Energy, serving as the chair of the combined company, Mr. Vogel serving as the chief executive officer and Mr. Doyle serving as president and each serving on the board of the combined company, however, such proposals did not include a proposed approach regarding CEO succession. Civitas’ proposals included that Civitas was generally in agreement with respect to management matters other than with respect to the chair of the combined company, which Civitas proposed would be Mr. van Kempen, and board composition, which Civitas proposed would have six directors appointed by Civitas and five appointed by SM Energy. The relative valuation and exchange ratios proposed by the parties in early 2024 took into account the share prices of each of Civitas and SM Energy as of such time, the commodity prices as of such time and the assets held by each party at the time. Such share prices, commodity prices and asset composition have changed significantly from such date to the date of the merger agreement. In particular, (i) SM Energy’s acquisition of assets worth approximately $2.0 billion from XCL Resources, LLC significantly increased the size and scale of SM Energy’s business during the intervening period, (ii) Civitas engaged in the divestiture of certain non-core assets in an aggregate amount of $435 million and (iii) Civitas’ overall leverage profile increased since the date of SM Energy’s initial proposals in early 2024.
On April 8, 2024, at a special meeting of the Civitas board at which Civitas officers and representatives from Kirkland and a financial advisor attended, Civitas’ officers updated the Civitas board on the status of discussions regarding potential strategic transactions, including a review of SM Energy’s proposal on April 3, 2024. At the request of the Civitas board, representatives of a financial advisor reviewed certain preliminary financial analyses regarding the proposal received from SM Energy and other potential strategic alternatives. Following discussion, the Civitas board determined to continue discussions with SM Energy and make a counterproposal on potential valuation and governance matters, including in respect of CEO succession and board control.
Between April 9, 2024, and April 17, 2024, representatives of Civitas engaged in various discussions with representatives of SM Energy regarding commercial due diligence matters, including potential synergies.
On April 10, 2024, representatives of Civitas shared a written counterproposal with representatives of SM Energy including with respect to governance terms.
On April 15, 2024, at a special meeting of the SM Energy board at which SM Energy officers and representatives from Evercore attended, SM Energy’s officers and representatives from Evercore updated the SM Energy board on discussions with Civitas.
On April 17, 2024, SM Energy sent an updated written non-binding proposal to Civitas, which included a reiteration of its April 3rd proposal on governance matters, including approach to board control,

and did not include any terms regarding CEO succession. Later that day, Messrs. Vogel and Doyle discussed SM Energy’s latest proposal.
On April 23, 2024, at a special meeting of the Civitas board at which Civitas officers and representatives from Kirkland and a financial advisor attended, Civitas’ officers provided the Civitas board with a review of the proposal provided by SM Energy on April 17, 2024. Representatives of a financial advisor reviewed with the Civitas board other potential strategic alternatives and counterparties (including Company C) in comparison to the proposal from SM Energy and reviewed with the Civitas board the potential impact of various commodity prices on potential valuations for Civitas, SM Energy and other counterparties. Following such discussion, the Civitas board directed the Civitas officers to continue discussions with SM Energy, including regarding strategic alignment for the combined company, but to also consider other potential transactions that could provide more certainty to closing given SM Energy’s recent transaction history and to continue to request clarity on open governance and other terms, including a defined CEO succession plan and shareholder return plan. Later in the day on April 23, 2024, Messrs. Doyle and Vogel discussed the potential transaction, including the remaining governance and other terms.
On April 25, 2024, at a special meeting of the SM Energy board, SM Energy’s officers updated the SM Energy board on discussions with Civitas, including with respect to open governance and other terms.
Also on April 25, 2024, Civitas entered into a mutual non-disclosure agreement with Company C, which contained customary mutual standstill restrictions.
On April 29, 2024, and April 30, 2024, at a regularly scheduled meeting of the Civitas board at which Civitas officers and representatives of each of Kirkland and other advisors attended, Civitas’ officers provided an additional review of the proposal received from SM Energy on April 17, 2024. The Civitas board again discussed the April 17th proposal and the terms thereof. Representatives from a financial advisor provided an overview of the elements of business combinations that have the potential to accelerate improved valuations, including: (i) enhancing free cash flow and return of capital; (ii) greater scale; (iii) extending high quality inventory runway; (iv) improving liquidity, (v) decreasing shareholder concentration and (vi) increasing the potential for the combined company as an acquisition target. During an executive session composed of only disinterested and independent directors, the Civitas board reviewed potential outcomes for various Civitas officers in connection with a business combination with SM Energy and the Civitas board’s concerns regarding lack of alignment on shareholder return policies, the impact of differing commodity price expectations, certainty of closing and long-term management plans (including CEO succession).
On April 30, 2024, SM Energy entered into an engagement letter with Evercore, formally engaging Evercore as financial advisor in connection with the potential business combination with Civitas.
Between April 30, 2024, and May 9, 2024, representatives of the legal advisors of each of SM Energy and Civitas engaged in discussions regarding due diligence and other matters related to a potential business combination.
On May 2, 2024, Kirkland sent representatives of SM Energy a draft merger agreement.
From May 3, 2024, to May 9, 2024, at the request of their respective boards, representatives of SM Energy and Civitas met several times to discuss the potential business combination, including discussing potential synergies and open valuation and governance terms, but were unable to come to agreement on terms, including on board control, shareholder return policies, and CEO succession matters.
On May 10, 2024, at a special meeting of the Civitas board, the Civitas board determined to discontinue discussions with SM Energy regarding the potential business combination given the misalignment between SM Energy and Civitas on governance terms, shareholder return policies, long-term management expectations, certainty of closing and the current market conditions, including the deterioration of the implied premium offered by SM Energy in light of recent commodity pricing.
After the meeting of the Civitas board on May 10, 2024, Mr. van Kempen called Mr. Quintana and communicated that Civitas was discontinuing discussions with SM Energy regarding the potential combination. Thereafter, no further discussions occurred between the respective Civitas and SM Energy officers regarding a potential business combination until September 2025, as discussed below.
Also on May 10, 2024, at a special meeting of the SM Energy board, SM Energy’s officers updated the SM Energy board on discussions with Civitas, including with respect to the status of exchange ratio negotiations.
Later in May and June 2024, SM Energy focused on the acquisition of assets from XCL Resources, LLC. On June 27, 2024, SM Energy executed a definitive transaction agreement to acquire 80% of the Uinta Basin oil and gas assets owned by certain entities affiliated with XCL Resources LLC (“XCL”) for approximately $2.0 billion, which closed in October 2024.
From May 2024 through September 2024, Civitas engaged in a regular review of potential strategic alternatives, and, from September 2024 through January 2025, the Civitas board regularly reviewed with Civitas officers and its advisors potential strategic opportunities, including potential asset acquisitions and divestitures and renewed interest in business combinations from Company B and Company C and initial indications of interest from a publicly traded upstream company (“Company D”). On September 9, 2024, Civitas entered into an amendment of its non-disclosure agreement with Company B, extending the term until September 2025, which non-disclosure agreement, as amended, did not contain standstill restrictions.
On October 3, 2024, Civitas entered into an engagement letter with J.P. Morgan, formally engaging J.P. Morgan as a financial advisor in connection with Civitas’ review of potential strategic planning and certain other matters.
On December 18, 2024, at a special meeting of the Civitas board, Civitas’ officers provided the Civitas board with an update on the status of discussions regarding potential strategic transactions and an updated outlook regarding commodity pricing, including (i) a review of a potential divestiture of certain of Civitas’ assets including its DJ Assets and (ii) an update on the potential timeline and potential strategic counterparties for such divestiture transaction. Following such discussion, the Civitas board directed the Civitas officers to engage in further discussions regarding such potential divestitures, including with Company C and Company B and exploring a business combination with a publicly traded upstream company (“Company E”).
On January 13, 2025, Civitas entered into an engagement letter with Petrie Partners, LLC (“Petrie”), formally engaging Petrie as financial advisor in connection with certain of its potential strategic transactions.
On January 21, 2025, at a special meeting of the Civitas board, Civitas’ officers provided the Civitas board with an update on the status of discussions regarding potential strategic transactions, including a review of a potential divestiture of certain of Civitas’ assets and other various corporate developments including changes in commodity pricing. Following such discussion, the Civitas board directed the Civitas officers to engage in further discussions regarding such strategic transactions, including discussions with Company B, and to continue to progress the divestiture process for the DJ Assets.
On February 17, 2025, Civitas received first round bids for the acquisition of its DJ Assets from eighteen interested bidders. On February 26, 2025, Civitas received second round bids from five interested bidders. Between February 26, 2025, and April 2025, Civitas engaged with various bidders in connection with a potential sale of Civitas’ DJ Assets and continued to explore other potential strategic transactions, including with Company B.
On March 5, 2025, at a special meeting of the Civitas board, Civitas’ officers provided the Civitas board with an update on the status of discussions regarding potential strategic transactions, including a review of a potential divestiture of certain of Civitas’ assets and a potential strategic transaction with Company B.
On March 15, 2025, Company B sent a formal non-binding written proposal to Civitas, proposing an all-stock “at market” (i.e., a low-premium) merger.
On March 17, 2025, at a special meeting of the Civitas board at which Civitas officers and representatives from Kirkland, J.P. Morgan and Petrie attended, Civitas’ officers and advisors reviewed developments relating to the potential strategic transactions, including the potential divestiture of the DJ Assets. Civitas’ officers and representatives from J.P. Morgan discussed with the Civitas board the likelihood that Company B,

Company C, Company D and SM Energy might be interested in a potential transaction either in connection with or immediately following such divestitures. The Civitas board considered the impact of a divestiture of the DJ Assets on strategic transactions and whether such a divestiture would make Civitas a more attractive counterparty in a strategic transaction. Following the meeting and at the direction of the Civitas board, representatives of Civitas relayed to Company B that Civitas was not interested in a potential business combination at such time given the potential other opportunities available to Civitas.
Between March 2025 and May 2025, Civitas engaged in discussions with various counterparties relating to a potential divestiture of certain of the DJ Assets; however, after being unable to agree on terms with any such counterparties, Civitas determined it was not in the best interests of the Civitas stockholders to engage in a divestiture transaction at such time, particularly in light of the existing and expected commodity price environment.
On April 21, 2025, Civitas entered into an amended and restated engagement letter with J.P. Morgan, amending and restating the terms of the October 3, 2024, engagement letter, and providing for certain terms relating to J.P. Morgan’s engagement as lead financial advisor to Civitas in connection with Civitas’ review of potential strategic planning and certain other matters.
Between May 2025 and July 2025, the Civitas board, together with its executive management team, continued to review and assess Civitas’ long-term strategic plans and goals, opportunities, overall industry trends and peer companies, the competitive environment in which Civitas operates and Civitas’ short and long-term performance. As part of these reviews, the Civitas board, with the assistance of Civitas’ officers and advisors, considered whether various strategic transactions, including potential business combinations, acquisitions and divestitures, would be in the best interests of Civitas and its stockholders and would enhance value for Civitas stockholders relative to its standalone plan.
In July 2025 and August 2025, representatives of Civitas engaged in discussions with Mr. Vogel, the CFO of Company C and the CEO of Company B, respectively, regarding potential opportunities and challenges in the industry and the need for Civitas to achieve additional scale. Representatives of Civitas indicated to each counterparty that Civitas would be open to further discussions and engaging in mutual due diligence processes. Following these discussions, the Civitas board determined that a strategic combination of Civitas with a third party presented the greatest opportunity for enhancing shareholder value. At the direction of the Civitas board, representatives of Civitas relayed to the counterparties that they were not interested in transactions involving limited assets of Civitas at this time.
On August 6, 2025, the Civitas board terminated the employment of Mr. Doyle and appointed Mr. van Kempen as the Interim Chief Executive Officer.
On September 8, 2025, after Mr. Vogel had reached the age of 65, SM Energy announced that Mr. Vogel planned to retire from SM Energy on March 1, 2026, and that the SM Energy board intended to appoint Beth McDonald as his successor.
On September 10, 2025, and September 11, 2025, at a regularly scheduled meeting of the Civitas board at which Civitas officers and representatives of J.P. Morgan attended, the Civitas board discussed multiple potential strategic transactions, including with SM Energy and Company B. Representatives of J.P. Morgan previewed with the Civitas board certain preliminary financial analyses of such potential strategic transactions and other strategic alternatives based on the Civitas management forecasts for Civitas provided to J.P. Morgan on August 11, 2025. Following such discussions, the Civitas board directed Mr. van Kempen to continue discussions with potential counterparties and secure such counterparties’ potential offers for a strategic transaction.
Also on September 10, 2025, and September 11, 2025, at a regularly scheduled meeting of the SM Energy board at which SM Energy officers attended, the SM Energy board discussed considerations relating to the potential strategic transaction with Civitas, including next steps.
On September 11, 2025, at the direction of the Civitas board, Civitas entered into an amendment of the non-disclosure agreement with Company B, extending the term until September 11, 2026. Such non-disclosure agreement, as amended, did not contain standstill restrictions.

On September 12, 2025, at the direction of SM Energy, representatives of Evercore indicated to Civitas executive management that SM Energy would be interested in acquiring Civitas if Civitas would at or prior to SM Energy acquiring Civitas, dispose of certain assets of Civitas. At the direction of the Civitas board, representatives of Civitas relayed to SM Energy that Civitas was not interested in bifurcated process with additional closing conditionality.
On September 15, 2025, at the direction of the Civitas board, Civitas entered into an amendment of the non-disclosure agreement with Company C, extending the term until October 25, 2026. Such non-disclosure agreement, as amended, did not contain standstill restrictions.
On September 18, 2025, SM Energy engaged Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in connection with the potential strategic transaction with Civitas.
On September 22, 2025, Civitas provided access to certain confidential information regarding Civitas and its business in a virtual data room accessible to certain employees and representatives of Company B.
On September 23, 2025, representatives of Company B indicated that they would be unable to provide a written offer until they were done with their valuation work but that they continued to be interested in the opportunity.
On September 24, 2025, at the direction of the Civitas board, Mr. van Kempen met with the CEO of Company B and agreed to re-commence discussions regarding a potential business combination transaction between their two companies.
Also on September 24, 2025, at the direction of the Civitas board, Mr. van Kempen met with Mr. Vogel and Ms. McDonald, and agreed to continue discussions regarding a potential business combination transaction between their two companies.
On September 25, 2025, Mr. van Kempen met with the CEO of Company E. At such meeting, the CEO of Company E stated that Company E was interested in a transaction with Civitas, but that it was unable to provide a proposal at that time. Company E indicated that its proposal would likely be a combination of cash and stock and requested access to due diligence information.
On September 29, 2025, Civitas entered into a mutual non-disclosure agreement with Company E that contained a customary mutual standstill provision which would terminate upon certain occurrences, including Civitas’ entry into the merger agreement.
On September 30, 2025, at a special meeting of the SM Energy board, SM Energy officers updated the board regarding the potential business combination with Civitas, including the transaction rationale, potential exchange ratios and pro forma financial and production analyses. In addition, the SM Energy board reviewed materials with respect to their fiduciary duties in respect of a potential business combination transaction.
On October 1, 2025, Civitas entered into a new mutual non-disclosure agreement with SM Energy in respect of a potential strategic transaction which contained, among other terms, a customary mutual standstill provision.
On October 9, 2025, Company B sent Civitas a draft merger agreement.
On October 10, 2025, at a special meeting of the Civitas board at which Civitas officers and representatives from J.P. Morgan and Kirkland attended, Civitas’ officers provided the Civitas board with an update on the status of discussions regarding potential strategic transactions, including discussions with Company B, Company C, Company E and SM Energy. At the request of the Civitas board, Civitas’ officers and representatives of J.P. Morgan reviewed with the Civitas board potential strategic transactions with such potential counterparties and certain background material. Following such discussion, the Civitas board directed the Civitas officers to continue discussions with SM Energy and the other potential counterparties.
Also on October 10, 2025, Civitas entered into a new engagement letter with J.P. Morgan, providing for the terms of J.P. Morgan’s engagement as lead financial advisor in connection with Civitas’ review of strategic alternatives.

On October 13, 2025, SM Energy and Evercore entered into an amendment to the engagement letter to extend the term through March 31, 2026.
Also on October 13, 2025, and October 14, 2025, Mr. van Kempen met with Mr. Vogel and Ms. McDonald to discuss general terms of a potential business combination transaction between their two companies. SM Energy had not yet submitted a proposal or otherwise provided any details on the principal terms, structure or financing of such a strategic combination, however, Mr. Vogel indicated that Ms. McDonald was expected to succeed him as CEO at the consummation of the transaction.
On October 15, 2025, representatives of Evercore delivered a customary relationship disclosure letter to the SM Energy board.
On October 17, 2025, representatives of Company C informed Civitas that Company C was no longer interested in a strategic transaction with Civitas.
On October 20, 2025, Mr. van Kempen met with Mr. Vogel and Ms. McDonald to discuss further a potential business combination transaction. SM Energy had not yet submitted a proposal or otherwise provided any details on the principal terms, structure or financing of such a strategic combination.
On October 22, 2025, at a special meeting of the SM Energy board at which SM Energy officers and representatives from Evercore and Gibson Dunn attended, SM Energy’s officers updated the SM Energy board on the status of discussions regarding the potential business combination with Civitas, including a summary of the proposal letter to be delivered by SM Energy. Representatives of Evercore then presented their preliminary financial analysis to the SM Energy board. Representatives of Gibson Dunn reviewed the SM Energy board’s fiduciary duties and presented a summary of the draft merger agreement. Following discussions, the SM Energy board authorized the SM Energy officers to deliver the proposal letter and draft of the merger agreement to Civitas.
On October 22, 2025, and October 23, 2025, representatives of each of Civitas and Company B engaged in several discussions, with Company B proposing an alternative structure for a potential business combination. At the conclusion of such discussions, the two companies mutually agreed to no longer pursue a strategic business combination given the structural complexities and difficulties such a transaction would entail.
On October 23, 2025, SM Energy sent to Civitas a non-binding proposal with respect to a potential business combination (the “October 23 Letter”) and an initial draft of the merger agreement. The October 23 Letter contemplated SM Energy would acquire all of the issued and outstanding Civitas common stock in a stock-for-stock transaction at an exchange ratio of 1.402x, representing an 8.24% implied premium based on the 30-day VWAP for Civitas and SM Energy and a 51.2% pro forma ownership in the combined company for Civitas’ stockholders. The initial draft of the merger agreement provided for, among other terms: (a) mutual no-shop provisions, with restrictions on each party discussing or negotiating alternative transactions with third parties; (b) a mutual “force the vote” provision preventing each company from terminating the transaction in the event of a superior proposal; (c) the requirement for stockholder approval for each of the companies; (d) a termination fee for each company equal to 4% of the respective company’s equity value; and (e) mutual expense reimbursement fees payable upon a “no-vote termination”. Later that day, Mr. van Kempen met with Mr. Vogel and Ms. McDonald to discuss the October 23 Letter.
Upon receipt of the October 23 Letter, Civitas’ officers and the Chair of the Civitas board, with the assistance of representatives from J.P. Morgan, reviewed SM Energy’s proposal. Between October 23, 2025, and October 28, 2025, Civitas’ officers and representatives of J.P. Morgan engaged in a number of internal discussions regarding the proposal, certain preliminary financial analyses in respect thereof and potential next steps.
Also on October 23, 2025, Mr. van Kempen met with the CEO of Company E to discuss the general terms of a potential business combination transaction. Company E never submitted a formal proposal or otherwise provided any details on the principal terms, structure or financing of such a strategic combination other than it would be expected to be a mix of cash and stock.
On October 26, 2025, certain of Civitas’ officers engaged in telephonic discussions (the “October 26 Telephonic Discussions”) with certain officers of SM Energy regarding certain of the terms proposed in the

October 23 Letter, including the exchange ratio, size of the proposed board and the go-forward management of the combined company, and verbally revised the terms proposed in the October 23 Letter to reduce the proposed board from 12 directors to 11 directors and to have Mr. van Kempen participate in the selection of the executive management team.
On October 28, 2025, at a special meeting of the Civitas board where Civitas officers and representatives from Kirkland and J.P. Morgan attended, Civitas’ officers and representatives from J.P. Morgan reviewed with the Civitas board the terms proposed in the October 23 Letter and October 26 Telephonic Discussions. Representatives of Kirkland and J.P. Morgan reviewed with the Civitas board the initial draft merger agreement distributed by SM Energy and, among other things, discussed with the Civitas board (a) the exchange ratio, (b) governance arrangements in selected merger transactions involving similar companies and (c) J.P. Morgan’s preliminary financial analyses of the proposed transaction based on the Civitas and SM Energy management forecasts for Civitas and SM Energy, respectively, provided to J.P. Morgan on October 26, 2025. At the request of the Civitas board, representatives of J.P. Morgan reviewed with the Civitas board certain terms of the proposal from SM Energy and the associated initial draft of the merger agreement and the indication from Company B that Company B was no longer interested in a potential transaction without a significant divestiture of Civitas’ assets as part of (and cross-conditioned with) such transaction. The Civitas board instructed the Chair of Civitas and the Civitas officers to continue engaging with SM Energy, but not to formally disengage with Company B.
Following the meeting, at the direction of the Civitas board, Kirkland sent a revised draft of the merger agreement to Gibson Dunn, which proposed, among other things: (a) proportionate committee representation; (b) a mutual termination right in respect of superior proposals in lieu of a “force the vote” provision preventing each company from terminating the transaction in the event of a superior proposal and a termination fee of 3.0% of each companies’ respective equity value payable by either party; (c) certain changes to the interim operating covenants and representations and warranties; and (d) a requirement that SM Energy terminate its executive committee concurrently with the completion of the mergers.
From October 28, 2025, through November 2, 2025, at the direction of their respective boards, Civitas’ officers and advisors conducted multiple meetings and telephone conferences with SM Energy’s officers and advisors to discuss transaction status, negotiate the exchange ratio and governance, address outstanding due diligence items and discuss other transaction-related matters. Additionally, Civitas and SM Energy discussed investor relations in connection with the potential transaction and discussed the drafts of the Merger Agreement and ancillary documentation. Further, officers of Civitas discussed with officers of SM Energy certain business issues, including the insufficiency of the proposed exchange ratio and certain governance matters.
On October 29, 2025, after discussions with the Civitas board, Kirkland, at the direction of the Civitas board, sent a further revised draft of the merger agreement to Gibson Dunn and provided to SM Energy a request regarding certain due diligence materials and other matters.
Also on October 29, 2025, and on October 30, 2025, Mr. van Kempen met with the CEO of Company E to discuss general terms of a potential business combination transaction between their two companies. Company E had not submitted a proposal or otherwise provided any details on the principal terms, structure or financing of such a strategic combination.
On October 30, 2025, a mutual due diligence management call with Civitas and SM Energy was held where Kirkland, Gibson Dunn and J.P. Morgan asked various due diligence questions to the Civitas and SM Energy officers with respect to real assets, finance and operations, litigation, IP, human resources, employee benefits and personnel, regulatory, real estate, environmental, health and safety and other matters.
Also on October 30, 2025, at the direction of the SM Energy board, Gibson Dunn sent to Kirkland an initial draft of the confidential disclosure schedules for SM Energy. Additionally on October 30, 2025, Gibson Dunn sent representatives of Kirkland a revised merger agreement which proposed, among other things: (a) a mutual “force the vote” provision preventing each company from terminating the transaction in the event of a superior proposal; (b) a termination fee for each company equal to 3.5% of the respective company’s equity value; and (c) certain changes to the interim operating covenants and representations and warranties.

Early in the morning of October 31, 2025, at the direction of the Civitas board, Kirkland sent to Gibson Dunn an initial draft of the confidential disclosure schedules for Civitas.
On October 31, 2025, a special meeting of the Civitas board was held in which Civitas’ officers and representatives of each of Kirkland and J.P. Morgan attended. Civitas’ officers and J.P. Morgan reviewed with the Civitas board the latest verbal proposals by SM Energy from the discussions between the officers of each of Civitas and SM Energy and representatives of Kirkland reviewed with the Civitas board the latest draft merger agreement. At the request of the Civitas board, representatives of J.P. Morgan reviewed with the Civitas board the proposed exchange ratio and the implied premiums and implied pro-forma ownership to Civitas stockholders for various exchange ratios. After discussions, the Civitas board directed Mr. van Kempen to send a counteroffer letter to SM Energy, proposing that the exchange ratio be 1.45 shares of SM common stock for each share of Civitas stock. Following the Civitas board meeting, Mr. van Kempen sent the counteroffer letter to SM Energy. The next day, representatives of SM Energy indicated they would recommend the SM Energy board agree to the 1.45 exchange ratio.
Over the next two days, representatives of Kirkland and representatives of Gibson Dunn engaged in discussions and negotiations regarding the terms of the merger agreement and the confidential disclosures related thereto.
Also on November 1, 2025, Messrs. Lebeck, Counts and Milton and representatives of each of Kirkland and Gibson Dunn discussed open terms in the merger agreement, including, among other things, matters related to the mutual “force the vote” provision as opposed to a fiduciary termination right in respect of a superior proposal.
Between October 30, 2025, and November 2, 2025, representatives of each of Civitas and Kimmeridge Chelsea, LLC (“Kimmeridge”) discussed a potential strategic transaction involving Civitas and an unidentified strategic counterparty. On November 1, 2025, Kimmeridge and Civitas executed a customary confidentiality agreement. Following the execution of the confidentiality agreement, representatives of each of Civitas and Kimmeridge discussed the potential transaction with SM Energy, including Kimmeridge’s support for such a transaction.
During the course of the day on November 2, 2025, representatives of each of Kirkland and Gibson Dunn and officers of Civitas and SM Energy exchanged several revised drafts of the merger agreement and confidential disclosure schedules and engaged in numerous discussions regarding the merger agreement and related documentation. Civitas and SM Energy ultimately agreed on terms for these documents including (a) the revision of the interim operating covenants to provide certain restrictions on both parties during the interim period, including the ability to engage in certain M&A and divestiture activities; (b) a mutual “force the vote” provision; and (c) mutual termination fees equal to 3.25% of each party’s equity value.
On November 1, 2025, representatives of Evercore delivered an updated customary relationship disclosure letter to the SM Energy board.
On November 2, 2025, the Civitas board held a special meeting at which Civitas’ officers and representatives from each of Kirkland and J.P. Morgan attended to consider the proposed business combination with SM Energy. Representatives of J.P. Morgan reviewed with the Civitas board J.P. Morgan’s financial analyses of the first merger as further described under the section entitled “— Opinion of Civitas’ Financial Advisor.” Following its presentation, J.P. Morgan rendered its oral opinion to the Civitas board, which was confirmed by delivery of a written opinion, dated as of November 2, 2025, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the first merger was fair, from a financial point of view, to the holders of Civitas common stock. Representatives of Kirkland then reviewed the fiduciary duties of the members of the Civitas board under Delaware law in connection with the proposed transaction and materials summarizing the key provisions of the merger agreement, which materials had been previously provided to the Civitas board. Following the discussion, the Civitas board adopted resolutions, taking into account the various matters described below under “Recommendation of the Civitas board and its Reasons for the Mergers,” and unanimously determined that it was in the best interests of Civitas and its stockholders, and advisable, for Civitas to enter into the merger agreement; approved the merger agreement and the transactions contemplated thereby, including the mergers; approved that the merger agreement be submitted to the Civitas stockholders and resolved to recommend that the Civitas stockholders approve the merger agreement.
Also on November 2, 2025, the SM Energy board held a special meeting at which SM Energy’s officers and representatives from each of Gibson Dunn and Evercore attended to consider the proposed business combination with Civitas. Representatives of Evercore presented their financial analysis and rendered to the SM Energy board Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated November 2, 2025, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to SM Energy. Representatives of Gibson Dunn then reviewed the fiduciary duties of the members of the SM Energy board under Delaware law in connection with the proposed transaction and materials summarizing the key provisions of the merger agreement, which materials had been previously provided to the SM Energy board. Following the discussion, the SM Energy board adopted resolutions, taking into account the various matters described below under “Recommendation of the SM Energy Board and its Reasons for the Mergers,” and unanimously determined that it was in the best interests of SM Energy and its stockholders, and advisable, for SM Energy to enter into the merger agreement; approved the merger agreement and the transactions contemplated thereby, including the mergers; directed that the shares of SM Energy common stock to be issued or reserved for issuance in connection with the mergers and the amendment to its certificate of incorporation of SM Energy be submitted to SM Energy stockholders; and resolved to recommend that SM Energy stockholders approve the stock issuance and the amendment to its certificate of incorporation.
That same day, the parties executed the merger agreement, and prior to market opening on November 3, 2025, issued a joint press release announcing the transaction.
On November 3, 2025, Kimmeridge and Civitas entered into the Kimmeridge voting agreement. As further described under “Kimmeridge Voting Agreement,” the Kimmeridge voting agreement obligates Kimmeridge to vote in favor of the adoption of the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers, subject to the terms and conditions set forth in the Kimmeridge voting agreement, including an automatic termination of the Kimmeridge voting agreement upon certain events, including the occurrence of a “Company Adverse Recommendation Change” or the failure of certain events to occur.
Later that day, each of SM Energy and Civitas filed a current report on Form 8-K announcing the transaction.
Recommendation of the SM Energy Board and Reasons for the Mergers
At a meeting held on November 2, 2025, the SM Energy board unanimously (a) determined that the merger agreement and the other transactions contemplated by the merger agreement, including the mergers, were in the best interests of, and advisable to, SM Energy and its stockholders, (b) approved, adopted and declared advisable the merger agreement, the SM Energy charter amendment and the transactions, including the second merger, contemplated by the merger agreement, (c) directed that the SM Energy stock issuance proposal and the SM Energy charter amendment proposal be submitted to the holders of SM Energy common stock for their adoption and approval and (d) resolved to recommend that the SM Energy stockholders vote in favor of the SM Energy stock issuance proposal and the SM Energy charter amendment proposal. The SM Energy board unanimously recommends that SM Energy stockholders vote “FOR” the SM Energy stock issuance proposal and “FOR” the SM Energy charter amendment proposal.
In deciding to approve the merger agreement and to recommend that SM Energy stockholders approve the SM Energy merger proposals, the SM Energy board consulted with SM Energy’s management and financial and legal advisors.
The SM Energy board considered a number of factors when evaluating the merger agreement, many of which support the SM Energy board’s determination that the merger agreement and the transactions contemplated by the merger agreement were in the best interests of, and advisable to, SM Energy and its stockholders. The SM Energy board considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:
•
the belief that the combined company will benefit from a premier asset portfolio that will deliver a step-change in free cash flow enabling sustained capital returns, including the ownership of approximately 826,000 net acres across high return U.S. shale basins;

•
the expectation that the mergers will provide SM Energy stockholders the opportunity to benefit from expected annual cost savings of approximately $200 million, with an upside potential to $300 million, through general and administrative expenses reduction, significant improvements to drilling and completion strategies and operating costs, and debt reduction, including:

•
approximately $70 million of identified achievable overhead and general and administrative synergies with a potential for upside of an additional $25 million, expected to be achieved through a streamlined corporate structure and optimization of general and administrative expenses on a combined asset base;

•
approximately $100 million of identified achievable drilling and completion synergies and operating cost synergies with a potential for an additional $50 million, expected to be achieved through improved cost and capital efficiency, an optimized drilling program, and operating efficiency through integration and scale; and

•
lower cost of capital due to an improved credit profile resulting from accelerated debt reduction (due in part to the other synergies described above), interest savings and refinancing certain tranches of debt, with approximately $30 million of identified achievable synergies, with a potential for an additional $25 million;

•
the belief that the combined company will be supported by a world-class technical team, equipped with the processes and infrastructure to deliver a successful integration;

•
the oral opinion of Evercore rendered to the SM Energy board on November 2, 2025, which was subsequently confirmed in Evercore’s written opinion dated November 2, 2025, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to SM Energy, as more fully described below in the section entitled “— Opinion of SM Energy’s Financial Advisor” beginning on page 86 and the full text of the written opinion of Evercore attached as Annex B to this joint proxy statement/prospectus.

•
the expectation that the combined company will continue to apply its significant free cash flow to debt reduction, the payout of a sustainable quarterly fixed dividend of $0.20/share, and enhanced stockholder return of capital through share repurchases; and

•
the structure of the transaction with terms negotiated in the merger agreement providing that:

•
the combined company board will include designees of SM Energy and designees of Civitas, as of the first effective time;

•
the chairman of the SM Energy board prior to the first effective time will serve as the chairman of the combined company board;

•
the Chief Executive Officer of SM Energy as of immediately prior to the second effective time will, at the second effective time, initially be the chief executive officer of the combined company; the Chief Executive Officer of SM Energy, the Chief Operating Officer of SM Energy and the Chief Executive Officer of Civitas will, by majority approval, select all other initial members of the management team of the combined company;

•
as of the first effective time, the combined company will have three committees, consisting of (a) a Governance and Sustainability Committee, (b) an Audit Committee and (c) a Compensation Committee; the chairman of the Governance and Sustainability Committee and the Compensation Committee will be designated by the chairman of the Civitas board, and the chairman of the Audit Committee will be designated by the chairman of the SM Energy board;

•
as of the first effective time, each standing committee of the combined company board will be composed of an equal number of directors designated by SM Energy and by Civitas;

•
the exchange ratio of 1.45 shares of SM Energy common stock for each share of Civitas common stock is fixed, consistent with the principles underlying the merger of equals structure for the transaction;

•
the financial analyses of Evercore, as reviewed and discussed with the SM Energy board, as well as Evercore’s oral opinion subsequently confirmed by delivery of a written opinion, dated November 2, 2025, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to SM Energy, as more fully described under “— Opinion of SM Energy’s Financial Advisor” and the full text of the written opinion of Evercore, which is attached as Annex B to this joint proxy statement/prospectus;

•
the information and discussions with SM Energy management and outside financial advisors regarding each of SM Energy’s and Civitas’ business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of each of SM Energy and Civitas as a stand-alone company, the size and breadth of the combined company and the expected pro forma effect of the mergers on the combined company and its ability to achieve future growth and generate additional returns for the combined company’s stockholders;

•
the alignment of complementary cultures and operating philosophies, including a shared commitment to safety and integrity, employee development, operating efficiency, service quality and technological innovation;

•
SM Energy board’s view, after consultation with SM Energy management and its outside legal advisors, that regulatory approvals and clearances necessary to consummate the mergers would likely be obtained without the imposition of conditions sufficiently material to preclude the mergers;

•
the nature of the closing conditions included in the merger agreement, as well as the likelihood of satisfaction of all conditions to closing of the transactions contemplated by the merger agreement;

•
that SM Energy stockholders will have the opportunity to vote on the SM Energy merger proposals, which are conditions precedent to the mergers;

•
that the representations and warranties of SM Energy and Civitas in the merger agreement, as well as the interim operating covenants generally requiring the parties to conduct their respective businesses in the ordinary course prior to closing of the mergers, are largely reciprocal;

•
the restrictions in the merger agreement on Civitas’ ability to respond to and negotiate certain alternative transaction proposals from third parties, the inability of Civitas to terminate the merger agreement to enter into a superior proposal, the requirement that Civitas hold the Civitas special meeting even if the Civitas board changes its recommendation, and the requirement that Civitas pay SM Energy an $85.0 million termination fee if the merger agreement is terminated under certain circumstances;

•
SM Energy’s right to engage in negotiations with, and provide information to, any third party that makes an unsolicited written bona fide proposal relating to an alternative proposal, if the SM Energy board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•
the right of the SM Energy board to change its recommendation to SM Energy stockholders to vote “FOR” the SM Energy merger proposals if a superior proposal is made to SM Energy or an intervening event has occurred, subject to certain conditions and fee obligations.

The SM Energy board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the related transactions contemplated thereby. These factors included:

•
the possibility that the mergers may not be completed or that closing may be unduly delayed for reasons beyond the control of SM Energy or Civitas, including the failure to obtain stockholder approval of the SM Energy merger proposals or the Civitas merger proposal;

•
that the exchange ratio provides for a fixed number of shares of SM Energy common stock, and, as such, SM Energy stockholders cannot be certain at the time of the SM Energy special meeting of the market value of the merger consideration to be paid, and the possibility that SM Energy stockholders could be adversely affected in the event that the market price of SM Energy common stock increases relative to the market price of Civitas common stock between the date of the merger agreement and the closing of the mergers;

•
that there are significant risks inherent in integrating the operations of Civitas with SM Energy, including that expected synergies may not be realized, and that successful integration will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•
the substantial costs to be incurred in the mergers, including those incurred regardless of whether the mergers are consummated and the costs of integrating the businesses of SM Energy and Civitas;

•
that the merger agreement provides that, in certain circumstances, SM Energy would be required to pay a termination fee of $79.0 million to Civitas or an expense reimbursement fee of $24.0 million;

•
the possibility that the $26.0 million expense reimbursement fee that Civitas would be required to pay under the merger agreement upon termination of the merger agreement under certain circumstances would be insufficient to compensate SM Energy for its costs incurred in connection with the merger agreement;

•
that the mergers might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals;

•
the ability of the Civitas board, in certain circumstances, to effect a change of recommendation;

•
the potential for litigation relating to the mergers and the associated costs, burden and inconvenience involved in defending those proceedings;

•
that the restrictions on the conduct of SM Energy’s business prior to the consummation of the mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent SM Energy from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of SM Energy pending the consummation of the mergers;

•
that the merger agreement restricts SM Energy’s ability to entertain other acquisition proposals unless certain conditions are satisfied and to terminate the merger agreement to enter into a superior proposal, and requires that SM Energy hold the SM Energy special meeting even if the SM Energy board changes its recommendation;

•
the possibility of losing key employees and skilled workers as a result of the expected consolidation of SM Energy’s and Civitas’ personnel when the mergers are completed; and

•
other risks of the type and nature described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the SM Energy board in reaching its conclusion and recommendations is intended to include all of the material factors considered by the SM Energy board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the SM Energy board in evaluating the merger agreement and the related transactions contemplated thereby, and the complexity of these matters, the SM Energy board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the SM Energy board may have given different weight to different factors. The SM Energy board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the transactions contemplated thereby.

It should be noted that this explanation of the reasoning of the SM Energy board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Civitas Board and Reasons for the Mergers
On November 2, 2025, the Civitas board unanimously determined that it is in the best interests of Civitas and its stockholders, and declared it advisable for Civitas, to enter into the merger agreement, and has unanimously approved the execution, delivery and performance by Civitas of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers. The Civitas board unanimously recommends that Civitas stockholders vote “FOR” the Civitas merger proposal.
In evaluating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the Civitas board consulted with Civitas’ senior management, outside legal counsel and financial advisors with complementary experience. The Civitas board determined that entering into the merger agreement with SM Energy provided the best alternative for maximizing value for Civitas stockholders reasonably available to Civitas, including when compared to continuing to operate on a standalone basis and other reasonably actionable strategic alternatives such as those that Civitas had regularly evaluated in recent years, including potential corporate combinations with other counterparties within the oil and gas industry, acquisitions of growth assets and/or divestitures of non-core assets. In making its determination, providing its approval, and in recommending that the Civitas stockholders vote their Civitas common stock in favor of the adoption of the merger agreement, the Civitas board considered the following factors (not necessarily in order of relative importance) that the Civitas board viewed as being generally positive or favorable in coming to its determination, approval, and related recommendation:
•
the belief that the combined company will benefit from a premier asset portfolio that will deliver a step-change in free cash flow enabling sustained capital returns, including the ownership of approximately 826,000 net acres across high return U.S. shale basins;

•
the belief that the combined company will diversify subsurface risk by balancing Civitas’ DJ-centric exposure with SM Energy’s proven Permian program and emerging Austin Chalk development;

•
the belief that the combined company will result in immediate and long-term operational efficiencies, including producing an estimated combined 506 Mboe/d in 2026;

•
the expectation that the mergers will provide Civitas stockholders the opportunity to benefit from expected annual cost savings of approximately $200 million, with an upside potential to $300 million, through general and administrative expense reduction, significant improvements to drilling and completion strategies and debt reduction, including:

•
approximately $70 million of identified achievable overhead and general and administrative synergies with a potential for upside of an additional $25 million, expected to be achieved through a streamlined corporate structure and optimization of general and administrative expenses on a combined asset base;

•
approximately $100 million of identified achievable drilling and completion synergies with a potential for an additional $50 million, expected to be achieved through improved cost and capital efficiency, an optimized drilling program, and operating efficiency through integration and scale; and

•
lower cost of capital due to an improved credit profile resulting from accelerated debt reduction (due in part to the other synergies described above), interest savings and refinancing certain tranches of debt, with approximately $30 million of identified achievable synergies, with a potential for an additional $25 million;

•
the belief that the combined company will be supported by a world-class technical team, equipped with the processes and infrastructure to deliver a successful integration;

•
the limited viability of alternative transactions that could generate sustainable value creation for Civitas’ stockholders;

•
the expectation that the combined company will remain committed to debt reduction and a sustainable quarterly fixed dividend;

•
the structure of the transaction as a merger of equals with terms negotiated in the merger agreement providing that:

•
the combined company board will be overseen by an experienced, diverse and majority-independent board composed of six designees of SM Energy and five designees of Civitas;

•
as of the first effective time, the combined company will have three committees, consisting of: (a) a Governance and Sustainability Committee; (b) an Audit Committee; and (c) a Compensation Committee, with the chairman of the Governance and Sustainability Committee and the Compensation Committee being designated by the chairman of the Civitas board, and the chairman of the Audit Committee being designated by the chairman of the SM Energy board;

•
as of the first effective time, each standing committee of the combined company board will be composed of an equal number of directors designated by SM Energy and by Civitas;

•
the exchange ratio will be 1.45 shares of SM Energy common stock for each share of Civitas common stock and that such exchange ratio is fixed;

•
Civitas stockholders will have the opportunity to vote on the Civitas merger proposal, which is a condition precedent to the mergers;

•
the representations and warranties of SM Energy and Civitas in the merger agreement, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the mergers, subject to specific limitations, are generally reciprocal;

•
the restrictions in the merger agreement on Civitas’ ability to respond to and negotiate certain alternative transaction proposals from third parties are reciprocal on SM Energy;

•
neither Civitas nor SM Energy may terminate the merger agreement to enter into a superior proposal;

•
each of Civitas and SM Energy are required to hold the Civitas and SM Energy special meetings even if the Civitas or SM Energy board changes its recommendation;

•
SM Energy is required to pay Civitas a $79.0 million termination fee or a $24.0 million expense reimbursement fee if the merger agreement is terminated under certain circumstances;

•
Civitas has the right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal, if the Civitas board has determined in good faith, after consultation with its outside counsel and that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•
the Civitas board may change its recommendation to Civitas stockholders to vote “FOR” the Civitas merger proposal if a superior proposal is available or an intervening event has occurred, subject to certain conditions and termination fee obligations;

•
that the mergers and the all-stock consideration offered in connection therewith would provide Civitas stockholders with ownership of approximately 51.2% of the combined company and therefore allow Civitas stockholders to participate in the growth and accretion in the equity value of the combined company, including any future growth and the expected synergies resulting from the merger;

•
the financial analyses presented by J.P. Morgan to the Civitas board and the November 2, 2025, oral opinion delivered by J.P. Morgan to the Civitas board, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Civitas common stock, as more fully described under “— Opinion of Civitas’ Financial Advisor” and the full text of the written opinion of J.P. Morgan, which is attached as Annex C to this joint proxy statement/prospectus;
•
the alignment of complementary cultures and operating philosophies, including a shared commitment to safety and integrity, employee development, operating efficiency and service quality, and technological innovation;

•
the Civitas board’s view, after consultation with Civitas management and its outside legal advisors, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained without the imposition of conditions sufficiently material to preclude the mergers; and

•
the expected treatment of the mergers as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in “— Material U.S. Federal Income Tax Consequences.”

The Civitas board also considered a variety of uncertainties, risks and other potentially negative or unfavorable factors in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
•
the possibility that the mergers may not be completed or that completion may be unduly delayed for reasons beyond the control of SM Energy or Civitas, including the failure to obtain stockholder approval of the SM Energy merger proposals or the Civitas merger proposal;

•
the possibility that pursuing alternative transactions might have resulted in a higher exchange ratio or premium paid to Civitas stockholders or provided for a cash purchase price;

•
that the exchange ratio provides for a fixed number of shares of SM Energy common stock, and, as such, Civitas stockholders cannot be certain at the time of the Civitas special meeting of the market value of the merger consideration to be paid, and the possibility that Civitas stockholders could be adversely affected in the event that the market price of Civitas common stock increases relative to the market price of SM Energy common stock between the date of the merger agreement and the closing of the mergers;

•
that there are significant risks inherent in integrating the operations of Civitas with SM Energy, including that the expected synergies may not be realized, and that successful integration will require the dedication of significant management resources, which could temporarily detract attention from the day-to-day businesses of the combined company;

•
the substantial costs to be incurred in the mergers, including those incurred regardless of whether the mergers are consummated and the costs of integrating the businesses of SM Energy and Civitas;

•
that the merger agreement provides that, in certain circumstances, Civitas could be required to pay a termination fee of $85.0 million to SM Energy or an expense reimbursement fee of $26.0 million;

•
the possibility that the $24.0 million expense reimbursement fee that SM Energy would be required to pay under the merger agreement upon termination of the merger agreement under certain circumstances would be insufficient to compensate Civitas for its costs incurred in connection with the merger agreement;

•
that the mergers might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals;

•
the ability of the SM Energy board, in certain circumstances, to effect a change of recommendation;

•
the potential for litigation relating to the mergers and the associated costs, burden and inconvenience involved in defending those proceedings;

•
that the restrictions on the conduct of Civitas’ business prior to the consummation of the mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent Civitas from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Civitas pending the consummation of the mergers;

•
that the merger agreement restricts Civitas’ ability to entertain other acquisition proposals unless certain conditions are satisfied and to terminate the merger agreement to enter into a superior proposal, and requires that Civitas hold the Civitas special meeting even if the Civitas board changes its recommendation;

•
the possibility of losing key employees and skilled workers as a result of the expected consolidation of SM Energy’s and Civitas’ personnel when the mergers are completed; and

•
other risks of the type and nature described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the Civitas board in reaching its conclusion and recommendations is intended to include all of the material factors considered by the Civitas board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Civitas board in evaluating the merger agreement and the related transactions contemplated thereby, and the complexity of these matters, the Civitas board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Civitas board may have given different weight to different factors. The Civitas board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the transactions contemplated thereby.
It should be noted that this explanation of the reasoning of the Civitas board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Certain SM Energy Unaudited Prospective Financial Information
SM Energy does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, revenues, production, earnings or other prospective financial information due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the mergers, SM Energy’s management provided (i) certain non-public, unaudited internal financial forecasts with respect to SM Energy on a stand-alone basis prepared by SM Energy management to the SM Energy board, Civitas and each of SM Energy’s and Civitas’ respective financial advisors and (ii) certain non-public, unaudited financial forecasts with respect to Civitas on a stand-alone basis prepared by SM Energy management, utilizing in part information provided by Civitas, to the SM Energy board and SM Energy’s financial advisor (collectively, the “SM Energy Forecasted Financial Information”). SM Energy has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain other parties in connection with the mergers. Such information may not be appropriate for other purposes.
The SM Energy Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The SM Energy Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, SM Energy management and was provided to the SM Energy board for purposes of evaluating the mergers and to Evercore for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “— Opinion of SM Energy’s Financial Advisor.” Neither Ernst & Young LLP, SM Energy’s independent auditor, nor any other independent auditor, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the SM Energy Forecasted Financial Information, and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP contained in SM Energy’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of SM Energy, and such report does not extend to the SM Energy Forecasted Financial Information and should not be read to do so.
Further, the SM Energy Forecasted Financial Information includes non-GAAP financial measures, including EBITDA and free cash flow. Please see the tables below for a description of how SM Energy defines these non-GAAP financial measures. SM Energy believes that EBITDA provides information useful in assessing operating and financial performance across periods, while free cash flow provides a useful measure of available cash generated by operating activities for investing, to reduce leverage or make dividends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by SM Energy may not be comparable to similarly titled measures used by other companies.
While presented with numerical specificity, the SM Energy Forecasted Financial Information was based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to SM Energy’s business) that are inherently subjective and uncertain and are beyond the control of SM Energy’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to SM Energy’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, commodity prices, demand for oil and gas, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The SM Energy Forecasted Financial Information also reflects numerous variables, expectations and assumptions available when prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.
The SM Energy Forecasted Financial Information does not take into account any circumstances or events occurring after the date they were prepared. SM Energy can give no assurance that, had these internal financial forecasts been prepared as of the date of this joint proxy statement/prospectus or the date of the SM Energy special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, SM Energy does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the SM Energy Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown not to be appropriate, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. These internal financial forecasts do not take into account the possible financial and other effects on SM Energy or Civitas of the mergers, the effect on SM Energy or Civitas of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the SM Energy Forecasted Financial Information does not take into account the effect on SM Energy or Civitas of any possible failure of the mergers to occur.
The SM Energy Forecasted Financial Information included below is not included to influence your decision whether to vote to approve any of the proposals at the SM Energy special meeting or the Civitas special meeting, but instead because these internal financial forecasts were provided by SM Energy management to certain parties in connection with the mergers. The inclusion of the SM Energy Forecasted Financial Information should not be construed as an indication that SM Energy, Civitas, their respective affiliates, officers, directors, advisors, representatives, or any other recipient of such information considered, or now considers, it to be predictive of actual future performance or events, or as financial guidance. Moreover, the inclusion of these internal financial forecasts should not be deemed an admission or representation by SM Energy, Civitas, their respective affiliates, or any of their respective officers, directors, advisors, representatives, or other persons that the SM Energy Forecasted Financial Information constitutes material information of SM Energy, particularly given the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing, and considering that the SM Energy special meeting and the Civitas special meeting will be held multiple months after the SM Energy Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, SM Energy stockholders and Civitas stockholders are cautioned not to place undue reliance on such information, and SM Energy urges you to review SM Energy’s and Civitas’ most recent SEC filings for a description of SM Energy’s and Civitas’ reported financial results. See the section entitled “Where You Can Find More Information.”

In preparing the prospective financial and operating information described below, SM Energy management used the following oil and natural gas price assumptions, which were based on a long-term constant pricing assumption (which is referred to in this section as “SM Management Pricing”):
	Commodity Prices
	4Q ‘25E	2026E	2027E	2028E	2029E	2030E
SM Management Pricing
Oil ($/Bbl)	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Gas ($/MMBtu)	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50
Subject to the foregoing qualifications, set forth below are prospective financial projections of SM Energy and Civitas for the fourth calendar quarter ending December 31, 2025, and the years ending December 31, 2026 through 2030, as prepared or directed by SM Energy’s management:
SM Energy Projections for SM Energy
The following table sets forth certain summarized prospective financial information regarding SM Energy on a standalone basis for the fourth calendar quarter ending December 31, 2025, and the years ending December 31, 2026 through 2030 (the “SM Energy projections for SM Energy”), which information was prepared by SM Energy management and authorized by SM Energy to be used and relied upon by Evercore in connection with the financial analyses that Evercore performed in connection with its opinion described in “— Opinion of SM Energy’s Financial Advisor.” The SM Energy projections for SM Energy should not be regarded as an indication that SM Energy considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	Unaudited SM Energy Financial Forecast Provided by SM Energy Management
(in millions)	4Q ‘25E	2026E	2027E	2028E	2029E	2030E
Production (Mboe/d)	204	199	199	202	199	199
EBITDAX(1)	$496	$1,724	$1,658	$1,642	$1,576	$1,551
Cash flow from operations(2)	$462	$1,486	$1,420	$1,420	$1,357	$1,406
Total capital expenditures(3)(4)	$242	$1,352	$1,329	$1,233	$1,176	$1,191
Unlevered operating free cash flow(5)	$251	$246	$175	$264	$237	$254

(1)
Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

(2)
Net cash flow provided by operating activities.

(3)
Excluding capitalized interest.

(4)
Total capital expenditures (excluding capitalized interest) consist of the SM Energy’s anticipated costs for development and acquisition activities, including drilling, completion, facilities, and leasehold expenditures, and estimated acquisition cost of proved and unproved oil and gas properties.

(5)
Unlevered operating free cash flow is calculated as earnings before interest and taxes less cash taxes, plus depreciation, depletion and amortization (“DD&A”), less total capital expenditures (excluding capitalized interest), adjusted for changes in working capital. Unlevered operating free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

SM Energy Projections for Civitas
SM Energy management also provided to the SM Energy board certain unaudited prospective financial information with respect to Civitas on a standalone basis, which was generally derived from information provided by Civitas management (the “SM Energy projections for Civitas”). Such forecasts with respect to Civitas also were provided to Evercore and were authorized by SM Energy for their use and reliance in connection with the financial analyses that Evercore performed in connection with its opinion described in “— Opinion of SM Energy’s Financial Advisor.” The following table sets forth a summary of this prospective financial information regarding Civitas for the fourth calendar quarter ending December 31, 2025, and the years ending December 31, 2026 through 2030, as prepared by SM Energy management. The SM Energy projections for Civitas should not be regarded as an indication that SM Energy considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	Unaudited Civitas Financial Forecast Provided by SM Energy Management
(in millions)	4Q ‘25E	2026E	2027E	2028E	2029E	2030E
Production (Mboe/d)	324	316	300	266	252	228
EBITDAX(1)	$783	$2,894	$2,703	$2,352	$2,222	$1,938
Cash flow from operations(2)	$785	$2,409	$2,371	$2,004	$1,853	$1,598
Total capital expenditures(3)(4)	$368	$2,167	$1,684	$1,565	$1,532	$1,532
Unlevered operating free cash flow(5)	$508	$599	$1,019	$715	$543	$228

(1)
Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

(2)
Net cash flow provided by operating activities.

(3)
Excluding capitalized interest.

(4)
Total capital expenditures (excluding capitalized interest) consist of the SM Energy’s anticipated costs for development and acquisition activities, including drilling, completion, facilities, and leasehold expenditures, and estimated acquisition cost of proved and unproved oil and gas properties.

(5)
Unlevered operating free cash flow is calculated as earnings before interest and taxes less cash taxes, plus DD&A, less total capital expenditures (excluding capitalized interest), adjusted for changes in working capital. Unlevered operating free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

SM Energy Management Projections for Expected Synergies and Cost Savings
In connection with SM Energy’s evaluation of the mergers, SM Energy management provided to the SM Energy board certain estimates of the amounts and timing of expected synergies anticipated by SM Energy management to result from the mergers. Such estimates of the amounts and timing of expected synergies anticipated by SM Energy management to result from the mergers also were provided to Evercore and were authorized by SM Energy for their use and reliance in connection with the financial analyses that Evercore performed in connection with its opinion described in “— Opinion of SM Energy’s Financial Advisor.” These estimates reflected total projected unlevered pre-tax synergies of $175 million per year from 2027 through 2030 (reflecting 100% phase-in), consisting of $100 million of annual P&L synergies, comprised of $75 million of general and administrative costs and $25 million of lease operating expenses, and $75 million of annual capital synergies. After applying an assumed corporate cash tax rate, these amounts implied annual after-tax synergies of approximately $171 million for 2027, $168 million for 2028 and $164 million for 2029 and 2030.
Certain Civitas Unaudited Prospective Financial Information
Civitas, as a matter of course, does not make public long-term forecasts or projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with Civitas’ evaluation of the mergers and not for public disclosure, Civitas management provided (i) certain unaudited internal financial forecasts with respect to Civitas on a stand-alone basis prepared by Civitas management to the Civitas board, SM Energy and their respective financial advisors and (ii) certain unaudited financial forecasts with respect to SM Energy on a stand-alone basis prepared by Civitas management utilizing in part information provided by SM Energy management as discussed below to the Civitas board and Civitas’ financial advisor (collectively, the “Civitas Forecasted Financial Information”).
The Civitas Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Civitas Forecasted Financial Information was provided by Civitas to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “— Opinion of Civitas’ Financial Advisor.” The inclusion of this Civitas Forecasted Financial Information should not be regarded as an indication that any of Civitas, SM Energy, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this Civitas Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
The Civitas Forecasted Financial Information includes non-GAAP financial measures, including EBITDA and free cash flow. Please see the tables below for a description of how Civitas defines these non-GAAP financial measures. Civitas believes that EBITDA provides information useful in assessing operating and financial performance across periods, while free cash flow provides a useful measure of available cash generated by operating activities for investing, to reduce leverage or make dividends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Civitas may not be comparable to similarly titled measures used by other companies.
The Civitas Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity as of the date on which such forecasts were finalized, the Civitas Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Civitas and SM Energy management teams, including, among others, Civitas’ and/or SM Energy’s future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of sufficient cash flow or financing to fund the exploration and development costs associated with their respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Civitas and SM Energy operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The Civitas Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Civitas and its affiliates, officers, directors, advisors or other representatives cannot give assurance that the Civitas Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Civitas Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.
Neither Civitas’ independent registered public accounting firm, Deloitte & Touche LLP, nor any other independent accountants, has audited, reviewed, examined, compiled or applied any procedures with respect to the accompanying Civitas Forecasted Financial Information and, accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Civitas Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Civitas cannot give assurance that, had the Civitas Forecasted Financial Information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Civitas does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Civitas Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. The Civitas Forecasted Financial Information does not take into account all of the possible financial and other effects of the mergers on Civitas or SM Energy, the effect on Civitas or SM Energy of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the Civitas Forecasted Financial Information does not take into account the effect on Civitas or SM Energy of any possible failure of the mergers to occur. Neither Civitas nor any of its affiliates, officers, directors, advisors or other representatives have made, make or is authorized in the future to make any representation to any Civitas stockholder or SM Energy stockholder or other person regarding Civitas’ ultimate performance compared to the information contained in the Civitas Forecasted Financial Information or that the Civitas Forecasted Financial Information will be achieved. The inclusion of the Civitas Forecasted Financial Information herein should not be deemed an admission or representation by Civitas or its affiliates, officers, directors, advisors or other representatives or any other person that it considered, or now considers, it to be viewed as material information of Civitas or SM Energy, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Civitas Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence any Civitas stockholder’s or SM Energy stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals at the Civitas special meeting or the SM Energy special meeting, but is being provided solely because it was made available to the Civitas board and Civitas’ financial advisor in connection with the mergers.
In light of the foregoing, and considering that the Civitas special meeting and the SM Energy special meeting will be held multiple months after the Civitas Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Civitas stockholders and SM Energy stockholders are cautioned not to place undue reliance on such information, and Civitas urges you to review Civitas and SM Energy’s most recent SEC filings for a description of Civitas’ and SM Energy’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”
In preparing the prospective financial and operating information described below, Civitas management used the following oil and natural gas price assumptions, which were based on (1) NYMEX oil and gas strip pricing (which is referred to in this section as “NYMEX Strip”) as of October 31, 2025, (2) long-term constant pricing assumption (which is referred to in this section as “Flat Pricing”) and (3) Wall Street consensus pricing (which is referred to in this section as “Wall Street Consensus”) as of October 31, 2025:
	Commodity Prices
	4Q 2025E	2026E	2027E	2028E
NYMEX Strip
Oil ($/Bbl)	$60.48	$60.10	$60.36	$61.29
Gas ($/MMBtu)	$3.45	$4.06	$4.02	$3.87
Flat Pricing
Oil ($/Bbl)	$70.00	$70.00	$70.00	$70.00
Gas ($/MMBtu)	$3.50	$3.50	$3.50	$3.50

	Commodity Prices
	4Q 2025E	2026E	2027E	2028E
Wall Street Consensus
Oil ($/Bbl)	$65.05	$60.02	$65.00	$69.40
Gas ($/MMBtu)	$3.59	$4.00	$4.00	$4.00
Civitas Projections for Civitas
The following tables set forth certain summarized prospective financial and operating information regarding Civitas on a stand-alone basis (i) for the quarter ending December 31, 2025 and the years ending December 31, 2026 through 2028 based on Civitas management’s corporate plan (the “Civitas corporate plan projections for Civitas”), and (ii) from September 30, 2025 onward based on Civitas management’s life-of-field operational and financial forecasts (the “Civitas reserve model projections for Civitas” and, together with the Civitas corporate plan projections for Civitas, the “Civitas projections for Civitas”), in each case, based on the price assumptions indicated above, which information was prepared by Civitas management and authorized by the Civitas board to be used and relied upon by Civitas’ financial advisor in connection with the financial analyses that J.P. Morgan performed in connection with its opinion described in “— Opinion of Civitas’ Financial Advisor.” The following unaudited prospective financial and operating information should not be regarded as an indication that Civitas considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, SM Energy’s anticipated or actual capital allocation relating to the Civitas assets post-closing of the mergers.
Civitas Corporate Plan Projections for Civitas
	Civitas Stand-Alone
($ in millions)	4Q 2025E	2026E	2027E	2028E
NYMEX Strip
Production (MBoe/d)	324	306	304	304
EBITDA(1)	$761	$2,782	$2,748	$2,812
Total capital expenditures	$373	$1,818	$1,670	$1,950
Free cash flow(2)(3)	$272	$494	$614	$405
Flat Pricing
Production (MBoe/d)	324	306	304	304
EBITDA(1)	$834	$3,198	$3,208	$3,251
Total capital expenditures	$373	$1,818	$1,670	$1,950
Free cash flow(2)(3)	$345	$912	$1,084	$843
Wall Street Consensus
Production (MBoe/d)	324	306	304	304
EBITDA(1)	$824	$2,741	$2,988	$3,296
Total capital expenditures	$373	$1,818	$1,670	$1,950
Free cash flow(2)(3)	$335	$454	$859	$895

Civitas Reserve Model Projections for Civitas
The following table presents selected financial and operating data for Civitas (through year-end 2028) from the Civitas reserve model projections for Civitas.
	Civitas Stand-Alone
($ in millions)	4Q 2025E	2026E	2027E	2028E
NYMEX Strip
Production (MBoe/d)	331.5	334.6	342.9	346.4
EBITDA(1)	$740	$2,867	$2,934	$2,992
Total capital expenditures	$373	$1,916	$1,921	$1,955
Free cash flow(2)(3)	$254	$457	$514	$541
Flat Pricing
Production (MBoe/d)	331.5	334.6	342.9	346.4
EBITDA(1)	$824	$3,312	$3,441	$3,473
Total capital expenditures	$373	$1,916	$1,921	$1,955
Free cash flow(2)(3)	$338	$901	$1,009	$1,010

(1)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Free cash flow is defined as operating cash flow less capital expenditures and lease acquisition costs. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
Inclusive of NOL utilization.

Civitas Projections for SM Energy
Civitas management also provided to the Civitas board certain unaudited prospective financial and operating information with respect to SM Energy on a stand-alone basis, which was generally derived from information provided by SM Energy management. Such forecasts with respect to SM Energy also were provided to Civitas’ financial advisor and were authorized by the Civitas board for their use and reliance in connection with the financial analyses that J.P. Morgan performed in connection with its opinion described in “— Opinion of Civitas’ Financial Advisor.” The following table sets forth a summary of this prospective financial and operating information regarding SM Energy for the quarter ending December 31, 2025 and the years ending December 31, 2026, through 2028, as prepared by Civitas management (the “Civitas projections for SM Energy”), based on the price assumptions indicated above. The following unaudited prospective financial and operating information should not be regarded as an indication that Civitas considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, SM Energy’s anticipated or actual capital allocation relating to the Civitas assets post-closing of the mergers.
	SM Energy Stand-Alone
($ in millions)	4Q 2025E	2026E	2027E	2028E
NYMEX Strip
Production (MBoe/d)	209	200	200	203
EBITDA(1)	$498	$1,778	$1,691	$1,673
Total capital expenditures	$290	$1,040	$1,100	$947
Free cash flow(2)	$146	$490	$376	$480

	SM Energy Stand-Alone
($ in millions)	4Q 2025E	2026E	2027E	2028E
Flat Pricing
Production (MBoe/d)	209	200	200	203
EBITDA(1)	$573	$2,007	$1,961	$1,921
Total capital expenditures	$290	$1,040	$1,100	$947
Free cash flow(2)	$217	$671	$527	$645
Wall Street Consensus
Production (MBoe/d)	209	200	200	203
EBITDA(1)	$535	$1,766	$1,855	$1,976
Total capital expenditures	$290	$1,040	$1,100	$947
Free cash flow(2)	$181	$481	$505	$720

(1)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Free cash flow is defined as operating cash flow less capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Civitas Management Projections for Expected Synergies and Cost Savings
In connection with Civitas’ evaluation of the mergers, Civitas management provided to the Civitas board and Civitas’ financial advisor certain estimates of the amounts and timing of expected synergies anticipated by Civitas management to result from the mergers, which included pre-tax synergies of $100 million for 2026 (reflecting a 50% phase-in), or approximately $77 million after tax (assuming a 22.75% corporate tax rate, the midpoint of the Civitas and SM Energy corporate tax rates), and pre-tax synergies of $200 million per year thereafter (reflecting a 100% phase-in), or approximately $155 million per year after tax (assuming a 22.75% corporate tax rate) (together, the “Civitas Expected Synergies”).
CIVITAS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE CIVITAS FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Opinion of SM Energy’s Financial Advisor
The SM Energy board retained Evercore to act as its financial advisor in connection with the SM Energy board’s evaluation of strategic and financial alternatives, including the mergers. As part of this engagement, the SM Energy board requested that Evercore evaluate the fairness of the exchange ratio pursuant to the merger agreement, from a financial point of view, to SM Energy. At a meeting of the SM Energy board held on November 2, 2025, Evercore rendered to the SM Energy board its oral opinion, subsequently confirmed by delivery of a written opinion dated November 2, 2025, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to SM Energy.
The full text of the written opinion of Evercore, dated November 2, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this joint proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SM Energy board (solely in its capacity as such) in connection with its evaluation of the proposed mergers. The opinion does not constitute a recommendation to the SM Energy board or to any other persons in respect of the mergers, including as to how any holder of shares of SM Energy common stock should vote or act in respect of the mergers. Evercore’s opinion does not address the relative merits of the mergers as compared to other business or financial strategies that might be available to SM Energy, nor does it address the underlying business decision of SM Energy to engage in the mergers.
In connection with rendering its opinion Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Civitas and SM Energy that we deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain internal projected financial and reserves data relating to Civitas prepared and furnished to us by management of SM Energy and certain internal projected financial and reserves data relating to SM Energy prepared and furnished to us by management of SM Energy, each as approved for our use by SM Energy (the “SM Energy management forecasts”), including certain estimates prepared by the management of SM Energy expected to result from the mergers, as approved for our use by SM Energy (solely for purposes of this section, the “synergies”);

•
discussed with managements of SM Energy and Civitas their assessment of the past and current operations of Civitas, the current financial condition and prospects of Civitas and the SM Energy management forecasts relating to Civitas, and discussed with management of SM Energy their assessment of the past and current operations of SM Energy, the current financial condition and prospects of SM Energy, and the SM Energy management forecasts, including the synergies;

•
reviewed the reported prices and the historical trading activity of Civitas common stock and SM Energy common stock;

•
compared the financial performance of Civitas and SM Energy and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

•
reviewed the financial terms and conditions of a draft, dated November 1, 2025, of the merger agreement; and

•
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of SM Energy that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SM Energy management forecasts as well as the synergies, Evercore assumed with the consent of the SM Energy board that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SM Energy as to the future financial performance of SM Energy and Civitas and the other matters covered thereby. Evercore relied, at the direction of SM Energy on the assessments of the management of SM Energy as to SM Energy’s ability to achieve the synergies and was advised by SM Energy, and assumed with the consent of the SM Energy board that the synergies would be realized in the amounts and at the times projected. Evercore expressed no view as to the SM Energy management forecasts, the synergies, or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement would not differ (other than in immaterial respects) from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the mergers would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Civitas, SM Energy or the consummation of the mergers or reduce the contemplated benefits to SM Energy of the mergers.
Evercore did not conduct a physical inspection of the properties or facilities of Civitas or SM Energy and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Civitas or SM Energy, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Civitas or SM Energy under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of November 2, 2025 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to SM Energy, from a financial point of view, of the exchange ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Civitas, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SM Energy or Civitas, or any class of such persons, whether relative to the exchange ratio or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the mergers, including, without limitation, the structure or form of the mergers, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to SM Energy, nor does it address the underlying business decision of SM Energy to engage in the mergers. Evercore did not express any view on, and its opinion did not address, what the value of SM Energy common stock actually will be when issued or the prices at which SM Energy common stock will trade at any time, including following announcement or consummation of the mergers. Evercore’s opinion did not constitute a recommendation to the SM Energy board or to any other persons in respect of the mergers, including as to how any holder of shares of SM Energy common stock should vote or act in respect of the mergers. Evercore did not express any opinion as to the prices at which shares of Civitas common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Civitas or the mergers or as to the impact of the mergers on the solvency or viability of Civitas or the ability of Civitas to pay its obligations when they come due. Evercore is not legal, regulatory, accounting or tax experts and assumed the accuracy and completeness of assessments by SM Energy and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the SM Energy board on November 2, 2025, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 30, 2025, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of SM Energy and Civitas. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Net Asset Value Analyses
SM Energy
Evercore calculated the after tax net present value, as of October 1, 2025, of future cash flows SM Energy was expected to generate based on the reserves data relating to SM Energy included in the SM Energy management forecasts (the “SM Energy reserves database”) and using forecasted oil and natural gas prices estimated by SM Energy’s management and approved by SM Energy for Evercore’s use (“management pricing”). For purpose of its analysis, Evercore selected discount rates ranging from 8% to 30% based on its professional judgment and experience depending on the perceived risk profile of the reserve categories. Using the various discount rates depending on the reserve category, Evercore discounted to present value, as of October 1, 2025, the pre-tax cash flows estimated to be generated by SM Energy from the various reserve categories, as reflected in the SM Energy reserves database, to derive a range of total reserve value. Based on this range of total reserve value, the present value of other capital expenditures, the present value of the future estimated effects of SM Energy’s hedging, using a selected discount rate ranging from 5% to 8%, the present value of the general and administrative expenses, the present value of cash taxes (discounted using a range of discount rates based on the weighted average of discount rates applied to the pre-tax cash flows by reserve category), SM Energy’s estimated net debt and cash as of September 30, 2025, and the number of fully diluted outstanding shares of SM Energy common stock as of October 29, 2025, in each case based on the SM Energy management forecasts, this analysis indicated a range of implied equity values per share of SM Energy common stock of $15.47 to $22.63, as compared to the closing price of SM Energy common stock of $20.54 on October 30, 2025.
Civitas
Evercore calculated the after tax net present value, as of October 1, 2025, of future cash flows Civitas was expected to generate based on the reserves data relating to Civitas included in the SM Energy management forecasts (the “Civitas reserves database”) and using the management pricing. For purpose of its analysis, Evercore selected discount rates ranging from 8% to 30% based on its professional judgment and experience depending on the perceived risk profile of the reserve categories. Using the various discount rates depending on the reserve category, Evercore discounted to present value, as of October 1, 2025, the pre-tax cash flows estimated to be generated by Civitas from the various reserve categories, as reflected in the Civitas reserve database, to derive a range of total reserve value. Based on this range of total reserve value, the present value of capital expenditures, the present value of the future estimated effects of Civitas’ hedging, the present value of the general and administrative expenses, the present value of cash taxes (discounted using a range of discount rates based on the weighted average of discount rates applied to the pre-tax cash flows by reserve category), the present value midstream expenses, Civitas’ estimated pro forma net debt and cash as of September 30, 2025 (after giving effect to certain asset sales estimated to occur subsequent to September 30, 2025, as furnished by management of SM Energy), and the number of fully diluted outstanding shares of Civitas common stock as of October 30, 2025, in each case based on the SM Energy management forecasts, this analysis indicated a range of implied equity values per share of Civitas common stock of $23.22 to $33.09, as compared to the closing price of Civitas common stock of $28.72 on October 30, 2025 and the implied offer price of Civitas common stock of $29.78 (calculated by multiplying the closing price of SM Energy common stock of $20.54 on October 30, 2025 by the exchange ratio of 1.45x pursuant to the merger agreement).

Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for SM Energy and Civitas by application of the high and low ends of the relevant reference ranges selected for SM Energy and Civitas as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 1.398x based on the closing prices of SM Energy common stock and Civitas common stock on October 30, 2025 and the exchange ratio of 1.45x pursuant to the merger agreement:
Methodology	Implied Exchange Ratio
Net Asset Value	1.026x – 2.139x
Discounted Cash Flow Analyses
SM Energy
Evercore performed a discounted cash flow analysis of SM Energy to calculate ranges of implied present values of the per share equity value of SM Energy utilizing estimates of the standalone unlevered, after-tax free cash flows that SM Energy was forecasted to generate over the period from October 1, 2025, through December 31, 2030, based on the SM Energy management forecasts. Evercore calculated terminal values for SM Energy using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for SM Energy by applying a range of perpetuity growth rates of 1.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that SM Energy was forecasted to generate in the terminal year based on the SM Energy management forecasts and (ii) a terminal multiple method — under which Evercore calculated terminal values for SM Energy by applying a range of enterprise values to last twelve months (which is referred to as “LTM”) earnings before interest, taxes, depreciation, amortization and exploration expense (which is referred to as “EBITDAX”) multiples of 2.5x to 3.5x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of SM Energy’s terminal year EBITDAX based on the SM Energy management forecasts.
The cash flows and terminal values in each case were then discounted to present value as of October 1, 2025, using discount rates ranging from 8.50% to 10.00%, representing an estimate of SM Energy’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for SM Energy. Based on these ranges of implied enterprise values, SM Energy’s estimated pro forma net debt and cash as of September 30, 2025, and the number of fully diluted outstanding shares of SM Energy common stock as of October 30, 2025, in each case based on the SM Energy management forecasts, this analysis indicated ranges of implied equity values per share of SM Energy common stock as set forth in the table below, as compared to the closing price of SM Energy common stock of $20.54 on October 30, 2025:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$9.90 – $27.68
Terminal Multiple Method	$7.99 – $18.44
Civitas
Evercore performed a discounted cash flow analysis of Civitas to calculate ranges of implied present values of the per share equity value of Civitas utilizing estimates of the standalone unlevered, after-tax free cash flows that Civitas was forecasted to generate over the period from October 1, 2025, through December 31, 2030, based on the SM Energy management forecasts. Evercore calculated terminal values for Civitas using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for Civitas by applying a range of perpetuity growth rates of 0% to 2%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Civitas was forecasted to generate in the terminal year based on the SM Energy management forecasts and (ii) a terminal multiple method — under which Evercore calculated terminal values for Civitas by applying a range of enterprise values to LTM EBITDAX multiples of 2.5x to 3.5x, which range was selected based on

Evercore’s professional judgment and experience, to an estimate of Civitas’ terminal year EBITDAX based on the SM Energy management forecasts.
The cash flows and terminal values in each case were then discounted to present value as of October 1, 2025, using discount rates ranging from 8.50% to 10.00%, representing an estimate of Civitas’ weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for Civitas. Based on these ranges of implied enterprise values, Civitas’ estimated net debt and cash as of September 30, 2025, and the number of fully diluted outstanding shares of Civitas common stock as of October 30, 2025, in each case based on the SM Energy management forecasts, this analysis indicated ranges of implied equity values per share of Civitas common stock as set forth in the table below, as compared to the closing price of Civitas common stock of $28.72 on October 30, 2025 and the implied offer price of Civitas common stock of $29.78 (calculated by multiplying the closing price of SM Energy common stock of $20.54 on October 30, 2025 by the exchange ratio of 1.45x pursuant to the merger agreement):
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$19.00 – $48.29
Terminal Multiple Method	$11.37 – $29.28
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for SM Energy and Civitas by application of the high and low ends of the relevant reference ranges selected for SM Energy and Civitas as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 1.398x based on the closing prices of SM Energy common stock and Civitas common stock on October 30, 2025 and the exchange ratio of 1.45x pursuant to the merger agreement:
Methodology	Implied Exchange Ratio
Perpetuity Growth Rate Method	0.687x – 4.878x
Terminal Multiple Method	0.616x – 3.664x
Selected Publicly Traded Companies Analysis
SM Energy
Evercore reviewed and compared certain financial information of SM Energy to corresponding financial multiples and ratios for the following selected publicly traded companies in the oil and gas industry:
•
Civitas

•
Chord Energy

•
Crescent Energy

•
Magnolia Oil & Gas

•
Matador Resources Company

•
Ovintiv

•
Permian Resources

For each of the selected companies and SM Energy, Evercore calculated (i) total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar years 2026 and 2027 EBITDAX (which is referred to as “TEV / EBITDAX”), and (ii) equity market capitalization as a multiple of estimated calendar years 2026 and 2027 cash flows from operations (which is referred to as “Market Cap / CFFO”).

The results of these calculations were as follows:
Benchmark	Mean	Median
TEV / EBITDAX (2026E)	3.3x	3.3x
TEV / EBITDAX (2027E)	3.1x	3.1x
Market Cap / CFFO (2026E)	2.3x	2.4x
Market Cap / CFFO (2027E)	2.2x	2.2x
Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a (i) TEV / EBITDAX multiple reference ranges of 2.50x to 3.50x and 2.25x to 3.25x to an estimate of SM Energy’s calendar year 2026 EBITDAX and calendar year 2027 EBITDAX, respectively, in each case based on the SM Energy management forecasts, to derive implied enterprise value reference ranges for SM Energy (and, based on SM Energy’s estimated net debt and cash as of September 30, 2025, as provided by SM Energy’s management, implied equity value reference ranges for SM Energy) and (ii) Market Cap / CFFO multiple reference ranges of 1.25x to 2.25x and 1.25x to 2.25x to an estimate of SM Energy’s calendar year 2026 CFFO and calendar year 2027 CFFO, respectively, in each case based on the SM Energy management forecasts, to derive implied equity value reference ranges for SM Energy. Based on these ranges of implied equity values, and the number of fully diluted outstanding shares of SM Energy common stock as of October 29, 2025, in each case as provided by SM Energy’s management, this analysis indicated ranges of implied equity values per share of SM Energy common stock as set forth in the table below, as compared to the closing price of SM Energy common stock of $20.54 on October 30, 2025:
Metric	Implied Equity Values Per Share
TEV / EBITDAX (Forecasts)	$13.51 – $30.37
Market Cap / CFFO (Forecasts)	$16.17 – $30.93
Although none of these companies is directly comparable to SM Energy, Evercore selected these companies because they are publicly traded companies in the oil and gas industry with operations and business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to SM Energy for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Civitas
Evercore reviewed and compared certain financial information of Civitas to corresponding financial multiples and ratios for the following selected publicly traded companies in the oil and gas industry:
•
Chord Energy

•
Crescent Energy

•
Magnolia Oil & Gas

•
Matador Resources Company

•
Ovintiv

•
Permian Resources

•
SM Energy

For each of the selected companies and Civitas, Evercore calculated (i) total enterprise value as a multiple of estimated calendar years 2026 and 2027 EBITDAX, and (ii) market capitalization as a multiple of estimated calendar years 2026 and 2027 CFFO.

The results of these calculations were as follows:
Benchmark	Mean	Median
TEV / EBITDAX (2026E)	3.3x	3.3x
TEV / EBITDAX (2027E)	3.1x	3.1x
Market Cap / CFFO (2026E)	2.3x	2.4x
Market Cap / CFFO (2027E)	2.2x	2.2x
Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a (i) TEV / EBITDAX multiple reference ranges of 2.50x to 3.50x and 2.25x to 3.25x to an estimate of Civitas’ calendar year 2026 EBITDAX and calendar year 2027 EBITDAX, respectively, in each case based on the SM Energy management forecasts, to derive implied enterprise value reference ranges for Civitas (and, based on Civitas’ estimated net debt and cash as of September 30, 2025 as provided by SM Energy’s management, implied equity value reference ranges for Civitas) and (ii) Market Cap / CFFO multiple reference ranges of 1.0x to 2.0x and 1.0x to 2.0x to an estimate of Civitas’ calendar year 2026 CFFO and calendar year 2027 CFFO, respectively, in each case based on the SM Energy management forecasts, to derive implied equity value reference ranges for Civitas. Based on these ranges of implied equity values, and the number of fully diluted outstanding shares of Civitas common stock as of October 30, 2025, in each case as provided by SM Energy’s management, this analysis indicated ranges of implied equity values per share of Civitas common stock as set forth in the table below, as compared to the closing price of Civitas common stock of $28.72 on October 30, 2025 and the implied offer price of Civitas common stock of $29.78 (calculated by multiplying the closing price of SM Energy common stock of $20.54 on October 30, 2025 by the exchange ratio of 1.45x pursuant to the merger agreement):
Metric	Implied Equity Values Per Share
TEV / EBITDAX (Forecasts)	$19.83 – $59.77
Market Cap / CFFO (Forecasts)	$27.73 – $60.54
Although none of these companies is directly comparable to Civitas, Evercore selected these companies because they are publicly traded companies in the oil and gas industry with operations and business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to Civitas for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for SM Energy and Civitas by application of the high and low ends of the relevant reference ranges selected for SM Energy and Civitas as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 1.398x based on the closing prices of SM Energy common stock and Civitas common stock on October 30, 2025 and the exchange ratio of 1.45x pursuant to the merger agreement:
Metric	Implied Exchange Ratio
TEV / EBITDAX (Forecasts)	0.653x – 4.423x
Equity Value / CFFO (Forecasts)	0.896x – 3.744x
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Equity Research Analysts’ Price Targets
SM Energy and Civitas
Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of October 30, 2025, noting that the low and high share price targets ranged from (i) $19.00 to $56.00 for SM Energy common stock, as compared to the closing price of SM Energy common stock of $20.54 on October 30, 2025, and (ii) $27.00 to $80.00 for Civitas common stock, as compared to the closing price of Civitas common stock of $28.72 on October 30, 2025, and the implied offer price of Civitas common stock of $29.78. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of SM Energy common stock and Civitas common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of SM Energy, Civitas and future general industry and market conditions.
Implied Exchange Ratio
Utilizing the high and low ends of the price targets reference ranges derived for SM Energy and Civitas, in each case as described above, Evercore calculated an implied exchange ratio range of 0.482x to 4.211x, as compared to the exchange ratio of 1.398x based on the closing prices of SM Energy common stock and Civitas common stock on October 30, 2025 and the exchange ratio of 1.45x pursuant to the merger agreement.
52-Week Trading Range Analysis
SM Energy and Civitas
Evercore reviewed historical trading prices of shares of SM Energy common stock and shares of Civitas common stock during the 52-week period ended October 30, 2025, noting that low and high prices (based on closing values) during such period ranged from (i) $20.39 to $46.03 per share of SM Energy common stock, as compared to the closing price of SM Energy common stock of $20.54 on October 30, 2025, and (ii) $24.28 to $54.79 per share of Civitas common stock, as compared to the closing price of Civitas common stock of $28.72 on October 30, 2025, and the implied offer price of Civitas common stock of $29.78.
Implied Exchange Ratio
Utilizing the high and low ends of historical trading prices of shares of SM Energy common stock and shares of Civitas common stock from the 52-week period ended October 30, 2025, in each case as described above, Evercore calculated an implied exchange ratio range of 0.527x to 2.687x, as compared to the exchange ratio of 1.398x based on the closing prices of SM Energy common stock and Civitas common stock on October 30, 2025 and the exchange ratio of 1.45x pursuant to the merger agreement.
Pro Forma Analyses
Has / Gets Analysis — Value Creation Analysis
Evercore reviewed the implied aggregate equity value of SM Energy attributable to the SM Energy stockholders on a pro forma basis giving effect to the mergers based on a discounted cash flow analysis. The pro forma implied equity value attributable to the SM Energy stockholders was equal to the product obtained by multiplying approximately 48.0% (SM Energy’s stockholders’ pro forma ownership of the combined company immediately following the completion of the mergers based the exchange ratio of 1.45x set forth in the merger agreement) by an amount equal to the implied aggregate equity value of SM Energy on a pro forma basis giving effect to the merger, calculated as (i) SM Energy’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “— SM Energy — Discounted Cash Flow Analysis” (calculated using the midpoint value determined by the SM Energy standalone discounted cash flow analysis), plus (ii) Civitas’ standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “— Civitas —  Discounted Cash Flow Analysis” (calculated using the midpoint value determined by the Civitas standalone discounted cash flow analysis), and plus (iii) the net present value, as of October 30, 2025, of the synergies (using the discount rate of 9.25%). This analysis resulted in an implied incremental aggregate equity value of SM Energy on a pro forma basis attributable to the SM Energy stockholders of approximately $2.919 billion (based on terminal values calculated based on the perpetuity growth method) and $1.856 billion (based on terminal values calculated based on the EBITDAX multiple method), each relative to SM Energy’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “— SM Energy — Discounted Cash Flow Analysis” (calculated using the midpoint value determined by the SM Energy standalone discounted cash flow analysis).
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the SM Energy board. In connection with the review of the mergers by the SM Energy board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of SM Energy common stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SM Energy or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the SM Energy board as to the fairness, from a financial point of view, of the exchange ratio to SM Energy. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the SM Energy board (in its capacity as such) in connection with its evaluation of the proposed mergers. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the SM Energy board or SM Energy management or that any specific amount of consideration constituted the only appropriate consideration in the transaction for the SM Energy stockholders.
Pursuant to the terms of Evercore’s engagement letter with SM Energy, SM Energy has agreed to pay Evercore a fee for its services in the aggregate amount of approximately $20 million, of which (i) $2 million was payable upon delivery of Evercore’s opinion in connection with the merger agreement and is fully creditable against any fee payable upon the consummation of the mergers and (ii) the remainder will be payable contingent upon the consummation of the mergers. SM Energy has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to SM Energy and received fees for the rendering of these services in the amount of approximately $1 million. During the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Civitas and it has not received any compensation from Civitas during such period. Evercore may provide financial advisory or other services to SM Energy and Civitas in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to SM Energy, Civitas, potential parties to the Mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of SM Energy or Civitas.
SM Energy engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Opinion of Civitas’ Financial Advisor
Pursuant to an engagement letter dated October 10, 2025, Civitas retained J.P. Morgan as its financial advisor in connection with the transactions contemplated by the merger agreement (the “Transaction”).
At the meeting of the Civitas board on November 2, 2025, J.P. Morgan rendered its oral opinion to the Civitas board, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the first merger was fair, from a financial point of view, to the holders of the Civitas common stock.
The full text of the written opinion of J.P. Morgan dated November 2, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Civitas stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Civitas board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was directed only to the fairness, from a financial point of view, to the holders of the Civitas common stock of the exchange ratio in the first merger and did not address any other aspect of the Transaction. The opinion does not constitute a recommendation to any Civitas stockholder as to how such stockholder should vote with respect to the Transaction or any other matter.
In arriving at its opinions, J.P. Morgan, among other things:
•
reviewed the merger agreement;

•
reviewed certain publicly available business and financial information concerning Civitas and SM Energy and the industries in which they operate;

•
compared the financial and operating performance of Civitas and SM Energy with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Civitas common stock and the SM Energy common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of Civitas relating to the respective businesses of Civitas and SM Energy, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction; and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Civitas and SM Energy with respect to certain aspects of the Transaction, and the past and current business operations of Civitas and SM Energy, the financial condition and future prospects and operations of Civitas and SM Energy, the effects of the Transaction on the financial condition and future prospects of Civitas and SM Energy, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Civitas and SM Energy or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Civitas, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Civitas, SM Energy or the other parties to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Civitas Expected Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Civitas and SM Energy to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Civitas Expected Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the mergers and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Civitas, SM Energy and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Civitas with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Civitas or SM Energy or on the contemplated benefits of the Transaction.
The Civitas projections for Civitas and the Civitas projections for SM Energy, in each case, furnished to J.P. Morgan were prepared by the management of Civitas, as discussed more fully under the section entitled “Certain Civitas Unaudited Prospective Financial Information” which in each case were discussed with, and approved for J.P. Morgan’s use in connection with its financial analyses by, the Civitas board.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of the Civitas common stock of the exchange ratio in the first merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers or the other transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of Civitas or as to the underlying decision by Civitas to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the exchange ratio applicable to the holders of the Civitas common stock in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Civitas common stock, or the SM Energy common stock or any other class of securities of Civitas or SM Energy will trade at any future time.
The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Civitas and SM Energy, and the decision to enter into the merger agreement was solely that of the Civitas board and the SM Energy board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Civitas board in its evaluation of the Transaction and should not be understood as determinative of the views of the Civitas board or the management of Civitas with respect to the Transaction or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Civitas board on November 2, 2025 and in the financial analyses presented to the Civitas board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Civitas board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Certain of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples.   Using publicly available information, J.P. Morgan compared selected financial data of Civitas and SM Energy with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Civitas and SM Energy, respectively (the “Public Trading Multiples Analysis”).
The companies selected by J.P. Morgan with respect to Civitas were as follows:
•
SM Energy;

•
Ovintiv Inc.;

•
Chord Energy Corporation;

•
Matador Resources Company;

•
Magnolia Oil & Gas Corporation; and

•
Crescent Energy Company.

The companies selected by J.P. Morgan with respect to SM Energy were as follows:
•
Civitas;

•
Ovintiv Inc.;

•
Chord Energy Corporation;

•
Matador Resources Company;

•
Magnolia Oil & Gas Corporation; and

•
Crescent Energy Company.

None of the selected companies reviewed is identical or directly comparable to Civitas or SM Energy, as applicable. Certain of these companies may have characteristics that are materially different from those of Civitas and SM Energy, as applicable. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Civitas and SM Energy, as applicable. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Civitas or SM Energy, as applicable. In all instances, multiples were based on closing stock prices on October 31, 2025.
The information J.P. Morgan calculated for each of the selected companies included:
•
the multiple of enterprise value (calculated as equity value plus or minus, as applicable, net debt (including finance leases) or net cash, preferred stock (if any) and non-controlling interests) to estimates of EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for fiscal years ending December 31, 2026 and December 31, 2027, which we refer to in this section entitled “Opinion of Civitas’ Financial Advisor” as “EV / 2026E EBITDA” and “EV / 2027E EBITDA,” respectively.

•
the multiple of equity market capitalization (calculated as the market value of the company’s common stock on a fully diluted basis) to estimates of operating cash flow for fiscal years ending December 31, 2026 and December 31, 2027, which we refer to in this section entitled “Opinion of Civitas’ Financial Advisor” as “EMC / 2026E operating cash flow” and “EMC / 2027E operating cash flow,” respectively.

Financial data for the selected companies was based on the selected companies’ filings with the SEC, FactSet Research Systems, Civitas corporate plan projections for Civitas and Civitas projections for SM Energy. Results of the analysis for Civitas and SM Energy, respectively, were presented as follows:
Civitas
Selected Companies	EV / 2026E EBITDA	EV / 2027E EBITDA	EMC / 2026E operating cash flow	EMC / 2027E operating cash flow
SM Energy	2.8x	2.7x	1.6x	1.5x
Ovintiv Inc.	3.6x	3.4x	2.6x	2.4x
Chord Energy Corporation	3.1x	2.9x	2.6x	2.5x
Matador Resources Company	3.6x	3.2x	2.3x	2.2x
Magnolia Oil & Gas Corporation	4.7x	4.3x	4.7x	4.4x
Crescent Energy Company	3.1x	3.0x	1.1x	1.1x
Based on the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived EV / 2026E EBITDA and EV / 2027E EBITDA multiple reference ranges for Civitas of 2.50x to 3.50.x, and EMC / 2026E operating cash flow and EMC / 2027E operating cash flow multiple reference ranges for Civitas of 1.00x to 2.50x. J.P. Morgan then applied such ranges to the estimates of Civitas’ 2026 EBITDA, 2027 EBITDA, 2026 operating cash flow and 2027 operating cash flow, as applicable, in each case, at consensus oil and gas pricing as of October 31, 2025 and as provided in the Civitas corporate plan projections for Civitas used by J.P. Morgan as described in the section entitled “Certain Civitas Unaudited Prospective Financial Information,” and derived implied equity value per share price ranges for the Civitas common stock. The analysis indicated the following ranges of implied equity value per share for the Civitas common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):
	EV / 2026E EBITDA	EV / 2027E EBITDA	EMC / 2026E operating cash flow	EMC / 2027E operating cash flow
Low	$21.75	$28.75	$26.75	$29.50
High	$53.00	$63.00	$66.50	$74.00
The ranges of implied equity value per share were compared to the closing price per share of Civitas common stock as of October 31, 2025 of $28.83.
SM Energy
Selected Companies	EV / 2026E EBITDA	EV / 2027E EBITDA	EMC / 2026E operating cash flow	EMC / 2027E operating cash flow
Civitas	2.8x	2.6x	1.1x	1.0x
Ovintiv Inc.	3.6x	3.4x	2.6x	2.4x
Chord Energy Corporation	3.1x	2.9x	2.6x	2.5x
Matador Resources Company	3.6x	3.2x	2.3x	2.2x
Magnolia Oil & Gas Corporation	4.7x	4.3x	4.7x	4.4x
Crescent Energy Company	3.1x	3.0x	1.1x	1.1x
Based on the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived EV / 2026E EBITDA and EV / 2027E EBITDA multiple reference ranges for SM Energy of 2.50x to 3.50.x, and EMC / 2026E operating cash flow and EMC / 2027E operating cash flow multiple reference ranges for SM Energy of 1.00x to 2.50x. J.P. Morgan then applied such ranges to the estimates of Civitas’ 2026 EBITDA, 2027 EBITDA, 2026 operating cash flow and 2027 operating cash flow, as applicable, in each case, at consensus oil and gas pricing as of October 31, 2025 and as provided in the Civitas projections for SM Energy used by J.P. Morgan as described in the section entitled “Certain Civitas Unaudited Prospective Financial Information,” and derived implied equity value per share price ranges for the SM Energy common stock. The analysis indicated the following ranges of implied equity value per share for the SM Energy common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):
	EV / 2026E EBITDA	EV / 2027E EBITDA	EMC / 2026E operating cash flow	EMC / 2027E operating cash flow
Low	$15.75	$17.75	$13.00	$13.75
High	$31.00	$33.50	$32.50	$34.25
The ranges of implied equity value per share were compared to the closing price per share of SM Energy common stock as of October 31, 2025 of $20.89.
Net Asset Value Analysis.   J.P. Morgan conducted an after-tax discounted cash flow, net asset valuation analysis for the purpose of determining an implied equity value per share for Civitas common stock and SM Energy common stock (the “Net Asset Value Analysis”). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. A “net asset valuation” is a multi-decade life-of-field model with no terminal value assumptions (except as otherwise described below). “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.
Civitas
J.P. Morgan calculated the present value, as of September 30, 2025, of unlevered free cash flows that Civitas is expected to generate from September 30, 2025 onward using the Civitas reserve model projections for Civitas and assuming (i) NYMEX strip pricing through 2031, with prices held flat thereafter (which is referred to in this section as “Strip Pricing”) and (ii) flat pricing at $70.00/Bbl for oil and $3.50/Mmbtu for gas (which is referred to in this section as “Flat Pricing”), which pricing assumptions were reviewed and authorized by the management of Civitas. In calculating the present value of unlevered free cash, the projected asset-level cash flows of Civitas was discounted to present values using a range of discount rates from 8.50% to 10.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Civitas utilizing the capital asset pricing model and inputs based on J.P. Morgan’s professional judgement and experience, and then were adjusted for projected cash and non-cash general and administrative expenses, hedges, exploration expenses, taxes, and midstream revenue less midstream operating expenses, each discounted to present value at the same range of discount rates, total debt and cash as of September 30, 2025, and divestiture proceeds in October 2025 of Civitas, in each case, as provided by, and used by J.P. Morgan at the direction of, Civitas’ management (as described in the section entitled “Certain Civitas Unaudited Prospective Financial Information”), to indicate a range of implied equity values for Civitas, which were divided by the number of fully diluted shares outstanding at Civitas as of September 30, 2025 of approximately 87.1 million (as described in the section entitled “Certain Civitas Unaudited Prospective Financial Information”), to arrive at the following ranges of implied equity value per share of Civitas common stock, based on Strip Pricing and Flat Pricing, respectively. Resulting per share values were in all cases rounded to the nearest $0.25 per share. The ranges of implied equity value per share of Civitas common stock were compared to the closing price per share of Civitas common stock as of October 31, 2025 of $28.83.
	Low	High
Civitas Implied Equity Value Per Share – Net Asset Value Analysis (Strip Pricing)	$26.75	$35.25
Civitas Implied Equity Value Per Share – Net Asset Value Analysis (Flat Pricing)	$51.00	$61.75

SM Energy
J.P. Morgan calculated the present value, as of September 30, 2025, of unlevered free cash flows that SM Energy is expected to generate from September 30, 2025 onward using the Civitas projections for SM Energy and assuming (i) Strip Pricing and (ii) Flat Pricing, which pricing assumptions were reviewed and authorized by the management of Civitas. In calculating the present value of unlevered free cash flows, the projected asset-level cash flows of SM Energy was discounted to present values using a range of discount rates from 8.50% to 10.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of SM Energy utilizing the capital asset pricing model and inputs based on J.P. Morgan’s professional judgment and experience, and then were adjusted for projected cash and non-cash general and administrative expenses, hedges, exploration expenses, taxes and other revenues and expenses, each discounted to present values at the same range of discount rates, and total debt and cash as of September 30, 2025 of SM Energy, in each case, as provided by, and used by J.P. Morgan at the direction of, Civitas’ management to indicate a range of implied equity values for SM Energy, which were divided by the number of fully diluted shares outstanding at SM Energy as of September 30, 2025 of approximately 116.8 million, as provided by Civitas’ management to arrive at the following range of implied equity values per share of SM Energy common stock, based on Strip Pricing and Flat Pricing, respectively. Resulting per share values were in all cases rounded to the nearest $0.25 per share. The range of implied asset values per share of SM Energy common stock were compared to the closing price per share of SM Energy as of October 31, 2025 of $20.89.
	Low	High
SM Energy Implied Equity Value Per Share – Net Asset Value Analysis (Strip Pricing)	$20.50	$26.00
SM Energy Implied Equity Value Per Share – Net Asset Value Analysis (Flat Pricing)	$32.75	$39.75
Relative Valuation Analysis.   Based upon the implied equity values per share for the Civitas common stock and the SM Energy common stock calculated in its Public Trading Multiples Analysis, and the implied equity values per share for the Civitas common stock and the SM Energy common stock calculated in its Net Asset Value Analysis, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the lowest equity value for the Civitas common stock to the highest equity value for the SM Energy common stock to derive the lowest implied exchange ratio for the Civitas common stock implied by each set of reference ranges. J.P. Morgan also compared the highest equity value per share for the Civitas common stock to the lowest equity value per share for the SM Energy common stock to derive the highest implied exchange ratio for the Civitas common stock implied by each set of reference ranges. The implied ranges of the exchange ratio resulting from this analysis were:
Public Trading Multiple Analysis	Low	High
EV / 2026E EBITDA	0.7004x	3.3666x
EV / 2027E EBITDA	0.8563x	3.5674x
EMC / 2026E operating cash flow	0.8192x	5.1198x
EMC / 2027E operating cash flow	0.8617x	5.3854x
Net Asset Value Analysis	Low	High
Strip Pricing	1.0245x	1.7096x
Flat Pricing	1.2872x	1.8811x
The implied ranges of the exchange ratio for the Civitas common stock were compared to (i) the exchange ratio of 1.3801x calculated based on the closing stock prices of Civitas common stock and SM Energy common stock on October 31, 2025 and (ii) the exchange ratio of 1.4500x in the Transaction.
Illustrative Value Creation Analysis.   J.P. Morgan conducted an illustrative analysis of theoretical value creation to the Civitas stockholders that compared the estimated implied equity value of Civitas on a standalone basis (based on the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis based on each of Strip Pricing and Flat Pricing (such pricing assumptions referred to below as the “Pricing Assumptions”)) to the estimated implied equity value of former Civitas stockholders’ ownership in the combined company, pro forma for the Transaction. J.P. Morgan calculated the pro forma implied after-tax equity value of the combined company based on each Pricing Assumption by (i) adding the sum of (A) the implied after-tax equity value of Civitas (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above), (B) the implied after-tax equity value of SM Energy (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above) and (C) the estimated present value of the Civitas Expected Synergies, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above, (ii) subtracting the estimated transaction fees and expenses relating to the Transaction and the tax dis-synergies, and (iii) multiplying such sum of the estimated valuations described above by a factor of 52.0%, representing the approximate pro forma equity ownership of the combined company by Civitas stockholders. Based on the assumptions described above, this analysis implied value creation for Civitas stockholders of approximately 31.4% assuming Strip Pricing and 12.4% assuming Flat Pricing.
There can be no assurance, however, that the Civitas Expected Synergies, transaction-related expenses, tax dis-synergies and other impacts referred to above will not be substantially greater or less than those estimated by the management of Civitas as described above, which in turn would affect the potential value creation described above.
Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Civitas or SM Energy. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Civitas or SM Energy. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Civitas or SM Energy. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Civitas or SM Energy.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Civitas with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Civitas, SM Energy and the industries in which they operate.
For services rendered in connection with the Transaction and the delivery of J.P. Morgan’s opinion, Civitas has agreed to pay J.P. Morgan an estimated transaction fee of approximately $28.5 million, $3.5 million of which became payable to J.P. Morgan in connection with delivery by J.P. Morgan of its opinion to the Civitas board on November 2, 2025, and the remainder of which becomes payable upon the closing of the Transaction. In addition, Civitas may, in its sole discretion, based on its assessment of J.P. Morgan’s performance of it services, pay J.P. Morgan an additional estimated fee of up to approximately

$3.9 million upon the closing of the Transaction. In addition, Civitas has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had other commercial or investment banking relationships with Civitas, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a revolving credit facility in October 2025, lead arranger on a bridge loan in October 2023, joint bookrunner on a bond offering in October 2023, joint bookrunner and joint lead arranger on a credit facility amendment in June 2024, lead left bookrunner on a bond offering in May 2025, and as financial advisor to Civitas in its acquisition of Vencer Energy in January 2024. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SM Energy, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a credit facility in October 2025, lead left arranger on a bridge loan in October 2024, joint lead arranger on a credit facility amendment in June 2024, and lead left bookrunner on a bond offering in July 2024. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Civitas, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Civitas and SM Energy. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Civitas were approximately $6.2 million and from SM Energy were approximately $8 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Civitas and SM Energy for their own accounts or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.
Board of Directors and Management of the Combined Company
Board of Directors
Prior to the first effective time, SM Energy will take all necessary corporate actions so that, effective as of the first effective time, the number of directors constituting the combined company board will be 11 members, composed of (a) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties), two of whom will be designated by the chairman of the SM Energy board and four of whom will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board, and (b) five directors from among the members of the Civitas board as of the date of the merger agreement, two of whom will be designated by the chairman of the Civitas board and three of whom will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board.
The chairman of the SM Energy board immediately prior to the first effective time will be appointed to serve as chairman of the combined company board. If any designee of the combined company board is either unwilling or unable to serve as a member of the combined company board at the time of his or her appointment, then another member of the Civitas board that is determined by the SM Energy board in good faith to be independent with respect to his or her service on the SM Energy board and is mutually agreed between Civitas and SM Energy will be appointed to fill such vacancy on the combined company board in lieu of such designee of the combined company board.
The individuals designated to serve on the combined company board following the first effective time include: Julio Quintana (as chairman), Bart Brookman, Beth McDonald, Ramey Peru, Rose Robeson and Ashwin Venkatraman as SM Energy designees, and Morris Clark, Carrie M. Fox, Lloyd W. “Billy” Helms, Jr., Wouter van Kempen and Howard Willard III as Civitas designees.
Committees of the Board of Directors
Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the combined company board will have three committees, consisting of (a) a Governance and Sustainability Committee, (b) an Audit Committee and (c) a Compensation Committee.

The chairman of the Governance and Sustainability Committee and the Compensation Committee has been designated by the chairman of the Civitas board, and the chairman of the Audit Committee has been designated by the chairman of the SM Energy board. Prior to the first effective time, SM Energy will take all necessary corporate action, so that effective as of the first effective time, each standing committee of the combined company board will be composed of an equal number of directors designated by SM Energy and Civitas.
Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the Executive Committee of SM Energy is dissolved from and after the closing.
In the event SM Energy, in its sole discretion, determines prior to the first effective time to split the Governance and Sustainability Committee into two committees, (i) the chairman of the Civitas board will designate the chairman of the Governance Committee and (ii) the chairman of the SM Energy board will designate the chairman of the Sustainability Committee.
Management
Beth McDonald, the chief executive officer of SM Energy as of immediately prior to the second effective time will, at the second effective time, initially be the chief executive officer of the combined company. The chief executive officer of SM Energy, the chief operating officer of SM Energy and the chief executive officer of Civitas will, by majority approval, select all other initial members of the management team of the combined company.
Civitas and SM Energy have announced that upon closing of the mergers, the following individuals have been designated to serve in the positions indicated: Beth McDonald, President and Chief Executive Officer, Wade Pursell, Executive Vice President and Chief Financial Officer, Blake McKenna, Executive Vice President and Chief Operating Officer and James Lebeck, Executive Vice President — Corporate Development and General Counsel.
Interests of SM Energy Directors and Executive Officers in the Mergers
In considering the recommendation of the SM Energy board that stockholders vote “FOR” the SM Energy merger proposals, SM Energy stockholders should be aware that the executive officers and directors of SM Energy have interests in the mergers that may be different from, or in addition to, those of SM Energy stockholders generally. These interests are described below. The SM Energy board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement, and in recommending the approval of the SM Energy merger proposals.
SM Energy Directors to Be Appointed to the Combined Company Board and SM Energy Executive Officers to Serve as Executive Officers of Combined Company
Pursuant to the merger agreement, SM Energy and Civitas have agreed that the combined company board will consist of 11 members, composed of (i) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties) and (ii) five directors from among the members of the Civitas board as of the date of the merger agreement. Further, pursuant to the merger agreement, SM Energy and Civitas have agreed that (i) the Chief Executive Officer of the combined company will initially be the Chief Executive Officer of SM Energy and (ii) the Chief Executive Officer of SM Energy, the Chief Operating Officer of SM Energy and the Chief Executive Officer of Civitas shall, by majority approval, select all other initial members of the management team of the combined company. Accordingly, Civitas and SM Energy have announced that upon closing of the mergers, the following individuals have been designated to serve in the positions indicated: Beth McDonald, President and Chief Executive Officer, Wade Pursell, Executive Vice President and Chief Financial Officer, Blake McKenna, Executive Vice President and Chief Operating Officer and James Lebeck, Executive Vice President — Corporate Development and General Counsel. See “— Board of Directors and Management of the Combined Company” above.

SM Energy Equity Awards
For purposes of both SM Energy’s Equity Incentive Compensation Plan and the SM Energy 2025 Equity Incentive Compensation Plan (collectively, the “SM Energy Equity Plans”), the closing of the mergers will constitute a “Change of Control.” Outstanding equity awards granted under the SM Energy Equity Plans are generally subject to “double trigger” vesting, meaning that outstanding awards will fully accelerate in the event that the award holder’s employment or engagement is terminated without cause or the holder resigns for good reason, in each case following a Change of Control.
SM Energy executive officers hold time-based restricted stock unit (RSU) and performance share unit (PSU) awards granted under the SM Energy Equity Plans. If, following closing of the mergers, SM Energy terminates the employment of an executive officer without “cause” or such an officer resigns for “good reason” (each as defined in the officer’s Change of Control Agreement, as described below), such officer’s outstanding RSUs and PSUs would vest in full, with PSUs vesting at a 100% performance level. The following table sets forth, for each SM Energy executive officer, the aggregate number of RSUs and PSUs held by such officer as of December 3, 2025. Mary Ellen Lutey, SM Energy’s former Senior Vice President — Texas, currently holds no outstanding SM Energy RSUs or PSUs.
Executive Officer	Outstanding RSUs (#)	Outstanding PSUs (at Target) (#)
Herbert S. Vogel	139,154	297,636
A. Wade Pursell	78,945	112,361
Elizabeth (“Beth”) A. McDonald	63,543	68,789
James B. Lebeck	64,825	66,382
Richard A. Jenkins	17,879	22,699
Kenneth J. Knott	25,422	36,457
Blake D. McKenna	12,481	11,840
Patrick A. Lytle	16,559	23,090
Alan D. Bennett	7,969	7,393
Julie T. Gray(1)	9,368	13,149

(1)
Ms. Gray serves as SM Energy’s Vice President — Marketing, but ceased serving as an executive officer of SM Energy on February 14, 2025.

Change of Control Executive Severance Agreements
SM Energy has entered into Change of Control Executive Severance Agreements (referred to herein as “Change of Control Agreements”) with each of its executive officers. These agreements have a “double trigger” mechanism, under which the officer will be entitled to certain severance payments and benefits in the event of a termination without “cause” or a resignation for “good reason” within 2.5 years following a change of control. The mergers will give rise to a “change of control” under the Change of Control Agreements.
In the event of a qualifying termination, each executive officer will be entitled to a lump sum payment equal to 2.5 times (or 2.0 times for Mr. Bennett and 3.0 times for Mr. Vogel) the sum of (i) the greater of the officer’s base salary as in effect on the termination date or as of immediately prior to the change of control and (ii) the greater of the officer’s target short term incentive plan award as in effect on the termination date or as of immediately prior to the change of control. In connection with her appointment as President and Chief Executive Officer, SM Energy’s compensation committee may, in its discretion, elect to provide Beth McDonald with a Change of Control Executive Severance Agreement similar to Mr. Vogel’s that includes a 3.0 multiplier. In addition, the officer would be entitled to a pro-rata target short term incentive plan award for the year of termination and a lump sum payment equal to 24 times SM Energy’s then monthly contribution for medical, dental, and vision insurance on behalf of the officer and the officer’s family.

Continued Indemnification and Insurance Coverage
Pursuant to the terms of SM Energy’s organizational documents and existing indemnification agreements, the directors and executive officers of SM Energy will be entitled to certain ongoing indemnification rights following the consummation of the mergers, to the fullest extent permitted under Delaware law, against liabilities that may arise by reason of their service to SM Energy. Such indemnification rights include the advancement of expenses incurred in connection with any proceeding to the extent permitted under applicable law.
SM Energy maintains directors’ and officers’ liability insurance coverage, including a primary D&O policy with a $10 million limit of liability and multiple layers of excess D&O coverage. Directors and executive officers of SM Energy may be entitled to coverage under these policies of the combined company following the second effective time.
Interests of Civitas Directors and Executive Officers in the Mergers
In considering the recommendation of the Civitas board that stockholders vote “FOR” the Civitas merger proposal and the Civitas compensation proposal, Civitas stockholders should be aware that the executive officers and directors of Civitas have interests in the mergers that may be different from, or in addition to, those of Civitas stockholders generally. These interests are described below, and certain of them are quantified in the narrative and tabular disclosure included under “— Quantification of Potential Payments and Benefits to Civitas’ Named Executive Officers.” The Civitas board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement, and in recommending the Civitas merger proposal and the Civitas compensation proposal.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, Civitas’ directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See “The Merger Agreement — Indemnification, Exculpation and Insurance.”
Civitas Directors to Be Appointed to the Combined Company Board
Pursuant to the merger agreement, SM Energy and Civitas have agreed that the combined company board will consist of 11 members, composed of (i) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties) and (ii) five directors from among the members of the Civitas board as of the date of the merger agreement. See “— Board of Directors and Management of the Combined Company” above.
Treatment of Civitas Equity-Based Awards
The merger agreement provides for the treatment of Civitas RSU Awards and Civitas PSU Awards as set forth below with respect to the awards held by Civitas’ non-employee directors and executive officers at the first effective time. None of Civitas’ non-employee directors or executive officers hold Civitas Option Awards. For additional information regarding treatment of awards held by Civitas’ executive officers upon a “qualifying termination” (as defined below) upon or following the mergers pursuant to the applicable award agreements, see “— Change in Control Payments and Benefits” below.
Civitas RSU Awards:   Each Civitas RSU Award that is outstanding immediately prior to the first effective time shall, at the first effective time, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas RSU Award as of immediately prior to the first effective time (including any vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares of Civitas common stock subject to such Civitas RSU Award immediately prior to the first effective time and (ii) the exchange ratio.

The following tables set forth, for each of Civitas’ non-employee directors and executive officers who served at any time since January 1, 2024, the aggregate number of shares of Civitas common stock subject to unvested Civitas RSU Awards held by them as of December 3, 2025, and the aggregate value of such awards assuming the closing price of a Civitas share of common stock is $26.78 (which is the average closing price of Civitas common stock over the first five business days following the first public announcement of the mergers). The table does not include the following individuals, who do not hold Civitas RSU Awards: (i) M. Christopher Doyle, former Chief Executive Officer and Director, (ii) Thomas Hodge Walker, former Chief Operating Officer, (iii) Jeffrey S. Kelly, former Chief Transformation Officer, (iv) Brian Kuck, former Senior Vice President, Corporate Development and Strategy, and (v) Sandra K. Garbiso, former Chief Accounting Officer and Treasurer (collectively, the “Former Civitas Executive Officers”).
Executive Officer	Number of Shares Subject to Outstanding Unvested Civitas RSU Awards (#)	Value of Outstanding Unvested Civitas RSU Awards ($)
Wouter van Kempen	128,317(1)	3,436,329
Clayton A. Carrell	58,477	1,566,014
Marianella Foschi	25,329	678,311
Travis L. Counts	24,920	667,358
Kayla Baird	10,691	286,305

(1)
Includes 10,512 Civitas RSU Awards granted to Mr. van Kempen in his previous role as a non-employee director, which will be treated like other Civitas RSU Awards held by Civitas’ non-employee directors and become fully vested at the first effective time in accordance with their terms.

Non-Employee Director	Number of Shares Subject to Outstanding Unvested Civitas RSU Awards (#)	Value of Outstanding Unvested Civitas RSU Awards ($)
Deborah L. Byers	10,512	281,511
Morris R. Clark	10,512	281,511
Carrie M. Fox	10,512	281,511
Lloyd W. “Billy” Helms, Jr.	10,512	281,511
Carrie L. Hudak	10,512	281,511
James M. Trimble	10,512	281,511
Howard A. Willard III	10,512	281,511
Jeffrey E. Wojahn	10,512	281,511
Civitas PSU Awards:   Each Civitas PSU Award that is outstanding immediately prior to the first effective time shall, at the first effective time, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas PSU Award as of immediately prior to the first effective time (including any time-based vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the greater of (A) the target number of shares of Civitas common stock subject to such Civitas PSU Award as of immediately prior to the first effective time and (B) the number of shares of Civitas common stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement as of immediately prior to the first effective time (with such performance to be measured without any pro-ration, by the compensation committee of the Civitas board) and (ii) the exchange ratio.

The following table sets forth, for each of Civitas’ executive officers who served at any time since January 1, 2024, the aggregate number of shares of Civitas common stock subject to unvested Civitas PSU Awards, based on the deemed achievement of “target” performance (100%), held by them as of December 3, 2025, and the aggregate value of such awards assuming the closing price of a Civitas share of common stock is $26.78 (which is the average closing price of Civitas common stock over the first five business days following the first public announcement of the mergers). The table does not include the following individuals, who do not hold Civitas PSU Awards: (i) Wouter van Kempen, Interim Chief Executive Officer, and (ii) Sandra K. Garbiso, former Chief Accounting Officer and Treasurer. None of Civitas’ non-employee directors hold Civitas PSU Awards.
Executive Officer	Number of Shares Subject to Outstanding Unvested Civitas PSU Awards (Based on Target Performance) (#)	Value of Outstanding Unvested Civitas PSU Awards (Based on Target Performance) ($)
Clayton A. Carrell	64,632	1,730,845
Marianella Foschi	84,982	2,275,818
Travis L. Counts	82,730	2,215,509
Kayla Baird	25,308	677,748
M. Christopher Doyle	110,447	2,957,771
Thomas Hodge Walker	27,563	738,137
Jeffrey S. Kelley	14,613	391,336
Brian Kuck	23,378	626,063
For Civitas PSU Awards that have a performance period that ends prior to the first effective time, Civitas may settle the Civitas PSU Awards at the greater of (a) the target number of shares of Civitas common stock subject to such Civitas PSU Award and (b) the number of shares of Civitas common stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement (with such performance to be measured without any pro-ration, by the compensation committee of the Civitas board).
For the estimated values of the potential accelerated vesting of the Civitas RSU Awards and Civitas PSU Awards held by Civitas’ named executive officers upon a termination without cause or a resignation for good reason, see the “Equity” column of the table below under “— Quantification of Potential Payments and Benefits to Civitas’ Named Executive Officers.”
Change in Control Payments and Benefits
For purposes of the plans and agreements described below, the closing of the mergers will constitute a “change in control” as defined within the applicable documents. A termination by Civitas without “cause” or a resignation by the executive officer for “good reason” within the applicable change in control protection period for the plans and agreements as described below is referred to herein as a “qualifying termination.”
Messrs. van Kempen, Carrell and Counts and Mses. Foschi and Baird participate in the Civitas Severance Plan, with Mr. van Kempen participating as a “Tier 1 Executive,” Messrs. Carrell and Counts and Ms. Foschi participating as “Tier 2 Executives,” and Ms. Baird participating as a “Tier 3 Executive.” In connection with the mergers, Civitas amended the Civitas Severance Plan in the following ways (the “Civitas Severance Plan Amendments”): (i) the change in control protection period will be 30 months following a change in control for participants who are Tier 1-4 Executives, (ii) COBRA payments will be paid in a lump sum on the first business day 60 days following an employee’s termination date, and (iii) the cash severance amount for participants who are Tier 1-3 Executives will be calculated as a multiple of the sum of their base salary and a deemed target annual bonus equal to 100% of their base salary.
Under the Civitas Severance Plan (taking into account the Civitas Severance Plan Amendments), upon a termination of employment by Civitas without cause or a resignation by the executive officer for good reason on or within 30 months following the date on which the mergers occur, subject to their execution and non-revocation of a release of claims, Tier 1, Tier 2, and Tier 3 Executives will be eligible to receive (i) a lump sum cash severance payment equal to 3.0x, 2.5x, and 2.0x, respectively, the sum of (a) their base salary (b) and target annual bonus (which, for all Tier 1, Tier 2, and Tier 3 Executives who do not have a target annual bonus will be deemed to be 100% of their base salary) and (ii) a lump sum cash payment equal to the product of (a) 24 for Tier 1 Executives and 18 for Tier 2 and Tier 3 Executives and (b) the monthly cost of the employer portion of COBRA premiums for such executive officer. All equity awards held by the Tier 1, Tier 2, and Tier 3 Executives pursuant to the Civitas LTIP or otherwise will be governed by the award agreement applicable to the equity award.
For Civitas’ currently employed executive officers, the equity award agreements, as modified by the merger agreement, provide for full acceleration of the assumed Civitas RSU Awards and Civitas PSU Awards upon a termination of employment by Civitas without cause or a resignation by the employee for good reason while the award is outstanding. The outstanding Civitas PSU Awards held by Former Civitas Executive Officers previously time-vested and only remain subject to performance-based vesting conditions. In accordance with the merger agreement, these outstanding Civitas PSU Awards will vest based on the greater of “target” and “actual” performance as of the closing of the mergers. For non-employee directors, their unvested Civitas RSU Awards will vest upon the closing of the mergers in accordance with their terms, and their vested Civitas RSU Awards that have previously been deferred will be settled if the director does not continue to serve on the combined company’s board of directors following the closing of the mergers.
Under the Civitas Severance Plan and the executive officers’ award agreements, “cause” generally means (i) an employee has failed or refused to substantially perform the employee’s duties, responsibilities or authorities (other than due to death or disability); (ii) any commission by or indictment of an employee of a felony or crime of moral turpitude; (iii) an employee has engaged in material misconduct in the course and scope of the employee’s employment, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of Civitas’ personnel policies, rules or codes of conduct or any fiduciary duty owed to Civitas, or any applicable law or regulation to which Civitas is subject; (iv) an employee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or (v) for an employee who is not a “Tier 1 Executive,” the employee has engaged in any act or omission that is likely to materially damage Civitas’ business, including, without limitation, damages to Civitas’ reputation.
Under the Civitas Severance Plan and the executive officers’ award agreements, “good reason” generally means (i) an employee’s authority, or an employee’s duties or responsibilities based on the employee’s job title or description, are materially diminished relative to the employee’s authority, duties and responsibilities as in effect immediately prior to such change; (ii) a reduction in an employee’s annual base salary of 10% or more; (iii) a relocation of an employee’s primary work location by more than 50 miles; or (iv) any material breach by Civitas of any provision of the Civitas Severance Plan or other material agreement between Civitas and the employee.
Civitas may provide cash retention bonus awards to its employees, including its executive officers (each, a “Retention Bonus”), up to an aggregate amount of $50 million. The Retention Bonuses will generally be payable 50% upon the closing of the mergers and 50% six months post-closing, subject to the employee’s continued employment through such date and subject to full acceleration upon an earlier termination without “cause” or a resignation for “good reason.” For the executive officers, “cause” and “good reason” have the same meanings as described above. As of December 3, 2025, no Retention Bonuses have been allocated to any of Civitas’ executive officers.
Quantification of Potential Payments and Benefits to Civitas’ Named Executive Officers
In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the mergers that will or may become payable to each named executive officer of Civitas in connection with the mergers. For additional details regarding the terms of the payments and benefits described below, see the discussion in the other sections of this section of this joint proxy statement/prospectus titled “Interests of Civitas Directors and Executive Officers in the

Mergers.” The individuals disclosed within this section and referred to as the “named executive officers” are Civitas’ (i) current and former principal executive officer, (ii) current principal financial officer, (iii) three most highly compensated executive officers other than the principal executive officer and principal financial officer as disclosed in the Summary Compensation Table of Civitas’ most recently filed definitive proxy statement for its 2025 annual meeting of stockholders, filed with the SEC on April 21, 2025. Accordingly, the “named executive officers” for purposes of this section are:
•
Wouter van Kempen, Interim Chief Executive Officer and Director;

•
Marianella Foschi, Chief Financial Officer and Treasurer;

•
Travis L. Counts, Chief Administrative Officer and Corporate Secretary;

•
M. Christopher Doyle, former Chief Executive Officer and Director;

•
Thomas Hodge Walker, former Chief Operating Officer; and

•
Jeffrey S. Kelly, former Chief Transformation Officer.

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the mergers that Civitas’ named executive officers could receive in connection with the mergers. Such amounts have been calculated assuming that (a) the mergers closed on December 3, 2025, which is the latest practicable date prior to this filing, (b) the value per share of Civitas common stock at the time the mergers are completed is $26.78 (which, in accordance with SEC requirements, is the average closing price of Civitas common stock over the first five business days following the first public announcement of the mergers), (c) the performance vesting conditions applicable to any Civitas performance awards are deemed achieved at “target” performance (i.e., payout at 100% of the number of shares covered by such awards), (d) none of Civitas’ named executive officers receives any additional equity awards or retention bonus awards following the date hereof, (e) the equity awards held by each of Civitas’ named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the closing of the mergers, (f) each of Civitas’ currently employed named executive officers experiences a qualifying termination immediately following the closing of the mergers (making all payments and benefits that are attributable to a “double-trigger” arrangements payable at such time), (g) each of Civitas’ currently employed named executive officers’ respective base salaries and group health plan elections remain unchanged from those in effect as of the date hereof, and (h) each of Civitas’ named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Civitas’ named executive officers may differ materially from the amounts set forth below. The payments and benefits described below are calculated based on, to the extent applicable, the arrangements between Civitas and its named executive officers as of December 3, 2025, except that the Civitas Severance Plan Amendments have been treated as being effective as of such date (even though they will not become effective until the day immediately prior to the closing of the mergers). See “— Change in Control Payments and Benefits” above, for a description of the change in control payments and treatment of the named executive officers’ equity awards.
The actual amounts payable to Civitas’ currently employed named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of such termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

Change in Control Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Wouter van Kempen	9,000,000	3,436,329	1,936	12,438,265
Marianella Foschi	4,028,000	2,954,129	12,191	6,994,320
Travis L. Counts	4,001,500	2,882,867	38,071	6,922,438
M. Christopher Doyle	—	2,957,771	—	2,957,771
Thomas Hodge Walker	—	738,137	—	738,137
Jeffrey S. Kelly	—	391,336	—	391,336

(1)
These amounts reflect the lump sum cash severance amounts (which are equal to 3.0x for Mr. van Kempen and 2.5x for Ms. Foschi and Mr. Counts the sum of (a) their base salary and (b) a deemed target annual bonus equal to 100% of their base salary) payable under the Civitas Severance Plan (as amended by the Civitas Severance Plan Amendments) to each of Civitas’ currently employed named executive officers upon a termination of employment without cause or a resignation for good reason within 30 months following the closing of the mergers as described above under “— Change in Control Payments and Benefits.” Messrs. Doyle, Walker and Kelly are former executive officers who were previously terminated prior to the signing of the merger agreement and would not receive any additional cash severance as a result of the mergers.

(2)
These amounts reflect the value of unvested Civitas RSU Awards and Civitas PSU Awards, as described under “— Treatment of Civitas Equity Awards in the Mergers” and “— Change in Control Payments and Benefits.” The amount is based on a per share value of Civitas common stock of $26.78 (which, in accordance with SEC requirements, is the average closing price of Civitas common stock over the first five business days following the first public announcement of the mergers). Details of the equity award payments are shown in the following supplemental table:

Name	Civitas RSU Awards ($)(a)	Civitas PSU Awards ($)(b)	Equity Total ($)
Wouter van Kempen	3,436,329	—	3,436,329
Marianella Foschi	678,311	2,275,818	2,954,129
Travis L. Counts	667,358	2,215,509	2,882,867
M. Christopher Doyle	—	2,957,771	2,957,771
Thomas Hodge Walker	—	738,137	738,137
Jeffrey S. Kelly	—	391,336	391,336

(a)
Reflects each named executive officer’s unvested Civitas RSU Awards, which (except for $281,511 of Mr. van Kempen’s Civitas RSU Awards granted to him in his previous role as a non-employee director that will become fully vested at the first effective time in accordance with their terms) will become fully vested in the event of a termination of employment without cause or a resignation for good reason following the occurrence of the mergers as described in “— Change in Control Payments and Benefits.” Messrs. Doyle, Walker and Kelly are former executive officers who were previously terminated prior to the signing of the merger agreement and do not hold any outstanding Civitas RSU Awards.

(b)
Reflects each named executive officer’s unvested Civitas PSU Awards at “target” performance (i.e., payout at 100% of the number of shares covered by such awards). Pursuant to the merger agreement, each such award will be converted into a time-based award covering a number of shares of SM Energy common stock (assuming the performance-based vesting requirements applicable to such award were achieved at the greater of “target” and “actual” performance). Each currently employed named executive officer’s unvested Civitas PSU Awards that convert into unvested time-based awards will become fully vested in the event of a termination of employment without cause or a resignation for good reason following the occurrence of the mergers as described in “— Change in Control Payments and Benefits.” The outstanding Civitas PSU Awards held by Messrs. Doyle, Walker and Kelly previously time-vested and only remain subject to performance-based vesting conditions and, in accordance with the merger agreement, will vest based on the greater of “target” and “actual” performance as of the closing of the mergers.
(3)
These amounts reflect the aggregate lump sum payment equal to the cost of the employer portion of COBRA premiums for 24 months for Mr. van Kempen and 18 months for Ms. Foschi and Mr. Counts under the Civitas Severance Plan (as amended by the Civitas Severance Plan Amendments) upon a termination of employment without cause or a resignation for good reason within 30 months following the closing of the mergers as described above under “— Change in Control Payments and Benefits” based upon each such officer’s coverage elections and COBRA premium rates in effect on December 3, 2025. Messrs. Doyle, Walker and Kelly are former executive officers who were previously terminated prior to the signing of the merger agreement and would not receive any additional COBRA reimbursements as a result of the mergers.

Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) who exchange their eligible shares of Civitas common stock for shares of SM Energy common stock (and cash in lieu of fractional shares of SM Energy common stock, if any) in the first merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to U.S. holders that hold their Civitas common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers, nor does it describe any tax consequences of the mergers arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the U.S. federal income tax consequences of the mergers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•
banks, insurance companies or other financial institutions;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
tax-exempt or governmental organizations;

•
dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•
persons that hold Civitas common stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•
persons that purchased or sell their shares of Civitas common stock as part of a wash sale;

•
certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;

•
persons who acquired their Civitas common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•
persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the mergers) 5% or more of the shares of Civitas common stock.

THE TAX CONSEQUENCES OF THE MERGERS TO A CIVITAS STOCKHOLDER MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS

NOT WITHIN SM ENERGY’S OR CIVITAS’ CONTROL. ALL CIVITAS STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
U.S. Holder Defined
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Civitas common stock that, for U.S. federal income tax purposes, is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Civitas common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Civitas common stock, you should consult your tax advisor regarding the tax consequences to you of the mergers.
Treatment of the Mergers
Assuming that the mergers are completed as currently contemplated, SM Energy and Civitas intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Civitas’ obligation to complete the mergers that it receive an opinion from Kirkland & Ellis LLP, counsel to Civitas (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This condition is waivable, and SM Energy and Civitas will undertake to recirculate this joint proxy statement/prospectus or circulate a supplement to this joint proxy statement/prospectus and resolicit stockholders if this condition is waived and the change in tax consequences is material. The opinion described above will be based on representations from each of SM Energy and Civitas and on customary factual assumptions, as well as certain covenants and undertakings by SM Energy and Civitas. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described below. In addition, the opinion will not be binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. SM Energy and Civitas have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion, as it relates to the U.S. holders, assumes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders
Assuming that the mergers, taken together, are treated as described above in “— Treatment of the Mergers,” the material U.S. federal income tax consequences of the mergers to U.S. holders will be as follows:

•
a U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of eligible shares of Civitas common stock for shares of SM Energy common stock in the first merger, except with respect to any cash received in lieu of fractional shares of SM Energy common stock (as discussed below);

•
the aggregate tax basis of the shares of SM Energy common stock received by a U.S. holder in the first merger (including any fractional share of SM Energy common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s eligible shares of Civitas common stock exchanged for such SM Energy common stock; and

•
the holding period of a U.S. holder in the SM Energy common stock received in exchange for eligible shares of Civitas common stock (including any fractional share of SM Energy common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Civitas common stock exchanged for such SM Energy common stock.

If a U.S. holder acquired different blocks of Civitas common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of SM Energy common stock may be determined separately with reference to each block of Civitas common stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of SM Energy common stock received in the first merger.
A U.S. holder who receives cash in lieu of a fractional share of SM Energy common stock generally will be treated for U.S. federal income tax purposes as having received such fractional share in the first merger and then as having sold such fractional share of SM Energy common stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in its Civitas common stock surrendered that is allocated to such fractional share of SM Energy common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of SM Energy common stock deemed to be received exceeds one year at the effective time of the first merger. The deductibility of capital losses is subject to limitation.
CIVITAS STOCKHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
Information Reporting and Backup Withholding
Information returns may be required to be filed with the IRS in connection with the mergers. Further, the consideration payable to U.S. holders in the first merger may be subject to deduction or withholding as required under applicable law. A U.S. holder may be subject to U.S. backup withholding on any cash payments made in the first merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the U.S. backup withholding rules or otherwise is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL CIVITAS STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Accounting Treatment of the Mergers
SM Energy prepares its financial statements in accordance with GAAP. The mergers will be accounted for as a business combination, using the acquisition method of accounting with SM Energy being considered the acquirer of Civitas for accounting purposes. This means that SM Energy will record all assets acquired and liabilities assumed from Civitas at their fair values at the effective date of the mergers.
As part of the mergers, SM Energy management has determined SM Energy to be the accounting acquirer of Civitas for the following reasons:
•
SM Energy will be issuing purchase consideration in the first merger in the form of equity consideration at a premium over the pre-combination fair value of the equity of Civitas;

•
the proposed composition of the combined company board will consist of 11 total members, including six SM Energy directors and five Civitas directors;

•
the Chief Executive Officer of SM Energy will continue to serve as chief executive officer of the combined company, and the chairman of the SM Energy board will continue as the chairman of the board of the combined company;

•
SM Energy’s executive team will retain control and establish the strategic direction of the combined company;

•
the combined company will be named SM Energy Company, and its ticker symbol will be the same as SM Energy’s current ticker symbol; and

•
SM Energy’s existing corporate headquarters will be the corporate headquarters of the combined company.

Regulatory Approvals
Antitrust Clearance
The closing of the mergers is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the transactions contemplated by the merger agreement cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. SM Energy and Civitas each filed an HSR Act notification with the FTC and the DOJ on November 26, 2025.
At any time before or after consummation of the mergers, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the mergers or seeking the divestiture of substantial assets of SM Energy or Civitas or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
SM Energy has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of SM Energy common stock issuable upon the first effective time will be registered with the SEC.
NYSE
Shares of SM Energy common stock currently trade on the NYSE under the stock symbol “SM.” The closing of the mergers is subject to approval for listing on the NYSE of the shares of SM Energy common stock to be issued in the first merger, subject to official notice of issuance.

Delisting and Deregistration of Civitas Common Stock
Shares of Civitas common stock currently trade on the NYSE under the stock symbol “CIVI.” When the first merger is completed, the Civitas common stock will cease to be traded on the NYSE and will thereafter be deregistered under the Exchange Act.
Appraisal Rights or Dissenters’ Rights
Because shares of Civitas common stock are listed on the NYSE and holders of eligible shares of Civitas common stock are not required to receive consideration other than shares of SM Energy common stock, which are also listed on the NYSE, and any cash received in lieu of fractional shares of SM Energy common stock in the first merger, Civitas stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the mergers.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither SM Energy nor Civitas intends that the merger agreement be a source of business or operational information about SM Energy or Civitas. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings of SM Energy and Civitas make with the SEC, as described in “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about SM Energy and Civitas contained in this joint proxy statement/prospectus or in the public reports of SM Energy and Civitas filed with the SEC may supplement, update or modify the factual disclosures about SM Energy and Civitas contained in the merger agreement. The representations, warranties, covenants and other agreements made in the merger agreement by SM Energy and Civitas were qualified and subject to important limitations agreed to by SM Energy and Civitas in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties and covenants and other agreements contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of SM Energy or Civitas, except as expressly stated in the merger agreement, as qualified by certain confidential disclosures. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that SM Energy and Civitas each delivered in connection with the merger agreement, which disclosures were not reflected on the face of the merger agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, or the covenants and agreements of the parties, may, in each case, have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by SM Energy and Civitas with the SEC.
Additional information about SM Energy and Civitas may be found elsewhere in this joint proxy statement/prospectus and in the public filings SM Energy and Civitas make with the SEC. Please see “Where You Can Find More Information.”
Structure of the Merger
Under the terms of, and subject to the conditions set forth in, the merger agreement, (i) Merger Sub will merge with and into Civitas, with Civitas continuing as the first surviving corporation, and (ii) as soon as practicable following the first merger, the surviving corporation will merge with and into SM Energy, with SM Energy continuing as the second surviving corporation.

Closing and Effectiveness of the Mergers
The closing of the mergers is expected to take place at the offices of Gibson, Dunn & Crutcher LLP in Dallas, Texas, at 10:00 a.m., Eastern Time, on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions for closing of the mergers set forth in the merger agreement (other than any such conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), or at such other place and on such other date or time as SM Energy and Civitas may mutually agree in writing; provided that the closing of the mergers may also take place remotely via electronic exchange of required closing documentation in lieu of an in-person closing of the mergers.
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the first effective time, Merger Sub will be merged with and into Civitas, the separate corporate existence of Merger Sub will cease, and Civitas will continue its existence under the laws of the State of Delaware as the first surviving corporation and a wholly-owned subsidiary of SM Energy. Upon the terms and subject to the provisions of the merger agreement, as soon as practicable on the closing date, the applicable parties will cause the first merger to be consummated by filing a certificate of merger, in customary form and substance, in accordance with the DGCL. The first merger will become effective upon the filing of a certificate of merger (the “first certificate of merger”), in customary form and substance, with the Delaware Secretary of State or at such later time as the parties agree in writing and specify in the first certificate of merger.
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the second effective time, the first surviving corporation will be merged with and into SM Energy, the separate corporate existence of the first surviving corporation will cease, and SM Energy will continue its existence under the laws of the State of Delaware as the second surviving corporation. Upon the terms and subject to the provisions of the merger agreement, as soon as practicable following the first effective time, the applicable parties will cause the second merger to be consummated by filing a certificate of merger (the “second certificate of merger”), in customary form and substance, with the Delaware Secretary of State in accordance with the DGCL. The second merger will become effective upon the filing of the second certificate of merger with the Delaware Secretary of State or at such later time as the parties agree in writing and specify in the second certificate of merger, provided that the second effective time will occur as soon as practicable after the first effective time.
SM Energy and Civitas are working to complete the mergers prior to the outside date of August 3, 2026 (subject to a limited extension to November 2, 2026, pursuant to the terms of the merger agreement). It is possible that factors outside the control of both companies could result in the mergers being completed at a different time, or not at all.
Merger Consideration
Upon the terms and subject to the conditions set forth in the merger agreement, at the first effective time, by virtue of the first merger and without any action on the part of the parties or any holder thereof, subject to certain exceptions, each share of Civitas common stock issued and outstanding immediately prior to the first effective time (other than the Civitas excluded shares) will be automatically converted into the right to receive 1.45 validly issued, fully paid and nonassessable shares of SM Energy common stock (the “merger consideration”). As of the first effective time, all such shares of Civitas common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter only represent the right to receive the merger consideration, any dividends or other distributions payable pursuant to the merger agreement and any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the terms of the merger agreement, in each case to be issued or paid in accordance with the terms described below under “— Exchange and Payment,” without interest. In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Civitas common stock in connection with the first merger.
At the first effective time, each share of Civitas common stock held in treasury by Civitas or owned directly or indirectly by SM Energy or Merger Sub (the “Civitas excluded shares”) will be automatically cancelled and cease to exist, and no consideration will be delivered in exchange for such shares.

SM Energy will not issue any fractional shares of SM Energy common stock in the first merger. In lieu of the issuance of any such fractional share, SM Energy will pay to each former holder of Civitas common stock who otherwise would be entitled to receive a fractional share of SM Energy common stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of SM Energy common stock which such holder would otherwise be entitled to receive (taking into account all shares of Civitas common stock held at the first effective time by such holder and rounded to the nearest thousandth when expressed in decimal form) by (ii) the volume weighted average price per share of SM Energy common stock on the NYSE for the five trading days ending on the last trading day immediately prior to the date on which the effectiveness of the first merger occurs.
Treatment of Civitas Equity-Based Awards
At the first effective time, each outstanding equity award issued pursuant to the Civitas LTIP, will be treated as follows:
•
each Civitas RSU Award that is outstanding immediately prior to the first effective time shall automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas RSU Award as of immediately prior to the first effective time (including any vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares of Civitas common stock subject to such Civitas RSU Award immediately prior to the first effective time and (ii) the exchange ratio;

•
each Civitas PSU Award that is outstanding immediately prior to the first effective time shall, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas PSU Award as of immediately prior to the first effective time (including any time-based vesting and forfeiture provisions, but taking into account any acceleration provided for in the Civitas LTIP or in the related award agreement by reason of the mergers), but shall be converted into an award with respect to a number of shares of SM Energy common stock (rounded up to the nearest whole number of shares) equal to the product of (i) the greater of (A) the target number of shares of Civitas common stock subject to such Civitas PSU Award as of immediately prior to the first effective time and (B) the number of shares of Civitas common stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement as of immediately prior to the first effective time (with such performance to be measured without any pro-ration, by the compensation committee of the Civitas board) and (ii) the exchange ratio; and

•
each Civitas Option Award that is outstanding immediately prior to the first effective time shall, at the first effective time, automatically and without any action on the part of SM Energy, Civitas, or the holder thereof, be assumed by SM Energy and remain subject to the same terms and conditions as were applicable to such Civitas Option Award, but shall be converted into an option to purchase that number of shares of SM Energy common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Civitas common stock subject to such Civitas Option Award immediately prior to the first effective time and (y) the exchange ratio, at an exercise price per share of SM Energy common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Civitas Option Award divided by (B) the exchange ratio.

Governance
Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the number of directors constituting the combined company board will be 11 members, composed of (a) six directors from among the members of the SM Energy board as of the date of the merger agreement (or as otherwise agreed by the parties), two of which will be designated by the chairman of the SM Energy board and four of which will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board, and (b) five directors from among the members of the Civitas board as of the date of the merger agreement, two of which will be designated by the chairman of the Civitas board and three of which will be designated by mutual agreement of the chairman of each of the SM Energy board and the Civitas board.
The chairman of the SM Energy board immediately prior to the first effective time will be appointed to serve as chairman of the combined company board. If any designee of the combined company board is either unwilling or unable to serve as a member of the combined company board at the time of his or her appointment, then another member of the Civitas board that is determined by the SM Energy board in good faith to be independent with respect to his or her service on the SM Energy board and is mutually agreed between Civitas and SM Energy will be appointed to fill such vacancy on the combined company board in lieu of such designee of the combined company board.
Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the combined company board will have three committees, consisting of (a) a Governance and Sustainability Committee, (b) an Audit Committee and (c) a Compensation Committee. The chairman of the Governance and Sustainability Committee and the Compensation Committee will be designated by the chairman of the Civitas board, and the chairman of the Audit Committee will be designated by the chairman of the SM Energy board, in each case, prior to the time at which the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becomes effective under the Securities Act. Prior to the first effective time, SM Energy will take all necessary corporate action, so that effective as of the first effective time, each standing committee of the combined company board will be composed of an equal number of directors designated by SM Energy and by Civitas. Prior to the first effective time, SM Energy will take all necessary corporate action so that, effective as of the first effective time, the Executive Committee of SM Energy is dissolved from and after the closing. In the event SM Energy, in its sole discretion, determines prior to the first effective time to split the Governance and Sustainability Committee into two committees, (i) the chairman of the Civitas board will designate the chairman of the Governance Committee and (ii) the chairman of the SM Energy board will designate the chairman of the Sustainability Committee.
The chief executive officer of SM Energy as of immediately prior to the second effective time will, at the second effective time, initially be the chief executive officer of the combined company. The chief executive officer of SM Energy, the chief operating officer of SM Energy and the chief executive officer of Civitas will, by majority approval, select all other initial members of the management team of the combined company.
Exchange and Payment
Exchange Agent
Promptly after the first effective time, SM Energy will deposit (or cause to be deposited) with an exchange agent designated by SM Energy and reasonably acceptable to Civitas, in trust for the benefit of holders of shares of Civitas common stock immediately prior to the first effective time (other than holders to the extent they hold Civitas excluded shares), uncertificated shares of SM Energy common stock represented by book entry (or certificates if requested) representing the shares of SM Energy common stock issuable pursuant to the terms of the merger agreement as described above under “— Merger Consideration.”
Exchange Procedures
As soon as reasonably practicable after the first effective time, the second surviving corporation will cause the exchange agent to mail to each holder of record of a certificate (each, a “Civitas certificate”) that immediately prior to the first effective time represented outstanding shares of Civitas common stock that were converted into the right to receive the merger consideration (i) a letter of transmittal (which letter will be in customary form and contain such other provisions as SM Energy or the exchange agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Civitas certificates in exchange for the merger consideration, any dividends or other distributions payable pursuant to the terms of the merger agreement and any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the terms of the merger agreement as described above under “— Merger Consideration.”

Upon surrender of a Civitas certificate to the exchange agent (or an affidavit of loss in lieu of the Civitas certificate as provided below under “— Lost, Stolen or Destroyed Share Certificates”), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions to such letter of transmittal, and such other documents as the exchange agent may reasonably require, the holder of such Civitas certificate will be entitled to receive in exchange for the shares of Civitas common stock formerly represented by such Civitas certificate (other than Civitas excluded shares) (A) that number of whole shares of SM Energy common stock (after taking into account all shares of Civitas common stock then held by such holder under all Civitas certificates so surrendered) to which such holder of Civitas common stock will have become entitled pursuant to the terms of the merger agreement (which will be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to the merger agreement and (C) any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the merger agreement, and the Civitas certificate so surrendered will be cancelled.
Promptly after the first effective time and in any event not later than the third business day after the first effective time, the second surviving corporation will cause the exchange agent to issue and send to each holder of uncertificated shares of Civitas common stock represented by book entry (“Civitas book-entry shares”), other than with respect to Civitas excluded shares, (1) that number of whole shares of SM Energy common stock to which such holder of Civitas book-entry shares will have become entitled pursuant to the terms of the merger agreement (which will be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to the merger agreement to which such holder may be entitled and (3) any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the merger agreement to which such holder may be entitled in respect of such fractional shares, without such holder being required to deliver a Civitas certificate or an executed letter of transmittal to the exchange agent, and such Civitas book-entry shares will then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Civitas certificates or Civitas book-entry shares.
The merger consideration, any dividends or other distributions payable pursuant to the terms of the merger agreement and any cash in lieu of fractional shares of SM Energy common stock payable pursuant to the terms of the merger agreement that is issued and paid upon the surrender of, and in exchange for, Civitas certificates or Civitas book-entry shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Civitas common stock, formerly represented by such Civitas certificates or Civitas book-entry shares. At the first effective time, the stock transfer books of Civitas will be closed and there will be no further registration of transfers of the shares of Civitas common stock that were outstanding immediately prior to the first effective time. If, after the first effective time, Civitas certificates are presented to the second surviving corporation or the exchange agent for transfer or transfer is sought for Civitas book-entry shares, such Civitas certificates or Civitas book-entry shares will be cancelled and exchanged as provided in the merger agreement.
Termination of the Exchange Fund
Any portion of the exchange fund that remains undistributed to the holders of Civitas certificates or Civitas book-entry shares six months after the first effective time will be delivered to the second surviving corporation, upon demand, and any remaining holders of Civitas certificates or Civitas book-entry shares (except to the extent representing Civitas excluded shares) may thereafter look only to the second surviving corporation, as general creditors thereof, for payment of the merger consideration payable in the first merger (subject to abandoned property, escheat or other similar laws), without interest.
None of SM Energy, the second surviving corporation, the exchange agent or any other person will be liable to any person in respect of shares of SM Energy common stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of SM Energy common stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Civitas certificates or Civitas book-entry shares will not have been exchanged prior to two years after the first effective time (or immediately prior to such earlier date on which the related merger consideration (and all dividends or other distributions with respect to shares of SM Energy common stock and any cash in lieu of fractional shares of SM Energy common stock pursuant to the merger agreement) would otherwise escheat to or become the property of any governmental entity), any such merger consideration (and such dividends, distributions and cash) in respect thereof will, to the extent permitted by applicable law, become the property of the second surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.
Lost, Stolen or Destroyed Share Certificates
If any Civitas certificate is lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to SM Energy, of that fact by the person claiming such Civitas certificate to be lost, stolen or destroyed and, if required by SM Energy or the exchange agent, the posting by such person of a bond in such amount as SM Energy or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the second surviving corporation with respect to such Civitas certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed Civitas certificate the merger consideration payable in respect thereof.
Withholding Rights
SM Energy, Merger Sub, the first surviving corporation, the second surviving corporation and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Civitas common stock or otherwise in the first merger such amounts as SM Energy, Merger Sub, the first surviving corporation, the second surviving corporation or the exchange agent determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law.
Adjustments to Prevent Dilution
The exchange ratio will be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Civitas common stock or SM Energy common stock, or any reorganization, recapitalization, reclassification or other like change with respect to Civitas common stock or SM Energy common stock, in each case having a record date occurring on or after the date of the merger agreement and prior to the first effective time, provided, that neither Civitas nor SM Energy may take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by SM Energy to Civitas and by Civitas to SM Energy. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to SM Energy by Civitas, in the case of representations and warranties made by Civitas, to Civitas by SM Energy, in the case of representations and warranties made by SM Energy, as well as the reports of SM Energy and Civitas filed with or furnished to the SEC at least 24 hours prior to the date of the merger agreement (excluding any disclosures set forth in any risk factor section or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive, cautionary or forward-looking in nature).
In the merger agreement, each of SM Energy and Civitas have, respectively, made representations and warranties to the other party regarding:
•
organization, good standing and power;

•
capital stock;

•
subsidiaries;

•
authority and power with respect to the execution, delivery and performance of the merger agreement;

•
voting requirements;

•
the absence of violations of, or conflicts with, such party or its subsidiaries’ organizational documents, certain contracts and applicable law as a result of the execution, delivery and performance of the merger agreement and the consummation of the mergers and the other transactions contemplated by the merger agreement;

•
the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the mergers and the other transactions contemplated by the merger agreement;

•
the proper filing of reports with the SEC since January 1, 2023, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•
the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference into its SEC filings;

•
the absence of certain undisclosed liabilities;

•
the information supplied in connection with this joint proxy statement/prospectus;

•
the absence of any effect that would be reasonably expected to have a material adverse effect on such party since December 31, 2022;

•
conduct of business in the ordinary course since June 30, 2025;

•
the absence of certain litigation and governmental orders;

•
compliance with certain laws and regulations and such party’s permits;

•
employee benefits matters, including matters related to employee benefit plans;

•
labor matters;

•
environmental matters;

•
taxes;

•
certain material contracts;

•
insurance;

•
real property;

•
intellectual property;

•
inapplicability to the mergers of state takeover statutes and anti-takeover provisions in such party’s organizational documents;

•
absence of any rights plan or poison pill plan to which such party is bound;

•
absence of related party transactions;

•
absence of certain unlawful payments;

•
rights-of-way sufficient to conduct business;

•
oil and gas matters;

•
derivative transactions;

•
regulatory matters;

•
brokers;

•
opinion of such party’s financial advisor; and

•
the absence of other representations and warranties.

In the merger agreement, SM Energy has made representations and warranties to Civitas regarding:
•
the absence of activities or liabilities of Merger Sub.

For purposes of the merger agreement, a “material adverse effect” means, with respect to any person, any event, change, circumstance, occurrence or effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of such person to consummate the transactions contemplated by the merger agreement, except that in the case of clause (i) of this paragraph only, no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a “material adverse effect” or will be taken into account when determining whether a “material adverse effect” has occurred or would occur: (A) changes in conditions or developments generally applicable to the oil and gas exploration, development or production industry in the United States or any area or areas where the assets of such person or any of its subsidiaries are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, or changes in law or regulation affecting such industry; (B) general economic or political conditions or securities, credit, financial or other capital markets conditions (or changes in such conditions), including changes generally in supply, demand, price levels, interest rates, changes in the price of any commodity (including hydrocarbons) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates, in each case in the United States or any foreign jurisdiction; (C) any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a material adverse effect); (D) any change, in and of itself, in the market price or trading volume of such person’s securities (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); (E) any change in applicable law, the accounting standards promulgated by the Council of Petroleum Accountants Society or GAAP (or authoritative interpretation thereof) following the date of the merger agreement; (F) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or cyber attack, or any escalation or worsening of any such acts of war, sabotage, terrorism or cyber attack; (G) any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing; (H) any actions taken or omitted to be taken by a party at the written direction of the other parties (for the avoidance of doubt, any action by, or omission of, a party for which such party sought or requested, and the other parties provided, consent will not be deemed to be “at the written direction of” such party) (except for any obligation under the merger agreement to operate in the ordinary course of business (or similar obligation) pursuant to the terms of the merger agreement as described below under “— Conduct of Business Prior to the First Effective Time”); (I) the performance by any party of its obligations to the extent expressly required under the merger agreement; or (J) the public announcement of the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in clauses (A), (B), (E), (F) and (G), has a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other similarly situated persons in the oil and gas exploration, development and production industry in the geographic areas in which such person and any of its subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) will be taken into account when determining whether a “material adverse effect” has occurred or would occur solely to the extent it is disproportionate).
Covenants
Conduct of Business Prior to the First Effective Time
During the period from the date of the merger agreement until the earlier of the first effective time and the valid termination of the merger agreement pursuant to its terms as described below under “— Termination of the Merger Agreement,” except as consented to in writing in advance by the other party (which consent will not be unreasonably withheld, conditioned or delayed), as may be required by applicable law or as otherwise specifically permitted or required by the merger agreement, each of SM Energy and Civitas has agreed that it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.
During the period from the date of the merger agreement to the first effective time and the valid termination of the merger agreement pursuant to its terms as described below under “— Termination of the Merger Agreement,” except (1) as set forth in the SM Energy disclosure letter or the Civitas disclosure letter, as applicable, (2) as consented to in writing in advance by the other party (which consent will not be unreasonably withheld, conditioned or delayed), (3) as may be required by applicable law, or (4) as otherwise specifically permitted or required by the merger agreement, each party has agreed that it will not, and will not permit any of its subsidiaries to:
•
(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) quarterly cash dividends by such party not to exceed, in the case of SM Energy, $0.20 per share of SM Energy common stock and, in the case of Civitas, $0.50 per share of Civitas common stock, with customary record and payment dates and the grant or payment of corresponding dividend equivalents in respect of such party’s RSU awards and such party’s PSU awards in accordance with their terms and (2) dividends by a wholly owned subsidiary of such party’s to such party, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of such party or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, other than in respect of any of such party’s stock awards (including in connection with the vesting forfeiture, exercise, or settlement thereof) outstanding as of the date of the merger agreement or issued after the date of the merger agreement in accordance with the merger agreement, in accordance with the terms of such party’s applicable equity plan and applicable award agreement;

•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (in each case, other than certain permitted liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of such party on a deferred basis or other rights linked to the value of shares of such party’s common stock, including pursuant to contracts as in effect on the date of the merger agreement (other than (A) the issuance of shares (w) in the case of Civitas, of Civitas common stock upon the exercise of the Civitas warrants outstanding on October 31, 2025, in accordance with their terms as in effect on such date, (x) by such party’s direct or indirect wholly owned subsidiary to it or another of its direct or indirect wholly owned subsidiaries, (y) of such party’s common stock in respect of such party’s stock awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement in accordance with the merger agreement or, in the case of Civitas, pursuant to the exercise of the settlement of the Civitas warrants, or (z) of such party’s stock awards granted in accordance with the 16th bullet of this paragraph in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the date of the merger agreement or as amended in accordance with the merger agreement);

•
amend or otherwise change, or authorize or propose to amend or otherwise change, such party’s organizational documents;

•
in the case of Civitas, amend or otherwise modify any of the terms of the Civitas warrant agreement;

•
directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to such party and its subsidiaries, in each case other than (1) transactions solely between such party and its wholly owned subsidiaries or solely among wholly owned subsidiaries of such party or (2) acquisitions as to which the aggregate amount of the consideration (or, if the consideration is non-cash, the fair market value thereof) paid or transferred by such party and its subsidiaries in connection with all such acquisitions would not exceed $30,000,000;
•
directly or indirectly (including by merger or consolidation with any person) sell, lease, swap, exchange, farmout, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien (in each case, other than permitted liens) or otherwise dispose in whole or in part of any of such party’s material properties, assets or rights or any interest therein, in each case other than (A) upon reasonable prior notice to and consultation with the other party, the exchange or swap of oil and gas properties or other assets in the ordinary course of business consistent with past practice (other than the exchange or swap of any oil and gas properties or other assets located directly adjacent to any oil and gas properties of such party), (B) sales, leases, exchanges, swaps or dispositions for which the consideration (or, if the consideration is non-cash, the fair market value thereof) is less than $30,000,000 in the aggregate, (C) the sale of hydrocarbons in the ordinary course of business consistent with past practice, or (D) the sale or other disposition of equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions among wholly owned subsidiaries of such party;

•
(A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any such indebtedness (other than (1) indebtedness incurred by such party that is owed to any wholly owned subsidiary of such party or by any subsidiary of such party that is owed to such party or any wholly owned subsidiary of such party, (2) guarantees by such party of indebtedness for borrowed money of any wholly owned subsidiary of such party and guarantees by any subsidiary of such party of indebtedness for borrowed money of such party or any other wholly owned subsidiary of such party or (3) indebtedness incurred under such party’s credit agreement, in each case, in the ordinary course of business consistent with past practice) or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than (1) such party or any direct or indirect wholly owned subsidiary of such party, (2) advances for expenses required under customary joint operating agreements to operators of oil and gas properties of such party or any of its subsidiaries or (3) employee advances for reimbursable business expenses in the ordinary course of business consistent with past practice);

•
incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that are, (a) with respect to Civitas, (x) with respect to the fourth quarter of 2025, in the aggregate in excess of 115% of the aggregate amount provided for in the capital expenditure budget as set forth in Civitas’ disclosure letter for such fiscal quarter and (y) with respect to any other fiscal quarter, in excess of 115% of the aggregate amount provided for in the capital expenditure budget set forth in Civitas’ disclosure letter for such fiscal quarter and the immediately subsequent calendar quarter and (b) with respect to SM Energy, in the aggregate for any fiscal quarter, in excess of 115% of the aggregate amount provided for in the capital expenditure budget set forth in SM Energy’s disclosure letter for such calendar quarter and the immediately subsequent calendar quarter (provided that in no event will the aggregate amount of capital expenditures at any date exceed 115% of the capital expenditures set forth such party’s disclosure letter for each quarter (A) ending prior to such date, plus (B) the quarter in which such date occurs plus (C) the quarter immediately subsequent to the quarter in which such date occurs without the other party’s consent), other than (1) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that such party will notify the other party of any such emergency expenditure as soon as reasonably practicable), (2) operations proposed by third parties under joint operating agreements, joint development agreements and other similar agreements and (3) delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the ordinary course of business;

•
(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of such party included in such party’s SEC documents filed prior to the date of the merger agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owed to such party or any of its subsidiaries or (C) waive or release any right held by such party or any of its subsidiaries;

•
(A) with respect to Civitas, enter into any contract with a term greater than six months, other than (1) up to three rig contracts for which the term is not greater than 12 months or (2) any contract for well completion or similar services if such party or its subsidiary may terminate such contract without penalty on 60 days’ (or less) notice; or (B) other than in the ordinary course of business consistent with past practice, (1) affirmatively waive, release, or assign any material rights or claims under certain of such party’s material contracts, (2) modify, amend, terminate (other than expiration in accordance with its terms) or cancel or affirmatively renew or affirmatively extend certain of such party’s material contracts (other than intercompany transactions, agreements or arrangements or commodity hedging contracts and other than any modification, termination or renewal that would not reasonably be expected to be, individually or in the aggregate, material to such party and its subsidiaries, taken as a whole) or (3) enter into any contract (other than commodity hedging contracts or contracts entered into or in connection with any action taken in compliance with or permitted under this “— Conduct of Business Prior to the First Effective Time”) that if in effect on the date of the merger agreement would be a material contract of such party;

•
initiate, compromise, settle or agree to settle any action other than (A) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (to the extent not covered by insurance) not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case as would not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, such party or (B) compromises, settlements or agreements permitted as described below under “— Stockholder Litigation”;

•
change its material financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;

•
settle or compromise any material liability for taxes; file any material amended tax return or claim for a material tax refund, other than in the ordinary course of business on a basis consistent with past practice; make, revoke or modify any material tax election, except to the extent otherwise required by applicable law or permissible by reason of a change in fact or applicable law; file any material tax return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes; grant any power of attorney with respect to taxes other than on a basis consistent with past practice; enter into any material tax allocation agreement, tax sharing agreement, tax indemnity agreement, tax holiday or any closing or other similar agreement; or change any material method of accounting for tax purposes;

•
change its fiscal year;

•
except as required by the terms of any benefit plan of such party as in effect on the date of the merger agreement (or as amended or established thereafter in accordance with the merger agreement), as expressly permitted under the terms of the merger agreement or as required by applicable law, (A) grant any current or former director, officer, employee or individual independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or individual independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or individual independent contractor, (B) grant or pay to any current or former director, officer, employee or individual independent contractor any severance, change in control or termination pay, or make any modifications thereto or increases thereto, (C) grant or amend any award (including in respect of any of such party’s stock awards), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any benefit plan of such party or other contract or (F) adopt any new material employee benefit or compensation plan or arrangement or materially amend, modify or terminate any existing material benefit plan of such party;
•
hire employees at the executive level or higher or otherwise earning more than $250,000 in annual base compensation, other than to replace any such employee or executive whose employment has terminated prior to the date of the merger agreement or as otherwise permitted under the terms of the merger agreement;

•
terminate any director, officer, employee or individual independent contractor with more than $250,000 in annual base compensation or otherwise cause any such individual to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with such party’s past practices);

•
fail to keep in force in all material respects all material insurance policies or replacement or revised provisions regarding material insurance coverage with respect to the assets, operations and activities of such party and its subsidiaries as currently in effect, to the extent commercially reasonable in such party’s business judgment in light of prevailing conditions in the insurance market;

•
renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of such party or any of its subsidiaries;

•
enter into any new line of business outside of its existing business;

•
enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $2,000,000 (excluding all oil and gas leases);

•
take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the mergers set forth in the merger agreement not being satisfied; or

•
authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation of Acquisition Proposals
Each of SM Energy and Civitas is required to not, and is required to not permit or authorize any of its subsidiaries or any of its or their directors or officers to, and is required to use reasonable best efforts to cause such party’s representatives not to, directly or indirectly:
•
solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, any acquisition proposal; or

•
resolve, agree or propose to do any of the foregoing.

An “acquisition proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of:
•
assets or businesses of such party and its subsidiaries that generate 20% or more of the net revenues or net income (for the one-year period ending on the last day of such party’s most recently completed fiscal quarter) or that represent 20% or more of the total consolidated assets (based on fair market value) of such party and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•
20% or more of the capital stock, other equity securities or voting power of such party, any of its subsidiaries or any resulting parent company of such party, in each case other than the transactions contemplated by the merger agreement.

If at any time following the date of the merger agreement and prior to obtaining the SM Energy required vote or the Civitas required vote, as applicable, (1) SM Energy or Civitas, as applicable, receives a written acquisition proposal that such party’s board believes in good faith to be bona fide, (2) such acquisition proposal was not solicited in breach of this “No Solicitation of Acquisition Proposals” covenant and did not otherwise result from a breach of the terms of this “No Solicitation of Acquisition Proposals” covenant, (3) such party’s board determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, and (4) such party’s board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to below would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then such party may:
•
furnish information with respect to such party and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to such party, than, those set forth in the confidentiality agreement between SM Energy and Civitas provided, that (i) such party will provide the other party a non-redacted copy of each confidentiality agreement such party has executed in accordance with the terms of the merger agreement and (ii) any non-public information provided to any such person will have been previously provided to the other party or will be provided to the other party prior to or concurrently with the time it is provided to such person (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after); and

•
participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal.

Nothing in this “No Solicitation of Acquisition Proposals” covenant prohibits SM Energy or Civitas, as applicable, or such party’s board, directly or indirectly, including through any of such party’s directors, officers or representatives, from solely seeking to clarify the terms and conditions of such offer, inquiry or proposal to determine whether such offer, inquiry or proposal constitutes or would be reasonably expected to lead to a superior proposal.
A “superior proposal” means any bona fide written acquisition proposal that was not solicited in breach of the merger agreement, that SM Energy’s or Civitas’ board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the identity of the person making the proposal, is (A) more favorable to such party’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any written adjustment to the terms and conditions proposed by the other party in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis, provided, that, for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “20%” will be deemed to be references to “50%.”
No Change of Recommendation
Except as otherwise permitted by this “— No Change of Recommendation,” neither SM Energy’s or Civitas’ board, as applicable, nor any committee thereof is permitted to:
•
withdraw (or modify or qualify in any manner adverse to the other party, in the case of Civitas) the recommendation or declaration of advisability by Civitas’ board of the merger agreement or the transactions contemplated by the merger agreement, and in the case of SM Energy, the SM Energy stock issuance proposal or the SM Energy charter amendment proposal;

•
recommend or otherwise declare advisable the approval by such party’s stockholders of any acquisition proposal;

•
publicly resolve, agree or propose to take any such actions (any action described in this bullet or the preceding two bullets, a “change of recommendation”); or

•
cause or permit such party or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for a customary confidentiality agreement containing terms substantially similar to, and no less favorable to such party, than, those set forth in the confidentiality agreement between SM Energy and Civitas (an “alternative acquisition agreement”), in each case constituting, or which would reasonably be expected to lead to, any acquisition proposal, or resolve, agree or propose to take any such actions.

Permitted Change of Recommendation
At any time prior to obtaining the SM Energy required vote or the Civitas required vote, as applicable, SM Energy’s board or Civitas’ board, as applicable, may, if such party’s board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered in writing by the other party pursuant to the merger agreement, make a change of recommendation in response to either (i) a superior proposal or (ii) an intervening event.
Provided, that such party is not permitted to make a change of recommendation in response to a superior proposal unless:
•
such party notifies the other party in writing at least four business days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the person making, such superior proposal, and contemporaneously furnishes a copy (if any) of the proposed alternative acquisition agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the form or amount of consideration or any other material term of such superior proposal requires a new written notice by such party and a new notice period, provided such notice period will be shortened to two business days); and

•
if the other party makes a written proposal during such four business day period to adjust the terms and conditions of the merger agreement, such party’s board, after taking into consideration the adjusted terms and conditions of the merger agreement as so proposed by the other party, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal and that the failure to make a change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Provided, that such party’s board may not make a change of recommendation in response to an intervening event unless:
•
such party provides the other party with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•
such party keeps the other party reasonably informed of developments with respect to such intervening event;

•
such party notifies the other party in writing at least four business days before making a change of recommendation with respect to such intervening event of its intention to do so and specifies the reasons for such change of recommendation; and

•
if the other party makes a written proposal during such four business day period to adjust the terms and conditions of the merger agreement, such party’s board, after taking into consideration the adjusted terms and conditions of the merger agreement as so proposed by the other party, continues to determine in good faith (after consultation with outside counsel) that the failure to make such change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

During the four business day period prior to its effecting a change of recommendation as referred to above, SM Energy or Civitas, as applicable, is required to, and is required to cause its financial and legal advisors to, negotiate with the other party in good faith (to the extent the other party seeks to negotiate) regarding any written revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party. Each of SM Energy and Civitas, as applicable, and any of their respective subsidiaries, is required to not enter into an alternative acquisition agreement unless the merger agreement has been terminated in accordance with its terms (including the payment of such party’s termination fee discussed below in “— Fees and Expenses,” if and to the extent applicable).
An “intervening event” means a material event or circumstance that was not known or reasonably foreseeable to SM Energy’s or Civitas’ board, as applicable, prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to such party’s board prior to the receipt the SM Energy required vote or the Civitas required vote, as applicable, that does not relate to (A) an acquisition proposal, (B) the other party or its subsidiaries or (C) any changes in the price of the other party’s common stock or such party’s common stock.
Notice Regarding Acquisition Proposals
Each of SM Energy and Civitas has agreed to promptly (and in any event within 24 hours of receipt) advise the other party in writing in the event such party or any of its subsidiaries, directors, officers or representatives receives (i) any indication by any person that it is considering making an acquisition proposal or (ii) any inquiry, proposal or offer that constitutes an acquisition proposal or request for information, discussion or negotiation that would reasonably be expected to lead to an acquisition proposal, together with a description of the terms and conditions of such inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of the written proposal, offer or draft agreement provided by such person and reasonably detailed summaries of any oral inquiries or discussions, in each case, including any modifications thereto. Such party is required to keep the other party informed (orally and in writing) in all material respects on a prompt basis of the material details (including, within 24 hours after the receipt of any amendment or modification of such inquiry, request, proposal or offer) of any such acquisition proposal, request, inquiry, proposal or offer, including furnishing unredacted copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions and the name(s) of the person or group of persons making such written acquisition proposal.
Each of SM Energy and Civitas has agreed that any breach of the restrictions set forth in “— No Solicitation of Acquisition Proposals” by any director, officer or representative (to the extent acting in their respective authorized capacities on behalf of or at the direction of such party) of such party or any of its subsidiaries, whether or not such person is purporting to act on behalf of such party or any of its subsidiaries or otherwise, will be deemed to be a material breach of the merger agreement by such party.
Each of SM Energy and Civitas is not permitted to take any action to exempt any person (other than the other party, and in the case of Civitas, Merger Sub, and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
Each of SM Energy and Civitas is required to not, and is required to cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement that would restrict such party’s ability to comply with any of the terms of the merger agreement.
Nothing contained under the terms described in “No Solicitation of Acquisition Proposals” prohibits SM Energy or Civitas, as applicable, from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will, to the extent it addresses or relates to the approval, recommendation or declaration of advisability by such party board with respect to the merger agreement or an acquisition proposal, be deemed to be a change of recommendation (including for purposes of the merger agreement) unless such party’s board expressly reaffirms in such disclosure its recommendation that such party’s stockholders vote in favor of, with respect to Civitas, the adoption of the merger agreement, and with respect to SM Energy, the SM Energy stock issuance and the adoption of the SM Energy charter amendment.

Existing Discussions
Each of SM Energy and Civitas is required to, and is required to cause each of its subsidiaries and its and their directors and officers and is required to use reasonable best efforts to cause the representatives of such party and its subsidiaries to:
•
immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the parties’ execution of the merger agreement with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access previously granted to any such person;

•
request the prompt return or destruction of all confidential information previously furnished with respect to any acquisition proposal or inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal that was furnished within the 12 month period prior to the date of the merger agreement, to the extent that such return or destruction had not previously been requested; and

•
not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates, directors, officers or representatives is a party with respect to any acquisition proposal or inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, and is required to enforce the provisions of any such agreement, which will include seeking all injunctive relief available to enforce such agreement (provided, that such party will be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that such party’s board determines in good faith, after consultation with its outside counsel, that failure to take such action (i) would reasonably be expected to prohibit the counterparty from making an unsolicited acquisition proposal to such party’s board in compliance with the terms of this “No Solicitation of Acquisition Proposals” and (ii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable law).

Civitas and SM Energy Special Meetings
As promptly as practicable after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, (x) Civitas is obligated to duly call, give notice of, convene and hold the Civitas special meeting solely for the purpose of obtaining the Civitas required vote and the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and (y) SM Energy is obligated to duly call, give notice of, convene and hold the SM Energy special meeting solely for the purpose of obtaining the SM Energy required vote and, in each case, the Civitas special meeting and the SM Energy special meeting will in any event be no later than 45 calendar days after the SEC declares the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, effective.
Civitas may postpone or adjourn the Civitas special meeting solely (i) with the consent of SM Energy; (ii) (A) due to the absence of a quorum or (B) if Civitas has not received proxies representing a sufficient number of shares for the Civitas required vote, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Civitas board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Civitas stockholders prior to the Civitas special meeting, provided, that Civitas may not postpone or adjourn the Civitas special meeting more than a total of two times by reason of the matters in clause (ii) of this paragraph. Civitas will, at the request of SM Energy, to the extent permitted by law, adjourn the Civitas special meeting to a date specified by SM Energy for the absence of a quorum or if Civitas has not received proxies representing a sufficient number of shares for the Civitas required vote, provided, that Civitas will not be required to adjourn the Civitas special meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence will be required to be for a period exceeding 10 business days. Except in the case of a change of recommendation specifically permitted by the exceptions described in “— Permitted Change of Recommendation,” Civitas, through the Civitas board, will (i) recommend that the Civitas stockholders vote in favor of the adoption of the merger agreement, (ii) include such recommendation in this joint proxy statement/prospectus and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by SM Energy or Merger Sub. Civitas has agreed that (x) except in the event of a change of recommendation specifically permitted by the exceptions described in “— Permitted Change of Recommendation,” Civitas will use its reasonable best efforts to solicit proxies to obtain the Civitas required vote and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable laws to obtain such approval and (y) its obligations to prepare and file this joint proxy statement/prospectus and to set a preliminary record date for the Civitas special meeting as specified in the merger agreement will not be affected by the commencement, public proposal, public disclosure or communication to Civitas or any other person of any Civitas acquisition proposal or the occurrence of any Civitas change of recommendation.
SM Energy may postpone or adjourn the SM Energy special meeting solely (i) with the consent of Civitas; (ii) (A) due to the absence of a quorum or (B) if SM Energy has not received proxies representing a sufficient number of shares for the SM Energy required vote, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SM Energy board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the SM Energy stockholders prior to the SM Energy special meeting, provided, that SM Energy may not postpone or adjourn the SM Energy special meeting more than a total of two times by reason of the matters in clause (ii) of this paragraph. SM Energy will, at the request of Civitas, to the extent permitted by law, adjourn the SM Energy special meeting to a date specified by Civitas for the absence of a quorum or if SM Energy has not received proxies representing a sufficient number of shares for the SM Energy required vote provided, that SM Energy will not be required to adjourn the SM Energy special meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence will be required to be for a period exceeding 10 business days. Except in the case of a change of recommendation specifically permitted by the exceptions described in “— Permitted Change of Recommendation,” SM Energy, through the SM Energy board, will (i) recommend that the SM Energy stockholders vote in favor of the approval of the SM Energy stock issuance and the adoption of the SM Energy charter amendment, (ii) include such recommendation in this joint proxy statement/prospectus and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Civitas. SM Energy has agreed that (x) except in the event of a change of recommendation specifically permitted by the exceptions described in “— Permitted Change of Recommendation,” SM Energy will use its reasonable best efforts to solicit proxies to obtain the SM Energy required vote and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable laws to obtain such approval and (y) its obligations to prepare and file this joint proxy statement/prospectus and to set a preliminary record date for the SM Energy special meeting as specified in the merger agreement will not be affected by the commencement, public proposal, public disclosure or communication to SM Energy or any other person of any SM Energy acquisition proposal or the occurrence of any SM Energy change of recommendation.
Access to Information; Confidentiality
Subject to applicable law, each party is required to, and is required to cause each of their respective subsidiaries to, upon reasonable advance written notice by the other parties, use reasonable best efforts to afford to the other parties and their respective directors, officers and representatives reasonable access during normal business hours, during the period prior to the first effective time or the termination of the merger agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, such party is required to, and is required to cause each of its subsidiaries to, use reasonable best efforts to furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other parties may reasonably request (including tax returns filed and those in preparation and the work papers of its auditors).
Regulatory Approvals; Consents
Upon the terms and subject to the conditions set forth in the merger agreement, each of SM Energy, Civitas and Merger Sub has agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract of SM Energy and Civitas, as applicable, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (provided, that each of Civitas and SM Energy is required to make all filings under the HSR Act within 20 business days following the date of the merger agreement), and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement. The parties have agreed to consult with each other, take into consideration the views of the other parties in good faith and jointly direct all antitrust strategy in connection with review of the transactions contemplated by the merger agreement by any governmental entity, or any litigation by, or negotiations with, any antitrust authority or other person relating to the transactions contemplated by the merger agreement under antitrust laws and in all meetings, discussions, and communications with any governmental entity relating to obtaining antitrust approval for the transactions contemplated by the merger agreement. Each of the parties has agreed to furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable law relating to the exchange of information, SM Energy and Civitas each have the right to review in advance, and to the extent practicable each is required to consult with the other in connection with any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing rights, each of SM Energy and Civitas has agreed to act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, Civitas and SM Energy have agreed to keep each other reasonably apprised of the status of matters relating to the closing of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by Civitas or SM Energy, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to the transactions contemplated by the merger agreement, and, to the extent practicable under the circumstances, have agreed to provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection therewith.
The reasonable best efforts of SM Energy pursuant to paragraph immediately above will require it to (and cause its affiliates to) (i) agree or proffer to divest or hold separate (in a trust or otherwise), and take any other action with respect to, any of the assets or businesses of SM Energy or Civitas or any of their respective affiliates or, assuming the consummation of the mergers, the second surviving corporation or any of its affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Civitas common stock), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of SM Energy, Civitas, the second surviving corporation or any of their respective affiliates, provided, however, that SM Energy will not be required to take (or cause its affiliates to take) any of the actions in described in (i) through (iii) that would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of SM Energy, Civitas and their respective subsidiaries, taken as a whole, provided further, that for this purpose, SM Energy, Civitas and their respective subsidiaries, taken as a whole, will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Civitas and its subsidiaries, taken as a whole, as of the date of the merger agreement. Notwithstanding anything to the contrary in the merger agreement, neither SM Energy nor its affiliates will be required to defend against the entry of any decree, order, or judgment that would restrain, prevent, or delay consummation of the transactions contemplated by the merger agreement, including the defense against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement. Neither party will commit to or agree with any governmental entity to take or refrain from taking any action that may have the effect of delaying the expiration of the waiting period under the HSR Act or the consummation of the transactions contemplated by the merger agreement without first consulting with the other party in good faith and the other party consenting in writing to such action, which consent will not unreasonably be withheld or delayed. Each party is required to not, and is required to cause its respective subsidiaries and affiliates not to, agree to or consummate any transaction that would reasonably be expected to prevent or materially delay the closing or the removal of any impediments to the closing under antitrust law.
Notification of Certain Matters
Civitas and SM Energy have agreed to promptly notify each other of (a) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (b) any other substantive notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, (c) any action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the transactions contemplated by the merger agreement or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in the merger agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, agreement or condition (including any condition set forth in the conditions described in “— Conditions to Closing of the Mergers” to be complied with or satisfied under the merger agreement), provided, however, that no such notification will affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties under the merger agreement.
Indemnification, Exculpation and Insurance
SM Energy and Merger Sub have agreed that all rights to indemnification, exculpation and expense advancement and reimbursement existing in favor of the current or former directors and officers of Civitas or any of its subsidiaries or any person who is or was serving at the request of Civitas as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (collectively, the “Civitas indemnified persons”) (x) as provided in an indemnification agreement with such Civitas indemnified persons as set forth in Civitas’ disclosure letter and (y) in Civitas’ organizational documents as in effect on the date of the merger agreement, in each case, for acts or omissions occurring prior to or at the first effective time will be assumed and performed by the second surviving corporation and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such Civitas indemnified persons arising out of such acts or omissions, except as otherwise required by applicable law.
SM Energy, on behalf of the second surviving corporation, is required to fully prepay no later than immediately prior to the closing, “tail” insurance policies with a claims period of six years from and after the second effective time with recognized insurance companies for the persons, who, as of the execution of the merger agreement, were covered by Civitas’ existing directors’ and officers’ liability insurance, with terms, conditions, retentions and levels of coverage that are at least as favorable as Civitas’ existing directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the first effective time (including in connection with the merger agreement or the transactions or actions contemplated thereby), provided that in no event will SM Energy or the second surviving corporation be required to pay annual premiums for insurance under this paragraph in excess of 300% of the amount of the annual premiums paid by Civitas for fiscal year 2025 for such purpose, provided, further, that if the annual premiums of such insurance coverage exceed such amount, SM Energy, on the second surviving corporation’s behalf, is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
In the event that the second surviving corporation, or any of its respective successors or assigns, (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the second surviving corporation is required to use its commercially reasonable efforts to cause proper provision to be made so that the successor and assignee of the second surviving corporation assumes the obligations set forth under this “— Indemnification, Exculpation and Insurance.”
Stock Exchange Listing
SM Energy will use its reasonable best efforts to cause the shares of SM Energy common stock to be issued in the first merger, and such other shares of SM Energy common stock to be reserved for issuance in connection with the first merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the first effective time.
Stockholder Litigation
In the event any action (but excluding any action under or related to antitrust laws) by any governmental entity or other person (other than the parties) is commenced or, to the knowledge of Civitas or SM Energy, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages or an injunction in connection therewith, including stockholder litigation (“transaction litigation”), Civitas or SM Energy, as applicable, are required to promptly notify the other party of such transaction litigation and are required to keep the other party reasonably informed with respect to the status thereof. Each party is required to give the other party a reasonable opportunity to participate in the defense or settlement of any transaction litigation (at such other party’s cost) and is required to consider in good faith, acting reasonably, the other party’s advice with respect to such transaction litigation, provided that the party that is subject to such transaction litigation is required to not offer or agree to settle any transaction litigation without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed).
Public Announcements
Each of SM Energy and Merger Sub, on the one hand, and Civitas, on the other hand, has agreed, to the extent reasonably practicable, to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger agreement, the mergers and the other transactions contemplated by merger agreement and has agreed to not issue any such press release or make any public announcement prior to such consultation and review, provided, that each of SM Energy and Merger Sub, on the one hand, and Civitas, on the other hand, (a) may issue any such press release or public statement as may be required by applicable law, court process or any listing agreement with any national securities exchange or national securities quotation system and (b) may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by merger agreement that are consistent with those previously disclosed in press releases or public statements previously approved by either party or made by either party in compliance with this “Public Announcements,” provided, that the foregoing will not apply to (x) any disclosure of information concerning the merger agreement in connection with any dispute between the parties regarding the merger agreement or (y) internal announcements to employees that are not made public. No party will be required by any provision of the merger agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of an acquisition proposal with respect to SM Energy or Civitas, as applicable, and matters related thereto or a change of recommendation by SM Energy or Civitas, as applicable, other than as set forth in “— No Solicitation by the Parties.” Prior to making any written communications to any employees of SM Energy, Civitas or their respective affiliates, pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by the merger agreement or employment following the first effective time, each of Civitas and SM Energy is required provide the other party with a copy of the intended communication, the receiving party will have a reasonable period of time to review and comment on such communication and the providing party is required to give reasonable and good faith consideration to any comments made by the receiving party with respect thereto.
Treatment of Indebtedness
As of September 30, 2025, Civitas had $350 million aggregate principal amount outstanding under Civitas’ reserve-based revolving credit facility (the “Civitas debt facility”) and $4.85 billion aggregate principal amount of senior unsecured notes outstanding (the “Civitas notes”).

The closing of the mergers will constitute a breach of certain covenants under the Civitas debt facility. As a result, at the direction of the lenders holding a majority of the loans and/or commitments (as applicable) under the Civitas debt facility, the commitments under the Civitas debt facility may be terminated and the outstanding balance under the Civitas debt facility may be accelerated and become due and payable by Civitas in connection with the closing of the mergers.
Prior to the closing date, Civitas will deliver to SM Energy a duly executed payoff letter from the lenders or the lenders’ agent under the Civitas debt facility that will provide that, upon payment of the amount specified in such payoff letter, all outstanding obligations of Civitas and its subsidiaries arising under or related to the Civitas debt facility will be repaid, discharged and extinguished in full and all encumbrances in connection therewith will be released. In connection with the consummation of the mergers, SM Energy will fully repay the outstanding borrowings and terminate all outstanding commitments under the Civitas debt facility. The amount of indebtedness under the Civitas debt facility at the effective time of the mergers may be significantly more or less than the amounts listed above.
The Civitas notes will remain outstanding after closing of the mergers, and SM Energy will succeed Civitas as the issuer under the indentures governing the Civitas notes.
For a description of the Civitas debt facility and the Civitas notes, see Civitas’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” for additional information.
Employee Matters
The merger agreement provides that for a period of twelve months following the first effective time, SM Energy is required to, or cause its subsidiaries to, provide continuing employees of SM Energy, Civitas and their respective subsidiaries who remain employed with the combined company with (i) base salaries or hourly wage rates, as applicable, that are no less favorable than those in effect for such employees immediately prior to the first effective time, (ii) target annual cash bonus opportunities that are no less favorable than those in effect for such employees immediately prior to the first effective time (or, if an employee does not have a target annual cash bonus opportunity immediately prior to the first effective time, an opportunity that is no less favorable than the target annual cash bonus opportunity provided by SM Energy and its subsidiaries to its similarly situated employees), (iii) target equity incentive compensation opportunities that are no less favorable than the target equity incentive compensation opportunities provided by SM Energy and its subsidiaries to its similarly situated employees (after giving effect to certain annual equity grants that may be made by Civitas prior to the closing of the mergers), (iv) employee benefits (other than long-term incentive compensation, defined benefit pension benefits, non-qualified deferred compensation, and retiree welfare benefits) that are no less favorable in the aggregate than either, as determined by SM Energy (A) those offered to such employees immediately prior to the first effective time or (B) those offered by SM Energy and its subsidiaries to its similarly situated employees immediately prior to the first effective time, and (v) severance and termination benefits that are no less favorable than those set forth in a disclosure schedule. With respect to any SM Energy employee benefit plans in which continuing employees are eligible to participate following the first effective time, SM Energy is required to, or cause its subsidiaries to (i) recognize all service of continuing employees with SM Energy, Civitas or any of their respective subsidiaries or predecessor entities, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant (other than benefit accruals under a defined benefit pension plan) to the extent such service is recognized under the corresponding SM Energy or Civitas benefit plan, as applicable, (ii) use commercially reasonable efforts to seek to waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements and (iii) use commercially reasonable efforts to provide credit for any co-payments and deductibles incurred prior to the first effective time in the plan year in which the first effective time occurs for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such employee benefit plans that may apply as of or following the first effective time.

Conditions to the Closing of the Mergers
Conditions to Each Party’s Obligation to Effect the Mergers
The obligation of each party to effect the mergers is subject to the satisfaction at or prior to the first effective time of the following conditions:
•
receipt of the Civitas required vote;

•
receipt of the SM Energy required vote;

•
expiration or earlier termination of any waiting period (and any extension of such period) under the HSR Act or any other antitrust law relating to the transactions contemplated by the merger agreement, and no agreement not to close embodied in a “timing agreement” being in effect with any governmental entity;

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition being in effect, and no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the mergers;

•
the shares of SM Energy common stock issuable in accordance with the merger agreement being approved for listing on the NYSE, subject to official notice of issuance; and

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 having been issued and no proceedings for that purpose having been initiated or threatened.

Conditions to the Obligations of SM Energy and Merger Sub
The obligation of SM Energy and Merger Sub to effect the mergers is also subject to the satisfaction, or waiver by SM Energy, at or prior to the first effective time of the following conditions:
•
the accuracy of the representations and warranties of Civitas as follows:

•
the representations and warranties of Civitas regarding organization, good standing and power, capital stock, authority, absence of certain changes or events (as it relates to a material adverse effect) and brokers must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date (except (i) with respect to the representation and warranty regarding capital stock, for any de minimis inaccuracies and (ii) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date); and

•
each other representation and warranty of Civitas set forth in the merger agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect set forth in any individual representation or warranty) as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date), except where the failure of any such representation and warranty to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Civitas;

•
Civitas’ performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the first effective time;

•
the absence, since the date of the merger agreement, of any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Civitas; and

•
the receipt by SM Energy of a certificate signed by an executive officer of Civitas certifying that the conditions in the immediately preceding bullets with respect to representations and warranties, performance of obligations and absence of material adverse effect have been satisfied.

Conditions to the Obligations of Civitas
The obligation of Civitas to effect the mergers is also subject to the satisfaction, or waiver by Civitas, at or prior to the first effective time of the following conditions:
•
the accuracy of the representations and warranties of SM Energy and Merger Sub as follows:

•
the representations and warranties of SM Energy and Merger Sub (as applicable) regarding organization, good standing and power, capital stock, authority, absence of certain changes or events (as it relates to a material adverse effect) and brokers must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date (except (i) with respect to the representation and warranty regarding capital stock, for any de minimis inaccuracies and (ii) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date); and

•
each other representation and warranty of SM Energy and Merger Sub (as applicable) set forth in the merger agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect set forth in any individual representation or warranty) as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty must be so true and correct in all respects as of such earlier date), except where the failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to SM Energy;

•
SM Energy and Merger Sub’s performance in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the first effective time;

•
the absence, since the date of the merger agreement, of any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to SM Energy;

•
the receipt by Civitas of a certificate signed by an executive officer of SM Energy certifying that the conditions in the immediately preceding bullets with respect to representations and warranties, performance of obligations and absence of material adverse effect have been satisfied; and

•
the receipt by Civitas of a written opinion from Civitas’ outside legal counsel (or if Civitas’ outside legal counsel is unable to deliver such opinion, SM Energy’s outside legal counsel or another nationally recognized law firm reasonably satisfactory to Civitas), in form and substance reasonably satisfactory to Civitas, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No party may rely on the failure of any condition set forth in this “— Conditions to Closing of the Mergers” to be satisfied if such failure was caused by such party’s breach of the merger agreement.
Termination of the Merger Agreement
Termination by Mutual Consent
The merger agreement may be terminated and the mergers may be abandoned at any time prior to the first effective time, whether before or after the Civitas required vote or the SM Energy required vote has been obtained (with any termination by SM Energy also being an effective termination by Merger Sub) by mutual written consent of SM Energy and Civitas.

Termination by Either SM Energy or Civitas
The merger agreement may be terminated by either SM Energy or Civitas if:
•
the mergers have not been consummated on or before 11:59 p.m. (Eastern Time) on August 3, 2026, which date will be automatically extended to November 2, 2026 (as applicable, the “outside date”), if the conditions to closing set forth in the fourth and fifth bullets under “— Conditions to Each Party’s Obligation to Effect the Mergers” (to the extent relating to any antitrust laws) will not have been satisfied or waived on or prior to the outside date, but all of the other conditions set forth in “— Conditions to the Closing of the Mergers” have been satisfied or waived (or are then capable of being satisfied if the closing were to take place on such date in the case of those conditions to be satisfied at the closing), although such right to terminate the merger agreement pursuant to this bullet will not be available to any party whose failure to fulfill in any material respect any of its obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure of the mergers to be consummated by the outside date;

•
any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the mergers or any of the other transactions contemplated by the merger agreement, and such judgment, order, injunction, rule, decree or other action has become final and nonappealable; or

•
the Civitas required vote or SM Energy required vote has not been obtained at the applicable special meeting (or, if the applicable special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof) at which a vote on the Civitas merger proposal or the SM Energy merger proposals, as applicable, was taken

Termination by SM Energy
The merger agreement may be terminated by SM Energy:
•
if Civitas breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of the non-solicitation covenant, as to which (D) of the bullet immediately below will apply), or if any representation or warranty of Civitas will have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the first effective time (A) would result in the failure of any of the conditions set forth under “— Conditions to Each Party’s Obligations to Effect the Mergers” and “— Conditions to the Obligations of the SM Energy and Merger Sub” and (B) cannot be or has not been cured by the earlier of (1) the outside date and (2) 30 days after the giving of written notice to Civitas of such breach or failure, except that this right to terminate the merger agreement will not be available if either of SM Energy or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement such that the first or second bullets under “— Conditions to the Obligations of Civitas” would not be satisfied; or

•
at any time prior to the receipt of Civitas required vote, if (A) the Civitas board makes a change of recommendation, (B) Civitas fails, within 10 business days of a tender or exchange offer relating to securities of Civitas having been publicly commenced, to publicly recommend against such tender or exchange offer, (C) Civitas fails to publicly reaffirm the Civitas recommendation within 10 business days after the date any acquisition proposal with respect to Civitas or any material modification thereto is first publicly announced to the Civitas stockholders, upon a written request to do so by SM Energy, or (D) Civitas materially breaches its non-solicitation covenant.

Termination by Civitas
Civitas may terminate the merger agreement prior to the first effective time:
•
if either SM Energy or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to a breach of the non-solicitation covenant, as to which (D) of the bullet immediately below will apply), or if any representation or warranty of SM Energy or Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the first effective time (A) would result in the failure of any of the conditions set forth under “— Conditions to Each Party’s Obligations to Effect the Mergers” and “— Conditions to the Obligations of Civitas” and (B) cannot be or has not been cured by the earlier of (1) the outside date and (2) 30 days after the giving of written notice to SM Energy of such breach or failure, except that this right to terminate the merger agreement will not be available if Civitas is then in material breach of any of its covenants or agreements set forth in the merger agreement such that the first or second bullets under “— Conditions to the Obligations of SM Energy and Merger Sub” would not be satisfied; or
•
at any time prior to the receipt of the SM Energy required vote, if (A) the SM Energy board makes a change of recommendation, (B) SM Energy fails, within 10 business days of a tender or exchange offer relating to securities of SM Energy having been publicly commenced, to publicly recommend against such tender or exchange offer, (C) SM Energy fails to publicly reaffirm the SM Energy recommendation within 10 business days after the date any acquisition proposal with respect to SM Energy or any material modification thereto is first publicly announced to the SM Energy stockholders, upon a written request to do so by Civitas, or (D) SM Energy materially breaches its non-solicitation covenant.

Effect of Termination
In the event of the valid termination of the merger agreement, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of the parties, provided, that:
•
the confidentiality agreement between SM Energy and Civitas and the provisions regarding representations regarding brokers, public announcements, this “— Termination of the Merger Agreement,” fees and expenses, notices, entire agreement, no third party beneficiaries, governing law, submission to jurisdiction, assignment and successors, specific performance, severability, waiver of jury trial and no presumption against the drafting party will survive the termination hereof; and

•
no such termination will relieve any party from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity.

Termination Fees
Except as otherwise expressly provided in this “— Termination of the Merger Agreement,” all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the mergers are consummated, except that the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the mergers (other than attorneys’ fees, accountants’ fees and related expenses), will be shared equally by SM Energy and Civitas.
SM Energy Termination Fee
SM Energy will be required to pay to Civitas a termination fee of $79.0 million (the “SM Energy termination fee”) less the amount of Civitas expenses previously paid to Civitas (if any) pursuant to the second paragraph under “— Expense Reimbursement,” if the merger agreement is terminated:
•
by either party pursuant to an outside date termination or an SM Energy no vote termination, or by Civitas pursuant to an SM Energy terminable breach, and, in either case:

•
prior to such termination, a bona fide acquisition proposal with respect to SM Energy has been publicly announced to the SM Energy stockholders or is otherwise publicly disclosed or otherwise publicly communicated to SM Energy stockholders; and

•
within one year after such termination, (i) SM Energy enters into an alternative acquisition agreement with respect to any acquisition proposal with respect to SM Energy or recommends or submits any acquisition proposal to its stockholders for adoption or (ii) there has been consummated any transaction in respect of any acquisition proposal with respect to SM Energy (in each case of clauses (i) and (ii), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “acquisition proposal”);
•
by Civitas following a material breach by SM Energy of its non-solicitation obligations under the merger agreement or a change of recommendation by SM Energy; or

•
by SM Energy pursuant to an SM Energy no vote termination (and, at the time of such termination, Civitas had the right to terminate the merger agreement as a result of a change of recommendation by SM Energy), it being understood that in no event will SM Energy be required to pay the SM Energy termination fee on more than one occasion, provided, that the payment by SM Energy of the SM Energy termination fee pursuant to this section will not relieve SM Energy from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud.
Civitas Termination Fee
Civitas will be required to pay to SM Energy a termination fee of $85.0 million (the “Civitas termination fee”) less the amount of SM Energy expenses previously paid to SM Energy (if any) pursuant to the second paragraph of “— Expense Reimbursement,” if the merger agreement is terminated:
•
by either party pursuant to an outside date termination or a Civitas no vote termination, or by SM Energy pursuant to a Civitas terminable breach, and, in either case:

•
prior to such termination, a bona fide acquisition proposal with respect to Civitas has been publicly announced to the Civitas stockholders or is otherwise publicly disclosed or otherwise publicly communicated to Civitas stockholders; and

•
within one year after such termination, (i) Civitas enters into an alternative acquisition agreement with respect to any acquisition proposal with respect to Civitas or recommends or submits any acquisition proposal to its stockholders for adoption or (ii) there has been consummated any transaction in respect of any acquisition proposal with respect to Civitas (in each case of clauses (i) and (ii), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “acquisition proposal”);

•
by SM Energy following a material breach by Civitas of its non-solicitation obligations under the merger agreement or a change of recommendation by Civitas; or

•
by Civitas pursuant to a Civitas no vote termination (and, at the time of such termination, SM Energy had the right to terminate the merger agreement as a result of a change of recommendation by Civitas), it being understood that in no event will Civitas be required to pay the Civitas termination fee on more than one occasion, provided, that the payment by Civitas of the Civitas termination fee pursuant to this section will not relieve Civitas from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud.
Expense Reimbursement
If the merger agreement is terminated by either Civitas or SM Energy pursuant to a Civitas no vote termination under circumstances in which the Civitas termination fee is not then payable pursuant to the first bullet under “— Civitas Termination Fee,” then Civitas will reimburse SM Energy and its affiliates all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to SM Energy, Merger Sub and their respective affiliates) incurred by SM Energy and Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement (the “SM Energy expenses”), in an amount equal to $26.0 million, provided that the payment by Civitas of the SM Energy expenses pursuant to this paragraph (i) will not relieve Civitas of any subsequent obligation to pay the Civitas termination fee pursuant to “— Civitas Termination Fee” except to the extent indicated in such section and (ii) will not relieve Civitas from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud. Payment of the Civitas expenses will be made by wire transfer of same-day funds to the accounts designated by Civitas within two business days after the date of termination.
If the merger agreement is terminated by either Civitas or SM Energy pursuant to an SM Energy no vote under circumstances in which the SM Energy termination fee is not then payable pursuant to the first bullet under “— SM Energy Termination Fee,” then SM Energy will be required to reimburse Civitas and its affiliates all of their reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to Civitas and its affiliates) incurred by Civitas or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement (the “Civitas expenses”), in an amount equal to $24.0 million, provided that the payment by SM Energy of Civitas expenses pursuant to this paragraph, (i) will not relieve SM Energy of any subsequent obligation to pay the SM Energy termination fee pursuant to “— SM Energy Termination Fee” except to the extent indicated in such section and (ii) will not relieve SM Energy from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud. Payment of the SM Energy expenses will be made by wire transfer of same-day funds to the accounts designated by SM Energy within two business days after the date of termination.
Payment of the Civitas termination fee is required to be made by wire transfer of same-day funds to the accounts designated by SM Energy (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an acquisition proposal with respect to Civitas, as applicable, in the case of a Civitas termination fee payable pursuant to the first bullet under “— Civitas Termination Fee” or (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by (x) SM Energy pursuant to the second bullet under “— Termination by SM Energy” or (y) Civitas pursuant to the third bullet under “— Civitas Termination Fee” if, at the time of such termination pursuant to such section, SM Energy had the right to terminate the merger agreement pursuant to the second bullet under “— Termination by SM Energy.”
Payment of the SM Energy termination fee is required to be made by wire transfer of same-day funds to the accounts designated by Civitas (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an acquisition proposal with respect to SM Energy, as applicable, in the case of an SM Energy termination fee payable pursuant to the first bullet under “— SM Energy Termination Fee” or (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by (x) Civitas pursuant to the second bullet under “— Termination by Civitas” or (y) SM Energy pursuant to the third bullet under “— SM Energy Termination Fee” if, at the time of such termination pursuant to such section, Civitas had the right to terminate the merger agreement pursuant to the second bullet under “— Termination by Civitas.” Payment of the Civitas expenses is required to be made by wire transfer of same-day funds to the accounts designated by Civitas within two business days after the date of termination.
Amendment or Supplement
The merger agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the first effective time, whether before or after the Civitas required vote has been obtained, provided, however, that after the Civitas required vote has been obtained, no amendment will be made that pursuant to applicable law requires further approval or adoption by Civitas stockholders without such further approval or adoption. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment.

Extension of Time; Waiver
At any time prior to the first effective time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant hereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement, provided, however, that after the Civitas required vote has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the Civitas stockholders, as applicable, without such further approval or adoption.
Specific Performance
SM Energy, Merger Sub and Civitas have agreed that irreparable harm would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its terms or otherwise breach such provisions and that monetary damages would not be an adequate remedy, even if available. Accordingly, prior to any termination of the merger agreement pursuant to “— Termination of the Merger Agreement,” the parties have acknowledged and have agreed that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.
Third-Party Beneficiaries
Nothing in the merger agreement, express or implied, is intended to or will confer upon any person other than SM Energy, Merger Sub and Civitas and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of the merger agreement, except as (i) provided under “— Indemnification, Exculpation and Insurance,” (ii) the right of the former Civitas stockholders to receive the merger consideration as described above under “— Merger Consideration” but only from and after, and subject to the occurrence of, the first effective time and (iii) the right of Civitas, on its own behalf and as representative of its stockholders, to pursue damages (including claims for damages based on the loss of economic benefits of the first merger, including the loss of premium, suffered by the Civitas stockholders) and other relief (including equitable relief) for the benefit of Civitas and the Civitas stockholders in the event of SM Energy’s or Merger Sub’s failure to effect the first merger as required by the merger agreement or as a result of a willful and material breach by SM Energy or Merger Sub. The third-party beneficiary rights referenced in clause (iii) of the preceding sentence may be exercised only by Civitas (on behalf of its stockholders as their agent) through actions expressly approved by the Civitas board, and no stockholder of Civitas whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of Civitas will have any right or ability to exercise or cause the exercise of any such right.
The representations and warranties in the merger agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with “— Extension of Time; Waiver” without notice or liability to any other person. In some instances, the representations and warranties in the merger agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date.

Governing Law
The merger agreement and any claims or causes of action arising out of or relating to the merger agreement or the negotiation, execution or performance of the merger agreement or the transactions contemplated by the merger agreement (whether in contract, in tort, under statute or otherwise) will be governed by, and interpreted, construed and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 2, 2025, SM Energy Company (“SM Energy” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Civitas Resources, Inc. (“Civitas”) and Cars Merger Sub, Inc., a wholly owned subsidiary of SM Energy (“Merger Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction of certain closing conditions, SM Energy will acquire Civitas through a series of mergers under the laws of the State of Delaware. At the effective time of the First Merger (as defined below) (the “First Effective Time”), Merger Sub will merge with and into Civitas, with Civitas surviving as a wholly owned subsidiary of SM Energy (the “First Merger”). As soon as practicable thereafter, Civitas, as the surviving corporation in the First Merger, will merge with and into SM Energy, with SM Energy continuing as the surviving corporation (together with the First Merger, the “Mergers”). At the First Effective Time, each share of Civitas common stock issued and outstanding (other than shares held in treasury, or owned directly or indirectly by SM Energy or Merger Sub) will be automatically converted into the right to receive 1.45 shares of SM Energy common stock (the “Exchange Ratio”), with cash paid in lieu of fractional shares in accordance with the terms of the Merger Agreement. In addition, Civitas’ equity awards outstanding immediately prior to the First Effective Time, including restricted stock units, performance stock units and options will be converted into corresponding awards of SM Energy common stock, adjusted to reflect the Exchange Ratio and subject to the terms and conditions set forth in the Merger Agreement. The Civitas warrants, if outstanding immediately prior to the First Effective Time, will be assumed by SM Energy, and after the Mergers, can be exercised for SM Energy shares for the number of shares that would have been issued or paid to a holder immediately prior to the First Effective Time. As the warrants are out-of-the-money, the unaudited pro forma condensed combined financial statements assume no warrants will be exercised prior to the First Effective Time.
The Mergers will be accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with SM Energy being identified as the accounting acquirer.
The unaudited pro forma condensed combined financial statements and the corresponding notes thereto (the “Pro Forma Financial Information”) are for informational purposes only. The Pro Forma Financial Information is not intended to represent or be indicative of the combined financial position or results of operations that the Company would have reported had the Mergers been completed as of the dates set forth in the Pro Forma Financial Information. Additionally, the information should not be taken as indicative of the combined company’s future performance for reasons, including, but not limited to, differences between the assumptions used to prepare the Pro Forma Financial Information and actual results. The Pro Forma Financial Information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. Significant estimates and assumptions include, but are not limited to, the timing of the closing, the preliminary allocation of the purchase price and the market price of SM Energy common stock at the date on which the First Effective Time occurs (the “Closing Date”). The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. The actual adjustments recorded upon completion of the Mergers may differ from the pro forma adjustments presented and such differences could be material.
The Pro Forma Financial Information should be read in conjunction with the following:
•
SM Energy’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025.

•
Civitas’ audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025.

•
SM Energy’s unaudited condensed consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the period ended September 30, 2025, as originally filed with the SEC on November 3, 2025, and as amended by its Quarterly Report on Form 10-Q/A filed with the SEC on November 4, 2025.

•
Civitas’ unaudited condensed consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the period ended September 30, 2025, filed with the SEC on November 6, 2025.

•
The Merger Agreement which is attached as Exhibit 2.1 to SM Energy’s Form 8-K filed with the SEC on November 3, 2025.

•
Other information relating to SM Energy and Civitas contained in or incorporated by reference in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025
SM Energy Company
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(In thousands)
	SM Energy	Civitas As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$162,251	$56,006	$(218,257)	a	$—
Accounts receivable	367,688	635,827	(143,154)	b	860,361
Derivative assets	68,567	168,685	—		237,252
Prepaid expenses and other	34,452	84,444	(8,739)	c	110,157
Total current assets	632,958	944,962	(370,150)		1,207,770
Property and equipment (successful efforts method):
Proved oil and gas properties	15,653,507	18,923,863	(10,847,222)	c	23,730,148
Accumulated depletion, depreciation, and amortization	(8,477,647)	(5,662,767)	5,662,767	c	(8,477,647)
Unproved oil and gas properties, net of valuation allowance	592,493	317,469	198,220	c	1,108,182
Wells in progress	424,891	374,815	—		799,706
Other property and equipment, net of accumulated depreciation	71,669	55,352	—		127,021
Total property and equipment, net	8,264,913	14,008,732	(4,986,235)		17,287,410
Noncurrent assets:
Derivative assets	4,677	2,350	—		7,027
Other noncurrent assets	186,952	155,454	(16,022)	c	326,384
Total noncurrent assets	191,629	157,804	(16,022)		333,411
Total assets	$9,089,500	$15,111,498	$(5,372,407)		$18,828,591
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$674,157	$1,559,771	$16,146	b, d	$2,250,074
Senior Notes, net	418,593	—	—		418,593
Derivative liabilities	9,888	17,412	—		27,300
Other current liabilities	32,688	117,535	—		150,223
Total current liabilities	1,135,326	1,694,718	16,146		2,846,190
Noncurrent liabilities:
Revolving credit facility	—	350,000	(216,435)	e	133,565
Senior Notes, net	2,294,118	4,788,545	267,357	c	7,350,020
Asset retirement obligations	150,127	364,699	—		514,826
Net deferred tax liabilities	690,446	955,102	(1,141,848)	f	503,700
Derivative liabilities	4,852	8,184	—		13,036
Other noncurrent liabilities	101,544	264,570	—		366,114
Total noncurrent liabilities	3,241,087	6,731,100	(1,090,926)		8,881,261
Commitments and contingencies
Stockholders’ equity:
Common stock	1,146	4,919	(3,675)	g	2,390
Additional paid-in capital	1,507,875	4,639,356	(2,171,041)	g	3,976,190
Retained earnings	3,205,190	2,041,405	(2,122,911)	g	3,123,684
Accumulated other comprehensive loss	(1,124)	—	—		(1,124)
Total stockholders’ equity	4,713,087	6,685,680	(4,297,627)		7,101,140
Total liabilities and stockholders’ equity	$9,089,500	$15,111,498	$(5,372,407)		$18,828,591

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025
SM Energy Company
Unaudited Pro Forma Condensed Combined Statements of Operations
Nine Months Ended September 30, 2025
(In thousands, except per share data)
	SM Energy	Civitas As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating revenues and other income:
Oil, gas, and NGL production revenue	$2,435,705	$3,406,152	$—		$5,841,857
Other operating income	13,373	13,052	—		26,425
Total operating revenues and other income	2,449,078	3,419,204	—		5,868,282
Operating expenses:
Oil, gas, and NGL production expense	678,117	1,031,118	—		1,709,235
Depletion, depreciation, and amortization	888,262	1,443,341	(552,928)	h	1,778,675
Exploration	38,650	6,751	—		45,401
General and administrative	120,753	161,901	—		282,654
Transaction costs	—	8,024	—		8,024
Net derivative gain	(106,571)	(234,860)	—		(341,431)
Other operating expense, net	12,189	8,964	—		21,153
Total operating expenses	1,631,400	2,425,239	(552,928)		3,503,711
Income from operations	817,678	993,965	552,928		2,364,571
Interest expense	(129,871)	(340,862)	114,619	l	(356,114)
Interest income	1,123	4,814	—		5,937
Other non-operating expense, net	(134)	(14,670)	—		(14,804)
Income before income taxes	688,796	643,247	667,547		1,999,590
Income tax expense	(149,774)	(155,865)	(152,868)	m	(458,507)
Net income	$539,022	$487,382	$514,679		$1,541,083
Basic weighted-average common shares outstanding	114,592	91,644			238,947	n
Diluted weighted-average common shares outstanding	114,990	91,763			240,640	n
Basic net income per common share	$4.70	$5.32			$6.45	n
Diluted net income per common share	$4.69	$5.31			$6.40	n

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2024
SM Energy Company
Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2024
(In thousands, except per share data)
	SM Energy	Civitas As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating revenues and other income:
Oil, gas, and NGL production revenue	$2,671,285	$5,202,408	$—		$7,873,693
Other operating income, net	18,974	2,655	—		21,629
Total operating revenues and other income	2,690,259	5,205,063	—		7,895,322
Operating expenses:
Oil, gas, and NGL production expense	636,971	1,380,941	—		2,017,912
Depletion, depreciation, and amortization	809,305	2,056,427	(766,561)	h	2,099,171
Exploration	64,121	14,322	—		78,443
General and administrative	138,344	226,965	55,201	i, j	420,510
Transaction costs	—	31,419	26,357	k	57,776
Net derivative gain	(49,958)	(37,490)	—		(87,448)
Other operating expense, net	15,781	17,330	—		33,111
Total operating expenses	1,614,564	3,689,914	(685,003)		4,619,475
Income from operations	1,075,695	1,515,149	685,003		3,275,847
Interest expense	(140,659)	(456,303)	153,952	l	(443,010)
Interest income	31,903	11,058	—		42,961
Loss on extinguishment of debt	(483)	—	—		(483)
Other non-operating (expense) income, net	(233)	12,791	—		12,558
Income before income taxes	966,223	1,082,695	838,955		2,887,873
Income tax expense	(195,930)	(243,972)	(192,121)	m	(632,023)
Net income	$770,293	$838,723	$646,834		2,255,850
Basic weighted-average common shares outstanding	114,757	98,865			239,112	n
Diluted weighted-average common shares outstanding	115,533	99,176			240,805	n
Basic net income per common share	$6.71	$8.48			$9.43	n
Diluted net income per common share	$6.67	$8.46			$9.37	n

SM Energy Company
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.
Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”), as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth below. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the Mergers as if they had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, give effect to the Mergers as if they had occurred on January 1, 2024. The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of SM Energy and Civitas. Article 11 permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management Adjustments”). The Company has elected not to present Management Adjustments.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025, gives effect to the Mergers as if they had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, give effect to the Mergers as if they had occurred on January 1, 2024.
The historical financial information of SM Energy and Civitas has been derived from their respective historical consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of SM Energy and Civitas and reflect only those adjustments that are directly attributable to the Mergers (“Transaction Accounting Adjustments”). No adjustments for potential synergies, integration activities, or other Management Adjustments have been included.
2.
Accounting for the Mergers with Civitas

Preliminary Purchase Price Consideration
Under the terms of the Merger Agreement, each share of Civitas common stock issued and outstanding immediately prior to the First Effective Time (other than shares held in treasury, or owned directly or indirectly by SM Energy or Merger Sub) will be automatically converted into the right to receive 1.45 shares of SM Energy common stock, with cash paid in lieu of fractional shares in accordance with the terms of the Merger Agreement. The fair value of the purchase consideration is determined using the number of shares of Civitas common stock outstanding at the Closing Date and the closing price of SM Energy common stock price on December 1, 2025, serving as a proxy for the market price of shares of SM Energy common stock on the Closing Date. In addition, the fair value of replacement equity awards attributable to pre-combination service is included in the total purchase price consideration.
The following table presents the calculation of preliminary purchase price consideration:
(In thousands, except share and per share amounts)	Purchase Price Consideration
Total shares of Civitas common stock outstanding as of the Mergers(1)	85,303,179
Exchange Ratio as defined in the Merger Agreement	1.45
Number of shares of SM Energy common stock to be issued	123,689,610
SM Energy share price(2)	$19.70
Preliminary purchase price consideration for Civitas’ stock outstanding	$2,436,685
Fair value of replacement shares for Civitas’ stock-based compensation awards attributable to pre-combination service	27,490

(In thousands, except share and per share amounts)	Purchase Price Consideration
Cash paid to settle the Civitas credit facility less Civitas unrestricted cash balance(3)	295,816
Retention bonuses to be paid to Civitas employees on the Closing Date(4)	25,000
Total preliminary purchase price consideration	$2,784,991

(1)
Represents shares of Civitas common stock outstanding as of the filing date of Civitas’ Form 10-Q on November 6, 2025.

(2)
The closing price of SM Energy common stock on December 1, 2025 is used as a proxy for the market price of shares of SM Energy common stock on the Closing Date.

(3)
Represents the outstanding Civitas credit facility of approximately $350.0 million plus accrued interest of $1.8 million, net of $56.0 million Civitas unrestricted cash as of September 30, 2025.

(4)
Represents retention bonuses to be paid to Civitas employees on the Closing Date. These amounts are based on agreements intended to ensure continuity of key personnel through the transaction. The amount disclosed reflects the maximum potential payout under the Merger Agreement; actual payments may vary depending on employee eligibility and retention conditions at Closing Date.

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which will reflect the actual number of shares of Civitas common stock outstanding, the final Exchange Ratio (if adjusted for any stock splits or similar events), the closing price of SM Energy common stock on the Closing Date and the value of replacement equity awards attributable to pre-combination service. The Civitas credit facility will fluctuate until the Closing Date based on internal cash flows generated from the business. The Civitas credit facility must be paid off in connection with the Mergers. These factors may result in a material difference from the preliminary purchase price consideration calculated above.
Sensitivity Analysis
The following table presents the impact on total purchase price of a hypothetical 20% increase or decrease in the SM Energy stock price, holding all other assumptions constant:
(In thousands)	Purchase Price Consideration
SM Energy share price as presented ($19.70)	$2,784,991
20% increase in SM Energy share price ($23.64)	$3,277,826
20% decrease in SM Energy share price ($15.76)	$2,292,156
Preliminary Purchase Price Allocation
The allocation of the consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired and liabilities assumed. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Since the Pro Forma Financial Information has been prepared based on preliminary estimates of fair values attributable to the Mergers, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented.
The preliminary purchase price allocation is subject to change due to several factors, including changes in the estimated fair value of Civitas’ identifiable assets acquired and liabilities assumed (such as identifiable intangible assets and liabilities and the measurement of deferred tax assets and liabilities), third-party appraisals and other potential adjustments.

The following table presents the preliminary allocation of the purchase price consideration:
(In thousands)	Carrying Value	Fair Value	Purchase Price Allocation Adjustment
Assets acquired
Cash and cash equivalents	$56,006	$—	$(56,006)
Accounts receivable	635,827	635,827	—
Derivative assets	168,685	168,685	—
Prepaid expenses and other	84,444	75,705	(8,739)
Proved oil and gas properties	18,923,863	8,076,641	(10,847,222)
Accumulated depletion, depreciation, and amortization	(5,662,767)	—	5,662,767
Unproved oil and gas properties	317,469	515,689	198,220
Wells in progress	374,815	374,815	—
Other property and equipment	55,352	55,352	—
Derivative assets – noncurrent	2,350	2,350	—
Other noncurrent assets	155,454	139,432	(16,022)
Total assets acquired	$15,111,498	$10,044,496	$(5,067,002)
Liabilities assumed
Accounts payable and accrued expenses	$1,559,771	$1,617,949	$58,178
Derivative liabilities	17,412	17,412	—
Other current liabilities	117,535	117,535	—
Revolving credit facility	350,000	—	(350,000)
Senior Notes, net – noncurrent	4,788,545	5,055,902	267,357
Asset retirement obligations	364,699	364,699	—
Net deferred tax liabilities(1)	955,102	(186,746)	(1,141,848)
Derivative liabilities – noncurrent	8,184	8,184	—
Other noncurrent liabilities	264,570	264,570	—
Total liabilities assumed	$8,425,818	$7,259,505	$(1,166,313)
Total preliminary purchase consideration		$2,784,991

(1)
Reflects a deferred tax asset using a combined, blended tax rate of 22.9% due to the enacted tax rates expected to be in effect in future periods when the temporary differences are expected to reverse. The deferred tax asset is presented as a negative net deferred tax liability since the combined company has an overall net deferred tax liability position.

3.
Transaction Accounting Adjustments

Explanations of the adjustments to the unaudited condensed combined pro forma financial statements are as follows:
Unaudited Pro Forma Condensed Combined Balance Sheet
(a)
Represents cash paid to settle the Civitas credit facility using the Civitas unrestricted cash balance of $56.0 million and the SM Energy unrestricted cash balance of $162.3 million.

(b)
Represents the net down adjustment of Civitas’ accounts receivable and corresponding royalty payables to align with SM Energy’s policy of reporting revenue accruals and associated payables on a net basis.

(c)
Represents the preliminary fair value adjustments to Civitas’ property and equipment, senior notes and write-off of the deferred financing costs of the Civitas credit facility in connection with the application of ASC 805 to reflect the preliminary allocation of the purchase price consideration. See Note 2 — Accounting for the Mergers with Civitas for further details.

(d)
Represents accruals for the following which are expected to be incurred by SM Energy subsequent to September 30, 2025.

(In thousands)	As of September 30, 2025
Accrual for estimated transaction-related costs	$26,357
Accrual for directors’ and officers’ (“D&O”) insurance coverage	2,220
Accrual for estimated severance payable to certain Civitas officers who are expected to be terminated following the Mergers	21,405
Accrual for estimated retention bonuses payable to Civitas employees(1)	50,000
Accrual for equity issuance costs	1,140
Net down of Civitas’ royalty payables to align with SM Energy’s accounting policy described in tickmark (b)	(143,154)
Accrual for success fees associated with closing the transaction included in purchase price allocation	60,000
Cash paid to settle accrued interest and unpaid interest relating to the Civitas credit facility included in purchase price allocation	(1,822)
Total adjustments made to Accounts payable and accrued expenses	$16,146

(1)
Represents $25.0 million of retention bonuses without any future service requirements to be paid to Civitas employees on the Closing Date, and $25.0 million of estimated retention bonuses payable to Civitas employees after the Closing Date.

(e)
Represents the drawdown of $133.6 million on the SM Energy revolving credit facility in partial payment of the Civitas credit facility of $350.0 million. The remainder of the balance was paid with cash on hand.

(f)
Represents the adjustment to deferred income taxes to record the acquisition of a net deferred tax asset. This is primarily the result of the purchase price allocated to the acquired oil and gas properties which were written down. The Company will need to perform further valuation allowance analysis along with Sections 382 and 383 analysis to ensure the combined company will have sufficient taxable income to utilize all deferred tax assets. The deferred tax adjustment assumes a forecasted blended statutory rate of 22.9%. Since the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Mergers.

(g)
Represents the issuance of SM Energy common stock to Civitas’ stockholders as consideration for the First Merger including the stock-based compensation value of pre-combination service awards. Values are measured at SM Energy’s closing share price as of December 1, 2025. The amount is offset by Civitas’ historical equity balances, including common stock, additional paid-in capital, retained earnings and the following discrete adjustments.

(In thousands)	Removal of Civitas Historical Equity(1)	Equity Consideration Issued for the Mergers(2)	Equity Issuance Cost	Severance (Equity Component)(3)	Retained Earnings Adjustment(4)	Total Pro Forma Adjustment
Common stock	$(4,919)	$1,237	$—	$7	$—	$(3,675)
Additional paid-in capital	(4,639,356)	2,462,938	(1,140)	6,517	—	(2,171,041)
Retained earnings	(2,041,405)	—	—	(6,524)	(74,982)	(2,122,911)
Total adjustments to Stockholders’ equity	$(6,685,680)	$2,464,175	$(1,140)	$—	$(74,982)	$(4,297,627)

(1)
To remove the historical equity of Civitas as a result of the Mergers.

(2)
To recognize the fair value of the equity consideration paid by SM Energy for the First Merger. See Note 2 — Accounting for the Mergers with Civitas for the components of the purchase price consideration.

(3)
Reflects the accelerated stock awards of certain Civitas officers due to double-trigger severance provisions. The amount is reflected as an increase in Common stock and Additional paid-in capital for the vested awards with an offsetting expense to Retained earnings.

(4)
Represents sum of estimated transaction costs, D&O insurance and estimated cash-based severance costs for Civitas executives and estimated retention bonuses payable to Civitas employees.

Unaudited Pro Forma Condensed Combined Statements of Operations
(h)
Represents the adjustment to depreciation, depletion and amortization expense related to the assets acquired in the Mergers which is based on the preliminary purchase price allocation. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on revised depletion rates calculated using the acquisition costs and the reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the Mergers was $9.81 per barrel of oil equivalent. In addition, depreciation expense related to Other property, plant and equipment has been adjusted to reflect the preliminary fair value assigned to these assets and their estimated useful lives. All amounts are preliminary and subject to change upon finalization of the purchase price allocation and completion of valuation studies. See Note 2 — Accounting for the Mergers with Civitas for accounting treatment and preliminary purchase price allocation.

(i)
Represents the expensing of the premium of the D&O insurance of $2.2 million to be purchased on the Closing Date as stipulated in the Merger Agreement.

(j)
Represents $28.0 million of estimated severance costs payable to certain Civitas officers who are expected to be terminated following the Mergers and $25.0 million of estimated retention bonuses payable to Civitas employees after the Closing Date. These costs are preliminary estimates; the final amounts and the resulting effect on SM Energy’s results of operations may differ significantly. These costs are nonrecurring and will not affect SM Energy’s statement of operations beyond twelve months after the Closing Date.

(k)
Represents $26.4 million of estimated transaction-related costs including legal, advisory and other deal-related expenses expected to be incurred by SM Energy subsequent to September 30, 2025. These transaction costs are preliminary estimates; the final amounts and the resulting effect on SM Energy’s results of operations may differ significantly. These costs are nonrecurring and will not affect SM Energy’s statement of operations beyond twelve months after the Closing Date.

(l)
Represents the net increase to interest expense resulting from the following:

(In thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Elimination of interest expense on Civitas’ credit facility	$50,420	$64,500
Adjustment to align Civitas and SM Energy capitalized interest policies	33,842	50,459
Amortization of the premium related to the Civitas senior notes as a result of fair value adjustments	29,401	38,495
Removal of historical amortization of deferred financing costs on Civitas’ credit facility	6,456	7,832
Reduction of interest expense due to lower commitment fees on the unused SM Energy revolving credit facility borrowing capacity	380	506
Incremental interest expense for borrowings on the SM Energy revolving credit facility	(5,880)	(7,840)
Total adjustments to Interest expense	$114,619	$153,952

A 0.125% change in the variable interest rate on the SM Energy revolving credit facility would increase or decrease interest expense presented in the unaudited pro forma condensed combined statements of operations for the period ended September 30, 2025 and year ended December 31, 2024 by $0.1 million and $0.2 million, respectively.
(m)
Represents the estimated income tax impact of the pro forma adjustments from the Mergers at the estimated blended federal and state statutory rate of approximately 22.9% for the nine months ended September 30, 2025. Since the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Mergers.

(n)
Represents the calculation of the weighted average shares outstanding and earnings per share included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024. Because the unaudited pro forma condensed combined statement of operations give effect to the Mergers as if they had occurred on January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable pursuant to the First Merger have been outstanding for the entire year.

(In thousands, except per share data)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Pro forma net income	$1,541,083	$2,255,850
Basic shares:
Shares of SM Energy common stock outstanding	114,592	114,757
Shares of SM Energy common stock issued in exchange for shares of Civitas common stock as part of consideration transferred	123,690	123,690
Shares issued attributable to accelerated vesting of Civitas’ restricted stock units (“RSU”) and performance stock units (“PSU”) for executives subject to double-trigger severance provisions	665	665
Pro forma weighted average common shares outstanding, basic	238,947	239,112
Diluted shares:
Pro forma weighted average shares outstanding, basic	238,947	239,112
Dilutive effect of shares convertible from RSU and PSU unvested equity awards	1,693	1,693
Pro forma weighted average common shares outstanding, diluted	240,640	240,805
Earnings attributable to SM Energy per share, basic	$6.45	$9.43
Earnings attributable to SM Energy per share, diluted	$6.40	$9.37

4.
Reclassifications

Certain reclassifications have been made in the historical presentation of Civitas’ financial statements to conform to SM Energy’s historical presentation.

Balance Sheet Reclassifications — As of September 30, 2025
The table below summarizes reclassifications made to Civitas’ historical balance sheet to conform to the SM Energy presentation as of September 30, 2025:
As of September 30, 2025 (In thousands)
Civitas Presentation	Civitas Historical	Reclassification Adjustments		Civitas as Adjusted	SM Energy Presentation
ASSETS					ASSETS
Current assets:					Current assets:
Cash and cash equivalents	$56,006	$—		$56,006	Cash and cash equivalents
Accounts receivable, net:	—	635,827	i	635,827	Accounts receivable
Crude oil, natural gas, and NGL sales	523,299	(523,299)	i	—
Joint interest and other	112,528	(112,528)	i	—
Derivative assets	168,685	—		168,685	Derivative assets
Prepaid expenses and other	84,444	—		84,444	Prepaid expenses and other
Total current assets	944,962	—		944,962	Total current assets
Property and equipment (successful efforts method):					Property and equipment (successful efforts method):
Proved properties	18,923,863	—		18,923,863	Proved oil and gas properties
Less: accumulated depreciation, depletion, and amortization	(5,662,767)	—		(5,662,767)	Accumulated depletion, depreciation, and amortization
Total proved properties, net	13,261,096	—		13,261,096
Unproved properties	317,469	—		317,469	Unproved oil and gas properties, net of valuation allowance
Wells in progress	374,815	—		374,815	Wells in progress
Other property and equipment, net of accumulated depreciation	55,352	—		55,352	Other property and equipment, net of accumulated depreciation
Total property and equipment, net	14,008,732	—		14,008,732	Total property and equipment, net
					Noncurrent assets:
Derivative assets	2,350	—		2,350	Derivative assets
Other noncurrent assets	155,454	—		155,454	Other noncurrent assets
	157,804	—		157,804	Total noncurrent assets
Total assets	$15,111,498	$—		$15,111,498	Total assets
LIABILITIES AND STOCKHOLDERS’ EQUITY					LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:					Current liabilities:
Accounts payable and accrued expenses	$622,785	$936,986	ii	$1,559,771	Accounts payable and accrued expenses
Derivative liability	17,412	—		17,412	Derivative liabilities
Other liabilities	117,535	—		117,535	Other current liabilities
Severance and ad valorem taxes payable	290,618	(290,618)	ii	—
Crude oil, natural gas, and NGL revenue distribution payable	646,368	(646,368)	ii	—
Total current liabilities	1,694,718	—		1,694,718	Total current liabilities
Long-term liabilities:					Noncurrent liabilities:
Debt, net	5,138,545	(5,138,545)	iii	—
	—	350,000	iii	350,000	Revolving credit facility
	—	4,788,545	iii	4,788,545	Senior Notes, net

As of September 30, 2025 (In thousands)
Civitas Presentation	Civitas Historical	Reclassification Adjustments		Civitas as Adjusted	SM Energy Presentation
Asset retirement obligations	364,699	—		364,699	Asset retirement obligations
Deferred income tax liabilities, net	955,102	—		955,102	Net deferred tax liabilities
Derivative liability	8,184	—		8,184	Derivative liabilities
Other long-term liabilities	115,354	149,216	ii	264,570	Other noncurrent liabilities
Ad valorem taxes	149,216	(149,216)	ii	—
	6,731,100	—		6,731,100	Total noncurrent liabilities
Total Liabilities	8,425,818	—		8,425,818
Commitments and contingencies					Commitments and contingencies
Stockholders’ equity:					Stockholders’ equity:
Common stock	4,919	—		4,919	Common stock
Additional paid-in capital	4,639,356	—		4,639,356	Additional paid-in capital
Retained earnings	2,041,405	—		2,041,405	Retained earnings
Total stockholders’ equity	6,685,680	—		6,685,680	Total stockholders’ equity
Total liabilities and stockholders’ equity	$15,111,498	$—		$15,111,498	Total liabilities and stockholders’ equity

(i)
Represents the reclassification of “Crude oil, natural gas, and NGL sales” and “Joint interest and other” within the “Accounts Receivable, net” subsection on Civitas’ historical balance sheet to “Accounts receivable” to conform to the Company’s balance sheet presentation.

(ii)
Represents the reclassification of “Severance and ad valorem taxes payable”, “Crude oil, natural gas, and NGL revenue distribution payable” and “Ad valorem taxes” on Civitas’ historical balance sheet into “Accounts payable and accrued expenses” and “Other noncurrent liabilities” to conform to the Company’s balance sheet presentation.

(iii)
Represents the reclassification of “Debt, net” on Civitas’ historical balance sheet into “Senior Notes, net” and “Revolving credit facility” to conform to the Company’s balance sheet presentation.

Statement of Operations Reclassifications — Nine Months Ended September 30, 2025
The table below summarizes reclassifications made to Civitas’ historical statement of operations to conform to the SM Energy presentation for the nine months ended September 30, 2025:
Nine Months Ended September 30, 2025 (In thousands)
Civitas Presentation	Civitas Historical	Reclassification Adjustments		Civitas as Adjusted	SM Energy Presentation
Operating net revenues:					Operating revenues and other income:
Crude oil, natural gas, and NGL sales	$3,406,152	$—		$3,406,152	Oil, gas, and NGL production revenue
Other operating income	12,370	682	i	13,052	Other operating income
Total operating net revenues	3,418,522	682		3,419,204	Total operating revenues and other income
Operating expenses:					Operating expenses:
	—	1,031,118	ii	1,031,118	Oil, gas, and NGL production expense
Lease operating expense	490,610	(490,610)	ii	—
Midstream operating expense	37,844	(37,844)	ii	—
Gathering, transportation, and processing	257,893	(257,893)	ii	—

Nine Months Ended September 30, 2025 (In thousands)
Civitas Presentation	Civitas Historical	Reclassification Adjustments		Civitas as Adjusted	SM Energy Presentation
Severance and ad valorem taxes	244,771	(244,771)	ii	—
Depreciation, depletion, and amortization	1,443,341	—		1,443,341	Depletion, depreciation, and amortization
Exploration	6,751	—		6,751	Exploration
General and administrative expense	161,901	—		161,901	General and administrative
Transaction costs	8,024	—		8,024	Transaction costs
	—	(234,860)	iii	(234,860)	Net derivative gain
Other operating expense	8,964	—		8,964	Other operating expense, net
Total operating expenses	2,660,099	(234,860)		2,425,239	Total operating expenses
					Income from operations
Other income (expense):
Derivative gain, net	234,860	(234,860)	iii	—
Interest expense	(340,862)	—		(340,862)	Interest expense
	—	4,814	iv	4,814	Interest income
Other, net	(9,174)	9,174	i, iv, v	—
		(14,670)	v	(14,670)	Other non-operating expense, net
Income from operations before income taxes	643,247	—		643,247	Income before income taxes
Income tax expense	(155,865)	—		(155,865)	Income tax expense
Net income	$487,382	$—		$487,382	Net income

(i)
Represents the reclassification of miscellaneous income balances including gain on divestitures contained in “Other, net” on Civitas’ historical statement of operations into “Other operating income” to conform to the Company’s statement of operations presentation.

(ii)
Represents the reclassification of “Lease operating expense”, “Midstream operating expense”, “Gathering, transportation, and processing” and “Severance and ad valorem taxes” on Civitas’ historical statement of operations into “Oil, gas, and NGL production expense” to conform to the Company’s statement of operations presentation.

(iii)
Represents the reclassification of “Derivative gain, net” on Civitas’ historical statement of operations into “Net derivative gain” to conform to the Company’s statement of operations presentation.

(iv)
Represents the reclassification of interest income contained in “Other, net” on Civitas’ historical statement of operations into “Interest income” to conform to the Company’s statement of operations presentation.

(v)
Represents the reclassification of other miscellaneous expenses contained in “Other, net” on Civitas’ historical statement of operations into “Other non-operating expense, net” to conform to the Company’s statement of operations presentation.

Statement of Operations Reclassifications — Year Ended December 31, 2024
The table below summarizes reclassifications made to Civitas’ historical statement of operations to conform to the SM Energy presentation for the year ended December 31, 2024:
Year Ended December 31, 2024 (In thousands)
Civitas Presentation	Civitas Historical	Reclassification Adjustments		Civitas as Adjusted	SM Energy Presentation
Operating net revenues:					Operating revenues and other income:
Crude oil, natural gas, and NGL sales	$5,202,408	$—		$5,202,408	Oil, gas, and NGL production revenue
Other operating income	4,400	(1,745)	i	2,655	Other operating income, net
Total operating net revenues	5,206,808	(1,745)		5,205,063	Total operating revenues and other income
Operating expenses:					Operating expenses:
	—	1,380,941	ii	1,380,941	Oil, gas, and NGL production expense
Lease operating expense	577,837	(577,837)	ii	—
Midstream operating expense	48,038	(48,038)	ii	—
Gathering, transportation, and processing	377,678	(377,678)	ii	—
Severance and ad valorem taxes	377,388	(377,388)	ii	—
Depreciation, depletion, and amortization	2,056,427	—		2,056,427	Depletion, depreciation, and amortization
Exploration	14,322	—		14,322	Exploration
General and administrative expense	226,965	—		226,965	General and administrative
Transaction costs	31,419	—		31,419	Transaction costs
	—	(37,490)	iii	(37,490)	Net derivative gain
Other operating expense	17,330	—		17,330	Other operating expense, net
Total operating expenses	3,727,404	(37,490)		3,689,914	Total operating expenses
					Income from operations
Other income (expense):
Derivative gain, net	37,490	(37,490)	iii	—
Interest expense	(456,303)	—		(456,303)	Interest expense
	—	11,058	iv	11,058	Interest income
Loss on property transactions, net	(2,566)	2,566	i	—
Other income	24,670	(24,670)	i, iv, v	—
	—	12,791	v	12,791	Other non-operating (expense) income, net
Income from operations before income taxes	1,082,695	—		1,082,695	Income before income taxes
Income tax expense	(243,972)	—		(243,972)	Income tax expense
Net income	$838,723	$—		$838,723	Net income

(i)
Represents the reclassification of miscellaneous income balances contained in “Other income” and “Loss on property transactions, net” on Civitas’ historical statement of operations into “Other operating income, net” to conform to the Company’s statement of operations presentation.

(ii)
Represents the reclassification of “Lease operating expense”, “Midstream operating expense”, “Gathering, transportation, and processing” and “Severance and ad valorem taxes” on Civitas’ historical statement of operations into “Oil, gas, and NGL production expense” to conform to the Company’s statement of operations presentation.

(iii)
Represents the reclassification of “Derivative gain, net” on Civitas’ historical statement of operations into “Net derivative gain” to conform to the Company’s statement of operations presentation.

(iv)
Represents the reclassification of interest income contained in “Other income” on Civitas’ historical statement of operations into “Interest income” to conform to the Company’s statement of operations presentation.

(v)
Represents the reclassification of other miscellaneous expenses contained in “Other income” on Civitas’ historical statement of operations into “Other non-operating (expense) income, net” to conform to the Company’s statement of operations presentation.

5.
Supplemental Unaudited Pro Forma Combined Additional Information

Pro Forma Oil and Gas Reserves
The tables below present the following historical and preliminary pro forma combined information:
•
net proved developed and undeveloped oil and gas reserves as of December 31, 2024;

•
a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2024;

•
future net cash flows relating to proved oil and gas reserves based on the standardized measure of discounted future net cash flows (“standardized measure of discounted future net cash flows”) as of December 31, 2024; and

•
a summary of changes to the standardized measure of discounted future net cash flows during the year ended December 31, 2024.

The historical information is based on each of SM Energy’s and Civitas’ consolidated financial statements as of and for the year ended December 31, 2024. The reserve estimates and standardized measure of discounted future net cash flows have been prepared in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure. An explanation of the underlying methodology applied, as required by SEC regulations, can be found within the notes to the aforementioned consolidated financial statements of each of SM Energy and Civitas. The proved undeveloped reserves estimates of Civitas were based on Civitas’ development plans and reserve estimation methodologies. SM Energy will develop such proved undeveloped reserves in accordance with its own development plan and, in the future, will estimate proved undeveloped reserves in accordance with its own methodologies, therefore, the estimates presented herein for Civitas may not be representative of SM Energy’s future proved reserve estimates with respect to these properties or the reserve estimates SM Energy would have reported if it had owned such properties as of December 31, 2024.
The pro forma reserve information gives effect to the Mergers as if they had occurred on January 1, 2024. The pro forma reserve information is not necessarily indicative of the results that might have occurred had the Mergers occurred on January 1, 2024, and is not intended to be a projection of future results.
All of SM Energy’s and Civitas’ estimated net proved reserves are located in the United States.
	Oil (MMBbl)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Total net proved reserves:
As of December 31, 2023	230.1	272.8	502.9
Revision of previous estimates(1)(2)	3.5	(7.0)	(3.5)
Discoveries and extensions(3)	7.2	51.3	58.5
Sales of reserves(4)	(0.7)	(9.7)	(10.4)

	Oil (MMBbl)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Purchase of minerals in place(5)	85.3	56.0	141.3
Production	(29.3)	(58.0)	(87.3)
As of December 31, 2024	296.0	305.4	601.4
Net proved developed reserves as of:
December 31, 2023	118.5	199.6	318.1
December 31, 2024	160.3	235.6	395.9
Net proved undeveloped reserves as of:
December 31, 2023	111.6	73.2	184.8
December 31, 2024	135.7	69.7	205.4

Note: Amounts may not calculate due to rounding.
(1)
(9.9) MMBbl historically presented as “Removed from capital program” by Civitas has been included in this line item to conform with SM Energy’s presentation.

Certain Civitas line items were historically presented using different naming conventions than those used by SM Energy.
For consistency, the following Civitas captions have been conformed to SM Energy’s presentation:
(2)
Revisions to previous estimates

(3)
Extensions, discoveries and other additions

(4)
Divestiture of reserves

(5)
Acquisition of reserves

	Gas (Bcf)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Total net proved reserves:
As of December 31, 2023	1,532.0	1,320.3	2,852.3
Revision of previous estimates(1)(2)	30.7	(30.0)	0.7
Discoveries and extensions(3)	19.4	155.5	174.9
Sales of reserves(4)	(3.3)	(41.8)	(45.1)
Purchase of minerals in place(5)	107.3	354.4	461.7
Production	(137.0)	(218.9)	(355.9)
As of December 31, 2024	1,549.1	1,539.5	3,088.6
Net proved developed reserves as of:
December 31, 2023	948.5	1,077.2	2,025.7
December 31, 2024	1,031.3	1,323.9	2,355.2
Net proved undeveloped reserves as of:
December 31, 2023	583.5	243.1	826.6
December 31, 2024	517.8	215.7	733.5

Note: Amounts may not calculate due to rounding.
(1)
(40.7) Bcf historically presented as “Removed from capital program” by Civitas has been included in this line item to conform with SM Energy’s presentation.

Certain Civitas line items were historically presented using different naming conventions than those used by SM Energy.
For consistency, the following Civitas captions have been conformed to SM Energy’s presentation:
(2)
Revisions to previous estimates

(3)
Extensions, discoveries and other additions

(4)
Divestiture of reserves

(5)
Acquisition of reserves

	NGLs (MMBbl)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Total net proved reserves:
As of December 31, 2023	119.5	204.9	324.4
Revision of previous estimates(1)(2)	14.1	(20.2)	(6.1)
Discoveries and extensions(3)	0.7	24.7	25.4
Sales of reserves(4)	—	(6.3)	(6.3)
Purchase of minerals in place(5)	—	64.3	64.3
Production	(10.2)	(31.6)	(41.8)
As of December 31, 2024	124.1	235.8	359.9
Net proved developed reserves as of:
December 31, 2023	64.7	162.1	226.8
December 31, 2024	71.8	203.2	275.0
Net proved undeveloped reserves as of:
December 31, 2023	54.8	42.8	97.6
December 31, 2024	52.4	32.6	85.0

Note: Amounts may not calculate due to rounding.
(1)
(7.4) MMBbl historically presented as “Removed from capital program” by Civitas has been included in this line item to conform with SM Energy’s presentation.

Certain Civitas line items were historically presented using different naming conventions than those used by SM Energy.
For consistency, the following Civitas captions have been conformed to SM Energy’s presentation:
(2)
Revisions to previous estimates

(3)
Extensions, discoveries and other additions

(4)
Divestiture of reserves

(5)
Acquisition of reserves

	Total (MMBOE)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Total net proved reserves:
As of December 31, 2023	604.9	697.8	1,302.7
Revision of previous estimates(1)(2)	22.7	(32.2)	(9.5)
Discoveries and extensions(3)	11.1	101.8	112.9
Sales of reserves(4)	(1.2)	(22.9)	(24.1)

	Total (MMBOE)
	Historical
	SM Energy	Civitas	Pro Forma Combined
Purchase of minerals in place(5)	103.2	179.3	282.5
Production	(62.4)	(126.1)	(188.5)
As of December 31, 2024	678.3	797.7	1,476.0
Net proved developed reserves as of:
December 31, 2023	341.2	541.2	882.4
December 31, 2024	404.0	659.5	1,063.5
Net proved undeveloped reserves as of:
December 31, 2023	263.6	156.6	420.2
December 31, 2024	274.3	138.3	412.6

Note: Amounts may not calculate due to rounding.
(1)
(24.1) MMBOE historically presented as “Removed from capital program” by Civitas has been included in this line item to conform with SM Energy’s presentation.

Certain Civitas line items were historically presented using different naming conventions than those used by SM Energy.
For consistency, the following Civitas captions have been conformed to SM Energy’s presentation:
(2)
Revisions to previous estimates

(3)
Extensions, discoveries and other additions

(4)
Divestiture of reserves

(5)
Acquisition of reserves

Pro Forma Standardized Measure of Discounted Future Net Cash Flows
The historical and preliminary pro forma combined future net cash flows relating to proved oil and gas reserves based on the standardized measure of discounted future net cash flows as of December 31, 2024, are as follows:
	As of December 31, 2024
	Historical
(In thousands)	SM Energy	Civitas	Pro Forma Combined
Future cash inflows	$27,798,245	$28,250,810	$56,049,055
Future production costs	(10,480,264)	(12,006,734)	(22,486,998)
Future development costs	(3,235,254)	(2,491,009)	(5,726,263)
Future income taxes	(1,796,305)	(1,243,949)	(3,040,254)
Future net cash flows	12,286,422	12,509,118	24,795,540
10 percent annual discount	(5,018,512)	(4,193,705)	(9,212,217)
Standardized measure of discounted future net cash flows	$7,267,910	$8,315,413	$15,583,323
The historical and preliminary pro forma combined principal sources of changes in the standardized measure of discounted future net cash flows during the year ended December 31, 2024, are as follows:

	As of December 31, 2024
(In thousands)	SM Energy Historical	Civitas Historical	Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of year	$6,280,149	$8,269,279	$14,549,428
Sales of oil, gas, and NGLs produced, net of production costs(1)	(2,034,314)	(3,807,145)	(5,841,459)
Net changes in prices and production costs	(922,271)	(1,638,518)	(2,560,789)
Extensions and discoveries, net of related costs(2)	183,024	1,415,760	1,598,784
Sales of reserves in place(3)	(13,769)	(257,413)	(271,182)
Purchase of reserves in place(4)	1,654,555	2,342,362	3,996,917
Previously estimated development costs incurred during the period(5)	1,022,451	810,591	1,833,042
Changes in estimated future development costs(6)	58,531	39,668	98,199
Revisions of previous quantity estimates	466,777	(225,151)	241,626
Accretion of discount	737,650	1,172,236	1,909,886
Net change in income taxes	8,531	210,815	219,346
Changes in timing and other(7)	(173,404)	(17,071)	(190,475)
Standardized measure of discounted future net cash flows, end of year	$7,267,910	$8,315,413	$15,583,323

Note: Amounts may not calculate due to rounding.
Certain Civitas line items were historically presented using different naming conventions than those used by SM Energy.
For consistency, the following Civitas captions have been conformed to SM Energy’s presentation:
(1)
Crude oil, natural gas, and NGL sales, net of production costs

(2)
Net changes in extensions, discoveries and other additions

(3)
Divestiture of reserves

(4)
Acquisition of reserves

(5)
Development costs incurred

(6)
Changes in estimated development costs

(7)
Changes in production rates and other

COMPARISON OF STOCKHOLDERS’ RIGHTS
Civitas stockholders will receive shares of SM Energy common stock in the first merger. SM Energy and Civitas are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of Civitas stockholders who become SM Energy stockholders through the receipt of SM Energy common stock and the rights of SM Energy stockholders will be governed by the DGCL, the SM Energy certificate of incorporation and the SM Energy bylaws. The following summary compares the rights of Civitas stockholders to the rights of SM Energy stockholders.
The following summary is not a complete statement of the rights of SM Energy stockholders or Civitas stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and SM Energy’s and Civitas’ governing corporate documents, which Civitas stockholders should read. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.”
SM Energy	Civitas
Authorized Capital Stock
SM Energy’s certificate of incorporation authorizes SM Energy to issue 200,000,000 shares of common stock, par value $0.01 per share. If the SM Energy certificate of incorporation amendment proposal is approved and the mergers are consummated, the authorized SM Energy common stock will increase to 400,000,000 shares.	Civitas’ certificate of incorporation authorizes Civitas to issue 225,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.
Voting Rights
The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Each share of SM Energy common stock and each share of Civitas common stock entitles its holder to one vote for each share held of record on each matter submitted to a vote of stockholders.
SM Energy’s bylaws provide that each stockholder of record of a fractional share will be entitled to a vote equal to such fractional share.
Subject to the discussions in “— Election of Directors” and “— Amendment of Governing Documents” below, with respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law, SM Energy’s governing documents or the rules or regulations of any stock exchange applicable to SM Energy, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the matter will be the act of the stockholders with respect to such matter at the stockholders’ meeting.	Subject to the discussions in “— Election of Directors” and “— Amendment of Governing Documents” below, with respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law, Civitas’ governing documents or the rules or regulations of any stock exchange applicable to Civitas, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the matter will be the act of the stockholders with respect to such matter at the stockholders’ meeting.
Number Of Directors And Size Of Board
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the company’s certificate of incorporation or bylaws.
The SM Energy board currently has nine members, which will be increased to 11 members in connection with the consummation of the mergers. SM Energy’s bylaws provide that the number of	The Civitas board currently has nine members. Civitas’ bylaws provide that the number of directors will be determined from time to time by resolution of the board of directors.

SM Energy	Civitas
directors is to be determined from time to time by resolution of the board of directors and will not be less than three.
Classified Board/Term Of Directors
The DGCL provides that directors of a Delaware corporation may, by the corporation’s certificate of incorporation or by the corporation’s bylaws, be divided into one, two or three classes.
SM Energy’s corporate governance guidelines provide that each director will serve for a term of one year or until his or her earlier resignation or his or her successor is elected and qualified.	Civitas’ bylaws provide that each director will serve for a term of one year or until his or her earlier resignation or his or her successor is elected and qualified.
Election Of Directors
SM Energy’s bylaws provide that all elections of directors will be decided by the vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote in the election.
Civitas’ bylaws provide that uncontested elections of directors will be decided by the vote of a majority of the votes cast by holders of shares of common stock present in person or by proxy at the meeting and entitled to vote in the election.
Civitas’ bylaws provide that contested elections of directors will be decided by the vote of a plurality of the votes cast by holders of shares of common stock present in person or by proxy at the meeting and entitled to vote in the election.

Removal Of Directors
Under the DGCL, each director will hold office until such director’s successor is elected and qualified or until such director resigns or is removed.
Vacancies
The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.
Under SM Energy’s bylaws, any vacancy in the board will be filled by the board at any meeting by the affirmative vote of a majority of the remaining directors, notwithstanding that the remaining directors may be less than a quorum, or by the sole remaining director. A director chosen to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.	Under Civitas’ bylaws, any vacancy in the board resulting from any resignation or any increase in the authorized number of directors will be filled by the board at any meeting by the affirmative vote of a majority of the remaining directors, notwithstanding that the remaining directors may be less than a quorum, or by the sole remaining director. A vacancy resulting from the removal of a director by the stockholders will be filled by the stockholders at a special meeting held for such purpose, or by written consent. A director chosen to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SM Energy	Civitas
Quorum for Board Meetings
The DGCL provides that in no case will a quorum be less than one-third of the authorized number of directors.
SM Energy’s bylaws provide that a majority of the whole board of directors will constitute a quorum for the transaction of business at any meeting of the board of directors. The act of a majority of the directors present at a meeting at which a quorum is present will be the act of the SM Energy board.	Civitas’ bylaws provide that a majority of the whole board of directors will constitute a quorum for the transaction of business at any meeting of the board of directors. The act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Civitas board.
Annual Meetings of Stockholders
Under the DGCL, if a corporation does not hold an annual meeting to elect directors within the thirteen-month period following its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.
SM Energy’s bylaws provide the annual meeting of the stockholders will be held on such date and at such place, either within or without the State of Delaware, and time as may be fixed by resolution of the board and stated in the notice of the meeting or in any duly executed waiver of notice. The chairman of the meeting or the holders of a majority of the shares of common stock present in person represented by proxy at the meeting and entitled to vote at the meeting may adjourn or recess the meeting from time to time, whether or not there is a quorum.	Civitas’ bylaws provide the annual meeting of the stockholders will be held on such date and at such place, either within or without the State of Delaware, and time as may be fixed by resolution of the board and stated in the notice of the meeting or in any duly executed waiver of notice. The chairman of the meeting or the holders of a majority of the shares of common stock present in person represented by proxy at the meeting and entitled to vote at the meeting may adjourn or recess the meeting from time to time, whether or not there is a quorum.
Quorum for Stockholder Meetings
Except as otherwise provided by law, the SM Energy certificate of incorporation or the SM Energy bylaws, the holders of one-third of the shares of common stock entitled to vote at the meeting present or by proxy will constitute a quorum at all meetings of the stockholders.	Except as otherwise provided by law, the Civitas certificate of incorporation or the Civitas bylaws, the holders of a majority of the shares of common stock entitled to vote at the meeting present or by proxy will constitute a quorum at all meetings of the stockholders.
Notice of Annual and Special Meetings of Stockholders
Under the DGCL and Civitas’ bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.
Proxy Access for Director Nominations
SM Energy’s bylaws provide that nominations of persons for election to the board may be made at an annual meeting of stockholders by any stockholder of SM Energy who (i) was a stockholder of record at the time of giving of notice for the annual meeting and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures by giving timely notice to the SM Energy secretary. For notice to be timely, the	Civitas’ bylaws provide that nominations of persons for election to the board (up to two directors or twenty percent of the Civitas board, rounded down to the nearest whole number, whichever is greater) may be made at an annual meeting of stockholders by any stockholder or group of stockholders of Civitas who has or have owned (as defined in Civitas’ bylaws) continuously for at least three years that number of shares of capital stock constituting

SM Energy	Civitas
stockholder’s written notice, which must comply with certain provisions in the SM Energy bylaws, must be received by the secretary of SM Energy at the principal executive offices of SM Energy not earlier than the close of business on the 120th day prior to the date of the annual meeting of stockholders and not later than the close of business on the 90th day prior to the annual meeting of stockholders. If the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, then notice is timely if received by the secretary of SM Energy at the principal executive offices of SM Energy not later than the close of business on the 10th day following the date of the first public announcement of the annual meeting of stockholders.	three percent or more of Civitas’ outstanding capital stock (as of both (a) a date within seven calendar days prior to the date of the Nomination Notice (as defined in Civitas’ bylaws) and (b) the record date for determining stockholders entitled to vote at the annual meeting) and complies with the notice procedures by giving timely notice to the Civitas secretary. For notice to be timely, the written notice, which must comply with certain provisions in the Civitas bylaws, must be received by the secretary of Civitas at the principal executive offices of Civitas not earlier than the close of business on the 150th day prior to the first anniversary of the date of Civitas’ proxy statement released to stockholders for the preceding year’s annual meeting of stockholders and not later than the close of business on the 120th day prior to the first anniversary of the date of Civitas’ proxy statement released to stockholders for the preceding year’s annual meeting of stockholders. If the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, then notice is timely if received by the secretary of Civitas at the principal executive offices of Civitas not later than the 10th day following the date that notice of the date of the annual meeting was mailed or of the first public announcement of the annual meeting of stockholders, whichever first occurs.
Calling Special Meetings of Stockholders
The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or bylaws.
SM Energy’s bylaws provide that special meetings of the stockholders will be held at the place prescribed for the annual meetings, unless otherwise ordered by the board, and may be called by the chairman of the board or the chief executive officer or on the written request of any four directors who may include the chairman of the board or the chief executive officer or both. Only such business will be conducted at a special meeting of the stockholders as has been brought before the meeting pursuant to SM Energy’s notice of meeting.	Civitas’ certificate of incorporation provides that special meetings of the stockholders will be held at such place, either within or without the State of Delaware, as may be fixed by resolution of the board, and may be called by the chairman of the board, the chief executive officer, the president or the Civitas board, or by the secretary of Civitas at the written request of one or more stockholders of record who collectively (x) own (as defined in Civitas’ certificate of incorporation) shares representing at least fifteen percent of the outstanding shares of the capital stock of Civitas entitled to vote on the matters proposed to be brought before the proposed special meeting and (y) have owned such percentage for at least 365 consecutive days prior to the date of such request. Only such business will be conducted at a special meeting of the stockholders as was stated in the valid stockholder request related to such meeting and any additional matters that the Civitas board

SM Energy	Civitas
determines to include in notice of the meeting. Civitas’ governing corporate documents specify the requirements as to the form and content of such notices requesting a special meeting of stockholders.
Stockholders Action By Written Consent
The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
SM Energy’s bylaws provide that stockholders may act by written consent in lieu of a meeting. Any stockholder seeking to have the SM Energy stockholders take action by written consent must request the SM Energy board set a record date by delivering a request for a record date to the SM Energy secretary at the principal executive offices of SM Energy. SM Energy’s bylaws specify the requirements as to the form and content of such notices requesting the SM Energy board set a record date. Stockholders seeking to have the SM Energy stockholders take action by written consent may be required to provide additional information. If the board determines the request to be valid, the board may adopt a resolution fixing such record date. The SM Energy board may also solicit stockholder action by written consent in accordance with applicable law.	Civitas’ certificate of incorporation provides that stockholders may act by written consent in lieu of a meeting if a written request addressed to the secretary of Civitas is delivered to Civitas’ principal executive offices and is signed by stockholders of record at the time of the request who have collectively owned (as defined in Civitas certificate of incorporation) at least fifteen percent of the outstanding shares of the capital stock of Civitas entitled to vote on the actions proposed to be taken by written consent of stockholders in lieu of a meeting for at least 365 consecutive days prior to the date of such request, requesting that a record date be fixed so that stockholders may authorize or take corporate action by written consent in lieu of a meeting. Civitas’ governing corporate documents specify the requirements as to the form and content of such notices requesting stockholders authorize or take corporate action by written consent in lieu of a meeting.
Amendment of Governing Documents
Under the DGCL, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.
Pursuant to the DGCL, a proposed amendment to a certificate of incorporation to increase or decrease the number of shares of the same class of stock may be approved by a majority of the votes cast by the holders of the outstanding stock entitled to vote thereon.	Pursuant to the DGCL, a proposed amendment to a certificate of incorporation to increase or decrease the number of shares of the same class of stock may be approved by a majority of the votes cast by the holders of the outstanding stock entitled to vote thereon.
Amendments to provisions of SM Energy’s bylaws require either the affirmative vote of a majority of the whole board of SM Energy or the affirmative vote of a majority of the votes cast of the outstanding stock of SM Energy entitled to vote thereon.	Amendments to provisions of Civitas’ bylaws require either the affirmative vote of a majority of the whole board of Civitas, or the affirmative vote of a majority of the outstanding Civitas stock entitled to vote on the amendment, voting as a single class.

SM Energy	Civitas
Limitation on Liability of Directors
Delaware law allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Each of the SM Energy certificate of incorporation and the Civitas certificate of incorporation limits the liability of its directors to the fullest extent permitted by this law.

To the extent that a present or former director, officer, employee or agent of SM Energy has been successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SM Energy) by reason of the fact he is or was a director, office, employee or agent of SM Energy or was serving as a director, officer, employee or agent of another entity at the request of SM Energy, he will be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith.
SM Energy may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the respective corporation or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not SM Energy would have the power to indemnify such person against such liability.

Each person who was or is a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of Civitas or is or was serving at the request of Civitas as a director, officer, employee, partner or agent of another entity, including service with respect to an employee benefit plan, will be indemnified and held harmless by Civitas to the fullest extent authorized by, and subject to the conditions and procedures set forth in, the DGCL, against all expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith; provided, that Civitas will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Civitas board.
Civitas may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Civitas or is or was serving at the request of Civitas as a director, officer, employee, partner or agent of another entity against any liability asserted against such person or incurred by such person in any capacity, or arising out of such person’s status as such, whether or not Civitas would have the power to indemnify such person against such liability.

Anti-Takeover Provisions
Each of SM Energy and Civitas is subject to Section 203 of the DGCL. Subject to limited exceptions, Section 203 of the DGCL prohibits “business combinations,” including certain mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless (1) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (2) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of the interested stockholder and (b) shares held by specified employee benefit plans, or (3) at or subsequent to such time the person becomes an interested

SM Energy	Civitas
stockholder, the business combination is approved by the board of directors and holders of at least 66 2∕3% of the outstanding voting stock, excluding shares held by the interested stockholder.
In addition to being subject to Section 203 of the DGCL, SM Energy’s bylaws and Civitas’ certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management, including the requirements surrounding the calling of a special meeting of stockholders as described above.
Exclusive Forum
Unless a majority of the board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SM Energy, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SM Energy to SM Energy or SM Energy’s stockholders, (iii) any action asserting a claim against SM Energy or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, SM Energy’s certificate of incorporation or SM Energy’s bylaws or (iv) any action asserting a claim against SM Energy or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of SM Energy will be deemed to have notice of and consented to the provisions of the forum provisions in SM Energy’s bylaws.	Unless a majority of the board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Civitas, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Civitas to Civitas or Civitas’ stockholders, (iii) any action asserting a claim against Civitas arising pursuant to any provision of the DGCL, Civitas’ certificate of incorporation or Civitas’ bylaws, (iv) any action to interpret, apply, enforce or determine the validity of Civitas’ certificate of incorporation or Civitas’ bylaws, or (v) any action asserting a claim against Civitas governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Civitas will be deemed to have notice of and consented to the provisions of the forum provisions in Civitas’ certificate of incorporation.
Appraisal Rights
Under the DGCL, the stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For a discussion of appraisal rights or dissenters’ rights in connection with the mergers, please see “The Mergers — Appraisal Rights or Dissenters’ Rights.”

LEGAL MATTERS
The legality of the shares of SM Energy common stock issuable in the first merger will be passed upon for SM Energy by Gibson, Dunn & Crutcher LLP. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Civitas by Kirkland & Ellis LLP.
EXPERTS
SM Energy
The consolidated financial statements of SM Energy appearing in SM Energy’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of SM Energy’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The historical information relating to SM’s oil and gas reserves and related future net cash flows and present values thereof related to SM’s properties as of December 31, 2024 included or incorporated by reference in this joint proxy statement/prospectus, including all statistics and data, was derived from reserve reports audited by SM’s independent reserve engineers, Ryder Scott Company, L.P., as of December 31, 2024. SM has included these estimates in reliance on the authority of such firm as an expert in such matters.
Civitas
The financial statements of Civitas as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, incorporated by reference in this joint proxy statement/prospectus, and the effectiveness of Civitas’ internal control over financial reporting as of December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The historical information relating to Civitas’ natural gas, crude oil, and NGL reserves and related future net cash flows and present values thereof related to Civitas’ properties as of December 31, 2024 included or incorporated by reference in this joint proxy statement/prospectus, including all statistics and data, was derived from reserve reports audited by Civitas’ independent reserve engineers, Ryder Scott Company, L.P., as of December 31, 2024. Civitas has included these estimates in reliance on the authority of such firm as an expert in such matters.

STOCKHOLDER PROPOSALS
SM Energy
SM Energy will hold a regular annual meeting of stockholders in 2026 (the “SM Energy 2026 annual meeting”) regardless of whether the mergers are completed.
Proposals for Inclusion in the Proxy Statement.   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in SM Energy’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to SM Energy in a timely manner. In order to be included in SM Energy’s proxy statement for the SM Energy 2026 annual meeting, proposals from stockholders must be received by SM Energy no later than the close of business on December 8, 2025, and must otherwise comply with the requirements of Rule 14a-8.
Proposals or Director Nominations not Included in the Proxy Statement.   SM Energy’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in SM Energy’s proxy statement. For director nominations not included in SM Energy’s proxy statement or stockholder proposals to be properly brought before the SM Energy 2026 annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for in SM Energy’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of SM Energy. To be timely with respect to the SM Energy 2026 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the close of business at SM Energy’s principal executive offices not earlier than the close of business on January 10, 2026, and not later than the close of business on February 20, 2026, assuming the date of the 2026 SM Energy annual meeting is not changed by more than 30 days before or after the anniversary date of the 2025 annual meeting. A stockholder’s notice to the Secretary of SM Energy will contain certain information specified in SM Energy’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal. In addition to giving notice pursuant to the advance notice provisions of SM Energy’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of SM Energy regarding such intent no later than March 23, 2026.
Civitas
If the Civitas merger proposal is approved by the requisite vote of Civitas stockholders and the mergers are completed, Civitas will merge with and into SM Energy, with SM Energy surviving the merger, and, consequently, Civitas will not hold an annual meeting of its stockholders in 2026. Civitas stockholders will be entitled to participate, as SM Energy stockholders following the mergers, in the SM Energy 2026 annual meeting.
If the Civitas merger proposal is not approved by the requisite vote of Civitas stockholders or if the mergers are not completed for any reason, Civitas intends to hold an annual meeting of its stockholders in 2026.
Stockholder Proposals to be Included in Next Year’s Proxy Statement.   Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in Civitas’ proxy materials and for presentation at the 2026 Civitas annual meeting (if held) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in Civitas’ proxy materials, stockholder proposals must be received by Civitas’ Secretary at Civitas’ principal executive offices (located at Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202) no later than December 22, 2025. Civitas suggests that any such proposal be sent by certified mail, return receipt requested.
Director Nominations to be Included in Next Year’s Proxy Statement.   Civitas’ bylaws allow eligible stockholders to nominate a candidate for election to the Civitas board for inclusion in Civitas’ proxy materials in accordance with the “proxy access” provisions of Civitas’ bylaws, which are contained in Section 2.6(B) thereto. The “proxy access” provisions allow a Civitas stockholder that satisfies, or a group of Civitas stockholders that collectively satisfy, the requirements of Section 2.6(B) of Civitas’ bylaws and who has or have owned (as defined in Civitas’ bylaws) continuously for at least three years that number of Civitas’ shares of capital stock constituting three percent or more of Civitas’ outstanding capital stock (as of both (a) a date within seven calendar days prior to the date of the Nomination Notice (as defined in Civitas’ bylaws) and (b) the record date for determining stockholders entitled to vote at the 2026 Civitas annual meeting), to nominate and include in Civitas’ proxy materials director candidates constituting up to two directors or 20% of the Civitas board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Civitas’ bylaws (including similar information requirements to those set forth in Section 2.6(B) of Civitas’ bylaws). If a Civitas stockholder or group of Civitas stockholders wishes to nominate one or more director candidates to be included in Civitas’ proxy statement for the 2026 Civitas annual meeting pursuant to these proxy access provisions in Section 2.6(B) of Civitas’ bylaws, written notice must be delivered to Civitas’ Secretary at Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202, Attention: Secretary, not later than the close of business on December 22, 2025 and not earlier than the close of business on November 22, 2025. However, if the date of the 2026 Civitas annual meeting is not within 30 days before or after June 4, 2026, such written notice must be received by the Civitas Secretary at Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202, Attention: Secretary, no later than the close of business on the tenth day following the day on which the notice of the date of the 2026 Civitas annual meeting was mailed or public disclosure of the date of the 2026 Civitas annual meeting was made, whichever first occurs. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in Civitas’ bylaws.
Director Nominations and Stockholder Proposals for Presentation at the 2026 Annual Meeting.   Civitas stockholders who wish to nominate one or more individuals to serve as directors or to bring a proposal of business before the 2026 Civitas annual meeting (other than nominations pursuant to the “proxy access” provisions of Civitas’ bylaws or Rule 14a-8 under the Exchange Act), must be a stockholder of record and must notify in writing the Civitas Secretary and provide the information required by Section 2.6(A)(3) of Civitas’ bylaws. The notice must be delivered to, or mailed and received at, Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202, Attention: Secretary, not later than the close of business on December 22, 2025 and not earlier than the close of business on November 22, 2025. However, if the date of the 2026 Civitas annual meeting is advanced or delayed by more than 30 days from June 4, 2026, then such notice must be delivered to, or mailed and received at, Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202, Attention: Secretary, not earlier than the close of business on the 150th calendar day prior to the date of the 2026 Civitas annual meeting and not later than the close of business on the later of the 120th day prior to the date of the 2026 Civitas annual meeting or the tenth day following the day on which the public announcement (as defined in Civitas’ bylaws) of the date of the 2026 Civitas annual meeting is first made. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in Civitas’ bylaws.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable:
SM Energy Company 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203 (303) 861-8140	Civitas Resources, Inc. 555 17th Street, Suite 3700 Denver, Colorado 80202 (303) 293-9100

WHERE YOU CAN FIND MORE INFORMATION
SM Energy and Civitas each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including SM Energy and Civitas, who file electronically with the SEC. The address of that site is www.sec.gov. Investors may also consult SM Energy’s or Civitas’ website for more information about SM Energy and Civitas, respectively. SM Energy’s website is www.s-menergy.com and Civitas’ website is www.civitasresources.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
SM Energy has filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of shares of SM Energy common stock to be issued in the first merger. The registration statement, including the attached exhibits, contains additional relevant information about SM Energy and Civitas. The rules and regulations of the SEC allow SM Energy and Civitas to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows SM Energy and Civitas to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the SM Energy or Civitas documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that SM Energy and Civitas have previously filed with the SEC. These documents contain important information about SM Energy and Civitas, their respective financial condition and other matters.
SM Energy SEC Filings (SEC File No. 001-31539; CIK No. 0000893538)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended December 31, 2024
Quarterly Report on Form 10-Q	Fiscal Quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, as originally filed on November 3, 2025 and as amended by the Form 10-Q/A filed on November 4, 2025
Current Reports on Form 8-K	Filed on February 19, 2025, March 26, 2025, May 27, 2025, September 8, 2025, October 16, 2025 and November 3, 2025 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into SM Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024	Filed on April 7, 2025 and as revised on April 15, 2025
The description of SM Energy common stock contained in its Registration Statement on Form 8-A, as that description may be updated from time to time.	Filed on November 12, 2002, as amended in its entirety on August 8, 2016, and as amended in Exhibit 4.8 to the SM Energy Form 10-K

Civitas SEC Filings (SEC File No. 001-35371; CIK No. 0001509589)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended December 31, 2024
Quarterly Report on Form 10-Q	Fiscal Quarters ended March 31, 2025, June 30, 2025 and September 30, 2025
Current Reports on Form 8-K	Filed on February 24, 2025, May 7, 2025, May 29, 2025, May 29, 2025, May 29, 2025, June 3, 2025, June 4, 2025, August 6, 2025, August 8, 2025, November 3, 2025 and December 4, 2025 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into Civitas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024	Filed on April 21, 2025
The description of Civitas common stock contained in its Registration Statement on Form 8-A, as that description may be updated from time to time.	Filed on April 28, 2017, as amended in Exhibit 4.1 to the Civitas Form 10-K
In addition, SM Energy and Civitas incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the SM Energy special meeting and the Civitas special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or SM Energy or Civitas, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:
SM Energy Company 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203 (303) 861-8140	Civitas Resources, Inc. 555 17th Street, Suite 3700 Denver, Colorado 80202 (303) 293-9100
In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither SM Energy nor Civitas has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [          ], 2025, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.
Further, you should also assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate only as of the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to SM Energy stockholders or Civitas stockholders nor the issuance by SM Energy of shares of SM Energy common stock in the first merger will create any implication to the contrary.
This joint proxy statement/prospectus contains a description of the representations and warranties that each of SM Energy and Civitas made to the other in the merger agreement. Representations and warranties made by SM Energy, Civitas and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A
CONFIDENTIAL
Execution Version

AGREEMENT AND PLAN OF MERGER
among
SM ENERGY COMPANY,
CARS MERGER SUB, INC.
and
CIVITAS RESOURCES, INC.
Dated as of November 2, 2025

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Definition	Location
Action	8.3(a)
Affiliate	8.3(b)
Agreement	Preamble
Antitrust Laws	8.3(c)
Book-Entry Shares	2.3(b)
Business Day	8.3(d)
Certificates	2.3(b)
Certificates of Merger	1.1(b)
Chosen Courts	8.8
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(viii)
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.19(c)
Company Acceptable Confidentiality Agreement	5.2(a)
Company Acquisition Proposal	5.2(g)(i)
Company Adverse Recommendation Change	5.2(b)(i)
Company Alternative Acquisition Agreement	5.2(b)(ii)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)(i)
Company Credit Agreement	8.3(e)
Company Disclosure Letter	Article III
Company Equity Plans	8.3(f)
Company Expenses	7.3(e)
Company Indebtedness Payoff Amount	5.18(a)
Company Independent Petroleum Engineers	3.25(a)
Company Intellectual Property	3.19(a)
Company Intervening Event	5.2(g)(iii)
Company Material Adverse Effect	8.3(g)
Company Material Contract	3.16(a)
Company Officer’s Tax Certificate	5.12(c)
Company Option Award	8.3(h)
Company Organizational Documents	3.1(b)
Company Plans	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU Award	8.3(i)
Company Recommendation	Recitals
Company Reserve Report Letter	3.25(a)

A-iv

Definition	Location
Company RSU Award	8.3(j)
Company SEC Documents	3.6(a)
Company Senior Notes	8.3(k)
Company Senior Notes Indentures	8.3(l)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders	Recitals
Company Stockholders Meeting	5.4(a)
Company Superior Proposal	5.2(g)(ii)
Company Termination Fee	7.3(b)(iii)
Company Warrant Agreement	8.3(m)
Company Warrants	8.3(n)
Confidentiality Agreement	5.5(a)
Continuing Employees	5.19(a)
Contract	3.5(a)
control	8.3(o)
controlled	8.3(o)
controlled by	8.3(o)
Controlled Group	3.12(b)
Converted Option Award	2.2(c)
Converted PSU Award	2.2(b)
Converted RSU Award	2.2(a)
COPAS	8.3(p)
D&O Insurance	5.9(b)
Delaware Secretary of State	1.1(a)
Derivative Transaction	8.3(q)
DGCL	Recitals
EDGAR	Article III
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(a)(i)
Excluded Shares	2.1(a)(ii)
FERC	3.27(b)
Financing	5.18(e)
First Certificate of Merger	1.1(a)
First Company Merger	Recitals
First Effective Time	1.1(a)
First Surviving Corporation	Recitals
Form S-4	5.4(a)
Fraud	8.3(r)

A-v

Definition	Location
GAAP	3.6(b)
Governmental Entity	8.3(s)
Hazardous Substance	3.14(c)
HSR Act	3.5(b)
Hydrocarbons	8.3(t)
Indebtedness	8.3(u)
Indemnified Persons	5.9(a)
Initial Outside Date	7.1(b)(i)
Interstate Commerce Act	3.27(b)
IRS	3.12(a)
IT Assets	3.19(c)
J.P. Morgan	3.29
Joint Proxy Statement	5.4(a)
knowledge	8.3(v)
Law	8.3(w)
Liens	8.3(x)
Lookback Date	3.6(a)
Material Adverse Effect	8.3(y)
Measurement Date	3.2(a)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Mergers	Recitals
Natural Gas Act	3.27(b)
Natural Gas Policy Act	3.27(b)
New Board	1.7(a)
New Board Designee	1.7(a)
Nonqualified Deferred Compensation Plan	3.12(e)
NYSE	2.3(f)
Oil and Gas Leases	8.3(z)
Oil and Gas Properties	8.3(aa)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent 2024 Indenture	8.3(ff)
Parent 401(k) Plan	5.19(c)
Parent Acceptable Confidentiality Agreement	5.3(a)
Parent Acquisition Proposal	5.3(g)(i)
Parent Adverse Recommendation Change	5.3(b)(i)
Parent Alternative Acquisition Agreement	5.3(b)(ii)
Parent Base Indenture	8.3(ff)
Parent Board	Recitals
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Charter Amendment	4.4(a)

A-vi

Definition	Location
Parent Common Stock	Recitals
Parent Consent	Recitals
Parent Credit Agreement	8.3(bb)
Parent Disclosure Letter	Article IV
Parent Equity Plans	4.2(a)
Parent ESPP	4.2(a)
Parent Expenses	7.3(d)
Parent Independent Petroleum Engineers	4.25(a)
Parent Intellectual Property	4.19(a)
Parent Intervening Event	5.3(g)(iii)
Parent Material Adverse Effect	8.3(cc)
Parent Material Contract	4.16(a)
Parent Officer’s Tax Certificate	5.12(c)
Parent Organizational Documents	4.1(b)
Parent Parties	Article III
Parent Party	Article III
Parent Plans	4.12(a)
Parent PSU Award	8.3(dd)
Parent Recommendation	Recitals
Parent Reserve Report Letter	4.25(a)
Parent RSU Award	8.3(ee)
Parent SEC Documents	4.6(a)
Parent Senior Notes	8.3(ff)
Parent Senior Notes Indentures	8.3(gg)
Parent Stock Awards	4.2(b)
Parent Stockholder Approval	4.4(a)
Parent Stockholders	Recitals
Parent Stockholders Meeting	5.4(a)
Parent Superior Proposal	5.3(g)(ii)
Parent Termination Fee	7.3(c)(iii)
Participant	3.12(f)
Parties	Preamble
Party	Preamble
PBGC	3.12(c)(iv)
Pension Plan	3.12(b)
Permits	3.11
Permitted Lien	8.3(hh)
Person	8.3(ii)
Production Burdens	8.3(jj)
PUHCA	3.27(a)
Related Party	3.22
Remedy Action	5.6(b)
Representatives	5.2(a)

A-vii

Definition	Location
Rights-of-Way	3.24
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Second Certificate of Merger	1.1(b)
Second Company Merger	Recitals
Second Effective Time	1.1(b)
Second Surviving Corporation	Recitals
Securities Act	3.5(b)
Stock Issuance	Recitals
Subsidiary	8.3(kk)
Takeover Laws	3.20
Tax Return	8.3(ll)
Taxes	8.3(mm)
Transaction Litigation	5.11
Transactions	Recitals
under common control with	8.3(o)
Upsized Parent Credit Facility	5.18(d)
WARN Act	3.13(c)
Wells	8.3(nn)
Willful and Material Breach	8.3(oo)

A-viii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2025, is by and among SM Energy Company, a Delaware corporation (“Parent”), Cars Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Civitas Resources, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties intend to effect (a) at the First Effective Time, the merger of Merger Sub with and into the Company (the “First Company Merger”), with the Company continuing as the surviving entity in the First Company Merger (the “First Surviving Corporation”), on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and (b) as soon as practicable following the First Company Merger and at the Second Effective Time, the merger of the First Surviving Corporation with and into Parent (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”), with Parent continuing as the surviving entity in the Second Company Merger (the “Second Surviving Corporation”), on the terms and subject to the conditions set forth herein and in accordance with the DGCL;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, has (i) determined that this Agreement and the Mergers and the other transactions contemplated by this Agreement (with the Mergers, collectively, the “Transactions”) are in the best interests of, and are advisable to, Parent and its stockholders (the “Parent Stockholders”), (ii) approved, adopted and declared advisable this Agreement, the Parent Charter Amendment and the Transactions (including the Second Company Merger), (iii) directed that the issuance of the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) constituting the Merger Consideration and other shares of Parent Common Stock to be issued in the Mergers or reserved for issuance in connection with the Mergers, in each case, as provided for in Article II (the “Stock Issuance”) and the Parent Charter Amendment be submitted to the holders of Parent Common Stock for their adoption and approval and (iv) resolved to recommend that the Parent Stockholders vote in favor of the approval of the Stock Issuance and the adoption of the Parent Charter Amendment at the Parent Stockholders Meeting (the “Parent Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Transactions (including the First Company Merger);
WHEREAS, Parent as the sole stockholder of Merger Sub will adopt this Agreement promptly following its execution (the “Parent Consent”);
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, has (i) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and the stockholders of the Company (the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the Mergers, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholders Meeting and (iv) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement (the “Company Recommendation”);
WHEREAS, for U.S. federal (and applicable state and local) income Tax purposes, (i) it is intended that the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein;
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS
Section 1.1   The Mergers.
(a)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under the Laws of the State of Delaware as the First Surviving Corporation and a wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall cause the First Company Merger to be consummated by filing a certificate of merger, in customary form and substance (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL. The First Company Merger shall become effective upon the filing of the First Certificate of Merger with the Delaware Secretary of State or at such later time as the Parties shall agree in writing and shall specify in the First Certificate of Merger (the time the First Company Merger becomes effective being the “First Effective Time”).
(b)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Parent, the separate corporate existence of the First Surviving Corporation shall cease, and Parent shall continue its existence under the Laws of the State of Delaware as the Second Surviving Corporation. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the First Effective Time, the applicable Parties shall cause the Second Company Merger to be consummated by filing a certificate of merger, in customary form and substance (the “Second Certificate of Merger” and, together, with the First Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State in accordance with the DGCL. The Second Company Merger shall become effective upon the filing of the Second Certificate of Merger with the Delaware Secretary of State or at such later time as the Parties shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Company Merger becomes effective being the “Second Effective Time”); provided that the Second Effective Time shall occur as soon as practicable after the First Effective Time.
Section 1.2   Closing.   The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3   Effects of the Mergers.   From and after the First Effective Time and the Second Effective Time, the Mergers shall have the effects set forth in this Agreement, in the Certificates of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the First Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Corporation and (b) at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Surviving Corporation and Parent shall vest in the Second Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the First Surviving Corporation and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Second Surviving Corporation.

Section 1.4   Certificate of Incorporation; Bylaws.
(a)   At the First Effective Time, (i) by virtue of the First Company Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person, the Company Charter shall be amended so that it reads in its entirety the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the First Effective Time (except that all references therein to Merger Sub shall be automatically amended to become references to the First Surviving Corporation), and as so amended shall be the certificate of incorporation of the First Surviving Corporation, until thereafter amended in accordance with its terms and as provided by applicable Law; and (ii) without any further action on the part of Parent, the Company, Merger Sub or any other Person, the Company Bylaws shall be amended and restated in their entirety as of the First Effective Time so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the First Effective Time (except that all references therein to Merger Sub shall be automatically amended to become references to the First Surviving Corporation), and as so amended and restated shall be the bylaws of the First Surviving Corporation, until thereafter amended in accordance with their terms and the certificate of incorporation of the First Surviving Corporation and as provided by applicable Law.
(b)   At the Second Effective Time, the Parent Organizational Documents in effect as of immediately prior to the Second Effective Time shall be the organizational documents of the Second Surviving Corporation until thereafter amended as provided therein or by applicable Law.
Section 1.5   Board of Directors of the First Surviving Corporation.   The Parties shall take all necessary corporate action so that, from and after the First Effective Time, the directors of Merger Sub immediately prior to the First Effective Time shall be the directors of the First Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, resignation or removal in accordance with the DGCL and the organizational documents of the First Surviving Corporation.
Section 1.6   Officers of the First Surviving Corporation and Second Surviving Corporation(a).    The Parties shall take all necessary corporate action so that, from and after the First Effective Time, the officers of Merger Sub immediately prior to the First Effective Time shall be the officers of the First Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, resignation or removal in accordance with the DGCL and the organizational documents of the First Surviving Corporation. The Chief Executive Officer of the Second Surviving Corporation shall, at the Second Effective Time, initially be the Chief Executive Officer of Parent as of immediately prior to the Second Effective Time. The Chief Executive Officer of Parent, the Chief Operating Officer of Parent and the Chief Executive Officer of the Company shall, by majority approval, select all other initial members of the management team of the Second Surviving Corporation.
Section 1.7   Parent Board; Committees.
(a)   Prior to the First Effective Time, Parent shall take all necessary corporate action so that, effective as of the First Effective Time, (i) the number of directors constituting the full board of directors of Parent (the “New Board”) shall be 11 members, (ii) the New Board shall be composed of: (A) six directors from among the members of the Parent Board as of the date of this Agreement, two of which shall be designated by the Chairman of the Parent Board and four of which shall be designated by mutual agreement of the Chairman of each of the Parent Board and the Company Board prior to the time at which the Form S-4 becomes effective under the Securities Act and (B) five directors from among the members of the Company Board as of the date of this Agreement, two of which shall be designated by the Chairman of the Company Board and three of which shall be designated by mutual agreement of the Chairman of each of the Parent Board and the Company Board prior to the time at which the Form S-4 becomes effective under the Securities Act (each designee contemplated in the foregoing clauses (A) and (B), in such capacity, a “New Board Designee”) and (iii) the Chairman of the Parent Board as of immediately prior to the First Effective Time shall be appointed to serve as Chairman of the New Board; provided that, in the event a New Board Designee is either unwilling or unable to serve as a member of the Parent Board at the time of such appointment, then another member of the Company Board that is determined by the Parent Board in good faith to be independent with respect to his or her service on the Parent Board and is mutually agreed between the Company and Parent shall be appointed to fill such vacancy on the New Board in lieu of such New Board Designee.
(b)   Prior to the First Effective Time, Parent shall take all necessary corporate action so that, effective as of the First Effective Time, the New Board shall have three committees, consisting of: (i) a Governance and Sustainability Committee, (ii) an Audit Committee and (iii) a Compensation Committee. The chairman of the Governance and Sustainability Committee and the Compensation Committee shall be designated by the Chairman of the Company Board, and the chairman of the Audit Committee shall be designated by the Chairman of the Parent Board, in each case, prior to the time at which the Form S-4 becomes effective under the Securities Act. Prior to the First Effective Time, Parent shall take all necessary corporate action, so that effective as of the First Effective Time, each standing committee of the New Board shall be composed of an equal number of directors designated by Parent and by the Company,. Prior to the First Effective Time, Parent shall take all necessary corporate action so that, effective as of the First Effective Time, the Executive Committee of Parent is dissolved from and after the Closing. In the event Parent, in its sole discretion, determines prior to the First Effective Time to split the Governance and Sustainability Committee into two committees, (A) the Chairman of the Company Board shall designate the chairman of the Governance Committee and (B) the Chairman of the Parent Board shall designate the chairman of the Sustainability Committee.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1   Conversion of Capital Stock.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of the First Company Merger and without any action on the part of the Parties or the holders of any shares of capital stock of the Parties:
(i)   Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares), shall be automatically converted into the right to receive from Parent 1.45 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”). As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest. In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Company Common Stock in connection with the First Company Merger.
(ii)   Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the First Surviving Corporation.
(iv)   The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Parent Common Stock, in each case having a record date occurring on or after the date of this Agreement and prior to the First Effective Time; provided, that nothing in this Section 2.1(a)(iv) shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of Parent, the First Surviving Corporation or the holders of any shares of capital stock or other equity interests of Parent or the First Surviving Corporation, (i) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor, and (ii) each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Company Merger.
Section 2.2   Treatment of Equity-Based Awards and Company Warrants.
(a)   Company RSU Awards.   Each Company RSU Award that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, automatically and without any action on the part of Parent, the Company, or the holder thereof, be assumed by Parent and remain subject to the same terms and conditions as were applicable to such Company RSU Award as of immediately prior to the First Effective Time (including any vesting and forfeiture provisions, but taking into account any acceleration provided for in the relevant Company Equity Plan or in the related award agreement by reason of the Transactions), but shall be converted into an award with respect to a number of shares of Parent Common Stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio (a “Converted RSU Award”).
(b)   Company PSU Awards.   Each Company PSU Award that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, automatically and without any action on the part of Parent, the Company, or the holder thereof, be assumed by Parent and remain subject to the same terms and conditions as were applicable to such Company RSU Award as of immediately prior to the First Effective Time (including any time-based vesting and forfeiture provisions, but taking into account any acceleration provided for in the relevant Company Equity Plan or in the related award agreement by reason of the Transactions), but shall be converted into an award with respect to a number of shares of Parent Common Stock (rounded up to the nearest whole number of shares) equal to the product of (i) the greater of (A) the target number of shares of Company Common Stock subject to such Company PSU Award as of immediately prior to the First Effective Time and (B) the number of shares of Company Common Stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement as of immediately prior to the First Effective Time (with such performance to be measured without any pro-ration, by the Compensation Committee of the Company Board) multiplied by (ii) the Exchange Ratio (a “Converted PSU Award”).
(c)   Company Option Awards.   Each Company Option Award that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, automatically and without any action on the part of Parent, the Company, or the holder thereof, be assumed by Parent and remain subject to the same terms and conditions as were applicable to such Company Option Award, but shall be converted into an option to purchase that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option Award immediately prior to the First Effective Time and (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option Award divided by (B) the Exchange Ratio (the “Converted Option Award”).
(d)   Company Warrants.   If, prior to the First Effective Time, any Company Warrants remain outstanding and exercisable in accordance with the terms of the Company Warrant Agreement, Parent and the Company shall (i) make all necessary and appropriate provisions to provide for the assumption by Parent of the Company’s obligations under the Company Warrant Agreement and (ii) deliver a written instrument to the warrant agent under the Company Warrant Agreement providing that holders of each Company Warrant have the right to acquire and receive, upon the exercise of such Company

Warrant, the number of shares of Parent Common Stock that would have been issued or paid to a holder of the number of shares of Company Common Stock into which such Company Warrant was exercisable immediately prior to the First Effective Time.
(e)   Prior to the First Effective Time, the Company shall take all action necessary to effectuate the treatment of the Company RSU Awards, Company PSU Awards, Company Option Awards and Company Warrants under this Section 2.2. The Company shall ensure that, as of the First Effective Time, no holder of a Company RSU Award, Company PSU Award, Company Option Award or Company Warrant (or former holder of a Company RSU Award, Company PSU Award, Company Option Award or Company Warrant) or participant in any Company Equity Plan or any other individual shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the First Surviving Corporation or any of their respective Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights).
(f)   Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be issued with respect to or subject to the Converted RSU Awards, Converted PSU Awards, the Converted Option Awards and Company Warrants as a result of the actions contemplated by this Section 2.2. As soon as practicable following the First Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock issuable with respect to the Converted RSU Awards, Converted PSU Awards and Converted Option Awards.
Section 2.3   Exchange and Payment.
(a)   Promptly after the First Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the First Effective Time (other than holders to the extent they hold Excluded Shares), Book-Entry Shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”
(b)   As soon as reasonably practicable after the First Effective Time, the Second Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Upon surrender of a Certificate to the Exchange Agent (or an affidavit of loss in lieu of the Certificate as provided in Section 2.3(j)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 2.1(a) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the First Effective Time and in any event not later than the third Business Day thereafter, the Second Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1(a) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the First Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).
(c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that no such Tax is applicable.
(d)   No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate (or an affidavit of loss in lieu of the Certificate as provided in Section 2.3(j)) in accordance with this Article II. Following the surrender of a Certificate (or an affidavit of loss in lieu of the Certificate as provided in Section 2.3(j)) in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
(i)   Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Parent Common Stock.
(e)   The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, formerly represented by such Certificates or Book-Entry Shares. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates are presented to the Second Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.
(f)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the First Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a) by (ii) the volume weighted average closing price of one share of Parent Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) for the five trading days ending on the last trading day immediately prior to the date on which the First Effective Time shall occur, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the Parties shall agree in writing). The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of the Company Common Stock (other than the Excluded Shares) in the First Company Merger.
(g)   Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the First Effective Time shall be delivered to the Second Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Second Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.
(h)   None of Parent, the Second Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the First Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Second Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i)   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article II, Parent shall, subject to Section 2.3(h), promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments of the aggregate cash payments contemplated by this Article II.

(j)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Second Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).
Section 2.4   Withholding Rights.   The Parent Parties, the First Surviving Corporation, the Second Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as the Parent Parties, the First Surviving Corporation, the Second Surviving Corporation or the Exchange Agent determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Common Stock pursuant to this Agreement, a portion of the Parent Common Stock otherwise deliverable hereunder may be withheld). To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having delivered such Parent Common Stock to such Person, sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC (“EDGAR”) at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub (collectively, the “Parent Parties” and each, a “Parent Party”) as follows:
Section 3.1   Organization, Standing and Power.
(a)   (i) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (ii) each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of any Subsidiary of the Company where the failure to be so organized or in good standing or to have such power or authority individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws” and, together with the Company Charter, the “Company Organizational Documents”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is in material compliance with the terms of each of the Company Organizational Documents.
Section 3.2   Capital Stock.
(a)   The authorized capital stock of the Company consists of 225,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on October 31, 2025 (the “Measurement Date”), (i) 85,303,179 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,701,304 shares of Company Common Stock were issuable upon the exercise of outstanding Company Warrants, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 1,164,570 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSU Awards, (vi) 1,484,253 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSU Awards (assuming maximum achievement of any applicable performance-based vesting conditions), (vii) 687 shares of Company Common Stock were underlying outstanding Company Option Awards and (viii) 2,082,998 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Plans. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens pursuant to clause (vii) of the definition thereof). The Company has made available to Parent true and complete copies of the Company Warrants and the Company Warrant Agreement. Except as set forth on Section 3.2(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Company Stockholders or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) or any Company Stock Awards granted after the date hereof in accordance with this Agreement, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.
(b)   Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company RSU Awards, Company PSU Awards, Company Option Awards and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award (assuming maximum achievement of any applicable performance-based vesting conditions), the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price (if any), vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards.
Section 3.3   Subsidiaries.   Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or any Oil and Gas Properties, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person.
Section 3.4   Authority.
(a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Mergers, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) and the filing of the Certificates of Merger with the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b)   The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Mergers, (iii) directing that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholders Meeting and (iv) resolving to recommend that the Company Stockholders vote in favor of the adoption of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.
(c)   The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Transactions, and no other vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of the Transactions.

Section 3.5   No Conflict; Consents and Approvals.
(a)   The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and compliance by the Company with the provisions hereof will not (subject to the termination of the Company Credit Agreement and satisfaction in full of all obligations outstanding thereunder prior to or at the Closing and, with respect to Company Senior Notes Indentures, assuming compliance with the matters referred to in Section 5.18), conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Organizational Documents or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (excluding, for the avoidance of doubt, all Oil and Gas Leases, Rights-of-Way and all other instruments constituting a Party’s chain of title to the Oil and Gas Properties or Rights-of-Way) (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of the NYSE applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (provided, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 3.5(a)).
(b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger and all necessary other documentation with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 3.5(b)).
Section 3.6   SEC Reports; Financial Statements.
(a)   The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2023 (such date, the “Lookback Date”) (all such documents, together with all exhibits and schedules to the foregoing documents and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. As of the date of this Agreement, the Company does not intend to correct in any material respect or restate, and, to the knowledge of the Company, there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Documents. Since the Lookback Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(d)   The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.6(d) of the Company Disclosure Letter.
(e)   Since the Lookback Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(f)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(g)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(h)   The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company.
(i)   No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 3.7   No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2025, none of which result from a claim of infringement, misappropriation, or breach of contract, (c) liabilities under this Agreement or incurred in connection with the Transactions, (d) for liabilities and obligations that have been discharged or paid in full and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.8   Certain Information.   None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, at the time it is first mailed to the Company Stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference therein.

Section 3.9   Absence of Certain Changes or Events.   Since June 30, 2025: (a) the Company and its Subsidiaries have, in all material respects, conducted their businesses only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (excluding Section 5.1(a)(i) and (ii), in each case, solely to the extent related to Company Stock Awards, and Section 5.1(a)(xvi), (xvii), and (xviii)).
Section 3.10   Litigation.   There is no Action (other than arising from or relating to the Transactions) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There has not been since the Lookback Date nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
Section 3.11   Compliance with Laws.   The Company and each of its Subsidiaries are and, at all times since the Lookback Date have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations that, individually or the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since the Lookback Date there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, except where the failure to have in effect such Permits or such violation or default or other event, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.12   Benefit Plans.
(a)   Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or individual consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or that the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) the current summary plan description, any summaries of material modifications thereto, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.
(b)   Neither the Company, its Subsidiaries or any member of their “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.
(c)   With respect to the Company Plans:
(i)   each Company Plan complies in all material respects in form and in operation with its terms and the applicable provisions of ERISA and the Code and all other applicable legal requirements;
(ii)   no reportable event, as defined in Section 4043 of ERISA and for which reporting has not been waived under applicable guidance, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;
(iii)   each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;
(iv)   there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such actions;
(v)   the Company has not received any written communication from the PBGC with respect to any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan;
(vi)   none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any material direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such material liability;
(vii)   the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;
(viii)   none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree health or life insurance benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or its Subsidiaries has any liability to provide post-termination or retiree health or life insurance benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree health or life insurance benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;
(ix)   except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or individual consultant.
(d)   Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.
(e)   Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax imposed under Section 409A or 4999 of the Code or interest or penalty related thereto.
(f)   For purposes of this Agreement, “Participant” shall mean current or former director, officer, employee, individual independent contractor or individual consultant of the Company or Parent, as applicable, or any of their respective Subsidiaries.
Section 3.13   Labor Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by its or their employees.
(b)   No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union with respect to his or her employment with the Company or any of its Subsidiaries. To the knowledge of the Company, there has not been any labor organizing activity since the Lookback Date on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or arbitration proceedings pending against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c)   The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. During the preceding three years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations, in each case, triggering notice obligations under the WARN Act or any similar state, local or foreign Law. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (x) each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and (y) no person treated as an independent contractor or consultant by the Company or any Subsidiary thereof should have been properly classified as an employee under applicable Law.
(d)   Except as set forth on Section 3.13(d) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other individual service provider of the Company, there are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any such current or former employee, officer, consultant or other individual service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in a Company Material Adverse Effect.
(e)   Except as set forth on Section 3.13(d) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 3.12 above), the execution of this Agreement and the consummation of Transactions will not result in any material breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.
(f)   To the knowledge of the Company, since the Lookback Date, (i) no allegations of workplace sexual harassment or other sexual misconduct have been made, initiated, filed or threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees (in their capacity as such), (ii) no incidents of any such workplace sexual harassment or other sexual misconduct have occurred, and (iii) neither the Company nor any of its

Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment or other sexual misconduct by any of their directors, officers or senior level management employees.
Section 3.14   Environmental Matters.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) since the Lookback Date, the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained and are in compliance with all Permits of all Governmental Entities that are required under any Environmental Law for their businesses; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or to the knowledge of the Company any other Person in any manner that has given or would reasonably be expected to give rise to any unresolved remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any unresolved liability to the Company or any of its Subsidiaries under any Environmental Law, in each case, on, at, under or from any current or to the knowledge of the Company former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in unresolved liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened in writing to become subject to, any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, or any written agreement relating to environmental liabilities or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.
(b)   As used herein, “Environmental Law” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
(c)   As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to asbestos, asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum and petroleum products.
Section 3.15   Taxes.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(i)   (A) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), (B) any and all Taxes due and payable by the Company and its Subsidiaries have been paid in full, (C) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and (D) as of the time of filing, all such Tax Returns were true and complete in all material respects (other than, in the case of clause (A), (B) or (C) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the most recent balance sheet of the Company included in the Company SEC Documents, as adjusted for operations in the ordinary course of business consistent with past practice since the date of such balance sheet);
(ii)   there are no Liens for Taxes on any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent balance sheet of the Company included in the Company SEC Documents);
(iii)   there are no Actions now pending or now threatened in writing against or with respect to the Company or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any Tax;
(iv)   neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax;
(v)   no claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has been made in the last three years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such Person is or may be subject to taxation by that jurisdiction;
(vi)   neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));
(vii)   neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;
(viii)   neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and
(ix)   neither the Company nor any of its Subsidiaries (A) is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement or (B) has any liability or potential liability to another party under any such agreement, in each case other than pursuant to (1) any such agreement or arrangement solely between or among any of the Company and its Subsidiaries, (2) any other customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of the Company or (3) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements); and
(x)   neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(b)   The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.
(c)   The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.16   Contracts.
(a)   Except for this Agreement, the Company Plans and agreements filed as exhibits to the Company SEC Documents, Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:
(i)   any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii)   any Contract that materially limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Subsidiaries) to compete in any line of business or with any Person or in any geographic area (including any Contract containing any area of mutual interest, joint bidding area, joint acquisition area or non-compete or similar type of restriction), or that materially restricts the right of the Company and its Subsidiaries (or, following the consummation of the Transactions, would reasonably be expected to materially limit the ability of Parent or any of its Subsidiaries) to sell to or purchase from any Person any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets, or that grants the other party or any third Person “most favored nation” status with respect to any material obligation (other than pursuant to customary royalty pricing provisions in Oil and Gas Leases or customary preferential rights in joint operating agreements, unit operating agreements or similar agreements affecting the Oil and Gas Properties of the Company or any of its Subsidiaries);
(iii)   any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar entity or any agreement or arrangement in connection therewith, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than customary joint operating agreements, unit operating agreements or similar agreements affecting the Oil and Gas Properties of the Company or any of its Subsidiaries;
(iv)   any Contract that constitutes a commitment of the Company or any of its Subsidiaries relating to Indebtedness and having an outstanding principal amount in excess of $50,000,000, other than (A) agreements solely between or among the Company and its Subsidiaries and (B) the Loan Documents (as defined in the Company Credit Agreement);
(v)   any Contract involving the pending acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $50,000,000 or more (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice);
(vi)   any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $50,000,000 over the remaining term of such Contract, other than (x) customary joint operating agreements, unit operating agreements or similar agreements, (y) continuous development obligations under Oil and Gas Leases and (z) master services agreements and similar agreements that do not have existing purchase orders or similar arrangements pursuant to which Company and its Subsidiaries will make payments in any calendar year in excess of $10,000,000 or aggregate payments in excess of $50,000,000;
(vii)   any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $50,000,000;

(viii)   any Contract of which the primary purpose is to indemnify another Person (it being understood, for the avoidance of doubt, that customary indemnities for representations and warranties shall not be included in this clause (viii));
(ix)   any Contract that is a license agreement, joint development agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, and to which the Company or any of its Subsidiaries is a party and (A) licenses in or is assigned intellectual property owned by a third party, (B) licenses out or assigns intellectual property owned by the Company or its Subsidiaries, (C) agrees not to assert or enforce, intellectual property owned by the Company or such Subsidiary, or (D) is prohibited or materially restricted from using or agrees not to use intellectual property owned by a third party, in each case, other than license agreements for software that is generally commercially available and licensed on standard commercial terms;
(x)   any Contract that provides for any confidentiality, standstill or similar obligations, other than Contracts with confidentiality obligations entered into in the ordinary course of business;
(xi)   any Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment, loan or expenditure in an amount in excess of $50,000,000, other than (x) customary joint operating agreements, unit operating agreements or similar agreements, (y) continuous development obligations under Oil and Gas Leases and (z) master services agreements and similar agreements that do not have existing purchase orders or similar arrangements pursuant to which Company and its Subsidiaries will make payments in any calendar year in excess of $10,000,000 or aggregate payments in excess of $50,000,000;
(xii)   any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;
(xiii)   any Contract (other than any Oil and Gas Lease or Rights-of-Way) with any Governmental Entity;
(xiv)   any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions;
(xv)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to exceed $50,000,000 in the aggregate during the one year period following the date of this Agreement, other than customary joint operating agreements, unit operating agreements or similar agreements and continuous development obligations under Oil and Gas Leases;
(xvi)   each master agreement or similar Contract for any Derivative Transactions;
(xvii)   any Contract that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;
(xviii)   each Contract that is a transportation, gathering, processing, purchase, sale, storage or other arrangement downstream of the wellhead to which the Company or any of its Subsidiaries is a party involving (A) the transportation, gathering, processing, purchase, sale or storage of more than 75 MMcf of gaseous Hydrocarbons per day, or 15,000 barrels of liquid Hydrocarbons per day, or (B) that provides for (i) an acreage dedication in excess of 15,000 gross surface acres, (ii) a minimum volume commitment in excess of 50 MMcf of gaseous Hydrocarbons per day or 15,000 barrels of liquid Hydrocarbons per day or (iii) a capacity reservation fee (x) that has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ (or less) notice and (y) that could reasonably be expected to result in the payment by the Company or any of its Subsidiaries of an amount in excess of $50,000,000 over the remaining term of such agreement;
(xix)   each Contract to which the Company or any of its Subsidiaries is a party for the purchase, sale, swap or exchange of minerals or mineral rights having a value in excess of $50,000,000, in each case, for which such purchase, sale, swap or exchange of minerals or mineral rights remain pending (and excluding, for the avoidance of doubt, the purchase and sale of Hydrocarbons in the ordinary course of business consistent with past practices);
(xx)   each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $50,000,000 in any calendar year or aggregate payments in excess of $150,000,000 that is not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 90 days, other than Contracts related to drilling rigs; or
(xxi)   any Contract relating to the settlement of any material Action.
Each Contract of the type described in clauses (i) through (xxi) is referred to herein as a “Company Material Contract.”
(b)   (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Company, each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that remains pending or unresolved that constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 3.16(b). The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments, supplements or modifications thereto.
(c)   For the avoidance of doubt, no representation is made under this Section 3.16 with respect to Company Intellectual Property, which is the subject of Section 3.19.
Section 3.17   Insurance.   The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, nor has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the entry into this Agreement, no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions.
Section 3.18   Properties.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets (except for any of the Company’s or any of its Subsidiaries’ Oil and Gas Properties, which are subject to Section 3.25), free and clear of all Liens other than Permitted Liens or Liens, defects or imperfections, which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the real properties to which they relate in the conduct of the business of the Company and each of its Subsidiaries as presently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).
(b)   Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c)   Section 3.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all material real property owned by Company or any of its Subsidiaries (other than Oil and Gas Properties) and (ii) all material real property leased for the benefit of the Company or any of its Subsidiaries (other than Oil and Gas Properties).
This Section 3.18 does not relate to intellectual property, which is the subject of Section 3.19.
Section 3.19   Intellectual Property.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their IT Assets; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.
(b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, reliability, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and (B) since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other unauthorized access to or impairment of the IT Assets that has resulted or is reasonably likely to result in disruption or damage to the business of the Company or its Subsidiaries or give rise to liability under applicable data protection and privacy Laws.
(c)   As used in this Agreement “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure, systems and equipment of the Company or Parent, as applicable, and their respective Subsidiaries that are required in connection with the operation of the business of the Company or Parent, as applicable, and their respective Subsidiaries.
Section 3.20   State Takeover Statutes.   Assuming the accuracy of the representations contained in Section 4.20, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL (collectively, “Takeover Laws”) or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.
Section 3.21   No Rights Plan.   As of the date hereof, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
Section 3.22   Related Party Transactions.   No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last year, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any controlling interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries, except as disclosed in the Company SEC Documents.
Section 3.23   Certain Payments.   Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
Section 3.24   Rights of Way.   Each of the Company and its Subsidiaries has such, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner currently conducted, except for such Rights-of-Way the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries conducts its business in a manner that does not violate any of the Rights-of-Way and no unresolved event has occurred that allows, or after notice or lapse of time would reasonably be expected to allow, revocation or termination thereof or would reasonably be expected to result in any impairment of the rights of the holder of any such Rights-of-Way, except for such violations, revocations, terminations and impairments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.25   Oil and Gas Matters.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the letter prepared by Ryder Scott Company, L.P. (the “Company Independent Petroleum Engineers”) auditing the Company’s internally prepared reserve report relating to the Company interests referred to therein as of December 31, 2024 (the “Company Reserve Report Letter”), (ii) property reflected in the Company Reserve Report Letter or in the Company SEC Documents as having been sold or otherwise disposed of, other than sales, exchanges, swaps or dispositions after the date hereof in accordance with Section 5.1(a) or (iii) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report Letter and in each case as attributable to interests owned (or purported to be held or owned) by the Company and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing Date) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report Letter of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties except, in each case, for (x) any decreases in connection with those operations in which the Company or any of its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (y) any decreases resulting from the establishment or amendment, after the date hereof, of pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report Letter for such Oil and Gas Properties except, in each case, for (x) increases that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties, and (y) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Liens, defects and imperfections, except for Permitted Liens and Liens, defects and imperfections which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the Oil and Gas Properties to which they relate in the conduct of business of the Company and each of its Subsidiaries as presently conducted.
(b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied to the Company Independent Petroleum Engineers by or on behalf of the Company and its Subsidiaries for purposes of auditing the Company’s internally prepared reserve report and preparing the Company Reserve Report Letter that was material to such firm’s audit of the Company’s internally prepared estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report Letter was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report Letter are derived from reports that have been prepared by the Company in accordance with customary industry practices, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report Letter that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all delay rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases of the Company or any of its Subsidiaries have been properly and timely paid, (ii) all Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid (in each case, except such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business, (y) currently held as suspense funds or escheated to any Governmental Entity or (z) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.
(d)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons attributable to the Company’s and its Subsidiaries’ interests in the Oil and Gas Properties are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(f)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the consummation of the Transactions.
(g)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, there are no Wells that constitute a part of the Company’s or its Subsidiaries’ Oil and Gas Properties for which the Company or any of its Subsidiaries has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such Well(s) be temporarily or permanently plugged and abandoned that remains pending or unresolved.
(h)   As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which are binding on the Company, its Subsidiaries or any of the Company’s or its Subsidiaries’ Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by the Company or its Subsidiaries in excess of $15,000,000 (net to Company’s or its Subsidiaries’ interest).
Section 3.26   Derivative Transactions.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries (including for the account of any of its customers) that are outstanding as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries.
(b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under Derivative Transactions of the Company and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transactions of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Section 3.26(c) of the Company Disclosure Letter lists all Derivative Transactions to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.
Section 3.27   Regulatory Matters.
(a)   The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005, 42 U.S.C. §§16451, et seq (“PUHCA”).
(b)   The Company is not and has not been (i) subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as (A) a natural gas company under the Natural Gas Act of 1938, 15 U.S.C. Section 717, et seq., as amended (the “Natural Gas Act”) and the regulations promulgated thereunder, other than by virtue of activities subject to a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions; (B) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended (the “Natural Gas Policy Act”) and the regulations promulgated thereunder, transporting gas in interstate commerce; or (C) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 (“Interstate Commerce Act”) and the regulations promulgated thereunder, or (ii) subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or local jurisdiction.
Section 3.28   Brokers.   No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”) and Petrie Partners, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
Section 3.29   Opinion of Financial Advisor.   The Company has received the opinion of J.P. Morgan, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which will be made available to Parent for informational purposes only on a non-reliance basis promptly following the date of this Agreement and the receipt thereof by the Company and it is agreed that such opinion is for the benefit of the Company Board and may not be relied upon by any Parent Party or any other Person.
Section 3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties contained in this Article III, as qualified by the Company Disclosure Letter, or any certificate to be delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) with respect to any other information provided to any of the Parent Parties in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company as expressly provided in this Article III, as qualified by the Company Disclosure Letter, and as set forth in the Company’s officer’s certificate to be delivered pursuant to Section 6.2(c), to Parent, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates, directors, officers or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business; or (ii) any oral or written information presented to Parent or any of its Affiliates, directors, officers or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Company’s officer’s certificate to be delivered to Parent pursuant to Section 6.2(c). Neither the Company, its Subsidiaries, nor any other Person will have or be subject to any liability to any Parent Party or to any other Person resulting from the distribution to any Parent Party, or any Parent Party’s use of, such information, including any information, documents, projections, forecasts or other material made available to the Parent Parties in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Company’s officer’s certificate to be delivered to Parent pursuant to Section 6.2(c). Notwithstanding the foregoing, nothing in this Section 3.30 shall limit any Parent Party’s remedies with respect to claims of Fraud.
(b)   The Company acknowledges and agrees that the representations and warranties by the Parent Parties set forth in this Agreement constitute the sole and exclusive representations and warranties of such Parties in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Parent Parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except as disclosed in (a) the Parent SEC Documents filed with or furnished to the SEC and publicly available on EDGAR at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Parent Parties represent and warrant to the Company as follows:
Section 4.1   Organization, Standing and Power.
(a)   (i) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (ii) each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of any Subsidiary of the Company where the failure to be so organized or in good standing or to have such power or authority individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   Parent has previously made available to the Company true and complete copies of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws” and, together with the Parent Charter, the “Parent Organizational Documents”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent is in material compliance with the terms of each of the Parent Organizational Documents.
Section 4.2   Capital Stock.
(a)   As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and, assuming the Parent Charter Amendment is approved by Parent Stockholders at the Parent Stockholders Meeting, as of the Closing Date, the authorized capital stock of Parent will consist of 400,000,000 shares of Parent Common Stock. As of the Measurement Date, (i) 114,554,192 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding (including 82,193 shares of restricted Parent Common Stock), (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 1,452,636 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSU Awards, (iv) 1,639,210 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PSU Awards (assuming maximum achievement of any applicable performance-based vesting conditions), (v) 2,870,201 shares of Parent Common Stock were reserved for issuance pursuant to or subject to outstanding purchase rights under Parent’s Employee Stock Purchase Plan (the “Parent ESPP”), and (vi) 2,527,758 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s Equity Incentive Compensation Plan and any other equity award plan of Parent (the “Parent Equity Plans”). All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens pursuant to clause (vii) of the definition thereof). Except as set forth on Section 4.2(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Parent Stockholders or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a), or any Parent Stock Awards granted after the date hereof in accordance with this Agreement, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.
(b)   Section 4.2(b) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Parent RSU Awards, Parent PSU Awards and other similar rights to purchase or receive shares of Parent Common Stock or similar rights granted under the Parent Equity Plans or otherwise (collectively, “Parent Stock Awards”), indicating as applicable, with respect to each Parent Stock Award then outstanding, the type of award granted, the number of shares of Parent Common Stock subject to such Parent Stock Award (assuming maximum achievement of any applicable performance-based vesting conditions), the name of the plan under which such Parent Stock Award was granted, the date of grant, exercise or purchase price (if any), vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Parent has made available to the Company true and complete copies of all Parent Equity Plans, the Parent ESPP and the forms of all award agreements evidencing outstanding Parent Stock Awards.
(c)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are directly owned by Parent.
Section 4.3   Subsidiaries.   Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or any Oil and Gas Properties, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person.
Section 4.4   Authority.
(a)   Each Parent Party has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Parent Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary corporate action on the part of the Parent Parties and no other corporate proceedings on the part of the Parent Parties are necessary to approve this Agreement or to consummate the Transactions, subject to approval of (i) the Stock Issuance by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon and (ii) the amendment to the Parent Charter to increase the authorized number of shares of Parent Common Stock to 400,000,000 shares (the “Parent Charter Amendment”) by the votes cast for the Parent Charter Amendment by the holders of outstanding shares of Parent Common Stock exceeding the votes cast against the Parent Charter Amendment by the holders of outstanding shares of Parent Common Stock, in each case, in accordance with the rules and regulations of the NYSE and the Parent Organizational Documents (collectively, the “Parent Stockholder Approval”), and the filing of the Certificates of Merger with the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b)   The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Second Company Merger) are in the best interests of, and are advisable to, Parent and the Parent Stockholders, (ii) approving, adopting and declaring advisable this Agreement, the Parent Charter Amendment and the Transactions, including the Second Company Merger,

(iii) directing that the Stock Issuance and the Parent Charter Amendment be submitted to the holders of Parent Common Stock for their adoption and approval and (iv) resolving to recommend that the Parent Stockholders vote in favor of the approval of the Stock Issuance and the adoption of the Parent Charter Amendment at the Parent Stockholders Meeting, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.
(c)   The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the Transactions, and no other vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of the Transactions. The Parent Consent is the only approval necessary on behalf of Merger Sub to adopt this Agreement and will be obtained promptly following the execution of this Agreement.
Section 4.5   No Conflict; Consents and Approvals.
(a)   The execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the consummation of the Transactions and compliance by each of the Parent Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of the Parent Parties or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Parent Organizational Documents or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Parent, (ii) any Contract to which the Parent Parties or any of their respective Subsidiaries is a party or by which the Parent Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to the Parent Parties or any of their respective Subsidiaries or by which the Parent Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 4.5(a)).
(b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent Parties or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State, (iv) any filings and approvals required under the rules and regulations of the NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 4.5(b)).
Section 4.6   SEC Reports; Financial Statements.
(a)   Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the Lookback Date (all such documents, together with all exhibits and schedules to the foregoing documents and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the

Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. As of the date of this Agreement, Parent does not intend to correct in any material respect or restate, and, to the knowledge of Parent, there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of Parent filed in or furnished with the Parent SEC Documents. Since the Lookback Date, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)   Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(d)   Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 4.6(d) of the Parent Disclosure Letter.
(e)   Since the Lookback Date, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.
(f)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(g)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.
(h)   Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.
(i)   No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.
Section 4.7   No Undisclosed Liabilities.   Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2025, none of which result from a claim of infringement, misappropriation, or breach of contract, (c) liabilities under this Agreement or incurred in connection with the Transactions, (d) for liabilities and obligations that have been discharged or paid in full and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.8   Certain Information.   None of the information supplied or to be supplied by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, at the time it is first mailed to the Parent Stockholders, at the time of any amendments or supplements thereto and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the accuracy of the first sentence of Section 3.8, the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.
Section 4.9   Absence of Certain Changes or Events.   Since June 30, 2025: (a) Parent and its Subsidiaries have, in all material respects, conducted their businesses only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; (c) neither Parent nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (excluding Section 5.1(b)(i) and (ii), in each case, solely to the extent related to Parent Stock Awards, and Section 5.1(b)(xv), (xvi) and (xvii)).
Section 4.10   Litigation.   There is no Action (other than arising from or relating to the Transactions) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There has not been since the Lookback Date nor are there currently any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
Section 4.11   Compliance with Laws.   Parent and each of its Subsidiaries are and, at all times since the Lookback Date have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations that, individually or the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since the Lookback Date there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, except where the failure to have in effect such Permits or such violation or default or other event, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.12   Benefit Plans.
(a)   Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or individual consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or that Parent or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.” Parent has provided or made available to the Company a current, accurate and complete copy of each material Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each material Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) the current summary plan description, any summaries of material modifications thereto, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.
(b)   Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.
(c)   With respect to the Parent Plans:
(i)   each Parent Plan complies in all material respects in form and in operation with its terms and the applicable provisions of ERISA and the Code and all other applicable legal requirements;
(ii)   no reportable event, as defined in Section 4043 of ERISA and for which reporting has not been waived under applicable guidance, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Parent Plan, and all contributions required to be made under the terms of any Parent Plan have been timely made;
(iii)   each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;
(iv)   there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such actions;
(v)   Parent has not received any written communication from the PBGC with respect to any Parent Plan subject to Title IV of ERISA concerning the funded status of any such Parent Plan;
(vi)   none of Parent, its Subsidiaries or any member of their Controlled Group has incurred any material direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Parent Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such material liability;
(vii)   Parent and its Subsidiaries do not maintain any Parent Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code, and Parent and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;
(viii)   none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree health or life insurance benefits to any person for any reason,

except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree health or life insurance benefits to any person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree health or life insurance benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;
(ix)   except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or individual consultant.
(d)   Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.
(e)   Each Parent Plan that constitutes in any part a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code has been operated and maintained in material compliance with the Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No Participant is entitled to any gross-up, make-whole or other additional payment from Parent or any of its Subsidiaries in respect of any Tax imposed under Section 409A or 4999 of the Code or interest or penalty related thereto.
Section 4.13   Labor Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since the Lookback Date, Parent and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any material labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by its or their employees.
(b)   No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union with respect to his or her employment with Parent or any of its Subsidiaries. To the knowledge of Parent, there has not been any labor organizing activity since the Lookback Date on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or arbitration proceedings pending against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)   Parent and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. During the preceding three years, (i) neither Parent nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any of its Subsidiaries has engaged in layoffs or employment terminations, in each case, triggering notice obligations under the WARN Act or any similar state, local or foreign Law. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Parent Material Adverse Effect, (x) each person employed by Parent or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and (y) no person treated as an independent contractor or consultant by Parent or any of its Subsidiaries should have been properly classified as an employee under applicable Law.
(d)   Except as set forth on Section 4.13(d) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other individual service provider of Parent, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any such current or former employee, officer, consultant or other individual service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in a Parent Material Adverse Effect.
(e)   Except as set forth on Section 4.13(e) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.
(f)   To the knowledge of Parent, since the Lookback Date, (i) no allegations of workplace sexual harassment or other sexual misconduct have been made, initiated, filed or threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees (in their capacities as such), (ii) no incidents of any such workplace sexual harassment or other sexual misconduct have occurred, and (iii) neither Parent nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment or other sexual misconduct by any of their directors, officers or senior level management employees.
Section 4.14   Environmental Matters.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) since the Lookback Date, Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained and are in compliance with all Permits of all Governmental Entities that are required under any Environmental Law for their businesses; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries, or to the knowledge of Parent, or any other Person in any manner that has given or would reasonably be expected to give rise to any unresolved remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any unresolved liability to Parent or any of its Subsidiaries under any Environmental Law, in each case, on, at, under or from any current or, to the knowledge of Parent, former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in unresolved liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Parent, are threatened in writing to become subject to, any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, or any written agreement relating to environmental liabilities or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.
Section 4.15   Taxes.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:
(i)   (A) all Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), (B) any and all Taxes due and payable by Parent and its Subsidiaries have been paid in full, (C) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and (D) as of the time of filing, all such Tax Returns were true and complete in all material respects (other than, in the case of clause (A), (B) or (C) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the most recent balance sheet of Parent included in the Parent SEC Documents, as adjusted for operations in the ordinary course of business consistent with past practice since the date of such balance sheet);
(ii)   there are no Liens for Taxes on any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent balance sheet of Parent included in the Parent SEC Documents);
(iii)   there are no Actions now pending or now threatened in writing against or with respect to Parent or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any Tax;
(iv)   neither Parent nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax;
(v)   no claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has been made in the last three years by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that such Person is or may be subject to taxation by that jurisdiction;
(vi)   neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of Parent or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));
(vii)   neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;
(viii)   neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and
(ix)   neither Parent nor any of its Subsidiaries (A) is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement or (B) has any liability or potential liability to another party under any such agreement, in each case other than pursuant to (1) any such agreement or arrangement solely between or among any of Parent and its Subsidiaries, (2) any other customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of Parent or (3) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements); and
(x)   neither Parent nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(b)   Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.
(c)   Parent has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.16   Contracts.
(a)   Except for this Agreement, the Parent Plans and agreements filed as exhibits to the Parent SEC Documents, Section 4.16 of the Parent Disclosure Letter lists each Contract of the following types to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:
(i)   any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K;
(ii)   any Contract that materially limits the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area (including any Contract containing any area of mutual interest, joint bidding area, joint acquisition area or non-compete or similar type of restriction), or that materially restricts the right of Parent and its Subsidiaries to sell to or purchase from any Person any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets, or that grants the other party or any third Person “most favored nation” status with respect to any material obligation (other than pursuant to customary royalty pricing provisions in Oil and Gas Leases or customary preferential rights in joint operating agreements, unit operating agreements or similar agreements affecting the Oil and Gas Properties of Parent or any of its Subsidiaries);
(iii)   any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar entity or any agreement or arrangement in connection therewith, in each case, that is material to Parent and its Subsidiaries, taken as a whole, other than customary joint operating agreements, unit operating agreements or similar agreements affecting the Oil and Gas Properties of Parent or any of its Subsidiaries;
(iv)   any Contract that constitutes a commitment of the Parent or any of its Subsidiaries relating to Indebtedness and having an outstanding principal amount in excess of $50,000,000, other than agreements solely between or among Parent and its Subsidiaries;

(v)   any Contract involving the pending acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $50,000,000 or more (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice);
(vi)   any Contract that by its terms calls for aggregate payment or receipt by Parent and its Subsidiaries under such Contract of more than $50,000,000 over the remaining term of such Contract other than (x) customary joint operating agreements, unit operating agreements or similar agreements, (y) continuous development obligations under Oil and Gas Leases and (z) master services agreements and similar agreements that do not have existing purchase orders or similar arrangements pursuant to which Parent and its Subsidiaries will make payments in any calendar year in excess of $10,000,000 or aggregate payments in excess of $50,000,000;
(vii)   any Contract pursuant to which Parent or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $50,000,000;
(viii)   any Contract of which the primary purpose is to indemnify another Person (it being understood, for the avoidance of doubt, that customary indemnities for representations and warranties shall not be included in this clause (viii));
(ix)   any Contract that is a license agreement, joint development agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of Parent and its Subsidiaries, taken as a whole, and to which Parent or any of its Subsidiaries is a party and (A) licenses in or is assigned intellectual property owned by a third party, (B) licenses out or assigns intellectual property owned by Parent or its Subsidiaries, (C) agrees not to assert or enforce intellectual property owned by Parent or such Subsidiary, or (D) is prohibited or materially restricted from using or agrees not to use intellectual property owned by a third party, in each case, other than license agreements for software that is generally commercially available and licensed on standard commercial terms;
(x)   any Contract that provides for any confidentiality, standstill or similar obligation, other than Contracts with confidentiality obligations entered into in the ordinary course of business;
(xi)   any Contract that obligates Parent or any of its Subsidiaries to make any future capital commitment, loan or expenditure in an amount in excess of $50,000,000, other than (x) customary joint operating agreements, unit operating agreements or similar agreements, (y) continuous development obligations under Oil and Gas Leases and (z) master services agreements and similar agreements that do not have existing purchase orders or similar arrangements pursuant to which Parent and its Subsidiaries will make payments in any calendar year in excess of $10,000,000 or aggregate payments in excess of $50,000,000;
(xii)   any Contract between Parent or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Parent;
(xiii)   any Contract (other than any Oil and Gas Lease or Rights-of-Way) with any Governmental Entity;
(xiv)   any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions;
(xv)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring Parent or any of its Subsidiaries to make expenditures that would reasonably be expected to exceed $50,000,000 in the aggregate during the one year period following the date of this Agreement, other than customary joint operating agreements, unit operating agreements or similar agreements, and continuous development obligations under Oil and Gas Leases;

(xvi)   each master agreement or similar Contract for any Derivative Transactions;
(xvii)   any Contract that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;
(xviii)   each Contract that is a transportation, gathering, processing, purchase, sale, storage or other arrangement downstream of the wellhead to which Parent or any of its Subsidiaries is a party involving (A) the transportation, gathering, processing, purchase, sale or storage of more than 75 MMcf of gaseous Hydrocarbons per day, or 15,000 barrels of liquid Hydrocarbons per day, or (B) that provides for (i) an acreage dedication in excess of 15,000 gross surface acres, (ii) a minimum volume commitment in excess of 50 MMcf of gaseous Hydrocarbons per day or 15,000 barrels of liquid Hydrocarbons per day or (iii) a capacity reservation fee (x) that has a remaining term of greater than 60 days and does not allow Parent or such Subsidiary to terminate it without penalty on 60 days’ (or less) notice and (y) that could reasonably be expected to result in the payment by Parent or any of its Subsidiaries of an amount in excess of $50,000,000 over the remaining term of such agreement;
(xix)   each Contract to which Parent or any of its Subsidiaries is a party for the purchase, sale, swap or exchange of minerals or mineral rights having a value in excess of $50,000,000, in each case, for which such purchase, sale, swap or exchange of minerals or mineral rights remain pending (and excluding, for the avoidance of doubt, the purchase and sale of Hydrocarbons in the ordinary course of business consistent with past practices);
(xx)   each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $50,000,000 in any calendar year or aggregate payments in excess of $150,000,000 that is not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 90 days, other than Contracts related to drilling rigs; or
(xxi)   any Contract relating to the settlement of any material Action.
Each Contract of the type described in clauses (i) through (xxi) is referred to herein as a “Parent Material Contract.”
(b)   (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) each of Parent, its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all obligations required to be performed by it under each Parent Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iii) there is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that remains pending or unresolved that constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that clause (D) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 4.16(b). Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments, supplements or modifications thereto.
(c)   For the avoidance of doubt, no representation is made under this Section 4.16 with respect to any Parent Intellectual Property, which is the subject of Section 4.19.

Section 4.17   Insurance.   Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 4.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, nor has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the entry into this Agreement, no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions.
Section 4.18   Properties.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets (except for any of Parent’s or any of its Subsidiaries’ Oil and Gas Properties, which are subject to Section 4.25), free and clear of all Liens other than Permitted Liens or Liens, defects or imperfections, which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the real properties to which they relate in the conduct of the business of Parent and each of its Subsidiaries as presently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).
(b)   Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c)   Section 4.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all material real property owned by Parent or any of its Subsidiaries (other than Oil and Gas Properties) and (ii) all material real property leased for the benefit of Parent or any of its Subsidiaries (other than Oil and Gas Properties).
This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.
Section 4.19   Intellectual Property.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) there are no pending or, to the knowledge of Parent, threatened claims by any Person alleging infringement, misappropriation or dilution by Parent or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Parent nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with Parent Intellectual Property; (d) to the knowledge of Parent, no Person is infringing, misappropriating or diluting any Parent Intellectual Property; (e) Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their IT Assets; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate any of Parent’s or any of its Subsidiaries’ rights or obligations under, any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Parent Intellectual Property.
(b)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) Parent and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, reliability, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and (B) since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other unauthorized access to or impairment of the IT Assets that has resulted or is reasonably likely to result in disruption or damage to the business of Parent or its Subsidiaries or give rise to liability under applicable data protection and privacy Laws.
Section 4.20   State Takeover Statutes; Ownership of Company Common Stock.   Assuming the accuracy of the representations contained in Section 3.20, the approval of the Parent Board of this Agreement and the Transactions, including the Second Company Merger, represents all the action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Second Company Merger, the restrictions of any Takeover Law or any anti-takeover provision in Parent’s Organizational Documents that is applicable to Parent, the shares of Parent Common Stock, this Agreement or the Transactions, including the Second Company Merger. As of the date hereof, neither Parent nor any of its Subsidiaries own, or has within the last three years owned, any shares of Company Common Stock (or other securities or derivatives convertible into, exchangeable for, or exercisable for, shares of Company Common Stock).
Section 4.21   No Rights Plan.   As of the date hereof, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.
Section 4.22   Related Party Transactions.   No Related Party of Parent is a party to any Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last year, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. No Related Party of Parent or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any controlling interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Parent or any of its Subsidiaries, or any organization which has a Contract with Parent or any of its Subsidiaries, except as disclosed in the Parent SEC Documents.
Section 4.23   Certain Payments.   Neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
Section 4.24   Rights of Way.   Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner currently conducted, except for such Rights-of-Way the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries conducts its business in a manner that does not violate any of the Rights-of-Way and no unresolved event has occurred that allows, or after notice or lapse of time would reasonably be expected to allow, revocation or termination thereof or would reasonably be expected to result in any impairment of the rights of the holder of any such Rights-of-Way, except for such violations, revocations, terminations and impairments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.25   Oil and Gas Matters.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the letter prepared by Ryder Scott Company, L.P. (the “Parent Independent Petroleum Engineers”) auditing Parent’s internally prepared reserve report relating to Parent interests referred to therein as of December 31, 2024 (the “Parent Reserve Report Letter”), (ii) property reflected in the Parent Reserve Report Letter or in the Parent SEC Documents as having been sold or otherwise disposed of, other than sales, exchanges, swaps or dispositions after the date hereof in accordance with Section 5.1(b) or (iii) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report Letter and in each case as attributable to interests owned (or purported to be held or owned) by Parent and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing Date) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report Letter of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties except, in each case, for (x) any decreases in connection with those operations in which Parent or any of its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (y) any decreases resulting from the establishment or amendment, after the date hereof, of pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on Parent Reserve Report Letter for such Oil and Gas Properties except, in each case, for (x) increases that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties, and (y) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Liens, defects and imperfections, except for Permitted Liens and Liens, defects and imperfections which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the Oil and Gas Properties to which they relate in the conduct of business of Parent and each of its Subsidiaries as presently conducted.
(b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied to Parent Independent Petroleum Engineers by or on behalf of Parent and its Subsidiaries for purposes of auditing Parent’s internally prepared reserve report and preparing the Parent Reserve Report Letter that was material to such firm’s audit of Parent’s internally prepared estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report Letter was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report Letter are derived from reports that have been prepared by Parent in accordance with customary industry practices, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report Letter that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) all delay rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases of Parent or any of its Subsidiaries have been properly and timely paid, (ii) all Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid (in each case, except such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business, (y) currently held as suspense funds or escheated to any Governmental Entity or (z) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.
(d)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons attributable to Parent’s and its Subsidiaries’ interests in the Oil and Gas Properties are being received by them in a timely manner and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(f)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of the material Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the consummation of the Transactions.
(g)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s knowledge, there are no Wells that constitute a part of Parent’s or its Subsidiaries’ Oil and Gas Properties for which Parent or any of its Subsidiaries has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such Well(s) be temporarily or permanently plugged and abandoned that remains pending or unresolved.
(h)   As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which are binding on Parent, its Subsidiaries or any of Parent’s or its Subsidiaries’ Oil and Gas Properties and which Parent reasonably anticipates will individually require expenditures by Parent or its Subsidiaries in excess of $15,000,000 (net to Parent’s or its Subsidiaries’ interest).

Section 4.26   Derivative Transactions.
(a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Derivative Transactions entered into by Parent or any of its Subsidiaries (including for the account of any of its customers) that are outstanding as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries.
(b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein. Section 4.26(c) of the Parent Disclosure Letter lists all Derivative Transactions to which Parent or any of its Subsidiaries is a party as of the date of this Agreement.
Section 4.27   Regulatory Matters.
(a)   Parent is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the PUHCA.
(b)   Parent is not and has not been (i) subject to regulation by FERC as (A) a natural gas company under the Natural Gas Act and the regulations promulgated thereunder, other than by virtue of activities subject to a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions; (B) an intrastate pipeline under the Natural Gas Policy Act and the regulations promulgated thereunder, transporting gas in interstate commerce; or (C) a common carrier under the Interstate Commerce Act and the regulations promulgated thereunder, or (ii) subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or local jurisdiction.
Section 4.28   Brokers.   No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party or any of their Affiliates.
Section 4.29   Opinion of Financial Advisor.   Evercore Group L.L.C. rendered to the Parent Board its oral opinion, to be subsequently confirmed by delivery of a written opinion, that, as of the date of its opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the Exchange Ratio is fair, from a financial point of view, to the Parent. A signed copy of such opinion will be made available to the Company for informational purposes only on a non-reliance basis promptly following the date of this Agreement and the receipt thereof by the Parent and it is agreed that such opinion is for the benefit of the Parent Board and may not be relied upon by Company or any other Person.
Section 4.30   Merger Sub.   Merger Sub is a direct, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the First Company Merger. Since the date of its incorporation and prior to the First Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the First Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the First Company Merger.

Section 4.31   No Other Representations or Warranties.
(a)   Except for the representations and warranties made in this Article IV, as qualified by the Parent Disclosure Letter, or any certificate delivered pursuant to this Agreement, neither the Parent Parties nor any other Person makes any express or implied representation or warranty with respect to the Parent Parties or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) with respect to any other information provided to the Company in connection with this Agreement or the Transactions, and the Parent Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent Parties as expressly provided in this Article IV, as qualified by the Parent Disclosure Letter, and as set forth in the Parent’s officer’s certificate to be delivered to the Company pursuant to Section 6.3(c), neither the Parent Parties nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates, directors, officers or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Parent Party or any of their respective Subsidiaries or their respective business; or (ii) any oral or written information presented to the Company or any of its Affiliates, directors, officers or Representatives in the course of their due diligence investigation of the Parent Parties, the negotiation of this Agreement or in the course of the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Parent’s officer’s certificate to be delivered to the Company pursuant to Section 6.3(c). Neither Parent, its Subsidiaries, nor any other Person will have or be subject to any liability to Company or to any other Person resulting from the distribution to the Company, or the Company’s use of, such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Parent’s officer’s certificate to be delivered to the Company pursuant to Section 6.3(c). Notwithstanding the foregoing, nothing in this Section 4.31 shall limit Company’s remedies with respect to claims of Fraud.
(b)   The Parent Parties acknowledge and agree that the representations and warranties by the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and the Parent Parties understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.
ARTICLE V
COVENANTS
Section 5.1   Conduct of Business.
(a)   Conduct of Business by the Company.   During the period from the date of this Agreement until the earlier of the First Effective Time and the valid termination of this Agreement pursuant to Section 7.1, except as consented to in writing in advance by Parent (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), as may be required by applicable Law or as otherwise specifically permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Effective Time, except (1) as set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be required by applicable Law, or (4) as otherwise specifically permitted or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) quarterly cash dividends by the Company not to exceed $0.50 per share of Company Common Stock, with customary record and payment dates and the grant or payment of corresponding dividend equivalents in respect of Company RSU Awards and Company PSU Awards in accordance with their terms and (2) dividends by a wholly-owned Subsidiary of the Company to the Company, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, other than in respect of any Company Stock Awards (including in connection with the vesting forfeiture, exercise, or settlement thereof) outstanding as of the date hereof or issued after the date hereof in accordance with this Agreement, in accordance with the terms of the applicable Company Equity Plan and applicable award agreement;
(ii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (in each case, other than Permitted Liens pursuant to clause (vii) of the definition thereof) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of shares (w) of Company Common Stock upon the exercise of Company Warrants outstanding on the Measurement Date in accordance with their terms as in effect on such date, (x) by its direct or indirect wholly-owned Subsidiary to it or another of its direct or indirect wholly-owned Subsidiaries, (y) of Company Common Stock in respect of Company Stock Awards outstanding as of the date of this Agreement or granted after the date hereof in accordance with this Agreement or pursuant to the exercise of the settlement of the Company Warrants, or (z) of Company Stock Awards granted in accordance with Section 5.1(a)(xvi) in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement or as amended in accordance with this Agreement);
(iii)   amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Organizational Documents;
(iv)   amend or otherwise modify any of the terms of the Company Warrant Agreement;
(v)   directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, in each case other than (1) transactions solely between the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company or (2) acquisitions as to which the aggregate amount of the consideration (or, if the consideration is non-cash, the fair market value thereof) paid or transferred by the Company and its Subsidiaries in connection with all such acquisitions would not exceed $30,000,000;
(vi)   directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, farmout, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (in each case, other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) upon reasonable prior notice to and consultation with Parent, the exchange or swap of Oil and Gas Properties or other assets in the ordinary course of business consistent with past practice (other than the exchange or swap of any Oil and Gas Properties or other assets located directly adjacent to any Oil and Gas Properties of Parent), (B) sales, leases, exchanges, swaps or dispositions for which the consideration (or, if the consideration is non-cash, the fair market value thereof) is less than $30,000,000 in the aggregate, (C) the sale of Hydrocarbons in the ordinary course of business consistent with past practice, or (D) the sale or other disposition of equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;
(vii)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions among wholly-owned Subsidiaries of the Company;
(viii)   (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any such indebtedness (other than (1) indebtedness incurred by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or any wholly-owned Subsidiary of the Company, (2) guarantees by the Company of indebtedness for borrowed money of any wholly-owned Subsidiary of the Company and guarantees by any Subsidiary of the Company of indebtedness for borrowed money of the Company or any other wholly-owned Subsidiary of the Company or (3) indebtedness incurred under the Company Credit Agreement, in each case, in the ordinary course of business consistent with past practice) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (1) the Company or any direct or indirect wholly-owned Subsidiary of the Company, (2) advances for expenses required under customary joint operating agreements to operators of Oil and Gas Properties of the Company or any of its Subsidiaries or (3) employee advances for reimbursable business expenses in the ordinary course of business consistent with past practice);
(ix)   incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that are, (x) with respect to the fourth quarter of 2025, in the aggregate in excess of 115% of the aggregate amount provided for in the capital expenditure budget set forth in Section 5.1(a)(ix) of the Company Disclosure Letter for such fiscal quarter and (y) with respect to any other fiscal quarter, in excess of 115% of the aggregate amount provided for in the capital expenditure budget set forth in Section 5.1(a)(ix) of the Company Disclosure Letter for such fiscal quarter and the immediately subsequent calendar quarter (provided that in no event shall the aggregate amount of capital expenditures at any date exceed 115% of the capital expenditures set forth on Section 5.1(a)(ix) of the Company Disclosure Letter for each quarter (A) ending prior to such date, plus (B) the quarter in which such date occurs plus (C) the quarter immediately subsequent to the quarter in which such date occurs without Parent’s consent), other than (1) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable), (2) operations proposed by third parties under joint operating agreements, joint development agreements and other similar agreements and (3) delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the ordinary course of business;
(x)   (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness owed to the Company or any of its Subsidiaries or (C) waive or release any right held by the Company or any of its Subsidiaries;
(xi)   (A) notwithstanding anything to the contrary in Section 5.1(a)(xi)(B), enter into any Contract with a term greater than six months, other than (1) up to three rig Contracts for which the term is not greater than 12 months or (2) any Contract for Well completion or similar services if the Company or its Subsidiary may terminate such Contract without penalty on 60 days’ (or less) notice; or (B) other than in the ordinary course of business consistent with past practice, (1) affirmatively waive, release, or assign any material rights or claims under any Company Material

Contract, (2) modify, amend, terminate (other than expiration in accordance with its terms) or cancel or affirmatively renew or affirmatively extend any Company Material Contract (other than intercompany transactions, agreements or arrangements or commodity hedging Contracts and other than any modification, termination or renewal that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (3) enter into any Contract (other than commodity hedging Contracts or Contracts entered into or in connection with any action taken in compliance with or permitted under this Section 5.1(a)) that if in effect on the date hereof would be a Company Material Contract;
(xii)   initiate, compromise, settle or agree to settle any Action other than (A) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (to the extent not covered by insurance) not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case as would not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, the Company or (B) compromises, settlements or agreements permitted by Section 5.11;
(xiii)   change its material financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;
(xiv)   settle or compromise any material liability for Taxes; file any material amended Tax Return or claim for a material Tax refund; other than in the ordinary course of business on a basis consistent with past practice, make, revoke or modify any material Tax election; except to the extent otherwise required by applicable Law or permissible by reason of a change in fact or applicable Law; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes other than on a basis consistent with past practice; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any material method of accounting for Tax purposes;
(xv)   change its fiscal year;
(xvi)   except as required by the terms of any Company Plan as in effect on the date of this Agreement (or as amended or established thereafter in accordance with this Agreement), as expressly permitted under this Agreement or as required by applicable Law, (A) grant any current or former director, officer, employee or individual independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or individual independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or individual independent contractor, (B) grant or pay to any current or former director, officer, employee or individual independent contractor any severance, change in control or termination pay, or make any modifications thereto or increases thereto, (C) grant or amend any award (including in respect of any Company Stock Award), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (F) adopt any new material employee benefit or compensation plan or arrangement or materially amend, modify or terminate any existing material Company Plan;
(xvii)   hire employees at the executive level or higher or otherwise earning more than $250,000 in annual base compensation, other than to replace any such employee or executive whose employment has terminated prior to the date hereof or as otherwise permitted hereunder;
(xviii)   terminate any director, officer, employee or individual independent contractor with more than $250,000 in annual base compensation or otherwise cause any such individual to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with the Company’s past practices);

(xix)   fail to keep in force in all material respects all material insurance policies or replacement or revised provisions regarding material insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect, to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;
(xx)   renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;
(xxi)   enter into any new line of business outside of its existing business;
(xxii)   enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $2,000,000 (excluding, for the avoidance of doubt, all Oil and Gas Leases);
(xxiii)   take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or
(xxiv)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(b)   Conduct of Business by Parent.   During the period from the date of this Agreement until the earlier of the First Effective Time and the valid termination of this Agreement pursuant to Section 7.1, except as consented to in writing in advance by the Company (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), as may be required by applicable Law, or as otherwise specifically permitted or required by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Effective Time, except (1) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (2) as consented to in writing in advance by the Company (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be required by applicable Law or (4) as otherwise specifically permitted or required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) quarterly cash dividends by Parent not to exceed $0.20 per share of Parent Common Stock, with customary record and payment dates and the grant or payment of corresponding dividend equivalents in respect of Parent RSU Awards and Parent PSU Awards in accordance with their terms and (2) dividends by a wholly-owned Subsidiary of Parent to Parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, other than in respect of any Parent Stock Awards (including in connection with the vesting, forfeiture, exercise, or settlement thereof) outstanding as of the date hereof or issued after the date hereof in accordance with this Agreement, in accordance with the terms of the applicable Parent Equity Plan and applicable award agreement;
(ii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (in each case, other than a Permitted Lien) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Parent on a deferred basis or other rights linked to the value of shares of Parent Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of (x) by its direct or indirect wholly-owned Subsidiary to it or another of its direct or indirect wholly-owned Subsidiaries, (y) shares of Parent Common Stock in respect of Parent Stock Awards outstanding as of the date of this Agreement or granted after the date hereof in accordance with this Agreement, or (z) granted in accordance with Section 5.1(b)(xv) in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement or as amended in accordance with this Agreement);
(iii)   amend or otherwise change, or authorize or propose to amend or otherwise change the Parent Organizational Documents;
(iv)   directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to Parent and its Subsidiaries, in each case other than (1) transactions solely between Parent and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of Parent or (2) acquisitions as to which the aggregate amount of the consideration (or, if the consideration is non-cash, the fair market value thereof) paid or transferred by Parent and its Subsidiaries in connection with all such acquisitions would not exceed $30,000,000;
(v)   directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, farmout, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (in each case, other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) upon reasonable prior notice to and consultation with the Company, the exchange or swap of Oil and Gas Properties or other assets in the ordinary course of business consistent with past practice (other than the exchange or swap of any Oil and Gas Properties or other assets located directly adjacent to any Oil and Gas Properties of Parent), (B) sales, leases, exchanges, swaps or dispositions for which the consideration (or, if the consideration is non-cash, the fair market value thereof) is less than $30,000,000 in the aggregate, (C) the sale of Hydrocarbons in the ordinary course of business consistent with past practice, or (D) the sale or other disposition of equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;
(vi)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions among wholly-owned Subsidiaries of Parent;
(vii)   (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any such indebtedness (other than (1) indebtedness incurred by Parent that is owed to any wholly-owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or any wholly-owned Subsidiary of Parent, (2) guarantees by Parent of indebtedness for borrowed money of any wholly-owned Subsidiary of Parent and guarantees by any Subsidiary of Parent of indebtedness for borrowed money of Parent or any other wholly-owned Subsidiary of Parent or (3) indebtedness incurred under the Parent Credit Agreement in the ordinary course of business consistent with past practice) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (1) Parent or any direct or indirect wholly-owned Subsidiary of Parent, (2) advances for expenses required under customary joint operating agreements to operators of Oil and Gas Properties of Parent or any of its Subsidiaries or (3) employee advances for reimbursable business expenses in the ordinary course of business consistent with past practice);
(viii)   incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that are, in the aggregate for any fiscal quarter, in excess of 115% of the aggregate amount provided for in the capital expenditure budget set forth in Section 5.1(b)(viii) of the Parent Disclosure Letter for such calendar quarter and the immediately subsequent calendar quarter (provided that in no event shall the aggregate amount of capital expenditures at any date exceed 115% of the capital expenditures set forth on Section 5.1(b)(viii) of the Parent Disclosure Letter for each quarter (x) ending prior to such date, plus (y) the quarter in which such date occurs plus (z) the quarter immediately subsequent to the quarter in which such date occurs without the Company’s consent), other than (A) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that Parent shall notify the Company of any such emergency expenditure as soon as reasonably practicable), (B) operations proposed by third parties under joint operating agreements, joint development agreements and other similar agreements and (C) delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the ordinary course of business;
(ix)   (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Parent included in the Parent SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness owed to Parent or any of its Subsidiaries or (C) waive or release any right held by Parent or any of its Subsidiaries;
(x)   (A) other than in the ordinary course of business consistent with past practice, (A) affirmatively waive, release, or assign any material rights or claims under any Parent Material Contract, (B) modify, amend, terminate (other than expiration in accordance with its terms) or cancel or affirmatively renew or affirmatively extend any Parent Material Contract (other than intercompany transactions, agreements or arrangements or commodity hedging Contracts and other than any modification, termination or renewal that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole) or (C) enter into any Contract (other than commodity hedging Contracts or Contracts entered into or in connection with any action taken in compliance with or permitted under this Section 5.1(b)) that if in effect on the date hereof would be a Parent Material Contract;
(xi)   initiate, compromise, settle or agree to settle any Action other than (A) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (to the extent not covered by insurance) not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case as would not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, Parent or (B) compromises, settlements or agreements permitted by Section 5.11;
(xii)   change its material financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;
(xiii)   settle or compromise any material liability for Taxes; file any material amended Tax Return or claim for a material Tax refund; other than in the ordinary course of business on a basis consistent with past practice, make, revoke or modify any material Tax election; except to the extent otherwise required by applicable Law or permissible by reason of a change in fact or applicable Law; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes other than on a basis consistent with past practice; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any material method of accounting for Tax purposes;
(xiv)   change its fiscal year;
(xv)   except as required by the terms of any Parent Plan as in effect on the date of this Agreement (or as amended or established thereafter in accordance with this Agreement), as expressly permitted under this Agreement or as required by applicable Law, (A) grant any current or former director, officer, employee or individual independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or individual independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or individual independent contractor, (B) grant or pay to any current or former director, officer, employee or individual independent contractor any severance, change in control or termination pay, or make any modifications thereto or increases thereto, (C) grant or amend any award (including in respect of any Parent Stock Awards), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Parent Plan or other Contract or (F) adopt any new material employee benefit or compensation plan or arrangement or materially amend, modify or terminate any existing material Parent Plan;
(xvi)   hire employees at the executive level or higher or otherwise earning more than $250,000 in annual base compensation, other than to replace any such employee or executive whose employment has terminated prior to the date hereof or as otherwise permitted hereunder;
(xvii)   terminate any director, officer, employee or individual independent contractor with more than $250,000 in annual base compensation or otherwise cause any such individual to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with Parent’s past practices);
(xviii)   fail to keep in force in all material respects all material insurance policies or replacement or revised provisions regarding material insurance coverage with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect, to the extent commercially reasonable in Parent’s business judgment in light of prevailing conditions in the insurance market;
(xix)   renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Parent or any of its Subsidiaries;
(xx)   enter into any new line of business outside of its existing business;
(xxi)   enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $2,000,000 (excluding, for the avoidance of doubt, all Oil and Gas Leases);
(xxii)   take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or
(xxiii)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Section 5.2   No Solicitation by Company.
(a)   The Company shall not, and shall not permit or authorize any of its Subsidiaries or any of its or their directors or officers to, and shall use reasonable best efforts to cause the Company’s and its Subsidiaries’ employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Company Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and its and their directors and officers and shall use reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition

Proposal or potential Company Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal that was furnished within the 12 month period prior to the date of this Agreement, to the extent that such return or destruction had not previously been requested, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates, directors, officers or Representatives is a party with respect to any Company Acquisition Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking all injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would reasonably be expected to prohibit the counterparty from making an unsolicited Company Acquisition Proposal to the Company Board in compliance with this Section 5.2 and (II) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not solicited in breach of this Section 5.2 and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company, than, those set forth in the Confidentiality Agreement (a “Company Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after), and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal. Nothing in this Section 5.2 shall prohibit the Company or the Company Board, directly or indirectly, including through any of the Company’s directors, officers or Representatives, from solely seeking to clarify the terms and conditions of such offer, inquiry or proposal to determine whether such offer, inquiry or proposal constitutes or would be reasonably expected to lead to a Company Superior Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to Parent or its Representatives.
(b)   Except as otherwise permitted by this Section 5.2, neither the Company Board nor any committee thereof shall:
(i)   (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board of this Agreement or the Transactions, (B) recommend or otherwise declare advisable the approval by the Company Stockholders of any Company Acquisition Proposal, or (C) publicly resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b) being referred to herein as a “Company Adverse Recommendation Change”); or

(ii)   cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for a Company Acceptable Confidentiality Agreement (each, a “Company Alternative Acquisition Agreement”), in each case constituting, or which would reasonably be expected to lead to, any Company Acquisition Proposal, or resolve, agree or propose to take any such actions.
Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered in writing by Parent pursuant to this Section 5.2, make a Company Adverse Recommendation Change in response to either (i) a Company Superior Proposal or (ii) a Company Intervening Event; provided, however, that the Company may not make a Company Adverse Recommendation Change in response to a Company Superior Proposal unless:
(A)   the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Company Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Company Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the form or amount of consideration or any other material term of such Company Superior Proposal shall require a new written notice by the Company and a new notice period, provided such notice period shall be shortened to two Business Days); and
(B)   if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Company Superior Proposal continues to be a Company Superior Proposal and that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;
provided further, that the Company Board may not make a Company Adverse Recommendation Change in response to a Company Intervening Event unless:
(1)   the Company provides Parent with written information describing such Company Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;
(2)   the Company keeps Parent reasonably informed of developments with respect to such Company Intervening Event;
(3)   the Company notifies Parent in writing at least four Business Days before making a Company Adverse Recommendation Change with respect to such Company Intervening Event of its intention to do so and specifies the reasons therefor; and
(4)   if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
During the four Business Day period prior to its effecting a Company Adverse Recommendation Change as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any written revisions to the terms of the Transactions proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into a Company

Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee pursuant to Section 7.3(b), if and to the extent applicable).
(c)   In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries, directors, officers or Representatives receives (i) any indication by any Person that it is considering making a Company Acquisition Proposal or (ii) any inquiry, proposal or offer that constitutes a Company Acquisition Proposal or request for information, discussion or negotiation that would reasonably be expected to lead to a Company Acquisition Proposal, together with a description of the terms and conditions of such inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of the written proposal, offer or draft agreement provided by such Person and reasonably detailed summaries of any oral inquiries or discussions, in each case, including any modifications thereto. The Company shall keep Parent informed (orally and in writing) in all material respects on a prompt basis of the material details (including, within 24 hours after the receipt of any amendment or modification of such inquiry, request, proposal or offer) of any such Company Acquisition Proposal, request, inquiry, proposal or offer, including furnishing unredacted copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions and the name(s) of the Person or group of Persons making such written Company Acquisition Proposal.
(d)   The Company agrees that any breach of the restrictions set forth in this Section 5.2 by any director, officer or Representative (to the extent acting in their respective authorized capacities on behalf of or at the direction of the Company) of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by the Company.
(e)   The Company shall not take any action to exempt any Person (other than the Parent Parties and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
(f)   The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.
(g)   Nothing contained in Section 5.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall, to the extent it addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal, be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation that the Company Stockholders vote in favor of the adoption of this Agreement in such disclosure.
(h)   For purposes of this Agreement:
(i)   ”Company Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the one-year period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total consolidated assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of the capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Transactions.

(ii)   ”Company Superior Proposal” means any bona fide written Company Acquisition Proposal that was not solicited in breach of this Section 5.2, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the identity of the Person making the proposal, is (A) more favorable to the Company Stockholders from a financial point of view than the Transactions (including any written adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Company Superior Proposal,” references in the term “Company Acquisition Proposal” to “20%” shall be deemed to be references to “50%”; and
(iii)   ”Company Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval that does not relate to (A) a Company Acquisition Proposal, (B) Parent or its Subsidiaries or (C) any changes in the price of Parent Common Stock or Company Common Stock.
Section 5.3   No Solicitation by Parent.
(a)   Parent shall not, and shall not permit or authorize any of its Subsidiaries or any of its or their directors or officers to, and shall use reasonable best efforts to cause Parent’s and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Parent Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Parent shall, and shall cause each of its Subsidiaries and its and their directors and officers and shall use reasonable best efforts to cause the Representatives of Parent and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Parent Acquisition Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal that was furnished within the 12 month period prior to the date of this Agreement, to the extent that such return or destruction had not previously been requested, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates, directors or officers or Representatives is a party with respect to any Parent Acquisition Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking all injunctive relief available to enforce such agreement (provided, that Parent shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Parent Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would reasonably be expected to prohibit the counterparty from making an unsolicited Parent Acquisition Proposal to the Parent Board in compliance with this Section 5.3 and (II) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was not solicited in breach of this Section 5.3 and did not otherwise result from a breach of this Section 5.3, (3) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then Parent may (x) furnish information with respect to Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Parent, than, those set forth in the Confidentiality Agreement (a “Parent Acceptable Confidentiality Agreement”); provided, that (I) Parent shall provide the Company a non-redacted copy of each confidentiality agreement Parent has executed in accordance with this Section 5.3 and (II) any non-public information provided to any such Person shall have been previously provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such Person (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after), and (y) participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal. Nothing in this Section 5.3 shall prohibit Parent or the Parent Board, directly or indirectly, including through any of Parent’s directors, officers or Representatives, from solely seeking to clarify the terms and conditions of such offer, inquiry or proposal to determine whether such offer, inquiry or proposal constitutes or would be reasonably expected to lead to a Parent Superior Proposal. Parent shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.3(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Parent, which procedures shall be consistent in all material respects with Parent’s practices in dealing with the disclosures of such information to the Company or its Representatives.
(b)   Except as otherwise permitted by this Section 5.3, neither the Parent Board nor any committee thereof shall:
(i)   (A) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Parent Board of this Agreement or the Transactions, including the Stock Issuance and the Parent Charter Amendment, (B) recommend or otherwise declare advisable the approval by the Parent Stockholders of any Parent Acquisition Proposal, or (C) publicly resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(b)(i) being referred to herein as a “Parent Adverse Recommendation Change”); or
(ii)   cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for a Parent Acceptable Confidentiality Agreement (each, a “Parent Alternative Acquisition Agreement”), in each case constituting, or which would reasonably be expected to lead to, any Parent Acquisition Proposal, or resolve, agree or propose to take any such actions.
Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered in writing by the Company on pursuant to this Section 5.3, make a Parent Adverse Recommendation Change in response to either (i) a Parent Superior Proposal or (ii) a Parent Intervening Event; provided, however, that Parent may not make a Parent Adverse Recommendation Change in response to a Parent Superior Proposal unless:
(A)   Parent notifies the Company in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Parent Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Parent Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the form or amount of consideration or any other material term of such Parent Superior Proposal shall require a new written notice by Parent and a new notice period, provided such notice period shall be shortened to two Business Days); and

(B)   if the Company makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Parent Superior Proposal continues to be a Parent Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;
provided further, that the Parent Board may not make a Parent Adverse Recommendation Change in response to a Parent Intervening Event unless:
(1)   Parent provides the Company with written information describing such Parent Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;
(2)   Parent keeps the Company reasonably informed of developments with respect to such Parent Intervening Event;
(3)   Parent notifies the Company in writing at least four Business Days before making a Parent Adverse Recommendation Change with respect to such Parent Intervening Event of its intention to do so and specifies the reasons therefor; and
(4)   if the Company makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by the Company, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
During the four Business Day period prior to its effecting a Parent Adverse Recommendation Change as referred to above, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any written revisions to the terms of the Transactions proposed by Company. Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Parent Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Parent Termination Fee pursuant to Section 7.3(c), if and to the extent applicable).
(c)   In addition to the obligations of Parent set forth in Section 5.3(a) and Section 5.3(b), Parent promptly (and in any event within 24 hours of receipt) shall advise the Company in writing in the event Parent or any of its Subsidiaries, directors, officers or Representatives receives (i) any indication by any Person that it is considering making a Company Acquisition Proposal or (ii) any inquiry, proposal or offer that constitutes a Parent Acquisition Proposal or request for information, discussion or negotiation that would reasonably be expected to lead to a Parent Acquisition Proposal, together with a description of the terms and conditions of such inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of the written proposal, offer or draft agreement provided by such Person and reasonably detailed summaries of any oral inquiries or discussions, in each case, including any modifications thereto. Parent shall keep the Company informed (orally and in writing) in all material respects on a prompt basis of the material details (including, within 24 hours after the receipt of any amendment or modification of such inquiry, request, proposal or offer) of any such Parent Acquisition Proposal, request, inquiry, proposal or offer, including furnishing unredacted copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions and the name(s) of the Person or group of Persons making such written Parent Acquisition Proposal.
(d)   Parent agrees that any breach of the restrictions set forth in this Section 5.3 by any director, officer or Representative (to the extent acting in their respective authorized capacities on behalf of or at the direction of Parent) of Parent or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Parent.
(e)   Parent shall not take any action to exempt any Person (other than the Company Parties and its Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
(f)   Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Section 5.3.
(g)   Nothing contained in Section 5.3 shall prohibit Parent from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall, to the extent it addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal, be deemed to be a Parent Adverse Recommendation Change (including for purposes of Section 7.1(d)(ii)) unless the Parent Board expressly reaffirms its recommendation to the Parent Stockholders that they vote in favor of the approval of the Stock Issuance and the adoption of the Parent Charter Amendment at the Parent Stockholders Meeting in such disclosure.
(h)   For purposes of this Agreement:
(i)   ”Parent Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of Parent and its Subsidiaries that generate 20% or more of the net revenues or net income (for the one-year period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total consolidated assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of the capital stock, other equity securities or voting power of Parent, any of its Subsidiaries or any resulting parent company of Parent, in each case other than the Transactions.
(ii)   ”Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal that was not solicited in breach of this Section 5.3, that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the identity of the Person making the proposal, is (A) more favorable to the Parent Stockholders from a financial point of view than the Transactions (including any written adjustment to the terms and conditions proposed by the Company in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Parent Superior Proposal,” references in the term “Parent Acquisition Proposal” to “20%” shall be deemed to be references to “50%”; and
(iii)   ”Parent Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the receipt of the Parent Stockholder Approval that does not relate to (A) a Parent Acquisition Proposal, (B) the Company or its Subsidiaries or (C) any changes in the price of Company Common Stock or Parent Common Stock.
Section 5.4   Preparation of Form S-4 and Joint Proxy Statement; Stockholders’ Meetings.
(a)   As promptly as practicable after the date of this Agreement, the Company and Parent shall, in cooperation, (i) prepare and file with the SEC a mutually acceptable joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the Company Stockholders and the Parent Stockholders relating to (x) the special meeting of the Company Stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and (y) the special meeting of the Parent Stockholders (the “Parent Stockholders Meeting”) to be held to consider the approval of the Stock Issuance and the adoption of the Parent Charter Amendment and (ii) set a preliminary record date for the Company Stockholders Meeting and the Parent Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), which will include (i) the Joint Proxy Statement, and (ii) a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Company Merger. The Company and Parent shall use reasonable best efforts to cause such filing to be made no later than 30 days after the date of this Agreement, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the First Company Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company Stockholders and the Parent Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First Company Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the First Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to Company Stockholders and Parent Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.
(b)   As promptly as practicable after the Form S-4 is declared effective under the Securities Act, (x) the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and (y) Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting solely for the purpose of obtaining the Parent Stockholder Approval and, in each case, the Company Stockholders Meeting and the Parent Stockholders Meeting shall in any event be no later than 45 calendar days after the SEC declares the Form S-4 effective.

(c)   The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii) of this Section 5.4(c). Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend that the Company Stockholders vote in favor of the adoption of this Agreement, (ii) include such recommendation in the Joint Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of a Company Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approval and (y) its obligations pursuant to Section 5.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change.
(d)   Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two times pursuant to clause (ii) of this Section 5.4(d). Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Parent Adverse Recommendation Change specifically permitted by Section 5.3(b), Parent, through the Parent Board, shall (i) recommend that the Parent Stockholders vote in favor of the approval of the Stock Issuance and the adoption of the Parent Charter Amendment, (ii) include such recommendation in the Joint Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Company. Without limiting the generality of the foregoing, Parent agrees that (x) except in the event of a Parent Adverse Recommendation Change specifically permitted by Section 5.3(b), Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approval and (y) its obligations pursuant to Section 5.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Parent Acquisition Proposal or the occurrence of any Parent Adverse Recommendation Change.

Section 5.5   Access to Information; Confidentiality.
(a)   Subject to applicable Law, each Party shall, and shall cause each of their respective Subsidiaries to, upon reasonable advance written notice by the other Parties, use reasonable best efforts to afford to the other Parties and their respective directors, officers and Representatives reasonable access during normal business hours, during the period prior to the First Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, such Party shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to furnish promptly to the other Parties: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other Parties may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require any Party to disclose any information to the extent such disclosure would (i) contravene applicable Law, (ii) unreasonably interfere with such Party’s or its Subsidiaries’ business operations, (iii) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iv) waive the protection of any attorney-client or other legal privilege, (v) result in the disclosure of any personal information that would expose such Party to the risk of liability or (vi) constitute any testing, sampling or analysis of environmental media at any property or facility (commonly known as a Phase II) without that Party’s prior written consent; provided, further, that the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of October 1, 2025 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to any Party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder. Each of the Company and Parent, as it reasonably deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties.
(b)   Nothing in this Section 5.5 will be construed to require any Party, its Subsidiaries or any of their respective directors, officers and Representatives to prepare any reports, analyses, appraisals, opinions or other information that is not typically prepared in the past practices of such Person.
Section 5.6   Regulatory Approvals; Consents.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract or Parent Material Contract, as applicable, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (provided, that the Company and Parent shall make all filings under the HSR Act within 20 Business Days following the date of this Agreement), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties shall consult with each other, take into consideration the views of the other Party in good faith and jointly direct all antitrust strategy in connection with review of the Transaction by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other Person relating to the transactions under Antitrust Laws and in all meetings, discussions, and communications with any Governmental Entity relating to obtaining antitrust approval for the Transactions. Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to the Transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.
(b)   In furtherance of the foregoing, the reasonable best efforts of Parent pursuant to Section 5.6(a) hereof shall require it to (and cause its Affiliates to) (i) agree or proffer to divest or hold separate (in a trust or otherwise), and take any other action with respect to, any of the assets or businesses of Parent or the Company or any of their respective Affiliates or, assuming the consummation of the Mergers, the Second Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Second Surviving Corporation or any of their respective Affiliates, (each of the foregoing clauses (i)-(iii) a “Remedy Action”), provided, however, that Parent shall not be required to take (or cause its Affiliates to take) any Remedy Action that would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole, provided, further, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Parent nor its Affiliates will be required to defend against the entry of any decree, order, or judgment that would restrain, prevent, or delay consummation of the Transactions, including the defense against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement. Neither Party shall commit to or agree with any Governmental Entity to take or refrain from taking any action that may have the effect of delaying the expiration of the waiting period under the HSR Act or the consummation of the Transactions without first consulting with the other party in good faith and the other party consenting in writing to such action, which consent shall not unreasonably be withheld or delayed. Each Party shall not, and shall cause its respective Subsidiaries and Affiliates not to, agree to or consummate any transaction that would reasonably be expected to prevent or materially delay the Closing or the removal of any impediments to the Closing under Antitrust Law.
Section 5.7   Takeover Laws.   The Company and the Company Board shall (a) take no action to cause the restrictions of any Takeover Law to become applicable to this Agreement or the Transactions and (b) if the restrictions of any Takeover Law are or become applicable to this Agreement or the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of the restrictions of such Takeover Law with respect to this Agreement and the Transactions.
Section 5.8   Notification of Certain Matters.   The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any other substantive notice or communication from any

Governmental Entity in connection with the Transactions, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries that relate to the Transactions or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, agreement or condition (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.
Section 5.9   Indemnification, Exculpation and Insurance.
(a)   The Parent Parties agree that all rights to indemnification, exculpation and expense advancement and reimbursement existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries or any Person who is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (collectively, the “Indemnified Persons”) (x) as provided in an indemnification agreement with such Indemnified Persons as set forth on Section 5.9(a) of the Company Disclosure Letter and (y) in the Company Organizational Documents as in effect on the date of this Agreement, in each case, for acts or omissions occurring prior to or at the First Effective Time shall be assumed and performed by the Second Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Persons arising out of such acts or omissions, except as otherwise required by applicable Law.
(b)   Parent, on behalf of the Second Surviving Corporation, shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims period of six years from and after the Second Effective Time with recognized insurance companies for the Persons, who, as of the entry into of this Agreement, are covered by the Company’s existing directors’ and officers’ liability insurance (the “D&O Insurance”), with terms, conditions, retentions and levels of coverage that are at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) provided, that in no event shall Parent or the Second Surviving Corporation be required to pay annual premiums for insurance under this Section 5.9(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2025 for such purpose (which fiscal year 2025 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.9(b) of the Company Disclosure Letter); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent, on the Second Surviving Corporation’s behalf, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)   In the event that the Second Surviving Corporation, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Second Surviving Corporation shall use its commercially reasonable efforts to cause proper provision to be made so that the successor and assignee of the Second Surviving Corporation assumes the obligations set forth in this Section 5.9.
(d)   The provisions of this Section 5.9 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
Section 5.10   Stock Exchange Listing.   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Company Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the First Company Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

Section 5.11   Stockholder Litigation.   In the event any Action (but excluding any Action under or related to Antitrust Laws, for which Section 5.6 shall control) by any Governmental Entity or other Person (other than the Parties) is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such other Party’s cost) and shall consider in good faith, acting reasonably, the other Party’s advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.12   Certain Tax Matters.
(a)   Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall (nor shall they permit their respective Subsidiaries to) take any action (whether or not otherwise permitted under this Agreement), cause any action to be taken, or knowingly fail to take any action, which action or inaction would prevent or impede, or that could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The relevant Parties shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income Tax purposes, shall file all their Tax Returns consistent with such Tax treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.
(c)   Each of Parent and the Company shall reasonably cooperate and use its reasonable efforts in order to obtain the opinion of counsel referred to in Section 6.3(e) and any opinions of counsel in respect of Tax matters required to be filed with the SEC in connection with the preparation, filing, and delivery of the S-4 or the Joint Proxy Statement. In connection therewith, (i) the Company shall deliver each applicable counsel that is rendering an opinion a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form S-4 or the Joint Proxy Statement), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render each such required opinion (the “Company Officer’s Tax Certificate”), and (ii) Parent shall deliver to such counsel a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form S-4 or the Joint Proxy Statement), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render each such required opinion (the “Parent Officer’s Tax Certificate”), and Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering the opinion described in Section 6.3(e) (or any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement).
Section 5.13   Dividends.   After the date of this Agreement, subject to Section 5.1(a)(i) and Section 5.1(b)(i), each of the Company and Parent shall coordinate with the other on the declaration of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Common Stock and Parent Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock, on the one hand, and any shares of Parent Common Stock any such holder receives in exchange therefor in the Mergers, on the other.
Section 5.14   Public Announcements.   Each of the Parent Parties, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review; provided, that each of the Parent Parties, on the one hand, and the Company, on the other hand, (a) may issue any such press release or public statement as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system and (b) may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that are consistent with that previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 5.14; provided, that the foregoing shall not apply to (x) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement or (y) internal announcements to employees that are not made public. The initial press release of the Parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed. Notwithstanding anything in this Section 5.14 to the contrary, no Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and matters related thereto or a Company Adverse Recommendation Change or Parent Adverse Recommendation Change other than as set forth in Section 5.2 or Section 5.3, as applicable. Prior to making any written communications to any employees of Parent, the Company or their respective Affiliates, pertaining to the treatment of compensation or benefits in connection with the Transactions or employment following the First Effective Time, each of the Company and Parent shall provide the other Party with a copy of the intended communication, the receiving Party shall have a reasonable period of time to review and comment on such communication and the providing Party shall give reasonable and good faith consideration to any comments made by the receiving Party with respect thereto.
Section 5.15   Section 16 Matters.   Prior to the First Effective Time, each of Parent and the Company shall take all such steps as may be reasonably necessary or appropriate to cause the Transactions, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.
Section 5.16   Parent Consent.   Promptly following the execution of this Agreement, Parent will, in accordance with applicable Law and in its capacity as the sole stockholder of Merger Sub, execute and deliver to the Company the Parent Consent.
Section 5.17   Obligations of Parent.   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.
Section 5.18   Treatment of Indebtedness.
(a)   Prior to the Closing Date, the Company shall, as requested by Parent in writing delivered at least ten Business Days prior to any minimum required notice deadline in the applicable agreement, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding Indebtedness or obligations of the Company and each applicable Subsidiary of the Company as required under the Company Credit Agreement (the amounts outstanding under the Company Credit Agreement, the “Company Indebtedness Payoff Amount”); provided that any such notices will be required only if expressly conditioned upon the Closing, (ii) take all other actions within its reasonable control and reasonably required to facilitate the repayment of the Company Indebtedness Payoff Amount, including the termination of the commitments under the Company Credit Agreement, in each case, substantially concurrently with the First Effective Time, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Company Credit Agreement in sufficient form to terminate all Liens, all guaranties and other obligations thereunder (other than contingent obligations for which no claim has been made and which expressly survive the termination thereof), drafts of which shall have been provided at least two Business Days prior to the Closing Date (with executed, as applicable, copies thereof to be provided as soon as available, and in no case later than the Closing Date) (and which payoff letters shall be subject to customary conditions). Parent shall (x) irrevocably pay off, or cause to be paid off, substantially contemporaneously with the First Effective Time, the Company Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.18. For the avoidance of doubt, (A) the Company and its Subsidiaries shall have no obligation to make any payment in respect of the Company Indebtedness Payoff Amount or in respect of any notice delivered under clause (i) of this Section 5.18, and Parent shall not make (or cause to be made) any payment in respect of the Company Indebtedness Payoff Amount, prior to the First Effective Time and (B) the Company shall not be obligated to terminate or discharge (or make or cause to become effective any such action) the Company Credit Agreement prior to the First Effective Time.
(b)   (i) The Company shall timely provide or cause to be provided to the trustee under each Company Senior Notes Indenture, in accordance with the provisions of such Company Senior Notes Indenture, any notices, announcements, certificates, filings or legal opinions required by the applicable Company Senior Notes Indenture to be provided in connection with the Transactions at or prior to the First Effective Time or the Second Effective Time (as the case may be), including timely providing to the trustee under the applicable Company Senior Notes Indentures supplemental indentures effective as of the First Effective Time or the Second Effective Time (as the case may be), as necessary, complying with the applicable requirements of such Company Senior Notes Indenture, together with any related certificates, legal opinions and other documents required by such Company Senior Notes Indenture to be delivered in connection with such supplemental indenture, (ii) Parent shall timely provide or cause to be provided to the trustee under each Parent Senior Notes Indenture, in accordance with the provisions of such Parent Senior Notes Indenture, any notices, announcements, certificates, filings or legal opinions required by the applicable Parent Senior Notes Indenture to be provided in connection with the Transactions at or prior to the First Effective Time or the Second Effective Time (as the case may be), including timely providing to the trustee under the applicable Parent Senior Notes Indentures supplemental indentures effective as of the First Effective Time or the Second Effective Time (as the case may be), as necessary, complying with the applicable requirements of such Parent Senior Notes Indenture, together with any related certificates, legal opinions and other documents required by such Parent Senior Notes Indenture to be delivered in connection with such supplemental indenture, and (iii) the Company and Parent shall (x) take all other actions that may be required under each Company Senior Notes Indenture and each Parent Senior Notes Indenture in connection with the Transactions at and prior to the First Effective Time or the Second Effective Time and (y) reasonably cooperate with each other to provide all assistance reasonably requested by Company and Parent that are customary or necessary in connection with this Section 5.18. Parent and its counsel and Company and its counsel, as applicable, shall be given a reasonable opportunity to review and comment on each such document or instrument, in each case, before such document or instrument is provided to a trustee under any Company Senior Notes Indenture or Parent Senior Notes Indenture, and the Company and Parent shall give reasonable and good faith consideration to any comments made by Parent and its counsel and Company and its counsel, as applicable.
(c)   Without Parent’s prior written consent, the Company will not, and will cause its directors, officers and Representatives not to, amend or supplement any Company Senior Notes Indenture except as provided in Section 5.18(b). Without the Company’s prior written consent, Parent will not, and will cause its directors, officers and Representatives not to, amend or supplement any Parent Senior Notes Indenture except as provided in Section 5.18(b) and Section 5.18(f).
(d)   From and after the date hereof and prior to the earlier of the Closing and the valid termination of this Agreement, the Company shall, and shall cause its Subsidiaries to (and each shall use commercially reasonable efforts to cause its respective directors, officers and Representatives to), in each case, use commercially reasonable efforts to cooperate with Parent and its financing sources in connection with the arrangement, syndication, documentation, and consummation of Parent’s new or upsized credit facility (the “Upsized Parent Credit Facility”), at Parent’s sole cost and expense, including by:
(i)   providing customary financial information and other data reasonably requested by Parent or its financing sources in each case as shall exist (or be customarily prepared by the Company and its Subsidiaries in the ordinary course of business);
(ii)   participating in a reasonable number of meetings, presentations, and due diligence sessions (including with prospective lenders);
(iii)   subject to Section 5.18(e) below, furnishing information and executing and delivering such documents as may be reasonably necessary to assist Parent in connection with the Upsized Parent Credit Facility, including customary authorization letters, lender presentations, and information memoranda;
(iv)   reasonably cooperating with Parent’s efforts to obtain ratings from rating agencies, if applicable; and
(v)   subject to Section 5.18(e) below, providing all customary certifications or representations regarding the accuracy of Company information furnished for inclusion in any offering or information memorandum.
(e)   Notwithstanding anything to the contrary herein, nothing in this Section 5.18 shall require the Company or any of its Subsidiaries to pay any commitment or other fees or any costs or expenses, or incur any other liability, in connection with the Upsized Parent Credit Facility or any other financing obtained by Parent in connection with the Transactions (collectively, “Financing”) prior to the First Effective Time. Moreover, none of the Company nor any Subsidiary or Affiliate thereof shall be required to (1) take any action (x) that will conflict with or violate any Laws or that could reasonably be expected to result in a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party or any organizational documents of the Company or any Subsidiary thereof, or (y) that would cause any representation, warranty or other provision in this Agreement to be breached by the Company, its Subsidiaries or Affiliates, which breach if occurring or continuing at the First Effective Time would result in the failure of any of the conditions set forth in this Agreement, (2) (A) pass resolutions or consents, (B) approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than the customary authorization letters referenced in Section 5.18(d)(iii)) in connection with any Financing (except to the extent such document, agreement, certificate or instrument is not effective prior to the First Effective Time) or (B) provide or cause its legal counsel to provide any legal opinions in connection with a Financing, (3) make any representation, warranty or certification with respect to any Financing prior to the First Effective Time (other than with respect to the customary authorization letters referenced in Section 5.18(d)(iii)), (4) provide, and the Parent shall be solely responsible for, (A) any information regarding any projections, ownership or an as-adjusted capitalization table or any pro forma financial information or statements, or any financial statements in form or substance not customarily prepared by the Company and its Subsidiaries in the ordinary course of business, (B) all marketing materials and other documents used in connection with any Financing (subject to Section 5.18(d)(ii) and Section 5.18(d)(iii)) and (C) any description of all or any component of any such Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; in each case, for the avoidance of doubt, other than any financial, reserve or other pertinent information reasonably necessary for Parent to prepare such pro forma financial statements or description, (5) provide access to or disclose information to any Person, to the extent that the Company, its Subsidiaries or any of their Affiliates determines in good faith that providing access or disclosure would jeopardize any attorney-client privilege or other similar privilege or protection of the Company, the Company Subsidiaries or any of their Affiliates in respect of such information; provided, that the Company shall inform Parent as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, or (6) take any action that would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Neither the Company’s nor the Parent’s respective directors, officers, managers, members, employees, stockholders, Representatives or Affiliates shall have any liability or obligation under any document entered into in connection with any Financing. Parent shall, promptly on request by the Company, reimburse the Company, its Subsidiaries and their Affiliates for all reasonable, documented and invoiced out-of-pocket costs (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their Representatives in connection with the cooperation described in Section 5.18 and shall indemnify and hold harmless the Indemnified Persons from and against any and all losses suffered or incurred by them in connection with any Financing, any action taken by them at the request of Parent or its Representatives pursuant to Section 5.18 and any information used in connection therewith except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or breach of this Agreement by any Indemnified Person.
(f)   Prior to the First Effective Time, the Company and Parent shall reasonably cooperate so that some or all of the Parent Senior Notes Indentures and the Company Senior Notes Indentures are amended and supplemented effective as of, or as promptly as practicable following, the Second Effective Time in accordance with the provisions of the applicable Parent Senior Notes Indentures and the Company Senior Notes Indentures in order for the Subsidiaries of the Company or Parent to provide a full and unconditional guarantee of Parent’s obligations under the Parent Senior Notes or the Company Senior Notes (as applicable), including timely providing to the trustee under the applicable Parent Senior Notes Indentures and Company Senior Notes Indentures supplemental indentures effective as of the Second Effective Time, as necessary, complying with the applicable requirements of such Parent Senior Notes Indenture or Company Senior Notes Indenture, together with any related certificates required by the such Parent Senior Notes Indenture or Company Senior Notes Indenture to be delivered in connection with such supplemental indenture.
(g)   Parent agrees and confirms that its obligations under this Agreement are in no way subject to or conditioned upon obtaining any financing (including, without limitation, any Financing).
Section 5.19   Employee Matters.
(a)   For a period of 12 months following the First Effective Time, Parent shall or shall cause its Subsidiaries to provide employees of Parent, the Company and their respective Subsidiaries who remain employed immediately following the First Effective Time (“Continuing Employees”) and during such period of continued employment with: (i) base salaries or hourly wage rates, as applicable, that are no less favorable than those in effect for such Continuing Employees immediately prior to the First Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than those in effect for such Continuing Employees immediately prior to the First Effective Time; provided that, if a Continuing Employee does not have a target annual cash bonus opportunity immediately prior to the First Effective Time, such Continuing Employee shall be provided with a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries, (iii) target equity incentive compensation opportunities that are no less favorable than the target equity incentive compensation opportunities provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries (provided that any annual equity incentive awards granted prior to the Closing in accordance with this Agreement shall count towards the satisfaction of this obligation), (iv) employee benefits (other than long-term incentive compensation, defined benefit pension benefits, non-qualified deferred compensation, and retiree welfare benefits) that are no less favorable in the aggregate than either, as determined in Parent’s sole discretion: (A) those offered to such Continuing Employees immediately prior to the First Effective Time or (B) those offered to similarly situated individuals employed by Parent and its Subsidiaries prior to the First Effective Time, and (v) severance benefits that are no less favorable than those severance benefits set forth on Section 5.19(a) of the Company Disclosure Letter or Section 5.19(a) of the Parent Disclosure Letter, as applicable.
(b)   With respect to any employee benefit plans maintained by Parent or its Subsidiaries in which Continuing Employees are eligible to participate following the First Effective Time, Parent shall or shall cause its Subsidiaries to: (i) recognize all service of Continuing Employees with Parent, the Company or any of their respective Subsidiaries or predecessor entities, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant (other than benefit accruals under a defined benefit pension plan) to the extent such service is recognized under the corresponding Company Plan or Parent Plan, as applicable, (ii) use commercially reasonable efforts to seek to waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements and (iii) use commercially reasonable efforts to provide credit for any co-payments and deductibles incurred prior to the First Effective Time in the plan year in which the First Effective Time occurs for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such employee benefit plans that may apply as of or following the First Effective Time.
(c)   Effective as of the day prior to the Closing Date but contingent upon the Closing, the Company shall cause to be approved board resolutions, in a form reasonably satisfactory to Parent, terminating the Civitas Resources, Inc. 401(k) Plan (the “Company 401(k) Plan”) unless Parent provides written notice to the Company that the Company 401(k) Plan shall not be terminated. Effective as of, or as soon as administratively practicable following, the Closing, each Continuing Employees who participated in the Company 401(k) Plan shall be eligible to participate in a tax-qualified defined contribution plan established or designated by Parent (the “Parent 401(k) Plan”), subject to the terms and conditions of the Parent 401(k) Plan. As soon as practicable after the Closing and to the extent not prohibited under applicable Law, Parent shall take all action necessary to provide that each Continuing Employees who participated in the Company 401(k) Plan may elect to rollover his or her full account balance (including cash, notes (in the case of loans) or a combination thereof) in the Company 401(k) Plan to the Parent 401(k) Plan.
(d)   It is acknowledged and agreed that the consummation of the Transactions will constitute a “change of control” (or “change in control” or transaction of similar import) for purposes of those Company Plans set forth on Section 5.19(d) of the Company Disclosure Letter. From and after the First Effective Time, the Second Surviving Corporation shall (and Parent shall cause the Second Surviving Corporation to) assume and honor such Company Plans in accordance with the terms thereof, as such may be amended or terminated in accordance with their terms.
(e)   Without limiting the generality of foregoing, nothing in this Section 5.19, express or implied: (i) is intended to confer any rights, benefits or, remedies under this Agreement upon any person (including any Continuing Employees) to continued employment, service or any severance or other benefits from Parent or Company or any of their respective Subsidiaries; (ii) is intended to require any Party (or any Affiliate thereof) to maintain any specific level of benefits for any Continuing Employees for any specific period of time; (iii) shall be construed as an amendment to any employee benefit plan or similar arrangement; or (iv) shall constitute a limitation on the Parties’ rights to amend, modify or terminate, either before or after the Closing, any employee benefit plan or similar arrangement.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party’s Obligation to Effect the Mergers.   The obligation of each Party to effect the Mergers is subject to the satisfaction at or prior to the First Effective Time of the following conditions:
(a)   Stockholder Approvals.   The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.
(b)   Antitrust Laws.   Any applicable waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law relating to the Transactions, as well as any agreement not to close embodied in a “timing agreement” between the Parties and a Governmental Entity, shall have expired or been terminated.
(c)   No Injunctions or Legal Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers.

(d)   NYSE Listing.   The shares of Parent Common Stock to be issued in the First Company Merger as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e)   Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.
Section 6.2   Conditions to the Obligations of the Parent Parties.   The obligation of the Parent Parties to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the First Effective Time of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company set forth in Section 3.1(a)(i), Section 3.2, Section 3.4, Section 3.9(b) and Section 3.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except (x) with respect to Section 3.2, for any de minimis inaccuracies and (y) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in the preceding clause (i)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Effective Time.
(c)   Officers’ Certificate.   Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).
(d)   Absence of Company Material Adverse Effect.   Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 6.3   Conditions to the Obligations of the Company.   The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the First Effective Time of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Parent Parties set forth in Section 4.1(a)(i), Section 4.2, Section 4.4, Section 4.9(b) and Section 4.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except (x) with respect to Section 4.2, for any de minimis inaccuracies and (y) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the representations and warranties of the Parent Parties set forth in this Agreement (other than those referred to in the preceding clause (i)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)   Performance of Obligations of the Parent Parties.   The Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the First Effective Time.
(c)   Officers’ Certificate.   The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).
(d)   Absence of Parent Material Adverse Effect.   Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(e)   Tax Opinion.   The Company shall have received an opinion from Kirkland & Ellis LLP, counsel to the Company (or if Kirkland & Ellis LLP is unable to deliver such opinion, Gibson, Dunn & Crutcher LLP or another nationally recognized law firm reasonably satisfactory to the Company), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this clause (e), such counsel shall have received and may rely upon the Parent Officer’s Tax Certificate and the Company Officer’s Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.
Section 6.4   Frustration of Closing Conditions.   No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1   Termination.   This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company:
(i)   if the Mergers shall not have been consummated on or before 11:59 p.m. Eastern Time on August 3, 2026 (such date, the “Initial Outside Date”, and the Initial Outside Date, as it may be extended pursuant to this Section 7.1(b)(i), the “Outside Date”); provided, however, that if, as of the Initial Outside Date, any of the conditions set forth in Section 6.1(b) and Section 6.1(c) (to the extent relating to any Antitrust Laws) shall not have been satisfied or waived, but all of the other conditions set forth in Article VI have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then the Initial Outside Date shall automatically be extended to November 2, 2026; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;
(ii)   if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;
(iii)   if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(iv)   if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Stock Issuance and the adoption of the Parent Charter Amendment was taken;
(c)   by Parent:
(i)   if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2, as to which Section 7.1(c)(ii)(D) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Parent Party is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied; or
(ii)   at any time prior to the receipt of the Company Stockholder Approval, if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been publicly commenced, fail to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm the Company Recommendation within 10 Business Days after the date any Company Acquisition Proposal or any material modification thereto is first publicly announced, to the Company Stockholders upon a written request to do so by Parent, or (D) the Company shall have materially breached Section 5.2.
(d)   by the Company:
(i)   if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3, as to which Section 7.1(d)(ii)(D) will apply), or if any representation or warranty of the Parent Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied; or
(ii)   at any time prior to the receipt of the Parent Stockholder Approval, if (A) a Parent Adverse Recommendation Change shall have occurred, (B) Parent shall, within 10 Business Days of a tender or exchange offer relating to securities of Parent having been publicly commenced, fail to publicly recommend against such tender or exchange offer, (C) Parent shall have failed to publicly reaffirm the Parent Recommendation within 10 Business Days after the date any Parent Acquisition Proposal or any material modification thereto is first publicly announced, to the Parent Stockholders upon a written request to do so by the Company, or (D) Parent shall have materially breached Section 5.3.
The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Party.
Section 7.2   Effect of Termination.   In the event of the valid termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Parties, provided, that:

(a)   the Confidentiality Agreement and the provisions of Section 3.28 and Section 4.28 (Brokers), Section 5.14 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and
(b)   no such termination shall relieve any Party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.
Section 7.3   Fees and Expenses.
(a)   Except as otherwise expressly provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.
(b)   In the event that:
(i)   (A) a Company Acquisition Proposal is publicly announced directly to the Company Stockholders or is otherwise publicly disclosed or otherwise publicly communicated to Company Stockholders, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (Outside Date) or Section 7.1(b)(iii) (Company Stockholder Approval Not Obtained) or by Parent pursuant to Section 7.1(c)(i) (Company Terminable Breach), and (C) within one year after the date of such termination, (1)(x) the Company enters into an agreement in respect of any Company Acquisition Proposal or (y) recommends or submits any Company Acquisition Proposal to its stockholders for adoption or (2) any transaction in respect of any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was publicly made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “50%”);
(ii)   this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change; Breach of Non-Solicitation Obligations); or
(iii)   this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) (Company Stockholder Approval Not Obtained) and, at the time of such termination pursuant to Section 7.1(b)(iii) (Company Stockholder Approval Not Obtained), Parent had the right to terminate this Agreement pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change);
then, in any such event, the Company shall pay to Parent a fee of $85,000,000 (the “Company Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(d), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion; provided, that the payment by the Company of the Company Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.
(c)   In the event that:
(i)   (A) a Parent Acquisition Proposal is publicly announced directly to Parent Stockholders or is otherwise publicly disclosed or otherwise publicly communicated to Parent Stockholders by the counterparty hereto, (B) this Agreement is terminated by Parent or the Company pursuant to

Section 7.1(b)(i) (Outside Date) or Section 7.1(b)(iv) (Parent Stockholder Approval Not Obtained) or by the Company pursuant to Section 7.1(d)(i) (Parent Terminable Breach), and (C) within one year after the date of such termination, (1)(x) Parent enters into an agreement in respect of any Parent Acquisition Proposal or (y) recommends or submits any Parent Acquisition Proposal to its stockholders for adoption or (2) a transaction in respect of any Parent Acquisition Proposal is consummated, which, in each case, need not be the same Parent Acquisition Proposal that was publicly made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “50%”);
(ii)   this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change; Breach of Non-Solicitation Obligations); or
(iii)   this Agreement is terminated by Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Approval Not Obtained) and, at the time of such termination pursuant to Section 7.1(b)(iv) (Parent Stockholder Approval Not Obtained), the Company had the right to terminate this Agreement pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change);
then, in any such event, Parent shall pay to the Company a fee of $79,000,000 (the “Parent Termination Fee”) less the amount of Company Expenses previously paid to the Company (if any) pursuant to Section 7.3(e), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion; provided, that the payment by Parent of the Parent Termination Fee pursuant to this Section 7.3 shall not relieve Parent from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.
(d)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) (Company Stockholder Approval Not Obtained) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Parent Parties and their respective Affiliates) incurred by the Parent Parties or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (the “Parent Expenses”), in an amount equal to $26,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(d), (i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.
(e)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Approval Not Obtained) under circumstances in which the Parent Termination Fee is not then payable pursuant to Section 7.3(c)(i), then Parent shall reimburse the Company and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (the “Company Expenses”), in an amount equal to $24,000,000; provided, that the payment by Parent of the Company Expenses pursuant to this Section 7.3(e), (i) shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.3(c) except to the extent indicated in such Section and (ii) shall not relieve Parent from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud. Parent shall pay the Company Expenses within two Business Days after the date of termination to the Company by wire transfer of immediately available funds.

(f)   Payment of the Company Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by a Company Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i) or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by (x) Parent pursuant to Section 7.1(c)(ii) or (y) the Company pursuant to Section 7.1(b)(iii) if, at the time of such termination pursuant to Section 7.1(b)(iii), Parent had the right to terminate this Agreement pursuant to Section 7.1(c)(ii). Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within two Business Days after the date of termination.
(g)   Payment of the Parent Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by the Company (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by a Parent Acquisition Proposal, as applicable, in the case of a Parent Termination Fee payable pursuant to Section 7.3(c)(i) or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by (x) the Company pursuant to Section 7.1(d)(ii) or (y) Parent pursuant to Section 7.1(b)(iv) if, at the time of such termination pursuant to Section 7.1(b)(iv), the Company had the right to terminate this Agreement pursuant to Section 7.1(d)(ii). Payment of the Company Expenses shall be made by wire transfer of same-day funds to the accounts designated by the Company within two Business Days after the date of termination.
(h)   Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement. Accordingly, if Parent or the Company, as applicable, fails to promptly pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the amounts set forth in this Section 7.3, the paying Party shall pay to the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
(i)   Notwithstanding any other provision of this Agreement, the Parties agree that each of the Parent Termination Fee and the Company Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision; provided, that nothing herein shall relieve any Party from liability arising out of or the result of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud. The Parties further agree that the terms of this Agreement do not confer upon either Parent or the Company “a right or obligation with respect to” Company Common Stock within the meaning of Section 1234A of the Code.
Section 7.4   Amendment or Supplement.   This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective boards of directors at any time prior to the First Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.
Section 7.5   Extension of Time; Waiver.   At any time prior to the First Effective Time, the Parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders, as applicable, without such further approval or adoption. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Nonsurvival of Representations and Warranties.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the First Effective Time.
Section 8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email; provided, that, with respect to notice by email, no “bounce back” or similar message of nondelivery is received with respect thereto, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(i)	if to any Parent Party, the First Surviving Corporation or the Second Surviving Corporation to:
SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Attention: General Counsel
E-mail: [omitted]
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP 2001 Ross Avenue, Suite 2100 Dallas, Texas 75201
	Attention:	Jeffrey A. Chapman; Jonathan Whalen; Robyn E. Zolman
	E-mail:	JChapman@gibsondunn.com; JWhalen@gibsondunn.com; RZolman@gibsondunn.com
(ii)	if to the Company, to: Civitas Resources, Inc. 555 17th Street, Suite 3700 Denver, Colorado 80202 Attention: General Counsel E-mail: [omitted]

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002
Attention:	Douglas E. Bacon, P.C.; Julian Seiguer, P.C.; Kim Hicks, P.C.; Patrick Salvo
E-mail:	douglas.bacon@kirkland.com; julian.seiguer@kirkland.com; kim.hicks@kirkland.com; patrick.salvo@kirkland.com
Section 8.3   Certain Definitions.   For purposes of this Agreement:
(a)   “Action” means any action, suit, claim, arbitration, audit, investigation, inquiry, grievance or other proceeding by or before any Governmental Entity.
(b)   “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(c)   “Antitrust Laws” means all applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.
(d)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;
(e)   “Company Credit Agreement” means the Amended and Restated Credit Agreement dated November 1, 2021, by and between the Company, as borrower thereunder, and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank thereunder, and the lenders and other issuing banks party thereto, as may be amended or otherwise modified from time to time in accordance with its terms.
(f)   “Company Equity Plans” means the Company 2024 Long Term Incentive Plan, the Company 2021 Long Term Incentive Plan, the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan and the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan, in each case, as amended from time to time, and any other equity award plan of the Company.
(g)   “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
(h)   “Company Option Award” means an award of options to purchase shares of Company Common Stock granted under the Company Equity Plans or otherwise.
(i)   “Company PSU Award” means an award of performance stock units in respect of Company Common Stock granted under the Company Equity Plans or otherwise.
(j)   “Company RSU Award” means an award of restricted stock units in respect of Company Common Stock (other than Company PSU Awards) granted under the Company Equity Plans or otherwise, which, for clarity, includes awards of “deferred” restricted stock units granted to non-employee directors.
(k)   “Company Senior Notes” means, collectively, (i) the 5.000% Senior Notes due 2026 issued pursuant to that certain Indenture, dated as of October 13, 2021, among Bonanza Creek Energy, Inc., the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, (ii) the 8.375% Senior Notes due 2028 issued pursuant to that certain Indenture, dated as of June 29, 2023, among the Company, the guarantors party thereto from time to time and Computershare Trust Company, N.A., as trustee, (iii) the 8.625% Senior Notes due 2030 issued pursuant to that certain

Indenture, dated as of October 17, 2023, among the Company, the guarantors party thereto from time to time and Computershare Trust Company, N.A., as trustee, (iv) the 8.750% Senior Notes due 2031 issued pursuant to that certain Indenture, dated as of June 29, 2023, among the Company, the guarantors party thereto from time to time and Computershare Trust Company, N.A., as trustee, and (v) the 9.625% Senior Notes due 2033 issued pursuant to that certain Indenture, dated as of June 3, 2025, among the Company, the guarantors party thereto from time to time and Computershare Trust Company, N.A., as trustee.
(l)   “Company Senior Notes Indentures” means, collectively, the indentures governing the Company Senior Notes, each as may be amended, supplemented or otherwise modified in accordance with their terms.
(m)   “Company Warrant Agreement” means that certain Tranche B Warrant Agreement, dated November 1, 2021, between the Company and Broadridge Corporate Issuer Solutions, Inc.
(n)   “Company Warrants” means, collectively, those certain warrants issued pursuant to the Company Warrant Agreement.
(o)   “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(p)   “COPAS” means the accounting standards promulgated by the Council of Petroleum Accountants Society.
(q)   “Derivative Transaction” means any “swap” (as defined in Section 1(a)(47)(A) of the Commodity Exchange Act, as amended (without giving effect to any exemptions therefrom)) any collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any “swap”, and any related credit support, collateral or other similar arrangements related to such transactions.
(r)   “Fraud” means, with respect to any Party, knowing actual common law fraud under the Laws of the State of Delaware in the making of any representation or warranty made by such Party and set forth in Article III or Article IV of this Agreement as applicable.
(s)   “Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
(t)   “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquid or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.
(u)   “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.
(v)   “knowledge” means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 8.3(v) of the Company Disclosure Letter and (ii) with respect to Parent or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 8.3(v) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

(w)   “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.
(x)   “Liens” means, collectively, pledges, liens, charges, options, rights of first refusal, encumbrances in the nature of security, and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
(y)   “Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, occurrence or effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Transactions; provided, however, in the case of clause (i) only, no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur: (A) changes in conditions or developments generally applicable to the oil and gas exploration, development or production industry in the United States or any area or areas where the assets of such Person or any of its Subsidiaries are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, or changes in Law or regulation affecting such industry; (B) general economic or political conditions or securities, credit, financial or other capital markets conditions (or changes in such conditions), including changes generally in supply, demand, price levels, interest rates, changes in the price of any commodity (including Hydrocarbons) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates, in each case in the United States or any foreign jurisdiction; (C) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); (D) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (E) any change in applicable Law, COPAS or GAAP (or authoritative interpretation thereof) following the date of this Agreement; (F) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or cyber attack, or any escalation or worsening of any such acts of war, sabotage, terrorism or cyber attack; (G) any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing; (H) any actions taken or omitted to be taken by a Party at the written direction of the other Parties (for the avoidance of doubt, any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction of” such Party) (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 5.1); (I) the performance by any Party of its obligations to the extent expressly required under this Agreement; or (J) the public announcement of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in clauses (A), (B), (E), (F) and (G), has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the oil and gas exploration, development and production industry in the geographic areas in which such Person and any of its Subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur solely to the extent it is disproportionate).
(z)   “Oil and Gas Leases” means all Hydrocarbon leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property that is material to the operation of such Person’s business.

(aa)   “Oil and Gas Properties” means all interests in and rights with respect to (i) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (ii) all Wells located on or producing from any of the Oil and Gas Properties described in clause (i) above.
(bb)   “Parent Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of August 2, 2022, by and among Parent, as borrower, Wells Fargo Bank, National Association, as administrative agent and swingline lender and the co-syndication agents, co-documentation agents and other issuing banks and lenders party thereto, as may be amended or otherwise modified from time to time in accordance with its terms.
(cc)   “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
(dd)   “Parent PSU Award” means an award of performance stock units in respect of Parent Common Stock granted under the Parent Equity Plans or otherwise.
(ee)   “Parent RSU Award” means an award of restricted stock units in respect of Parent Common Stock (other than Parent PSU Awards) granted under the Parent Equity Plans or otherwise.
(ff)   “Parent Senior Notes” means, collectively, (i) the 6.75% Senior Notes due 2026 issued pursuant to that certain Indenture, dated as of May 21, 2015 (the “Parent Base Indenture”), by and between Parent and U.S. Bank National Association, as trustee, as amended or supplemented by that certain Third Supplemental Indenture, dated as of June 23, 2021, by and between Parent and U.S. Bank National Association, as trustee, (ii) the 6.625% Senior Notes due 2027 issued pursuant to the Parent Base Indenture, as amended or supplemented by that certain Fourth Supplemental Indenture, dated as of June 23, 2021, by and between Parent and U.S. Bank National Association, as trustee, (iii) the 6.500% Senior Notes due 2028 issued pursuant to the Parent Base Indenture, as amended or supplemented by that certain Fifth Supplemental Indenture, dated as of June 23, 2021, by and between Parent and U.S. Bank National Association, as trustee, (iv) the 6.750% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of July 25, 2024 (the “Parent 2024 Indenture”), by and between Parent and U.S. Bank Trust Company, National Association, as trustee and (v) the 7.000% Senior Notes due 2032 issued pursuant to the Parent 2024 Indenture.
(gg)   “Parent Senior Notes Indentures” means, collectively, the indentures governing the Parent Senior Notes, each as may be amended, supplemented or otherwise modified in accordance with their terms.
(hh)   “Permitted Lien” means (i) to the extent not applicable to the Transactions or otherwise waived prior to the First Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts or Oil and Gas Leases, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents; (ii) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the applicable party; (iii) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report Letter or the Parent Reserve Report Letter, as applicable; (iv) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Lien (A) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (B) would not have and would not reasonably be expected to have a Material Adverse Effect; (v) such Liens as Parent (in the case of Liens with respect to properties or assets of the Company or its Subsidiaries) or the Company (in the case of Liens with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing; (vi) all easements, zoning restrictions, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected; (vii) any Lien discharged at or prior to the First Effective Time or otherwise in connection with the Closing, including Liens securing any Indebtedness that will be paid off in connection with the Closing; (viii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; (ix) non-exclusive license of intellectual property; and (x) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that (A) would be accepted by a reasonably prudent purchaser of oil and gas interests, (B) would not reduce the net revenue interest of the applicable Party, in the aggregate, in the applicable Oil and Gas Properties below that set forth in the Company Reserve Report Letter or the Parent Reserve Report Letter, as applicable, and (C) would not increase the working interest of the applicable Party, in the aggregate, in the applicable Oil and Gas Properties above that set forth in the Company Reserve Report Letter or the Parent Reserve Report Letter, as applicable.
(ii)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
(jj)   “Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.
(kk)   “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.
(ll)   “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.
(mm)   “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
(nn)   “Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.
(oo)   “Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would constitute, or would reasonably be expected to constitute a breach of this Agreement.
Section 8.4   Interpretation.   When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “ordinary course of business” means “ordinary course of business consistent with past practice.” With respect to information provided by a Party to another Party, the term “made available,” “delivered” or such term with similar import used in this Agreement means that the information referred to is included in the Company SEC Documents or Parent SEC Documents, as applicable, made publicly available, included in the “data room” established by the applicable Party or its directors, officers or Representatives or delivered in person or electronically by the applicable Party of its Representatives to the other Party or its directors, officers or Representatives, in each case, no later than 5:00 p.m. (Denver time) on the date that is one Business Day prior to the execution of this Agreement.
Section 8.5   Entire Agreement.   This Agreement (including the Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Company Disclosure Letter and the Parent Disclosure Letter are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.
Section 8.6   No Third Party Beneficiaries.
(a)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as (i) provided in Section 5.9 (ii) the right of the former Company Stockholders to receive the Merger Consideration as provided in Article II but only from and after, and subject to the occurrence of, the First Effective Time and (iii) the right of the Company, on its own behalf and as representative of its stockholders, to pursue damages (including claims for damages based on the loss of economic benefits of the First Company Merger, including the loss of premium, suffered by the Company Stockholders) and other relief (including equitable relief) for the benefit of the Company and the Company Stockholders in the event of Parent’s or Merger Sub’s failure to effect the First Company Merger as required by this Agreement or as a result of a Willful and Material Breach by a Parent Party. The third-party beneficiary rights referenced in clause (iii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7   Governing Law.   This Agreement and any claims or causes of action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.8   Submission to Jurisdiction.   Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement and the Transactions and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any such legal action or proceeding may be brought in any state court located in the State of Delaware (the “Chosen Courts”). Each of the Parties hereby irrevocably submits to the jurisdiction and venue of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby irrevocably and unconditionally agrees that a final judgment in any legal proceeding in the courts described herein in Delaware will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 8.9   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that any Parent Party (other than Parent) may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to a direct or indirect Subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 8.10   Specific Performance.   The Parties agree that irreparable harm would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and that monetary damages would not be an adequate remedy, even if available. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 8.11   Currency.   All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.
Section 8.14   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
Section 8.15   Electronic Signatures.
This Agreement may be executed by .pdf signature and .pdf signature shall constitute an original for all purposes.
Section 8.16   No Presumption Against Drafting Party.   Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SM ENERGY COMPANY
By:
/s/ Herbert S. Vogel

Name: Herbert S. Vogel
Title:  Chief Executive Officer
CARS MERGER SUB, INC.
By:
/s/ Elizabeth A. McDonald

Name: Elizabeth A. McDonald
Title:    President
CIVITAS RESOURCES, INC.
By:
/s/ Wouter van Kempen

Name: Wouter van Kempen
Title:  Interim Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
November 2, 2025
CONFIDENTIAL
The Board of Directors
SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, CO 80203
Members of the Board of Directors:
We understand that SM Energy Company (the “Acquiror”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Cars Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”), and Civitas Resources, Inc. (the “Company”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “First Company Merger”), and following the First Company Merger, the surviving corporation will merge with and into the Acquiror, with the Acquiror continuing as the surviving entity (the “Mergers”). As a result of the First Company Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of the Acquiror (“Acquiror Common Stock”) (the “Exchange Ratio”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
The Board of Directors of the Acquiror (the “Board”) has asked us whether, in our opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the Acquiror.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial and reserves data relating to the Company prepared and furnished to us by management of the Acquiror and certain internal projected financial and reserves data relating to the Acquiror prepared and furnished to us by management of the Acquiror, each as approved for our use by the Acquiror (the “Forecasts”), including certain estimates prepared by the management of the Acquiror expected to result from the Mergers, as approved for our use by the Acquiror (the “Synergies”);

(iii)
discussed with managements of the Acquiror and the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company and the Forecasts relating to the Company, and discussed with management of the Acquiror their assessment of the past and current operations of the Acquiror, the current financial condition and prospects of the Acquiror, and the Forecasts, including the Synergies;

(iv)
reviewed the reported prices and the historical trading activity of the Company Common Stock and the Acquiror Common Stock;

(v)
compared the financial performance of the Company and the Acquiror and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)
reviewed the financial terms and conditions of a draft, dated November 1, 2025, of the Merger Agreement; and

(vii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Acquiror that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Acquiror as to the future financial performance of the Acquiror and the Company and the other matters covered thereby. We have relied, at the direction of the Acquiror, on the assessments of the management of the Acquiror as to the Acquiror’s ability to achieve the Synergies and have been advised by the Acquiror, and have assumed with your consent, that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Acquiror or the consummation of the Mergers or reduce the contemplated benefits to the Acquiror of the Mergers.
We have not conducted a physical inspection of the properties or facilities of the Company or the Acquiror and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the Acquiror, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Acquiror, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Acquiror or the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Mergers, including, without limitation, the structure or form of the Mergers, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to engage in the Mergers. We do not express any view on, and our opinion does not address, what the value of the Acquiror Common Stock actually will be when issued or the prices at which the Acquiror Common Stock will trade at any time, including following announcement or consummation of the Mergers. Our opinion does not constitute a recommendation to the Board or to any other persons in respect of the Mergers. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Mergers or as to the impact of the Mergers on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Acquiror and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Acquiror in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Mergers. The Acquiror has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Acquiror and received fees for the rendering of these services. We may provide financial advisory or other services to the Acquiror and the Company in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Acquiror, the Company, potential parties to the Mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Acquiror or the Company.
Our financial advisory services and this opinion are provided for the information and benefit of the Board (in its capacity as such) in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Acquiror to its stockholders relating to the Mergers.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Acquiror.
Very truly yours,
EVERCORE GROUP L.L.C.
By:
/s/ Dan Ward

Dan Ward
Senior Managing Director

Annex C
November 2, 2025
The Board of Directors
Civitas Resources, Inc.
555 17th Street, Suite 3700
Denver, Colorado 80202
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Civitas Resources, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Agreement”), among the Company, SM Energy Company, a Delaware corporation (the “Acquiror”), and Cars Merger Sub, Inc., a direct wholly owned subsidiary of the Acquiror (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of the Acquiror, and each outstanding share of the Company Common Stock (other than shares held by the Company as treasury shares or owned directly or indirectly by the Acquiror or Merger Sub) will be canceled and automatically be converted into and become the right to receive 1.45 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”) (the “Transaction”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the respective businesses of the Company and the Acquiror, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction, and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction or the other transactions contemplated by the Agreement to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a revolving credit facility in October 2025, lead arranger on a bridge loan in October 2023, joint bookrunner on a bond offering in October 2023, joint bookrunner and joint lead arranger on a credit facility amendment in June 2024, lead left bookrunner on a bond offering in May 2025 and as financial advisor to the Company in its acquisition of Vencer Energy in January 2024. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a credit facility in October 2025, lead left arranger on a bridge loan in October 2024, joint lead arranger on a credit facility amendment in June 2024 and lead left bookrunner on a bond offering in July 2024. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
/s/ J.P. Morgan Securities LLC

Annex D
CERTIFICATE OF AMENDMENT
to the
RESTATED CERTIFICATE OF INCORPORATION OF
SM ENERGY COMPANY
SM Energy Company, a Delaware corporation (the “Corporation”), does hereby certify:
FIRST:   The name of the Corporation is SM ENERGY COMPANY.
SECOND:   The following amendment to the Restated Certificate of Incorporation was duly adopted by a vote of the stockholders sufficient for approval effective [•], 202[•], in the manner prescribed by the General Corporation Law of the State of Delaware:
The first sentence of Article FOURTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:
FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, of $0.01 par value each.
THIRD:   The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH:   The aforesaid amendment does not effect a change in the amount of stated capital.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this [•] day of [•], 202[•].
By:

Name:
James B. Lebeck

Title:
Executive Vice President Corporate Development and General Counsel

D-1

Annex E
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of November 3, 2025, is entered into by and between Civitas Resources, Inc., a Delaware corporation (the “Company”), and Kimmeridge Chelsea, LLC, a Delaware limited liability company (“Stockholder”). The Company and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Company, SM Energy Company, a Delaware corporation (“Parent”), and Cars Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (a) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company continuing as the surviving entity in the First Merger (the “First Surviving Corporation”), and (b) as soon as practicable following the First Merger, the merger of the First Surviving Corporation with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity in the Second Merger, in the case of both the foregoing (a) and (b) pursuant to the terms and conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware;
WHEREAS, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the 4,148,022 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) Beneficially Owned (as defined below) by Stockholder (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”); and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Company have required that Stockholder, and Stockholder has agreed to, execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.
For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.
(a)   “Affiliate” means with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Stockholder; provided, further, that, for the avoidance of doubt, any member of Stockholder shall be deemed an Affiliate of Stockholder; and provided, further, that an Affiliate of Stockholder shall include any investment fund, vehicle or holding company of which Stockholder or an affiliate thereof serves as the general partner, managing member or discretionary manager or advisor.
(b)   “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.
(c)   “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2.   Representations of Stockholder.   Stockholder represents and warrants to Parent that:
(a)   Ownership of Shares.   Stockholder (i) is the Beneficial Owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting power over all of the Original Shares; provided, however, that any customary custodian arrangement or account at a prime broker, bank or broker-dealer at which a Stockholder maintains an account in the ordinary course of business including where such prime broker, bank or broker-dealer holds a security interest, pledge or other encumbrance over securities held in such account generally shall not be deemed a “Lien” for any purposes hereunder so long as the Stockholder retains the right to vote such Original Shares in accordance with the terms hereof. Except as expressly provided by this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.
(b)   Reserved.
(c)   Power and Authority; Binding Agreement.   Stockholder has full limited liability company power and authority to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.
(d)   No Conflict.   The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation, including organizational documents binding upon Stockholder or any of the Shares.
(e)   No Consents.   No consent, order or declaration of any Governmental Entity or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.
(f)   No Litigation.   There is no Action pending against, or to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.
3.   Agreement to Vote Shares.
Stockholder irrevocably and unconditionally agrees until the Expiration Time, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof (each, a “Covered Meeting”) (or any action by written consent in lieu of a meeting), to appear at any such meeting or otherwise cause the Shares to be counted as present thereat for purpose of establishing a quorum and vote or cause the holder of record to vote the Shares at such meeting (or validly execute and return and cause such consent to be granted with respect to) (i) in favor of (1) adoption of the Merger Agreement and approval of any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Mergers and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement; and (ii) against (1) any Company Acquisition Proposal or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions or obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Organizational Documents). Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3 shall be null and void ab initio.
4.   No Voting Trusts or Other Arrangement.
Stockholder agrees that until the Expiration Time Stockholder will not, and will not permit any Affiliate to, deposit any of the Shares in a voting trust, grant any proxies or power of attorney with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent and the Company.
5.   Transfer and Encumbrance.
Stockholder agrees that prior to a shareholder vote on the Merger Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration but excluding any disposition made by Stockholder pursuant to the Mergers and the transactions contemplated by the Merger Agreement), by tendering into any tender or exchange offer, by operation of Law or otherwise) or otherwise encumbering (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any of the Shares or Stockholder’s voting or economic interest therein. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of the Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time. For the avoidance of doubt, nothing in this Agreement will restrict Stockholder from Transferring any Shares following a shareholder vote on the Merger Agreement regardless of the outcome of such vote.
6.   Additional Purchases; Adjustments.
Stockholder agrees that any Shares and any other shares of capital stock or other equity of the Company that Stockholder purchases, acquires the voting power or otherwise acquires Beneficial Ownership of after the execution of this Agreement and until the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof for all purposes of this Agreement, and Stockholder shall promptly notify the Company of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof for all purposes of this Agreement.
7.   Waiver of Certain Other Actions.
Stockholder hereby agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

8.   Termination.
This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by mutual written consent of the Parties; (d) the date on which a Company Adverse Recommendation Change occurs; and (e) the date of any modification, waiver or amendment to the Merger Agreement effected without Stockholder’s consent that (i) decreases the amount or changes the form of consideration payable to all of the shareholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (ii) otherwise materially adversely affects the interests of the Stockholder or the stockholders of the Company. Nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any breach of this Agreement incurred prior to such termination.
9.   No Solicitation.
Subject to Section 10, Stockholder shall not, and shall cause its Affiliates not to, and shall use its reasonable best efforts to cause its and their respective officers, members, directors, partners, employees, accountants, financial and tax advisers and legal counsel (“Representatives”) not to, directly or indirectly, take any of the actions listed in clauses (i)  – (v) of Section 5.2(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof). Stockholder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person other than Parent with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.
10.   Fiduciary Duties.
Stockholder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of Stockholder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by Stockholder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.
11.   Further Assurances.
Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement and to not take or permit any of its Affiliates to take any action that would reasonably be likely to adversely affect or delay the ability to perform Stockholder’s covenants and agreements under this Agreement.
12.   Stop Transfer Instructions.
At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company to instruct the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.
13.   Specific Performance.
The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the Expiration Time, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 13. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
14.   Entire Agreement.
This Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto) supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto.
15.   Extension; Waiver.
At any time prior to the Effective Time, the Parties may, to the extent legally allowed:
(a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c)   waive compliance with any of the agreements or conditions of the other Party contained herein; provided, that, in each case, such waiver is made in writing and signed by the Party (or Parties) against whom the waiver is to be effective.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
16.   Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (upon confirmation of receipt; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16):
If to the Company, to:
Civitas Resources, Inc.
555 17th Street, Suite 3700
Denver, Colorado 80202
Attention:
Travis Counts

E-mail:
[omitted]

with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attention:
Douglas E. Bacon, P.C.;

Julian Seiguer, P.C.;
Kim Hicks, P.C.;
Patrick Salvo
E-mail:
douglas.bacon@kirkland.com;
julian.seiguer@kirkland.com;
kim.hicks@kirkland.com;
patrick.salvo@kirkland.com

If to Stockholder, to:
Kimmeridge Chelsea, LLC
Kimmeridge Energy Management Company, LLC
15 Little West 12th Street, 4th Floor
New York, New York 10014
Attention:
Tamar Goldstein, Esq.

Email:
[omitted]

17.   Miscellaneous.
(a)   Governing Law.   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   Submission to Jurisdiction.   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ARISES OUT OF OR RELATES TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 17(c).
(d)   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Mergers are consummated.
(e)   Severability.   If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(f)   Counterparts.   This Agreement may be executed in one or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
(g)   Interpretation.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to n Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Stockholder means the actual knowledge of any officer of Stockholder after due inquiry.
(h)   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence and except as set forth in Section 5, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
(i)   No Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.
(j)   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.
(k)   No Partnership, Agency or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the Parties or a presumption that the Parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.
(l)   Disclosure.   Stockholder consents to and authorizes the publication and disclosure by the Company and Parent of Stockholder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Form S-4, including the Joint Proxy Statement, as applicable, and any other disclosure document required in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.
(m)   Reliance.   Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.
CIVITAS RESOURCES, INC.
By
/s/ Travis Counts

Name:  Travis Counts
Title:
Chief Administrative Officer and Corporate Secretary

Signature Page to Voting Agreement

KIMMERIDGE CHELSEA, LLC
By
/s/ Tamar Goldstein

Name:  Tamar Goldstein
Title:
General Counsel

Signature Page to Voting Agreement

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors.
Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of SM Energy is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.
Article FIFTEENTH of SM Energy’s restated certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the DGCL, limiting the personal monetary liability of directors and officers of SM Energy for breach of fiduciary duty as a director or officer. This provision and Delaware law provide that the provision does not eliminate or limit liability:
•
for any breach of the director’s or officer’s duty of loyalty to SM Energy or its stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper benefit.

Section 145 of the DGCL permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right or the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnify for such expenses as the court deems proper. Article FOURTEENTH of SM Energy’s restated certificate of incorporation provides for such indemnification.
Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such person against such liabilities under the provisions of such sections. SM Energy has purchased such insurance.
Section 145 of the DGCL further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Article FOURTEENTH of SM Energy’s restated certificate of incorporation contains provisions regarding indemnification that parallel those described above.
Merger Agreement
Upon the terms and subject to the conditions set forth in the merger agreement, SM Energy and Merger Sub have agreed that all rights to indemnification, exculpation and expense advancement and reimbursement existing in favor of the current or former directors and officers of Civitas or any of its subsidiaries or any person who is or was serving at the request of Civitas as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (collectively, the “Civitas indemnified persons”) (x) as provided in an indemnification agreement with such Civitas indemnified persons as set forth in Civitas’ disclosure letter and (y) in Civitas’ organizational documents as in effect on the date of the merger agreement, in each case, for acts or omissions occurring prior to or at the first effective time will be assumed and performed by the second surviving corporation and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such Civitas indemnified persons arising out of such acts or omissions, except as otherwise required by applicable law.
SM Energy, on behalf of the second surviving corporation, is required to fully prepay no later than immediately prior to the closing, “tail” insurance policies with a claims period of six years from and after the second effective time with recognized insurance companies for the persons, who, as of the entry into of the merger agreement, are covered by Civitas’ existing directors’ and officers’ liability insurance, with terms, conditions, retentions and levels of coverage that are at least as favorable as Civitas’ existing directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the first effective time (including in connection with the merger agreement or the transactions or actions contemplated thereby) provided, that in no event will SM Energy or the second surviving corporation be required to pay annual premiums for insurance under this paragraph in excess of 300% of the amount of the annual premiums paid by Civitas for fiscal year 2025 for such purpose (which fiscal year 2025 premiums are represented and warranted by Civitas to be as set forth in Civitas’ disclosure letter), provided, further, that if the annual premiums of such insurance coverage exceed such amount, SM Energy, on the second surviving corporation’s behalf, is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
In the event that the second surviving corporation, or any of its respective successors or assigns, (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the second surviving corporation will use its commercially reasonable efforts to cause proper provision to be made so that the successor and assignee of the second surviving corporation assumes the foregoing obligations.
The indemnification, exculpation and insurance provisions in the merger agreement are for the benefit of and enforceable by each of the Civitas indemnified persons, his or her heirs and his or her legal representatives.
Item 21.   Exhibits and Financial Statement Schedules.
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of such registrant; and
(iv)   any other communication that is an offer in the offering made by such registrant to the purchaser.
(6)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(10)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(11)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
EXHIBIT INDEX
Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger among SM Energy Company, Cars Merger Sub, Inc., and Civitas Resources, Inc., dated as of November 2, 2025 (filed as Exhibit 2.1 to SM Energy Company’s Current Report on Form 8-K filed on November 3, 2025, and incorporated by reference).
3.1	Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (filed as Exhibit 3.1 to the SM Energy Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).
3.2	Certificate of Amendment of Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010, dated May 25, 2023 (filed as Exhibit 3.1 to SM Energy Company’s Current Report on Form 8-K filed on May 30, 2023, and incorporated herein by reference).
3.3	Amended and Restated By-Laws of SM Energy Company, effective as of February 21, 2017 (filed as Exhibit 3.2 to SM Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and incorporated herein by reference).
5.1	Form of Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of the securities being registered.
8.1	Form of Opinion of Kirkland & Ellis LLP regarding tax matters.
10.1	Voting Agreement, dated as of November 3, 2025, by and between Civitas Resources, Inc. and Kimmeridge Chelsea, LLC (filed as Exhibit 10.1 to Civitas Resources, Inc.’s Current Report on Form 8-K filed on November 3, 2025, and incorporated by reference).
21.1	Subsidiaries of SM Energy Company (filed as Exhibit 21.1 to SM Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for SM Energy Company.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Civitas Resources, Inc.
23.3	Consent of Ryder Scott Company, L.P., independent reserve engineer for SM Energy Company.
23.4	Consent of Ryder Scott Company, L.P., independent reserve engineer for Civitas Resources, Inc.
23.5	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.6	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

Exhibit Number	Description of Exhibit
24.1	Powers of Attorney for SM Energy Company (included on the signature page to this Registration Statement).
99.1	Form of Proxy Card for Special Meeting of SM Energy Company.
99.2	Form of Proxy Card for Special Meeting of Civitas Resources, Inc.
99.3	Consent of Evercore Group L.L.C.
99.4	Consent of J.P. Morgan Securities LLC.
99.5	Consent of Morris R. Clark to be named as a director upon closing of the mergers.
99.6	Consent of Carrie M. Fox to be named as a director upon closing of the mergers.
99.7	Consent of Wouter van Kempen to be named as a director upon closing of the mergers.
99.8	Consent of Lloyd W. “Billy” Helms, Jr. to be named as a director upon closing of the mergers.
99.9	Consent of Howard A. Willard III to be named as a director upon closing of the mergers.
99.10	Consent of Elizabeth A. McDonald to be named as a director upon closing of the mergers.
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 5, 2025.
SM ENERGY COMPANY
By:
/s/ Herbert S. Vogel

Herbert S. Vogel
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Herbert S. Vogel and A. Wade Pursell, and either of them, severally, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (and any additional registration statements related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on December 5, 2025.
Signature	Title
/s/ Herbert S. Vogel Herbert S. Vogel	Chief Executive Officer and Director (Principal Executive Officer)
/s/ A. Wade Pursell A. Wade Pursell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan D. Bennett Alan D. Bennett	Vice President — Controller (Principal Accounting Officer)
/s/ Julio M. Quintana Julio M. Quintana	Chairman of the Board of Directors
/s/ Carla J. Bailo Carla J. Bailo	Director
/s/ Barton R. Brookman Barton R. Brookman	Director
/s/ Ramiro G. Peru Ramiro G. Peru	Director
/s/ Anita M. Powers Anita M. Powers	Director
/s/ Rose M. Robeson Rose M. Robeson	Director
/s/ William D. Sullivan William D. Sullivan	Director
/s/ Ashwin Venkatraman Ashwin Venkatraman	Director